     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2005
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            PROASSURANCE CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                6631                               63-1261433
   (State or other jurisdiction of        (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)          Classification Code Number)               Identification No.)

                              100 BROOKWOOD PLACE
                           BIRMINGHAM, ALABAMA 35209
                                 (205) 877-4400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                A. DERRILL CROWE
                              100 BROOKWOOD PLACE
                           BIRMINGHAM, ALABAMA 35209
                                 (205) 877-4400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             JACK P. STEPHENSON, JR., ESQ.                               JOHN J. GORMAN, ESQ.
                   BURR & FORMAN LLP                              LUSE GORMAN POMERENK & SCHICK, P.C.
           420 NORTH 20TH STREET, SUITE 3100                    5335 WISCONSIN AVENUE, N.W., SUITE 400
               BIRMINGHAM, ALABAMA 35203                                WASHINGTON, D.C. 20015
                    (205) 458-5201                                          (202) 274-2000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
         TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE         AGGREGATE           REGISTRATION
      SECURITIES TO BE REGISTERED           REGISTERED(1)          PER SHARE        OFFERING PRICE(2)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common stock, $0.01 par value (and
  associated stock purchase rights).....    2,000,000 shs.            N/A              $69,400,986             $8,169
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, $0.01 par value per share, of ProAssurance Corporation issuable upon consummation of the merger of NCRIC Group, Inc. into ProAssurance based on (i) the number of shares of NCRIC common stock outstanding and reserved for issuance and (ii) the exchange ratio of 0.25 of a share of ProAssurance common stock (including the associated stock purchase rights) for each share of NCRIC common stock.

(2) Calculated in accordance with Rule 457(f)(1) and 457(c) under the Securities Act, based on the average of the high and low sales prices for NCRIC common stock, as reported on The Nasdaq National Market on April 14, 2005 ($9.53) multiplied by the estimated maximum number of shares of NCRIC common stock that may be cancelled in the merger.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT-PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2005

[PRA LOGO]                                                          [NCRIC LOGO]

                   PROXY STATEMENT FOR THE SPECIAL MEETING OF
                       STOCKHOLDERS OF NCRIC GROUP, INC.
                                      AND
                     PROSPECTUS OF PROASSURANCE CORPORATION

                   MERGER PROPOSED -- YOUR VOTE IS IMPORTANT

     The boards of directors of NCRIC Group, Inc. ("NCRIC") and ProAssurance Corporation ("ProAssurance") have unanimously approved an agreement to merge the two companies. Under the merger agreement, NCRIC will merge into a newly formed subsidiary of ProAssurance that will survive the merger as a wholly owned subsidiary of ProAssurance under the name "NCRIC Corporation". The board of directors of NCRIC believes that the merger presents an attractive opportunity to merge with a leading medical malpractice insurance group that will have significantly greater financial strength and earning power than NCRIC would have on its own.

     If the merger is completed, each NCRIC stockholder will be entitled to receive 0.25 of a share of common stock of ProAssurance for each share of NCRIC common stock, subject to adjustment as described below. The last reported price of a share of ProAssurance common stock on February 25, 2005 (the last trading day prior to the announcement of the merger) was $40.41, and the last reported sale price of a share of NCRIC common stock on February 25, 2005 was $10.94.

     If the average price of ProAssurance common stock as measured during the ten trading days ending on the date preceding the effective date of the merger is greater than $44.00 per share or less than $36.00 per share, the exchange ratio will be adjusted so that you will not receive for a share of NCRIC common stock any more than $11.00 or less than $9.00 in ProAssurance stock. Therefore, you will not know the precise exchange ratio in the merger at the time you vote.
Please see the table on page   of this proxy statement-prospectus to determine
the value of the merger consideration based on the different values of the common stock of ProAssurance.

     You should obtain a current market quotation for both ProAssurance common stock and NCRIC common stock. ProAssurance common stock is listed on the New York Stock Exchange under the symbol "PRA" and NCRIC common stock is listed on the Nasdaq National Market under the symbol "NCRI."

     The merger will generally be tax free to the stockholders of NCRIC except for taxes on cash received instead of fractional shares of ProAssurance common stock. The merger will also be tax free to NCRIC and ProAssurance and their respective subsidiaries.

     We cannot complete the merger unless the stockholders of NCRIC approve it.
NCRIC will hold a special meeting of its stockholders on        , 2005 to vote
on the merger agreement. Your vote is important. Whether or not you plan to attend the meeting, please take the time to submit your proxy in accordance with the voting instructions contained in this proxy statement-prospectus. If you do not vote, it will have the same effect as voting against the merger. Please read this proxy statement-prospectus carefully because it contains important information about the merger. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE
DISCUSSION IN THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE   .

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS DOCUMENT IS A PROXY STATEMENT THAT NCRIC IS USING TO SOLICIT PROXIES FOR USE AT ITS SPECIAL MEETING OF STOCKHOLDERS. IT IS ALSO A PROSPECTUS RELATING TO THE SHARES OF THE PROASSURANCE COMMON STOCK PROPOSED TO BE ISSUED IN CONNECTION WITH THE MERGER. THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS
          , 2005, AND IT IS FIRST BEING MAILED TO THE STOCKHOLDERS OF NCRIC ON
OR ABOUT           , 2005.

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about ProAssurance and NCRIC from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents related to ProAssurance and NCRIC that are incorporated by reference in this proxy statement-prospectus through the Securities and Exchange Commission web site at http://www.sec.gov or by requesting them in writing or by telephone from the appropriate company:


For ProAssurance:                          For NCRIC:
Frank B. O'Neil                            Eric R. Anderson
100 Brookwood Place                        1115 30th St., N.W.
Birmingham, Alabama 35209                  Washington, D.C. 20007
(205) 877-4400                             (202)969-1866

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY           , 2005 TO
RECEIVE THEM BEFORE NCRIC'S SPECIAL MEETING.

     THIS PROXY STATEMENT -- PROSPECTUS INCLUDES AS APPENDIX C NCRIC'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS AMENDED ON APRIL 19, 2005.

     See "WHERE YOU CAN FIND MORE INFORMATION" on page   .

                               NCRIC GROUP, INC.
                            1115 30(TH) STREET, N.W.
                             WASHINGTON, D.C. 20007

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON          , 2005

To the Stockholders of NCRIC Group, Inc.:

     Notice is hereby given that a special meeting of the stockholders of NCRIC
Group, Inc. ("NCRIC") will be held on        , 2005, at      .m., local time, at
          , Washington, D.C., to consider and vote upon:

          1. Merger Proposal. To approve and adopt the Agreement and Plan of Merger dated February 28, 2005 (the "Merger Agreement"), by and among NCRIC, ProAssurance Corporation ("ProAssurance") and NCP Merger Corporation, a wholly owned subsidiary of ProAssurance ("NCP"), and the related merger of NCRIC with and into NCP. Under the Merger Agreement, upon the completion of the transaction, NCP will remain a wholly owned subsidiary of ProAssurance and will be renamed NCRIC Corporation. Stockholders of NCRIC will have the right to receive 0.25 of a share of ProAssurance common stock (subject to adjustment) for each share of NCRIC common stock owned by them.

          2. Adjournment. To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

          3. Other Matters. To vote upon such other matters as may properly come before the special meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

     The boards of directors of NCRIC and ProAssurance have unanimously approved the Merger Agreement. Among other conditions, the Merger Agreement must also be approved and adopted at the special meeting of NCRIC's stockholders by the affirmative vote of at least a majority of the outstanding shares of NCRIC common stock. Only stockholders of NCRIC as of the close of business on
          , 2005, are entitled to vote at the special meeting. The attached proxy statement-prospectus gives you detailed information about the merger and the other proposals and includes a copy of the Merger Agreement as Appendix A. You should read these documents carefully.

     Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. YOUR VOTE IS VERY IMPORTANT.

                                          By Order of the Board of Directors

                                          R. Ray Pate, Jr.
                                          President and Chief Executive Officer

Washington, D.C.
          , 2005

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL
  MEETING...................................................    1
SUMMARY.....................................................    4
SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND
  OPERATING DATA OF PROASSURANCE CORPORATION................   11
SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND
  OPERATING DATA OF NCRIC GROUP, INC. ......................   13
UNAUDITED COMPARATIVE PER SHARE DATA OF PROASSURANCE
  CORPORATION AND NCRIC GROUP, INC. ........................   15
RISK FACTORS................................................   16
  Risks Relating To The Merger..............................   16
  Risks Relating To ProAssurance's Business.................   18
NCRIC SPECIAL MEETING.......................................   24
  Matters to be considered at the special meeting...........   24
  Vote required.............................................   24
  Proxies...................................................   25
  Solicitation of proxies...................................   25
  Record date and voting rights.............................   26
  Recommendation of NCRIC's board of directors..............   26
  Proposal to Adjourn the Special Meeting...................   27
  Delivery of proxy materials...............................   27
PROPOSAL 1: THE MERGER......................................   27
  General...................................................   27
  Merger Consideration......................................   28
  NCRIC's reasons for the merger and recommendation of
     NCRIC's Board of Directors.............................   29
  Opinion of NCRIC's Financial Advisor......................   35
  ProAssurance board of directors' reasons for the merger...   45
  Interests of certain persons in the merger................   46
  Restrictions on resales by affiliates.....................   48
  No dissenters' rights.....................................   48
  Regulatory approvals required for the merger..............   48
  Accounting treatment......................................   49
  Stock exchange listing....................................   49
THE MERGER AGREEMENT........................................   50
  Structure.................................................   50
  Treatment of options and stock awards.....................   50
  Exchange of certificates; fractional shares...............   51
  Effective time............................................   52
  Representations and warranties............................   52
  Conduct of business pending the merger....................   53
  Employee benefit plans....................................   55
  Tax opinion and accountant's comfort letter...............   56
  Acquisition proposals by third parties....................   56
  Other agreements..........................................   57

                                                              PAGE
                                                              ----
  Conditions to completion of the merger....................   58
  Termination of the Merger Agreement.......................   59
  Waiver and amendment of the Merger Agreement..............   60
  Expenses..................................................   60
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................   60
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   62
  ProAssurance..............................................   62
  NCRIC.....................................................   63
  Dividends.................................................   63
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................   64
DESCRIPTION OF PROASSURANCE CAPITAL STOCK...................   72
  Common Stock..............................................   72
  Preferred Stock...........................................   72
  Delaware Anti-Takeover Statute and Charter Provisions.....   72
  Authorized But Unissued Shares............................   73
  Transfer Agent and Registrar..............................   73
COMPARISON OF STOCKHOLDER RIGHTS............................   74
  Stockholder Voting Limits and Requirements................   74
  Removal of Directors......................................   74
  Anti-Takeover Provisions..................................   75
PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING..............   75
OPINIONS....................................................   76
EXPERTS.....................................................   76
STOCKHOLDER PROPOSALS.......................................   76
  NCRIC.....................................................   76
  ProAssurance..............................................   77
OTHER MATTERS...............................................   77
WHERE YOU CAN FIND MORE INFORMATION.........................   78
FORWARD-LOOKING STATEMENTS..................................   79


Appendix A  Agreement and Plan of Merger (excluding Exhibit A and
            Schedules)
Appendix B  Form of Opinion of Sandler O'Neill & Partners, L.P.
Appendix C  Annual Report of NCRIC Group, Inc. on Form 10-K for the year ended December 31, 2004, as amended on April 19, 2005.

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:  WHY DO PROASSURANCE AND NCRIC WANT TO MERGE?

A: We want to merge because we believe the merger will benefit our respective stockholders, policyholders, and employees. For NCRIC stockholders, the merger will afford them increased liquidity and an opportunity to participate as stockholders in a larger insurance group that is the fourth largest writer of medical professional liability insurance in the United States. For NCRIC policyholders, the merger will benefit the policyholders by adding financial strength to better withstand the volatility inherent in medical professional liability insurance.

    For ProAssurance, the merger will provide additional marketing opportunities for its professional liability insurance. ProAssurance will inherit NCRIC's dominant market position and operations in Washington, D.C. ProAssurance will also inherit NCRIC's strong market presence in the mid-Atlantic states, particularly in Delaware and Virginia.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: For each share of NCRIC common stock you own at the time of the merger, you will have the right to receive 0.25 of a share of ProAssurance common stock. This exchange ratio is subject to adjustment so that for purposes of determining the exchange ratio:

     - In no event will the value assigned to the NCRIC common stock be less than $9.00 per share for purposes of determining the exchange ratio. If the average price of a share of ProAssurance common stock on the New York Stock Exchange, or NYSE, is less than $36.00 during the measurement period, the exchange ratio will be adjusted and determined by dividing $9.00 by the average price of ProAssurance common stock.

     - In no event will the value assigned to the NCRIC common stock be greater than $11.00 per share for purposes of determining the exchange ratio. If the average price of a share of ProAssurance common stock on the NYSE is more than $44.00 during the measurement period, the exchange ratio will be adjusted and determined by dividing $11.00 by the average price of the ProAssurance common stock.

    The following table illustrates the approximate value of what a holder of one share of NCRIC common stock will receive in the merger, assuming varying average closing prices for ProAssurance common stock during the measurement period and that ProAssurance common stock has a value equal to the stated average closing prices. You should bear in mind that the value of ProAssurance common stock is subject to market fluctuations and, therefore, the value of a share of ProAssurance common stock as of the effective date of the merger and after the merger may differ from the value of such stock as set forth below. This table uses hypothetical ProAssurance common stock prices for illustration purposes only.

                                    IF YOU HOLD ONE SHARE OF NCRIC COMMON STOCK AND THE AVERAGE
                                     PROASSURANCE STOCK PRICE DURING THE MEASUREMENT PERIOD IS:
                        ------------------------------------------------------------------------------------
                         $36.00     $37.00   $38.00   $39.00   $40.00   $41.00   $42.00   $43.00    $44.00
                        ---------   ------   ------   ------   ------   ------   ------   ------   ---------
The value assigned to
  your share of NCRIC
  common stock
  is(1):..............    $9.00     $9.25    $9.50    $9.75    $10.00   $10.25   $10.50   $10.75    $11.00

---------------

(1) No fractional shares will be issued. Cash will be paid in lieu of fractional shares of ProAssurance common stock at a price of $40.00 per share, except that if the exchange ratio is adjusted, the per share price will be the average price of the ProAssurance common stock during the measurement period.

     As of the last trading day preceding the announcement of the merger (February 25, 2005), the closing price for a share of ProAssurance common stock was $40.41 and the closing price for a share of NCRIC common stock was $10.94. You should obtain current market prices for shares of ProAssurance common stock and NCRIC common stock. ProAssurance common stock is listed on the NYSE under the symbol "PRA." NCRIC common stock is listed on the Nasdaq National Market under the symbol "NCRI."

Q:  WHAT RISKS SHOULD I CONSIDER BEFORE I VOTE ON THE MERGER?

A:  You should review "RISK FACTORS" beginning on page   .

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We have structured the merger so that you, as a holder of NCRIC common stock, will not recognize any gain or loss for federal income tax purposes on the exchange of NCRIC shares for ProAssurance shares in the merger except to the extent that a NCRIC stockholder receives cash in lieu of fractional shares of ProAssurance common stock and the cash received by such stockholder exceeds such stockholder's adjusted basis in the NCRIC shares exchanged for such fractional share. At the closing, NCRIC and ProAssurance are to receive separate opinions confirming, subject to certain assumptions, these tax consequences. See "MATERIAL FEDERAL INCOME TAX CONSEQUENCES"
    beginning on page   . Your tax consequences will depend on your personal
    situation. You should consult your tax advisor for a full understanding of the consequences of the merger to you.

Q:  HOW DOES THE NCRIC BOARD OF DIRECTORS RECOMMEND THAT I VOTE ON THE MERGER?

A: The board of directors of NCRIC unanimously recommends that you vote FOR the adoption of the Merger Agreement.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement-prospectus, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the NCRIC special meeting.

Q:  WHY IS MY VOTE IMPORTANT?

A: The failure of a NCRIC stockholder to vote by proxy or in person will have the same affect as a vote against the Merger Agreement. The merger must be approved by the holders of a majority of the outstanding shares of NCRIC common stock entitled to vote at the special meeting. In addition, if you do not return your proxy card or vote in person at the meeting, then it will be more difficult for NCRIC to obtain the necessary quorum to hold its meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker will vote your shares on the merger, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you.

Q:  WHAT IF I FAIL TO INSTRUCT MY BROKER TO VOTE MY SHARES?

A: If you fail to instruct your broker to vote your shares, the broker will submit an unvoted proxy (a broker non-vote) as to your shares. Broker non-votes will count toward a quorum at the special meeting. However, broker non-votes will have the same effect as a vote against the Merger Agreement.

Q:  CAN I CHANGE MY VOTE?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of NCRIC stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the special meeting and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy. If you hold your shares in street name, then you are not the holder of record and you must follow your broker's directions to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed you will be sent a letter of transmittal and instructions for exchanging your shares of NCRIC common stock for shares of ProAssurance common stock you will be entitled to receive in the merger. At that time, you should follow the instructions in the letter of transmittal, complete and sign it, and send your stock certificates and the letter of transmittal to the address specified in the letter of transmittal.

Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. We must first obtain the necessary regulatory approvals and approval of NCRIC stockholders at the special meeting that NCRIC will hold for its stockholders to vote on the Merger Agreement. We currently expect to complete the merger in the third quarter of 2005.

Q:  WHOM SHOULD I CALL IF I HAVE OTHER QUESTIONS ABOUT THE SPECIAL MEETING

A:  If you have more questions about the merger, you should contact:

     NCRIC Group, Inc.
     Attention: Eric Anderson
     1115 30th Street NW
     Washington, D.C. 20007
     Telephone: (202) 969-1866

     You may also contact NCRIC's proxy solicitor at:

     Georgeson Shareholder
     17 State Street, 10th Floor
     New York, N.Y. 10004
     Telephone: (800) 279-7134

     Banks and brokers should call:

     (212) 440-9800

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT-PROSPECTUS. IT DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE PROXY STATEMENT-PROSPECTUS CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO, INCLUDING THE MERGER AGREEMENT WHICH WE HAVE ATTACHED AS APPENDIX A. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED
"WHERE YOU CAN FIND MORE INFORMATION" ON PAGE   .

INFORMATION ABOUT PROASSURANCE AND NCRIC (PAGE   ).

     ProAssurance Corporation
     100 Brookwood Place
     Birmingham, Alabama 35209
     (205) 877-4400

     ProAssurance is an insurance holding company for property and casualty insurance companies. ProAssurance's insurance subsidiaries sell professional liability insurance to physicians, dentists and other health care providers and facilities, as well as lawyers and law firms, principally in the southeast and midwest, and automobile, homeowners and associated coverages principally to educators and their families in Michigan. At December 31, 2004, ProAssurance had consolidated total assets of approximately $3.2 billion and consolidated stockholders' equity of approximately $611 million.

     NCRIC Group, Inc.
     1115 30th St., N.W.
     Washington, D.C. 20007
     (202) 969-1866

     NCRIC is also an insurance holding company for an insurance subsidiary that sells professional liability insurance to physicians and groups of physicians principally in the District of Columbia and in surrounding mid-Atlantic states. At December 31, 2004, NCRIC had consolidated total assets of approximately $292.9 million and consolidated stockholders' equity of $72.0 million.

     A more complete description of NCRIC's business and the audited consolidated financial statements of NCRIC for the year ended December 31, 2004 are included in NCRIC's annual report on Form 10-K, as amended on April 19, 2005, which is attached as Appendix C to this proxy statement-prospectus.

SPECIAL MEETING OF THE STOCKHOLDERS OF NCRIC (PAGE   ).

     Date, Time, Place and Purpose of the Meeting.  NCRIC will hold its special
meeting of stockholders on           , 2005, at   a.m., local time, at
          , Washington, D.C., to consider and vote on the approval and adoption of the Merger Agreement among NCRIC, ProAssurance and ProAssurance's wholly owned subsidiary, NCP Corporation, and the transactions contemplated thereby.

     Record Date; Shares Entitled to Vote.  NCRIC's board of directors has
established           , 2005, as the record date for the meeting of the
stockholders. As of the record date, there were           shares of NCRIC common
stock outstanding and entitled to vote at the special meeting.

     Vote Required; Recommendation of the Board of Directors. A majority of the outstanding shares of NCRIC common stock entitled to vote must be cast in favor of the Merger Agreement for it to be approved. NCRIC's board of directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of NCRIC vote "FOR" the Merger Agreement and "FOR" the proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement. As of the record date, the directors and executive officers of
NCRIC and their affiliates beneficially owned           shares
or approximately      % of the outstanding shares of NCRIC common stock
(excluding stock options), and all such persons have indicated their intention to vote their shares in favor of the Merger Agreement.

THE PROPOSED MERGER (PAGE   ).

     Pursuant to the Merger Agreement, NCRIC will merge with and into a newly formed subsidiary of ProAssurance, which will survive the merger as a wholly owned subsidiary of ProAssurance. The surviving corporation will change its name to NCRIC Corporation at the effective time of the merger. A copy of the Merger Agreement is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference.

THE MERGER CONSIDERATION (PAGE   ).

     When the merger is completed, you will receive 0.25 of a share of ProAssurance common stock for each share of NCRIC common stock that you own at the effective date of the merger. This exchange ratio is subject to adjustment if the average of the per share closing prices of ProAssurance common stock as reported on the NYSE during the ten trading days ending on the date preceding the effective date of the merger is greater than $44.00 or less than $36.00 as follows:

     - If the average price of a share of ProAssurance common stock is less than $36.00 during the measurement period, the exchange ratio will be adjusted and determined by dividing $9.00 by the average price of ProAssurance common stock so that the value assigned to the NCRIC common stock will be $9.00 per share for purposes of determining the exchange ratio.

     - If the average price of a share of ProAssurance common stock is more than $44.00 during the measurement period, the exchange ratio will be adjusted and determined by dividing $11.00 by the average price of the ProAssurance common stock so that the value assigned to the NCRIC common stock will be $11.00 per share for purposes of determining the exchange ratio.

     You should obtain current stock price quotations for ProAssurance common stock and NCRIC common stock. ProAssurance common stock is listed on the NYSE under the symbol "PRA," and NCRIC common stock is traded on the Nasdaq National Market under the symbol "NCRI." The following table shows the closing prices for ProAssurance and NCRIC common stock and the implied per share value in the merger to NCRIC stockholders for the following dates:

     - February 25, 2005, the last trading date before we announced the merger;

     - February 28, 2005, the date we announced the merger;

     - , 2005, shortly before we mailed this proxy statement-prospectus; and

     - The high, low and average values for the period from February 25, 2005
       through           , 2005.

                                                  CLOSING        CLOSING
                                                PROASSURANCE      NCRIC      IMPLIED VALUE PER
                                                SHARE PRICE    SHARE PRICE      NCRIC SHARE
                                                ------------   -----------   -----------------
February 25, 2005.............................     $40.41        $10.94           $10.10
February 28, 2005.............................     $40.50        $10.00           $10.13
[*], 2005.....................................
High (for period).............................
Low (for period)..............................
Average (for period)..........................

     You will not receive fractional shares of ProAssurance common stock in the merger. Instead you will receive, without interest, a cash payment equal to the fractional share interest you otherwise would have received, multiplied by the value of the ProAssurance common stock. For this purpose, ProAssurance common stock will be valued at $40.00, or if there is an adjustment to the exchange ratio, at the average of its daily closing prices during the ten trading days ending on the date preceding the effective date of the merger.

STOCKHOLDERS WILL NOT HAVE DISSENTERS' RIGHTS (PAGE   ).

     NCRIC stockholders will not have dissenters' rights under the Delaware General Corporation Law.

THE MERGER WILL BE ACCOUNTED FOR AS A PURCHASE (PAGE   ).

     The merger will be treated as a purchase by ProAssurance of NCRIC under generally accepted accounting principles, or GAAP.

THE MERGER WILL GENERALLY BE TAX-FREE TO STOCKHOLDERS OF NCRIC (PAGE   ).

     For United States federal income tax purposes, the merger has been structured as a "plan of reorganization". As a NCRIC stockholder, you generally will not recognize any gain or loss upon the exchange of shares of NCRIC common stock solely for ProAssurance common stock for federal income tax purposes. However, you may recognize gain or loss with respect to the payment of cash in lieu of fractional shares of ProAssurance common stock to the extent the amount of cash exceeds your basis in the NCRIC common stock exchanged for such fractional shares.

     Neither ProAssurance nor NCRIC (nor their respective subsidiaries) will recognize any gain or loss for United States federal income tax purposes in the merger. For a complete description of the material United States federal income tax consequences of the transaction, see "MATERIAL FEDERAL INCOME TAX
CONSEQUENCES" on page   .

     The United States federal income tax consequences described above may not apply to some holders of NCRIC common stock, including certain holders
specifically referred to on page   . Your tax consequences will depend on your
individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

     ProAssurance and NCRIC will receive opinions from Burr & Forman LLP and Luse Gorman Pomerenk & Schick, P.C., respectively, regarding the tax consequences of the merger summarized above. These opinions will be based in part on customary assumptions and on representations that ProAssurance and NCRIC will make to Burr & Forman LLP and Luse Gorman Pomerenk & Schick, P.C. The form of these opinions are exhibits to the registration statement filed with the SEC in connection with this proxy statement-prospectus.

     ProAssurance and NCRIC will not be obligated to complete the merger unless Burr & Forman LLP and Luse Gorman Pomerenk & Schick, P.C. confirm these tax consequences on the closing date.

NCRIC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER
AGREEMENT (PAGE   ).

     NCRIC's board of directors believes that the merger and the Merger Agreement are fair to and are in the best interests of NCRIC and its stockholders. The board of directors unanimously recommends that NCRIC stockholders vote "FOR" approval and adoption of the Merger Agreement.

OUR REASONS FOR THE MERGER (PAGES   AND      ).

     NCRIC's Board of Directors. NCRIC's board of directors is proposing the merger because it presents an attractive opportunity to merge with a leading medical malpractice insurance group that will have significantly greater financial strength and earning power than NCRIC would have on its own.

     ProAssurance's Board of Directors. ProAssurance's board of directors has approved the merger because the merger is consistent with ProAssurance's history of expansion through combinations with other medical professional liability insurers that are closely related to the local physician community and is also consistent with ProAssurance's current plan for geographic expansion into the mid-Atlantic states.

NCRIC'S FINANCIAL ADVISOR HAS PROVIDED AN OPINION AS TO THE FAIRNESS OF THE
EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO NCRIC'S STOCKHOLDERS (PAGE   ).

     On February 27, 2005, the date the NCRIC board approved the merger, Sandler O'Neill & Partners, L.P. rendered an oral opinion to NCRIC's board that, as of that date, the ratio for the exchange of shares of ProAssurance common stock for shares of NCRIC common stock set forth in the Merger Agreement was fair from a financial point of view to the holders of NCRIC common stock. Sandler O'Neill confirmed its opinion by delivery of a written opinion dated February 28, 2005. The full text of Sandler O'Neill's written opinion, as updated as of the date of this proxy statement-prospectus, is attached hereto as Appendix B. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill. Sandler O'Neill's opinion is directed to the NCRIC board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The opinion of Sandler O'Neill will not reflect any developments that may occur or may have occurred after the date of the opinion and prior to the completion of the merger. Sandler O'Neill will receive a fee for its services in connection with the merger, a portion of which has been paid and a significant portion of which is payable and contingent upon consummation of the merger. Sandler O'Neill has also received a fee for rendering its opinion, which will be credited against the portion of the fee payable upon consummation of the merger.

NCRIC'S DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE INTERESTS IN THE MERGER THAT
DIFFER FROM YOUR INTERESTS (PAGE   ).

     Some of NCRIC's directors and executive officers have interests in the merger other than their interests as stockholders. NCRIC's board of directors knew about these additional interests and considered them when they adopted the Merger Agreement.

     NCRIC or its subsidiaries are parties to agreements with certain officers that provide severance payments and other benefits upon termination (whether voluntary or involuntary) of employment after the merger.

     Other interests of directors and officers of NCRIC may include rights under deferred compensation plans, stock based benefit programs and awards, compensation for services on an advisory committee of ProAssurance after the merger, and rights to continued indemnification and insurance coverage for acts or omissions occurring prior to the merger.

PROASSURANCE WILL ASSUME NCRIC'S STOCK OPTIONS AND STOCK AWARDS (PAGE   ).

     ProAssurance will assume all outstanding NCRIC stock options and stock awards in accordance with their terms. Each outstanding stock award will be converted into shares of ProAssurance common stock using the exchange ratio, and all fractional shares will be eliminated.

     Each holder of an option to acquire NCRIC common stock outstanding and unexercised immediately prior to completion of the merger will have the election to either:

     - exchange his or her NCRIC stock options for the right to acquire shares of ProAssurance common stock, in which event the number of shares issuable under those options will be adjusted by multiplying the exchange ratio by the number of shares of NCRIC common stock subject to the option, and the exercise price for the shares of ProAssurance common stock subject to the assumed options will be determined by dividing the exchange ratio into the exercise price of the shares of NCRIC common stock subject to the option; or

     - surrender his or her NCRIC stock options for a cash payment equal to the greater of either:

      - the spread between the exercise price for each share of NCRIC common stock subject to the option and the value of such share as adjusted to reflect its conversion in the merger; or

      - $1.00 for each share of NCRIC common stock subject to the stock option so surrendered.

WE MUST MEET SEVERAL CONDITIONS TO COMPLETE THE MERGER (PAGE   ).

     Our obligations to complete the merger depend on a number of conditions being met. These include:

     - the approval of the Merger Agreement by NCRIC's stockholders;

     - the listing of the shares of ProAssurance common stock to be issued in the merger on the NYSE (including shares to be issued following exercise of the NCRIC stock options assumed by ProAssurance);

     - the filing of a certificate of merger with the appropriate governmental authorities;

     - receiving the approval of the Mayor of the District of Columbia as required by the District's insurance holding company laws and regulations;

     - receiving the required approvals of other federal and state regulatory authorities;

     - the absence of any government action or other legal restraint or prohibition that would prohibit the merger or make it illegal;

     - the absence of a material adverse effect suffered by either ProAssurance or NCRIC on a consolidated basis;

     - the absence of any inquiries, proceedings, claims or actions by any government or regulatory authority alleging violations of federal securities laws by NCRIC, its subsidiaries or any of their respective directors or officers;

     - receiving legal opinions that, for United States federal income tax purposes, the merger will be treated as a plan of reorganization and no gain or loss will be recognized by NCRIC stockholders who receive ProAssurance common stock in exchange for all of their NCRIC common stock (except with respect to any cash received for fractional interests) and no gain or loss will be recognized by PRA, NCRIC and their respective subsidiaries; and

     - the representations and warranties of each party to the Merger Agreement being true and correct, except as would not have or would not reasonably be expected to have a material adverse effect, and each party to the Merger Agreement must have performed in all material respects all its obligations under the Merger Agreement.

     Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Although the Merger Agreement allows us to waive the tax opinion condition, we do not currently anticipate doing so. If we waive the condition, we will inform you of this fact and ask you to vote on the merger taking this into consideration.

WE MUST OBTAIN REGULATORY APPROVALS TO COMPLETE THE MERGER (PAGE   ) .

     We cannot complete the merger unless it is approved by the Mayor of the District of Columbia in accordance with the requirements of the insurance holding company laws and regulations of the District of Columbia. The Mayor will make a determination on the merger after we have held a public hearing.

     In addition, the merger is subject to review by antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, and we will file notices with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, or DOJ.

     Although we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

WE HAVE AGREED WHEN AND HOW NCRIC CAN CONSIDER THIRD PARTY ACQUISITION PROPOSALS
(PAGE   ).

     We have agreed that NCRIC will not, directly or indirectly, initiate, entertain, solicit, encourage, engage in or participate in proposals from third parties regarding acquiring NCRIC or its businesses. However, if NCRIC receives an acquisition proposal from a third party, NCRIC can participate in negotiations with and provide confidential information to the third party and recommend the proposal to its stockholders if NCRIC's board of directors concludes in good faith that the proposal is in furtherance of the best interests of its stockholders. If NCRIC's board of directors has authorized, recommended, approved or entered into an agreement with any third party to effect an acquisition proposal, then NCRIC must pay to ProAssurance $1,725,000 in damages and NCRIC can terminate the Merger Agreement.

WE MAY TERMINATE THE MERGER AGREEMENT (PAGE   ).

     We may mutually agree at any time to terminate the Merger Agreement without completing the merger, even if NCRIC's stockholders have approved the Merger Agreement. Also, either of us may decide, without the consent of the other, to terminate the Merger Agreement:

     - if there is a final denial of a required regulatory approval;

     - if the merger is not completed on or before December 31, 2005;

     - if there is a breach of any covenant or agreement in the Merger Agreement by the other party and such breach continues after 45 days' written notice to the breaching party, as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement;

     - if there is a continuing breach of any representation or warranty in the Merger Agreement by the other party that has had or is reasonably expected to have a material adverse effect and such breach continues after 45 days' written notice to the breaching party, as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement in the Merger Agreement;

     - if NCRIC fails to obtain the stockholder vote required for the merger;

     - if the other party discloses a material adverse effect or change to its disclosure schedule that has or would be likely to have a material adverse effect; or

     - if the Form S-4 registration statement has not been filed with the Securities and Exchange Commission on or before June 30, 2005, unless the failure to do so is due to the failure of the party seeking to terminate the Merger Agreement.

     Also, ProAssurance may terminate the Merger Agreement if NCRIC's board of directors:

     - fails to recommend approval of the Merger Agreement to its stockholders or withdraws or materially and adversely modifies its recommendation;

     - authorizes, recommends, approves or proposes an acquisition proposal other than the merger; or

     - enters into an agreement with a third party regarding an acquisition proposal other than the merger.

     If ProAssurance terminates the Merger Agreement as a result of NCRIC's board of directors failing to recommend approval of the Merger Agreement or withdrawing or adversely modifying its recommendation of the merger, NCRIC shall be obligated to pay damages in the amount of $1,725,000.

     NCRIC may also terminate the Merger Agreement if its board of directors:

     - fails to recommend approval of the Merger Agreement to its stockholders or withdraws or materially and adversely modifies its recommendation;

     - authorizes, recommends, approves or proposes an acquisition proposal other than the merger; or

     - enters into an agreement with a third party regarding an acquisition proposal other than the merger.

     However, any decision by NCRIC's board of directors to authorize, recommend, approve or propose an acquisition proposal other than the merger, or enter into an agreement with a third party regarding an acquisition proposal other than the merger will result in NCRIC's obligation to pay to ProAssurance damages in the amount of $1,725,000.

     As long as no other termination event has occurred, both companies would remain obligated to continue to use their reasonable best efforts to complete the merger until December 31, 2005.

     The boards of directors of ProAssurance and NCRIC considered and believed it was appropriate to make the foregoing commitments for the limited period of time involved, especially in light of the relatively short term of the commitments and the relatively lengthy regulatory and integration processes involved in transactions like these.

     Whether or not the merger is completed, we will each pay our own fees and expenses, except that (i) we will evenly divide the costs and expenses that we incur in preparing, printing and mailing this proxy statement-prospectus and filing fees paid to the SEC in connection with the registration statement and
(ii) we will share the cost of the HSR Act filing fees in proportion to our relative assets as of December 31, 2004.

WE MAY AMEND OR WAIVE MERGER AGREEMENT PROVISIONS (PAGE   ).

     We may jointly amend the Merger Agreement, and each of us may waive our right to require the other party to follow particular provisions of the Merger Agreement. However, we may not amend the Merger Agreement after NCRIC's stockholders approve the Merger Agreement if the amendment would change the amount or the form of the consideration to be delivered to NCRIC stockholders. If any amendment or waiver changes the amount or form of the consideration to be delivered to NCRIC stockholders after approval for the merger has already been obtained, then such amendment or waiver would require further approval by NCRIC stockholders.

            SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND
                   OPERATING DATA OF PROASSURANCE CORPORATION

     ProAssurance is providing the following financial information to aid you in your analysis of the financial aspects of the merger. ProAssurance derived this information from its audited financial statements for 2000 through 2004. All information is presented in accordance with GAAP. The information is only a summary and you should read it in conjunction with ProAssurance's historical financial statements and related notes contained in the annual reports and other information that ProAssurance has filed with the SEC. This historical financial information has also been incorporated into this proxy statement-prospectus by
reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page   .

                           [Table on following page.]

                                                           YEAR ENDED DECEMBER 31
                                       --------------------------------------------------------------
SELECTED FINANCIAL DATA(1)                2004         2003         2002         2001         2000
--------------------------             ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Gross premiums written...............  $  789,660   $  740,110   $  636,156   $  388,983   $  223,871
Net premiums written.................     717,059      668,909      537,123      310,291      194,279
Premiums earned......................     765,643      698,347      576,414      381,510      216,297
Premiums ceded.......................     (69,623)     (74,833)     (99,006)     (68,165)     (38,701)
Net premiums earned..................     696,020      623,514      477,408      313,345      177,596
Net investment income................      87,225       73,619       76,918       59,782       41,450
Net realized investment
  gains(losses)......................       7,609        5,992       (5,306)       5,441          913
Other income.........................       3,699        6,515        6,747        3,987        2,630
  Total revenues.....................     794,553      709,640      555,767      382,555      222,589
Net losses and loss adjustment
  expenses...........................     572,881      551,376      448,029      298,558      155,710
Income before cumulative effect of
  accounting change..................      72,811       38,703       10,513       12,450       24,300
Net income(2)........................      72,811       38,703       12,207       12,450       24,300
Income per share before cumulative
  effect of accounting change(3)
  Basic..............................  $     2.50   $     1.34   $     0.40   $     0.51   $     1.04
  Diluted............................  $     2.37   $     1.32   $     0.39   $     0.51   $     1.04
Net income per share:(2)(3)
  Basic..............................  $     2.50   $     1.34   $     0.47   $     0.51   $     1.04
  Diluted............................  $     2.37   $     1.32   $     0.46   $     0.51   $     1.04
Weighted average number of shares
  outstanding:(3)
  Basic..............................      29,164       28,956       26,231       24,263       23,291
  Diluted............................      31,984       30,389       26,254       24,267       23,291
BALANCE SHEET DATA (as of December
  31)
Total investments....................  $2,455,053   $2,055,672   $1,679,497   $1,521,279   $  796,526
Total assets.........................   3,239,198    2,879,352    2,586,650    2,238,325    1,122,836
Reserve for losses and loss
  adjustment expenses................   2,029,592    1,814,584    1,622,468    1,442,341      659,659
Long-term debt.......................     151,480      104,789       72,500       82,500           --
Total liabilities....................   2,628,179    2,333,047    2,055,086    1,802,606      777,669
Total capital........................     611,019      546,305      505,194      413,231      345,167
Total capital per share of common
  stock outstanding..................  $    20.92   $    18.77   $    17.49   $    16.02   $    15.22
Common stock outstanding at end of
  year...............................      29,204       29,105       28,877       25,789       22,682

---------------

(1) Includes Professionals Group since the date of consolidation, June 27, 2001.

(2) Net income for the year ended December 31, 2002 was increased by $1.7 million due to the adoption of SFAS 141 and 142. See Note 13 to ProAssurance's consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference.

(3) Diluted net income per share for 2003 has been restated to reflect implementation of Emerging Issues Task Force 04-8, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share". The restatement reduced previously reported diluted net income per share by $0.01.

            SELECTED CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND
                      OPERATING DATA OF NCRIC GROUP, INC.

     NCRIC is providing the following financial information to aid you in your analysis of the financial aspects of the merger. NCRIC derived this information from its audited financial statements for 2000 through 2004. All information is presented in accordance with GAAP. The information is only a summary and you should read it in conjunction with NCRIC's historical financial statements and related notes contained in the annual reports and other information that NCRIC has filed with the SEC. This historical financial information has also been incorporated into this proxy statement-prospectus by reference. See "WHERE YOU
CAN FIND MORE INFORMATION" on page   .

                           [Table on following page.]

                                                        YEAR ENDED DECEMBER 31
                                        -------------------------------------------------------
SELECTED FINANCIAL DATA                   2004        2003        2002        2001       2000
-----------------------                 --------    --------    --------    --------   --------
                                                 (IN THOUSANDS EXCEPT PER SHARE DATA)
Gross premiums written................  $ 87,229    $ 71,365    $ 51,799    $ 34,459   $ 22,727
Net premiums written..................    72,536      59,277      33,804      23,624     15,610
Premiums earned.......................    80,992      61,023      44,121      27,899     18,721
Premiums ceded........................   (14,530)    (13,759)    (14,023)     (7,296)    (4,110)
Net premiums earned...................    66,462      47,264      30,098      20,603     14,611
Net investment income.................     7,256       6,008       5,915       6,136      6,407
Net realized investment gains
  (losses)............................       475       1,930        (131)       (278)        (5)
Practice management and related
  income..............................     4,395       4,906       5,800       6,156      5,317
Other income..........................       820       1,155       1,013         602        470
  Total revenues......................    79,408      61,263      42,695      33,219     26,800
Net losses and loss adjustment
  expenses............................    70,310      50,473      26,829      18,858     11,946
Net (loss) income.....................    (7,120)     (4,218)        742       1,579      3,495
Net (loss) income per share:
  Basic...............................  $  (1.12)   $  (0.65)   $   0.11    $   0.24   $   0.53
  Diluted.............................  $  (1.12)   $  (0.65)   $   0.11    $   0.23   $   0.53
Weighted average number of shares
  outstanding:
  Basic...............................     6,357       6,486       6,639       6,587      6,581
  Diluted.............................     6,357       6,486       6,779       6,747      6,643
BALANCE SHEET DATA (as of December 31)
Total investments.....................  $202,307    $174,357    $120,120    $103,125   $ 98,045
Total assets..........................   292,899     262,546     202,687     161,002    145,864
Reserve for losses and loss adjustment
  expenses............................   153,242     125,991     104,022      84,560     81,134
Long-term debt........................    15,000(1)   15,000(1)   15,000(1)       --         --
Total liabilities.....................   220,884     184,567     154,870     116,548    104,415
Total stockholders' equity............    72,015      77,979      47,817      44,454     41,449
Total capital per share of common
  stock outstanding...................  $  10.45    $  11.30    $   6.91    $   6.42   $   5.96
Common stock outstanding at end of
  year................................     6,893       6,899       6,922       6,927      6,953

---------------

(1) Includes $15.0 million of Trust Preferred Securities.

                      UNAUDITED COMPARATIVE PER SHARE DATA
               OF PROASSURANCE CORPORATION AND NCRIC GROUP, INC.

     The information below should be read together with the historical financial statements and related notes contained in the annual reports and other information of ProAssurance and NCRIC that have been filed with the SEC and incorporated herein by reference. The unaudited ProAssurance pro forma consolidated data below is for illustrative purposes only. The companies may have performed differently had they always been combined. This information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. See "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" beginning on
page   and "WHERE YOU CAN FIND MORE INFORMATION" beginning on page   .

NET INCOME PER SHARE FOR THE YEAR ENDED DECEMBER 31, 2004


ProAssurance (Historical)
  Basic.....................................................  $ 2.50
  Diluted...................................................  $ 2.37
NCRIC (Historical)
  Basic.....................................................  $(1.12)
  Diluted...................................................  $(1.12)
ProAssurance Pro Forma Consolidated(a)
  Basic.....................................................  $ 2.13
  Diluted...................................................  $ 2.04
NCRIC Pro Forma Equivalent(c)
  Basic.....................................................  $ 0.53
  Diluted...................................................  $ 0.51

TOTAL CAPITAL PER OUTSTANDING COMMON SHARE AT DECEMBER 31, 2004


ProAssurance (Historical)...................................  $20.92
NCRIC (Historical)..........................................  $10.45
ProAssurance Pro Forma Consolidated(b)......................  $22.05
NCRIC Pro Forma Equivalent..................................  $ 5.51

---------------

(a) ProAssurance pro forma consolidated earnings per share gives effect to the merger of NCRIC, treated as a purchase of NCRIC, as if the transaction had occurred January 1, 2004.

(b) ProAssurance pro forma consolidated total capital per outstanding share gives effect to the merger of NCRIC, treated as a purchase transaction, as if the transaction had occurred December 31, 2004.

(c) NCRIC pro forma equivalent information represents the pro forma consolidated per share of NCRIC common stock assuming an exchange ratio of 0.25.

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this proxy statement-prospectus, including the matters addressed in the section entitled "Forward-Looking Statements," you should carefully consider the risks set forth below before deciding whether to vote for the approval and adoption of the Merger Agreement. You should also read and consider other information in this proxy statement-prospectus and other documents incorporated by reference in this proxy statement-prospectus. See the section entitled "WHERE
YOU CAN FIND MORE INFORMATION" beginning on page   .

RISKS RELATING TO THE MERGER

  NCRIC STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE PROASSURANCE COMMON STOCK THAT WILL BE ISSUED IN THE MERGER.

     Upon completion of the merger and subject to adjustment as provided in the Merger Agreement, each share of NCRIC common stock will be converted into the right to receive 0.25 of a share of ProAssurance common stock. The exchange ratio is subject to adjustment if the average of the per share closing prices of a share of ProAssurance common stock as reported on the NYSE during the ten trading days preceding the effective date of the merger is greater than $44.00 or less than $36.00 such that the holder of a share of NCRIC common stock will receive ProAssurance common stock having an average value of not less than $9.00 nor more than $11.00 during the measurement period. This average price may vary from the closing price of the ProAssurance common stock on the date we announced the merger, on the date this proxy statement-prospectus was mailed to NCRIC stockholders, and on the date of the special meeting of stockholders of NCRIC. Any change in the market price of ProAssurance common stock prior to completion of the merger will affect the value and may possibly affect the amount of ProAssurance shares that the NCRIC stockholders will receive upon completion of the merger. Share price changes may result from a variety of factors including general market and economic conditions, changes in ProAssurance's operations and prospects, and regulatory considerations. Many of these factors are beyond either ProAssurance's or NCRIC's control.

     Accordingly, at the time of the special meeting of NCRIC stockholders, the NCRIC stockholders will not necessarily know or be able to calculate the value of the number of shares of ProAssurance common stock that will be issued upon the completion of the merger.

  NCRIC STOCKHOLDERS' ABILITY TO BENEFIT FROM INCREASES IN THE VALUE OF PROASSURANCE COMMON STOCK PRIOR TO CLOSING OF THE MERGER IS LIMITED.

     The exchange ratio under the Merger Agreement is subject to adjustments that limit the range in the value of ProAssurance common stock to be received by NCRIC stockholders in the merger. Therefore, the opportunity for NCRIC stockholders to benefit from any increase in the market value of ProAssurance common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

  COMBINING NCRIC AND PROASSURANCE MAY BE MORE DIFFICULT, COSTLY OR TIME CONSUMING THAN WE EXPECT.

     ProAssurance and NCRIC have operated, and until completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or the disruption of each company's ongoing business or inconsistencies in standards, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

  WE MUST OBTAIN SEVERAL GOVERNMENTAL CONSENTS TO COMPLETE THE MERGER WHICH, IF DELAYED, NOT GRANTED OR GRANTED WITH BURDENSOME CONDITIONS, MAY JEOPARDIZE OR POSTPONE THE MERGER, RESULT IN ADDITIONAL EXPENSE OR REDUCE THE ANTICIPATED BENEFITS OF THE TRANSACTION.

     We must obtain approvals and consents in a timely manner from several federal and state (including the District of Columbia) agencies prior to completion of the merger. If we do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the Merger Agreement, then we will not be obligated to complete the merger. The governmental agencies from which we will seek these approvals have broad discretion in administering governing regulations. As a condition to approval of the merger, agencies may impose requirements, limitations or costs that could negatively affect the way ProAssurance conducts business following the merger. These requirements, limitations or costs could jeopardize or delay completion of the merger. If we agree to any material requirements, limitations or costs in order to obtain any approvals required to complete the merger, these requirements, limitations or additional costs could adversely affect ProAssurance's ability to integrate the common aspects of the two companies' operations or reduce the anticipated benefits of the merger. This could result in a material adverse affect on the business and results of operations of ProAssurance following the merger.

  FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE SHARE PRICES AND FUTURE BUSINESS AND FINANCIAL RESULTS OF NCRIC AND PROASSURANCE.

     If the merger is not completed, the ongoing business of NCRIC or ProAssurance may be adversely affected and NCRIC and ProAssurance will be subject to several risks, including the following:

     - Management of each of the companies may be focused on the merger instead of pursuing other opportunities that could be beneficial to the companies.

     - The two companies will be required to pay certain costs relating to the merger such as legal, accounting, financial advisor and printing fees and expenses.

     - NCRIC may be required under certain circumstances to pay ProAssurance a termination fee of $1,725,000 under the Merger Agreement.

  THE INTERNAL REVENUE SERVICE MAY DISAGREE WITH OUR DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES.

     We have not applied for, nor do we expect to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger. NCRIC and ProAssurance will each receive an opinion of its legal counsel as to certain anticipated federal income tax consequences as described under "MATERIAL FEDERAL INCOME TAX CONSEQUENCES." Such opinion is qualified in certain respects and is not binding on the Internal Revenue Service. No assurance can be given that the Internal Revenue Service will not challenge the favorable income tax consequences of the merger. We will vigorously contest any such challenge.

  THE NCRIC OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER BESIDES THOSE OF A STOCKHOLDER.

     The directors and officers of NCRIC have interests in the merger that are different from and in addition to your interests as NCRIC stockholders. As discussed under "INTERESTS OF CERTAIN PERSONS IN THE MERGER," certain of the officers of NCRIC have change of control agreements that provide for payments in the event that their employment is terminated (whether voluntarily or involuntarily) after a change of control of NCRIC, and certain of them have stock options and stock awards and other benefits that will vest upon the change of control. The merger will result in a change of control for purposes of such arrangements and other benefits. You should be aware of these interests relating to the benefits available to certain of NCRIC's officers and directors in considering the determinations of the NCRIC board of directors to approve the merger.

  SUBSTANTIAL SALES OF PROASSURANCE COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE.

     All of the shares of ProAssurance common stock that are to be issued in the merger may be sold immediately except for those shares of stockholders who are affiliates of NCRIC within the meaning of Rule 145 of the Securities Act of 1933. The sale of a substantial amount of ProAssurance common stock after the merger could adversely affect its market price. It could also impair ProAssurance's ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of ProAssurance common stock by ProAssurance, after the merger, could adversely affect its market price.

RISKS RELATING TO PROASSURANCE'S BUSINESS

     The NCRIC stockholders will own shares of ProAssurance common stock upon completion of the merger. In determining whether to vote on the Merger Agreement, you as a NCRIC stockholder should consider the following risk factors regarding the business of ProAssurance. REFERENCES TO "WE," "US" OR "OUR" UNDER THIS SUBHEADING ARE TO PROASSURANCE AND ITS SUBSIDIARIES, WHICH AFTER THE MERGER WILL INCLUDE NCRIC AND ITS SUBSIDIARIES.

  OUR RESULTS MAY BE AFFECTED IF ACTUAL INSURED LOSSES DIFFER FROM OUR LOSS RESERVES.

     Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of various factors such as:

     - trends in claim frequency and severity;

     - changes in operations;

     - emerging economic and social trends;

     - inflation; and

     - changes in the regulatory and litigation environments.

     This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate, but not necessarily accurate, basis for predicting future events. There is no precise method for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates.

     The loss reserves of our insurance subsidiaries also may be affected by court decisions that expand liability on our policies after they have been issued and priced. In addition, a significant jury award, or series of awards, against one or more of our insureds could require us to pay large sums of money in excess of our reserved amounts. Our policy to aggressively litigate claims against our insureds may increase the risk that we may be required to make such payments.

     To the extent loss reserves prove to be inadequate in the future, we would need to increase our loss reserves and incur a charge to earnings in the period the reserves are increased, which could have a material adverse impact on our financial condition and results of operation.

  OUR RESULTS MAY BE AFFECTED BY THE OUTCOME OF CERTAIN LITIGATION AGAINST
  NCRIC.

     On February 20, 2004, a District of Columbia Superior Court entered a judgment against NCRIC in favor of Columbia Hospital for Women Medical Center, Inc. in the amount of $18.2 million (the "CHW Judgment"). NCRIC has filed post-trial motions requesting the trial court to set aside the CHW Judgment or in the alternative, to grant a new trial. In connection with the filing of the post-trial motions, NCRIC posted a $19.5 million appellate bond and associated letter of credit to secure payment of the

CHW Judgment and projected post-trial interest. Because the trial court has not yet ruled on the post-trial motions, the CHW Judgment is not final. The court's decision on the post-trial motions and the verdict underlying the CHW Judgment may be appealed if the trial court should not rule favorably on the post-trial motions. NCRIC has not accrued liability for any possible loss arising from this litigation because the CHW Judgment is not yet final and remains with the trial judge and, because NCRIC believes that it has meritorious defenses and that it is not probable that the preliminary judgment will prevail, nor is any potential final outcome reasonably estimable at this time.

     If the merger is completed, ProAssurance will assume the risk of loss with respect to the CHW Judgment and the costs associated with pursuing the post-trial motions and any appeal of a final judgment. There can be no assurance that the post-trial motions or any appeals will be successful in setting aside the CHW Judgment. Any settlement of the CHW Judgment prior to or shortly after the merger will be reflected as an adjustment to goodwill in ProAssurance's consolidated balance sheet at the effective time of the merger. Any settlement of the CHW Judgment beyond the period for which such adjustments are allowed will be included as an expense in ProAssurance's current operations and may have a material adverse effect on ProAssurance's results of operations for the period in which the settlement occurs.

  IF WE ARE UNABLE TO MAINTAIN A FAVORABLE FINANCIAL STRENGTH RATING, IT MAY BE MORE DIFFICULT FOR US TO WRITE NEW BUSINESS OR RENEW OUR EXISTING BUSINESS.

     Third party rating agencies assess and rate the claims-paying ability of insurers based upon criteria established by the agencies. Periodically the rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. The financial strength ratings assigned by rating agencies to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations and are not directed toward the protection of investors. Ratings by rating agencies are not ratings of securities or recommendations to buy, hold or sell any security and are not applicable to the securities being offered by this prospectus.

     Our operating subsidiaries hold a financial strength rating of "A-" (Excellent) by A.M. Best which is currently under review with a negative implication and "A-" (Strong) by Standard & Poor's. Financial strength ratings are used by agents and customers as an important means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable financial strength ratings from the rating agencies. Further, we cannot assure you that the merger will not result in a downgrade of our ratings. A downgrade or withdrawal of any such rating could severely limit or prevent us from writing desirable business.

  WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT.

     The property and casualty insurance business is highly competitive. We compete with large national property and casualty insurance companies as well as specialty insurers and self-insurance entities whose activities are limited to regional and local markets. Our competitors include companies with substantially greater financial resources than we have as well as companies that may have lower return on equity objectives than we have, such as mutual companies and other companies not owned by stockholders.

     Competition in the property and casualty insurance business is based on many factors, including premiums charged and other terms and conditions of coverage, services provided, financial ratings assigned by independent rating agencies, claims services, reputation, perceived financial strength and the experience of the insurance company in the line of insurance to be written. Increased competition could cause us to charge lower premium rates, adversely affect our ability to attract and retain business and reduce the profits that would otherwise arise from operations.

  OUR REVENUES MAY FLUCTUATE WITH INSURANCE BUSINESS CYCLES.

     The supply of property and casualty insurance and reinsurance, or the industry's underwriting capacity, is determined principally by the industry's level of capitalization, historical underwriting results, returns on investment and perceived premium rate adequacy. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions (a soft insurance market) followed by periods of capital shortage and lesser competition (a hard insurance market). In a soft insurance market, competitive conditions could result in premium rates and underwriting terms and conditions which may have an adverse effect on our operating profitability.

     We derive a significant portion of our insurance premium revenue from medical malpractice risks. For several years, the medical malpractice insurance industry faced a soft insurance market that generally resulted in lower premiums. More recently, premium rates have increased significantly which has helped our profitability. We cannot predict whether these rate increases will continue. In spite of these rate increases, however, loss costs have begun to rise beyond normal inflationary levels. We are endeavoring to compete in this market through premium rate increases and more selective underwriting practices, but these practices may not be successful. Moreover, we cannot predict whether, when or how market conditions will change, or the manner in which, or the extent to which any such changes may adversely impact our results and operations.

  OUR REVENUES MAY FLUCTUATE WITH INTEREST RATES AND INVESTMENT RESULTS.

     We generally rely on the positive performance of our investment portfolio to offset insurance losses and to contribute to our profitability. As our investment portfolio is primarily comprised of interest-earning assets, prevailing economic conditions, particularly changes in market interest rates, may significantly affect our operating results. Changes in interest rates also can affect the value of our interest-earning assets, which are principally comprised of fixed and adjustable-rate investment securities. Generally, the value of fixed-rate investment securities fluctuate inversely with changes in interest rates. Interest rate fluctuations could adversely affect our GAAP stockholders' equity, total comprehensive income and/or our cash flows. Our total investments at December 31, 2004 were $2.455 billion, of which $2.258 billion was invested in fixed maturities. Unrealized pre-tax net investment gains on investments in fixed maturities were $34.0 million at December 31, 2004.

     Our investment portfolio is subject to prepayment risk primarily due to our investments in mortgage-backed and other asset-backed securities. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. We are subject to reinvestment risk to the extent that we are not able to reinvest prepayments at rates comparable to the rates on the maturing investments.

     At December 31, 2004, we held equity investments having a fair value of $35.2 million in an available-for-sale portfolio and held additional equity securities having a fair value of $4.2 million in a trading portfolio. The fair value of these securities fluctuates depending upon company specific and general market conditions. Any decline in the fair value of available-for-sale securities that we determine to be other-than-temporary will reduce our net income. Any changes in the fair values of trading securities, whether gains or losses, will be included in net income in the period changed.

  CHANGES IN HEALTHCARE COULD HAVE A MATERIAL IMPACT ON OUR OPERATIONS.

     We derive substantially all of our medical professional liability insurance premiums from physicians and other individual healthcare providers, physician groups and smaller healthcare facilities. Significant attention has been focused on reforming the healthcare industry at both the federal and state levels which could result in changes to how health care providers insure their medical malpractice risks. A broad range of healthcare reform measures have been suggested, and public discussion of such measures will likely continue in the future. Proposals have included, among others, spending limits, price controls, limiting increases in insurance premiums, limiting the liability of doctors and hospitals for tort claims, imposing liability on institutions rather than physicians and restructuring the healthcare insurance system. We cannot predict which, if any, reform proposals will be adopted, when they may be adopted or what impact they may have on us. The adoption of certain of these proposals could materially adversely affect our financial condition or results of operations.

     In addition to regulatory and legislative efforts, there have been significant market driven changes in the healthcare environment. In recent years, a number of factors related to the emergence of managed care have negatively impacted or threatened to impact the medical practice and economic independence of medical professionals. Medical professionals have found it more difficult to conduct a traditional fee-for-service practice and many have been driven to join or contractually affiliate with provider-supported organizations. Such change and consolidation may result in the elimination of, or a significant decrease in, the role of the physician in the medical malpractice insurance purchasing decision. It could also result in greater emphasis on the role of professional managers, who may seek to purchase insurance on a price competitive basis, and who may favor insurance companies that are larger and more highly rated than we are. In addition, such change and consolidation could reduce our medical malpractice premiums as groups of insurance purchasers generally retain more risk.

     The movement from traditional fee-for-service practice to the managed care environment may also result in an increase in the liability profile of our insureds. The majority of our insured physicians practice in primary care specialties such as internal medicine, family practice, general practice and pediatrics. In the managed care environment, these primary care physicians are being required to take on the role of "gatekeeper" and restrain the use of specialty care by controlling access to specialists and by performing certain procedures that would customarily be performed by specialists in a fee-for-service setting. These practice changes are resulting in an increase in the claims frequency and severity experienced by primary care physicians and by us as their insurance carrier.

  WE ARE A HOLDING COMPANY AND ARE DEPENDENT ON DIVIDENDS AND OTHER PAYMENTS FROM OUR OPERATING SUBSIDIARIES, WHICH ARE SUBJECT TO DIVIDEND RESTRICTIONS.

     We are a holding company whose principal source of funds is cash dividends and other permitted payments from our operating subsidiaries. If our subsidiaries are unable to make payments to us, or are able to pay only limited amounts, we may be unable to make payments on our indebtedness. The payment of dividends by these operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of their respective states of domicile as
discussed under "DIVIDENDS" on page   . We do not anticipate paying dividends to
stockholders in the foreseeable future.

  REGULATORY CHANGES AND THE UNPREDICTABILITY OF COURT DECISIONS COULD HAVE A MATERIAL IMPACT ON OUR OPERATIONS.

     Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which we operate. Regulation is intended for the benefit of policyholders rather than stockholders. In addition to the amount of dividends and other payments that can be made by our insurance subsidiaries, these regulatory authorities have broad administrative and supervisory power relating to:

     - licensing requirements;

     - trade practices;

     - capital and surplus requirements;

     - investment practices; and

     - rates charged to insurance customers.

     These regulations may impede or impose burdensome conditions on rate increases or other actions that we may want to take to enhance our operating results, and could affect our ability to pay dividends on our common stock. In addition, we may incur significant costs in the course of complying with regulatory requirements. Most states also regulate insurance holding companies like us in a variety of matters such as acquisitions, changes of control and the terms of affiliated transactions. Future legislative or regulatory changes may adversely affect our business operations.

  THE POSSIBLE PASSAGE OF TORT REFORM OR OTHER LEGISLATION, AND THE SUBSEQUENT REVIEW OF SUCH LAWS BY THE COURTS COULD HAVE A MATERIAL IMPACT ON OUR OPERATIONS.

     Tort reforms generally restrict the ability of a plaintiff to recover damages by, among other limitations, eliminating certain claims that may be heard in a court, limiting the amount or types of damages, changing statutes of limitation or the period of time to make a claim, and limiting venue or court selection. A number of states in which we do business have enacted, or are considering, tort reform legislation. Federal tort reform legislation has been proposed by President George W. Bush. Except for the recent legislation restricting class action litigation, the Senate has either voted down or refused to consider federal tort reform proposals.

     While the effects of tort reform would appear to be beneficial to our business generally, there can be no assurance that such reforms will be effective or ultimately upheld by the courts in the various states. Further, if tort reforms are effective, the business of providing professional and other liability insurance may become more attractive, thereby causing an increase in competition for our business.

     In addition, there can be no assurance that the benefits of tort reform will not be accompanied by legislation or regulatory actions that may be detrimental to our business. For example, various states have established or are evaluating establishment of state sponsored malpractice insurance for their resident physicians that may eliminate targeted physicians from the private insurance market. Furthermore, insurance regulatory authorities may require premium rate limitations and expanded coverage requirements as well as other requirements in anticipation of the expected benefits of tort reform which may or may not be realized.

  OUR GEOGRAPHIC CONCENTRATION TIES OUR PERFORMANCE TO THE ECONOMIC, REGULATORY AND DEMOGRAPHIC CONDITIONS OF THE MIDWESTERN AND SOUTHERN STATES.

     Our revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in the states in which we write insurance. We currently write our professional liability insurance primarily in states located in the midwestern and southern United States with approximately 71% of gross premiums written in five states, Alabama, Florida, Indiana, Michigan and Ohio in 2004, and we write substantially all of our personal lines insurance in Michigan. Because our business currently is concentrated in a limited number of markets, adverse developments that are limited to a geographic area in which we do business may have a disproportionately greater affect on us than they would have if we did business in markets outside that particular geographic area. If the merger is completed, these potential adverse developments could be mitigated since we will have expanded our geographic market to include the mid-Atlantic region.

     Our personal lines of property and casualty insurance business provide coverage for personal automobile, homeowners, boat and umbrella insurance primarily for residents of Michigan. The concentration of our personal lines business in Michigan leaves us vulnerable to catastrophes and severe weather specific to that state. Including our personal lines and professional liability premiums, approximately 32.5% of our total premiums are written in the state of Michigan.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE LOSS OF INDEPENDENT AGENTS.

     We depend in part on the services of independent agents and brokers in the marketing of our insurance products. We face competition from other insurance companies for the services and allegiance of independent agents and brokers. These agents and brokers may choose to direct business to competing insurance companies or may direct less desirable risks to us.

  IF MARKET CONDITIONS CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE, WE MAY BE REQUIRED TO BEAR INCREASED RISKS OR REDUCE THE LEVEL OF OUR UNDERWRITING COMMITMENTS.

     As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. We may be unable to maintain our current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring coverage or to obtain new reinsurance coverage, either our net exposure to risk would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

  WE CANNOT GUARANTEE THAT OUR REINSURERS WILL PAY IN A TIMELY FASHION, IF AT ALL, AND, AS A RESULT, WE COULD EXPERIENCE LOSSES.

     We transfer some of the risk we have assumed to reinsurance companies in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred, it does not relieve us of our liability to our policyholders. If our reinsurers fail to pay us or fail to pay us on a timely basis, our financial results would be adversely affected. At December 31, 2004, we had reinsurance recoverables on paid and unpaid losses and loss adjustment expenses, net of uncollectible reinsurance reserves, of approximately $409 million.

  THE GUARANTY FUND ASSESSMENTS THAT WE ARE REQUIRED TO PAY TO STATE GUARANTY ASSOCIATIONS MAY INCREASE AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER AS A RESULT.

     Each state in which we operate has separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Most guaranty association laws enable the associations to make assessments against member insurers to obtain funds to pay covered claims after a member insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.

     Property and casualty guaranty fund assessments incurred by us totaled $396,000 and $321,000 for 2004 and 2003, respectively. Our policy is to accrue the insurance insolvencies when notified of assessments. We are not able to reasonably estimate the insolvent insurer's liabilities or develop a meaningful range of the insolvent insurer's liabilities because of inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE EMPLOYEES.

     We are heavily dependent upon our senior management and the loss of services of our senior executives could adversely affect our business. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any of our senior management or any other key employee, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations.

     Our board of directors is in the process of considering succession planning relating to our Chief Executive Officer and is consulting with outside professional advisors in its planning. Dr. Crowe, our current Chairman and Chief Executive Officer, has indicated to us that he has no immediate plans for retirement.

  PROVISIONS IN OUR CHARTER DOCUMENTS, DELAWARE LAW AND STATE INSURANCE LAW MAY IMPEDE ATTEMPTS TO REPLACE OR REMOVE OUR MANAGEMENT OR IMPEDE A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     Our certificate of incorporation and by-laws and Delaware law contain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. Additionally, the board of directors may issue preferred stock, which could be used as an anti-takeover device, without a further vote of our stockholders. No shares of our preferred stock are currently outstanding, and we have no present intention to issue any shares of preferred stock. However, because the rights and preferences of any series of preferred stock may be set by our board of directors in its sole discretion, the rights and preferences of any such preferred stock may be superior to those of our common stock and thus may adversely affect the rights of the holders of our common stock.

     The voting structure of our common stock and other provisions of the certificate of incorporation are intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with a transaction. However, certain of these provisions may discourage our future acquisition, including an acquisition in which stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

     In addition, state insurance laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received approval from the insurance regulator. An acquisition of control of our insurance operating subsidiaries generally would be presumed if any person or entity acquires 10% (5% in Alabama) or more of our outstanding common stock, unless the applicable insurance regulator determines otherwise. These provisions apply even if the offer may be considered beneficial by some of our stockholders. If a change in management or a change of control is delayed or prevented, the market price of our common stock could decline.

                             NCRIC SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING.

     This section contains information from NCRIC for NCRIC stockholders about the special stockholder meeting NCRIC has called to consider and approve the Merger Agreement. NCRIC is mailing this proxy statement-prospectus to you, as a
NCRIC stockholder, on or about           , 2005. Together with this proxy
statement-prospectus, NCRIC is also sending to you a notice of the NCRIC special meeting, and a form of proxy that NCRIC's board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the
meeting. The special meeting will be held on           , 2005, at   a.m., local
time, at           , Washington, D.C.

     The purpose of the NCRIC special meeting is for you to consider and vote upon:

     - Proposal 1 -- the adoption of the Agreement and Plan of Merger dated February 28, 2005, providing for the merger of NCRIC into a wholly owned subsidiary of ProAssurance;

     - Proposal 2 -- any necessary adjournment of the meeting to permit further solicitation of proxies in the event insufficient shares are represented at the meeting; and

     - any other matters as may properly come before the meeting or any adjournment thereof.

     A copy of the Merger Agreement is attached to this proxy statement-prospectus as Appendix A.

VOTE REQUIRED.

     The approval of the proposal to approve and adopt the Merger Agreement and the merger requires the affirmative vote of a majority of the shares of NCRIC common stock eligible to vote at the special meeting. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve and adopt the Merger Agreement and the merger.

     The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from stockholders to vote at the meeting requires a favorable vote of a majority of the shares voting on the matter without regard to broker non-votes or abstentions.

PROXIES.

     You should complete and return the proxy card accompanying this proxy statement-prospectus to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. If your shares are held in nominee or "street name" you will receive separate voting instructions from your broker or nominee, which will be included with your proxy materials. Most brokers and nominees offer telephone and Internet voting, but the availability of and procedures for these alternatives will depend on the arrangements established by each particular broker or nominee.

     If you are a registered NCRIC stockholder, you can revoke your proxy at any time before the vote is taken at the special meeting by submitting to NCRIC's corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. Written notices of revocation and other communications about revoking NCRIC proxies should be addressed to:

                           Attn: Corporate Secretary
                               NCRIC Group, Inc.
                              1115 30th St., N.W.
                             Washington, D.C. 20007

     If your shares are held in nominee or "street name," you should contact your broker or other nominee regarding the revocation of proxies.

     All shares of NCRIC common stock represented by valid proxies NCRIC receives through this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxies. If you sign and return your proxy card but make no specification on your proxy card, your proxy will be voted "FOR" approval of the Merger Agreement and "FOR" approval of any adjournment or postponement of the special meeting. Brokers that hold shares of NCRIC common stock in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares on the Merger Agreement without specific instructions from those customers.

     NCRIC's board is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, however, NCRIC intends that shares represented by proxies in the form accompanying this proxy statement-prospectus will be voted by and at the discretion of the persons named as proxies on the proxy card.

     You should not send in any stock certificates with your proxy card. The exchange agent will mail to NCRIC stockholders a transmittal letter with instructions for the surrender of stock certificates as soon as practicable after the completion of the merger.

SOLICITATION OF PROXIES.

     NCRIC will bear the entire cost of soliciting proxies from its stockholders, except that NCRIC and ProAssurance have agreed to each pay one-half of the costs and expenses of printing and mailing this proxy statement-prospectus and all filing and other fees relating to the merger paid to the SEC. In addition to soliciting proxies by mail, NCRIC will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of NCRIC common stock and secure their voting instructions, if necessary. NCRIC will reimburse those banks, brokers and record holders for their reasonable fees and expenses in taking those actions. NCRIC has also made arrangements with Georgeson

Shareholder Services to help in soliciting proxies for the proposed merger and the special meeting and in communicating with stockholders. NCRIC has agreed to
pay that company approximately $     plus expenses for its services. In
addition, NCRIC's directors, officers and regular employees may solicit proxies, without payment of additional compensation to such persons, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

RECORD DATE AND VOTING RIGHTS.

     In accordance with Delaware law, NCRIC's bylaws and the rules of Nasdaq,
NCRIC has fixed           , 2005, as the record date for determining the NCRIC
stockholders entitled to notice of and to vote at the special meeting. Only NCRIC stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. At the close of business on the record
date, there were           shares of NCRIC common stock outstanding, held by
approximately           holders of record. The presence in person or by proxy of
a majority of shares of common stock outstanding on the record date and entitled to vote will constitute a quorum for purposes of conducting business at the special meeting. On each matter properly submitted for consideration at the special meeting, you are entitled to one vote for each outstanding share of NCRIC common stock you held as of the close of business on the record date, subject to the limitation on voting for stockholders beneficially owning more than 10% of the outstanding shares of NCRIC common stock (See "STOCKHOLDER
VOTING LIMITS AND REQUIREMENTS" on page   ).

     Shares of NCRIC common stock present in person at the special meeting but not voting, and shares of NCRIC common stock for which NCRIC has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business at the special meeting. Shares represented by proxies returned by a broker holding the shares in "street" name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted by their beneficial owners on matters where the broker cannot vote the shares in its discretion (so-called "broker non-votes").

     As of the record date:

     - NCRIC's directors and executive officers beneficially owned approximately shares of NCRIC common stock, excluding stock options,
       representing approximately      % of the shares entitled to vote at the
       special meeting. NCRIC currently expects that its directors and executive officers will vote the shares of NCRIC common stock they beneficially own "FOR" approval of the Merger Agreement and "FOR" the proposal to adjourn the special meeting if additional votes are needed; and

     - ProAssurance and its directors and executive officers did not, as of the record date, beneficially own any shares of NCRIC common stock.

RECOMMENDATION OF NCRIC'S BOARD OF DIRECTORS.

     The NCRIC board has adopted the Merger Agreement. The NCRIC board believes that the Merger Agreement and the transactions it contemplates are in the best interests of NCRIC and its stockholders, and unanimously recommends that NCRIC stockholders vote "FOR" approval of the Merger Agreement and "FOR" the proposal to adjourn the special meeting if additional votes are needed.

     See "RECOMMENDATION OF NCRIC'S BOARD OF DIRECTORS" beginning on page   for
a more detailed discussion of the NCRIC board's recommendation with regard to the Merger Agreement.

     The voting procedures used by NCRIC's transfer agent, Registrar & Transfer Company, are designed to properly authenticate stockholders' identities and to record accurately and count their proxies.

PROPOSAL TO ADJOURN THE SPECIAL MEETING.

     Pursuant to Delaware law, the holders of a majority of the outstanding shares of common stock of NCRIC are required to approve the Merger Agreement. It is rare for a company to achieve 100% stockholder participation at a special meeting of stockholders, and only a majority of the holders of the outstanding shares of common stock of NCRIC are required to be represented at a meeting, in person or by proxy, for a quorum to be present. In the event that there are not sufficient votes to constitute a quorum or to approve the adoption of the Merger Agreement at the special meeting, NCRIC would like the flexibility to adjourn the special meeting in order to attempt to secure broader stockholder participation in the decision to approve the Merger Agreement.

     NCRIC has requested that you appoint your proxy to vote on a proposal to adjourn the special meeting if there are an insufficient number of shares present in person or by proxy to constitute a quorum or to approve the Merger Agreement. The proposal to adjourn the special meeting will not be submitted to the stockholders for a vote at the special meeting if a majority of the outstanding shares of NCRIC common stock vote in favor of the proposal to approve the Merger Agreement.

The NCRIC board of directors recommends that you vote "FOR" this proposal.

DELIVERY OF PROXY MATERIALS.

     To reduce the expenses of delivering duplicate proxy materials to NCRIC stockholders, NCRIC is relying upon SEC rules that permits it to deliver only one proxy statement-prospectus to multiple stockholders who share an address unless we receive contrary instructions from any stockholder at that address. If you share an address with another stockholder and have received only one proxy statement-prospectus, you may write or call NCRIC as specified below to request a separate copy of this proxy statement-prospectus and NCRIC will promptly send it to you at no cost to you. For future NCRIC stockholder meetings, if any, you may request separate copies of NCRIC's proxy materials, or request that NCRIC send only one set of these materials to you if you are receiving multiple copies, by contacting NCRIC at: NCRIC Group, Inc., 1115 30th St., N.W., Washington, D.C. 20007, or by telephoning us at (202) 969-1866.

                             PROPOSAL 1: THE MERGER

     The following discussion contains material aspects of the merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement-prospectus and the documents we have referred you to. See
"WHERE YOU CAN FIND MORE INFORMATION" beginning on page   .

     A copy of the Merger Agreement without any schedules is attached as Appendix A to this proxy statement-prospectus and is incorporated by reference. We encourage you to read the agreement completely and carefully as it is the legal document that governs the merger.

GENERAL.

     ProAssurance's and NCRIC's boards of directors have unanimously approved the merger. When the merger is completed:

     - NCRIC will become a wholly owned subsidiary of ProAssurance;

     - subject to the adjustments and limitations described in this proxy statement-prospectus, each share of NCRIC common stock you own will be converted into the right to receive 0.25 of a share of ProAssurance common stock; and

     - after the completion of the merger, former NCRIC stockholders will own approximately 5.37% of the then outstanding common stock of ProAssurance.

     The shares of ProAssurance common stock to be issued in the merger will be approved for listing on the NYSE, subject to official notice of issuance, before the completion of the merger.

     If the merger is completed, NCRIC common stock will be delisted from the Nasdaq National Market, and NCRIC will no longer be subject to periodic reporting requirements under the Securities Exchange Act of 1934, as amended.

     We are working towards completing the merger as quickly as possible, and we expect to complete the merger in the third quarter of 2005.

MERGER CONSIDERATION.

     When the merger is completed, each share of NCRIC common stock that is outstanding on the effective date of the merger will cease to be outstanding and will be converted into the right to receive 0.25 of a share of ProAssurance common stock. The exchange ratio will be subject to adjustment so that for purposes of determining the exchange ratio:

     - In no event will the value assigned to the NCRIC common stock be less than $9.00 per share for purposes of determining the exchange ratio. If the average closing price of a share of ProAssurance common stock on the NYSE is less than $36.00 on the ten trading days ending on the day preceding the effective date of the merger, the exchange ratio will be adjusted and determined by dividing $9.00 by the average price of ProAssurance common stock during the measurement period.

     - In no event will the value assigned to the NCRIC common stock be greater than $11.00 per share for purposes of determining the exchange ratio. If the average closing price of a share of ProAssurance common stock on the NYSE is more than $44.00 on the ten trading days ending on the day preceding the effective date of the merger, the exchange ratio will be adjusted and determined by dividing $11.00 by the average price of the ProAssurance common stock during the measurement period.

     The following table illustrates the approximate value of what a holder of a share of NCRIC common stock will receive in the merger, assuming varying average closing prices for ProAssurance common stock during the measurement period and that ProAssurance common stock has a value equal to the stated average closing prices. You should bear in mind that the value of ProAssurance common stock is subject to market fluctuations and, therefore, the value of a share of ProAssurance common stock as of the effective date of the merger and after the merger may differ from the value of such stock as set forth below. This table uses hypothetical ProAssurance common stock prices.

                                           IF YOU HOLD ONE SHARE OF NCRIC COMMON STOCK AND THE AVERAGE
                                            PROASSURANCE STOCK PRICE DURING THE MEASUREMENT PERIOD IS:
                                  ------------------------------------------------------------------------------
                                  $36.00   $37.00   $38.00   $39.00   $40.00   $41.00   $42.00   $43.00   $44.00
                                  ------   ------   ------   ------   ------   ------   ------   ------   ------
The value assigned to your share
  of NCRIC common stock
  is(1):........................  $9.00    $9.25    $9.50    $9.75    $10.00   $10.25   $10.50   $10.75   $11.00

---------------

(1) No fractional shares will be issued. Cash will be paid in lieu of fractional shares of ProAssurance common stock at a price of $40.00 per share, except that if the exchange ratio is adjusted, the per share price will be the average price of the ProAssurance common stock during the measurement period.

     YOU SHOULD OBTAIN CURRENT STOCK PRICE QUOTATIONS FOR PROASSURANCE COMMON STOCK AND NCRIC COMMON STOCK. THESE QUOTATIONS ARE AVAILABLE FROM YOUR STOCK BROKER, IN MAJOR NEWSPAPERS AND ON THE INTERNET.

NCRIC'S REASONS FOR THE MERGER AND RECOMMENDATION OF NCRIC'S BOARD OF DIRECTORS.

     Background of the Merger. From time to time since the initial public stock offering in 1999, the board of directors of NCRIC has explored the possibility of affiliating with a larger company in a merger transaction as a means of maximizing value for stockholders. Substantive discussions with potential third party acquirers occurred during this period, but those discussions did not result in any definitive proposals. Instead, NCRIC continued with the development and execution of its business plan.

     At a regularly scheduled strategic planning meeting of the board of directors of NCRIC in July 2004, the board discussed various strategic options available to the company. The options identified by the board were: (i) continue the execution of the current business plan as an independent entity; (ii) expand the business model to include new products and new states; and (iii) pursue a merger transaction with a larger insurance company. The board determined to continue the discussion of strategic alternatives at the next strategic planning board meeting scheduled for February 2005, and management was directed to provide the board with more specific information regarding each strategic alternative.

     On January 17, 2005, management became aware that the preliminary loss reserve report from the company's independent, appointed actuary indicated significant additional losses may be incurred as of the fourth quarter and year ended December 31, 2004. The initial estimate of adverse development represented an increase in 2004 of $16 million, or more than 20% over the 2003 year-end net loss reserves, primarily for claims reported in years 2001, 2002 and 2003. Since this preliminary report was inconsistent with management's expectations and since additional loss reserves had been recorded at year-end 2003 for the same prior report years, management believed that it would be appropriate to engage a second actuarial firm to calculate reserve estimates as of December 31, 2004.

     At management's request, a meeting of the executive committee of NCRIC's board was convened on January 21, 2005 to discuss the following: (i) the preliminary report of the appointed actuary; (ii) the potentially adverse ramifications to the company; and (iii) the steps that could be taken to preserve and enhance stockholder value. Representatives of Sandler O'Neill, which had from time to time provided investment banking services to NCRIC since 1999, attended the meeting and participated in the discussions.

     The executive committee and management discussed the preliminary report from the appointed actuary and its financial and market implications to the company, including the likelihood of an A.M. Best rating downgrade. The committee reviewed a summary of the actuarial development of losses for the most recent report years, noting the reserve strengthening in each of the past three years. The committee believed that a rating downgrade by A.M. Best could adversely affect future profitability by limiting or preventing the company from writing desirable new business or renewing existing business and determined that this could have a negative long-term impact on franchise and stockholder value. The committee believed that the effects could also be disruptive to policyholders, agency relationships and employees and that the company's recovery from these effects would be difficult and could require an extended period of time.

     The executive committee authorized management to engage a second independent actuarial firm to calculate reserve estimates as of December 31, 2004. The committee determined that the company should be prepared to take strategic action to preserve stockholder value in the event the second actuarial review confirmed the need for significant additional reserves.

     The executive committee agreed to engage Sandler O'Neill as the company's financial advisor in connection with the exploration of strategic alternatives, including a merger transaction. The committee authorized Sandler O'Neill to contact third parties to determine interest in pursuing a merger or acquisition transaction with NCRIC. Sandler O'Neill discussed with the committee the process that would be followed. The process was expected to involve identifying and contacting third parties interested in and capable of pursuing a transaction with NCRIC and having knowledge of the medical malpractice sector. In addition, upon the execution of confidentiality agreements, third parties would be provided with non-public information with respect to NCRIC, including the initial reserve report and other preliminary fourth quarter financial information. A detailed data room would be established to accommodate due diligence requests by third parties.

     The executive committee concluded that all alternatives should be explored, including a merger with another company, the continued execution of the company's business plan, and additional board representation from the investment community, which previously had been proposed by an investor group in a meeting with management. The committee also discussed whether a new management team could be expected to deliver improved performance and stockholder value, given the company's circumstances.

     The executive committee instructed management to proceed on the dual track of investigating strategic alternatives while completing the determination of year-end loss reserves. The committee believed that, if feasible, it would be in the best interests of the company and its stockholders for the board to have a strategic response to announce within the timeframe necessary to receive and review the report of the second actuary, determine the required level of loss reserves for the year ended December 31, 2004, and announce results of operations for the year.

     Following the January 21 executive committee meeting, representatives of Sandler O'Neill initiated contact regarding a possible transaction with NCRIC with eight parties, which consisted of five insurance companies, including ProAssurance, and three private equity firms. In addition, preparation of a data room began.

     When contacted by Sandler O'Neill, ProAssurance expressed preliminary interest in discussing a transaction and entered into a confidentiality agreement with NCRIC. On January 24, Mr. Pate and a representative of Sandler O'Neill met with Dr. A. Derrill Crowe, the chairman and chief executive officer of ProAssurance. During this meeting Dr. Crowe was given an overview of NCRIC, including the results of the preliminary actuarial report for 2004. Dr. Crowe indicated that ProAssurance might be interested in a transaction between the two companies.

     On January 27, management of NCRIC and ProAssurance met with NCRIC's appointed actuary, who also is the appointed actuary for ProAssurance, to discuss the actuary's preliminary loss reserve report for NCRIC. Additionally, on January 28, ProAssurance's chief financial officer met with NCRIC management to discuss management's analysis of the loss reserves as of December 31, 2004. Following these meetings, ProAssurance confirmed its interest in continuing to pursue a possible transaction with NCRIC and indicated its intent to submit a proposal for consideration by the NCRIC board.

     At a special meeting of the board of directors held on February 1, 2005, the board was advised of the developments with respect to the possible additional loss reserves, and the proceedings of the executive committee on January 21, as outlined above, and ratified the actions taken by the executive committee. The chairs of the compensation and governance committees also reported on a meeting that had been requested by the previously described investor group. The chairs reported that the investor group believed that a representative of a significant stockholder should be added to the board.

     Additionally, the board received an update from Sandler O'Neill regarding the eight parties that had been contacted about their possible interest in a business combination with NCRIC. Sandler O'Neill reported that two confidentiality agreements had been executed with insurance companies, including ProAssurance, one confidentiality agreement had been executed with a private equity firm, and two confidentiality agreements were under negotiation with two other insurance companies. Sandler O'Neill further reported that as of the date of the meeting, only ProAssurance had indicated a firm interest in pursuing a transaction.

     The board was informed of the meetings with ProAssurance's management and that a proposal in the form of a letter from ProAssurance had been received. The letter proposed a stock-for-stock merger transaction, and merger consideration that would be based on a multiple of NCRIC's December 31, 2004 book value, as adjusted by ProAssurance for certain items, including adverse loss development, the Columbia Hospital for Women ("CHW") litigation and the goodwill associated with the practice management subsidiary. According to the letter, the aggregate merger consideration would range from $55 to $75 million. The board noted that this aggregate valuation range indicated a per share merger consideration that ranged from $7.97 to $10.86. The letter also required that NCRIC grant ProAssurance exclusive rights to negotiate a definitive agreement for a 60-day period.

     The board appointed a special committee, consisting of directors Burke, McFarland, McNamara (committee chair), Pate and Trujillo, for the purpose of further exploring strategic alternatives, and, if deemed appropriate and in the best interests of the company, negotiating a non-binding letter of intent with ProAssurance. It was determined that any agreement to grant ProAssurance an exclusive negotiating period would require full board approval.

     Following this board meeting, the special committee met and discussed the letter of intent submitted by ProAssurance. Sandler O'Neill indicated that it would seek clarification from ProAssurance as to the pricing and certain other terms in the letter. The special committee was advised that it would likely need to meet again prior to the regularly scheduled February 12 board meeting.

     Following the February 1 meetings, discussions continued between NCRIC and ProAssurance management and between the companies' financial advisors. On February 4, ProAssurance submitted a revised letter of intent regarding a stock-for-stock merger of NCRIC with ProAssurance. The letter proposed a "Base Purchase Price" that ProAssurance calculated by applying a multiple of 1.3x to NCRIC's December 31, 2004 tangible book value as adjusted by ProAssurance for certain items including additional loss reserves. According to the letter, the Base Purchase Price was $59 million, which indicated a per share merger consideration of $8.57. The final purchase price would be the sum of the "Base Purchase Price" and two "Additions:" one relating to the CHW litigation, and one relating to a sale or agreed upon sale of the practice management subsidiary. The Base Purchase Price would be increased on a dollar-for-dollar basis for the following: (1) any resolution of the CHW litigation for less than $19.5 million; and (2) the amount by which NCRIC's tangible book value would be increased by the proceeds from an actual or agreed-upon sale of the practice management subsidiary. If the CHW lawsuit did not settle prior to the closing of the transaction, ProAssurance proposed to establish an escrow account, and to release the amount, if any, by which the ultimate resolution or settlement was less than $19.5 million.

     ProAssurance expressed its desire to proceed expeditiously. The letter of intent indicated that ProAssurance was prepared to begin due diligence the following week and requested an opportunity to meet with NCRIC's board at its earliest convenience. The letter also proposed a shorter exclusive negotiating period, through March 1, 2005, and a break-up fee in an amount equal to 1.75% of the aggregate purchase price should a definitive agreement be negotiated.

     Prior to February 4, two additional insurance companies executed confidentiality agreements and were provided certain information regarding NCRIC. Three other parties were not interested in pursuing a transaction and declined to execute a confidentiality agreement. Of the parties which entered into confidentiality agreements, after a review of confidential information, two insurance companies and one private equity firm declined to pursue further discussions or due diligence which could lead to a transaction. One insurance company indicated that it was unable to determine in a timely fashion whether it was interested in pursuing a transaction.

     On February 5, the special committee met to discuss the revised proposal from ProAssurance. First, Sandler O'Neill updated the committee on the results of its contact with the eight parties regarding a possible transaction with NCRIC.

     Sandler O'Neill and counsel then reviewed the terms of the revised proposal submitted by ProAssurance. The committee discussed the uncertainty associated with the value of the proposed merger consideration based both on ultimate determination and realization of the adjustments. The committee believed that a stock-for-stock merger transaction with ProAssurance could be in the best interests of NCRIC stockholders and therefore that it was appropriate to continue negotiations with ProAssurance, including with respect to the merger considerations. Accordingly, the committee recommended that the board authorize the execution of the ProAssurance letter of intent, and, in light of the lack of interest from other parties, to grant the exclusive negotiating period requested.

     At a special meeting of the board of directors held on February 6, the board received the report of the special committee and reviewed and discussed the February 4 letter of intent with its legal and financial advisors. The board was also updated as to Sandler O'Neill's contacts with the other possible merger partners and the absence of interest other than from ProAssurance. The board was informed that the letter of intent from ProAssurance was non-binding except for the grant of exclusive negotiating rights through March 1, the obligations of confidentiality and the agreement that each party bear its own expenses. The board authorized management to execute the letter of intent.

     On February 8, Mr. Pate and Dr. Crowe met to discuss due diligence and the continuing merger negotiations. On February 9, Mr. Pate met with the senior management of ProAssurance to further discuss these matters. ProAssurance conducted its on-site due diligence investigation of NCRIC on February 10 and 11 and continued with due diligence throughout the merger negotiations.

     The regularly scheduled February 12 strategic planning meeting of the board of directors was held to review and discuss strategic responses to the possible need for additional loss reserves. Management and Sandler O'Neill provided an update as to the status of negotiations with ProAssurance. The board was informed by management that the second actuarial firm had not completed its study of year-end loss reserves. The board reviewed the options of continuing to execute its business plan as an independent entity versus affiliating with a strategic partner through a merger transaction. Sandler O'Neill then summarized and reviewed the financial terms offered by ProAssurance in the letter of intent.

     Following this review, Dr. Crowe and Mr. Victor T. Adamo, president of ProAssurance, were invited into the board meeting and made a presentation regarding ProAssurance, its history and operations and its proposed plans for a combination of the companies. Dr. Crowe and Mr. Adamo responded to questions from the board and departed the meeting.

     The board then received a report from the chairs of the governance and compensation committees as to the previously described meeting with the investor group.

     The board then discussed the ProAssurance presentation and its proposal for a merger with NCRIC. The board noted the apparent similarity between NCRIC's and ProAssurance's management philosophies, and their commitments to the medical communities they serve. Questions were asked of both Sandler O'Neill and NCRIC's legal counsel. The board discussed the adjustable and contingent nature of the merger consideration proposed and the related risks and uncertainties. The board expressed the view that a proposal without price adjustments and contingent consideration would be in the best interests of stockholders. The board agreed to continue moving forward with ProAssurance through the special committee and discussed the likely need to meet again. A meeting was tentatively scheduled for February 27.

     The board then met in executive session and discussed whether changes in management would be warranted in the event that the company did not proceed with a merger. The board unanimously expressed confidence in the capabilities and competence of the management team, noted the inherent difficulties of being a small company in a volatile business, and stated its belief that any management team would face difficulties following an announcement of significant additional loss reserves.

     The board determined to continue on the dual track of finalizing the review of year-end loss reserves upon receipt of the report of the second actuary and the negotiation of the proposal from ProAssurance.

     Subsequent to the February 12 board meeting, counsel for ProAssurance distributed a draft of a proposed merger agreement. On February 16, senior management of ProAssurance and NCRIC, together with each company's financial and legal advisors, met in Washington D.C. to discuss the agreement, deal terms and pricing issues. ProAssurance outlined revised pricing terms, again subject to adjustment based primarily on the resolution of the CHW litigation and on an actual or agreed-upon sale of the practice management subsidiary prior to closing, while NCRIC expressed its strong preference for a proposal without price adjustments and contingent consideration.

     On February 17 and 18, NCRIC management, along with the company's financial and legal advisors, conducted an on-site due diligence investigation of ProAssurance.

     By letter dated February 23, and in response to NCRIC's concerns about the price adjustments and contingent consideration, ProAssurance proposed either (i) a purchase price of $10.00 per share, without adjustments or contingencies; or
(ii) a revised Base Purchase Price, subject to adjustments relating to the

CHW litigation and the practice management subsidiary. The Base Purchase Price was $72.1 million, or $10.47 per share, and assumed a settlement of the CHW litigation for $12 million and an increase in tangible book value of $3 million from a sale of the practice management subsidiary prior to closing. The Base Purchase Price would be subject to adjustment, upward or downward, upon the settlement or resolution of the CHW litigation for more or less than $12 million (and all amounts relating to CHW would be escrowed if the litigation were not settled or resolved before closing), and upon a change in tangible book value by more or less than $3 million from the sale of the practice management subsidiary (if there was no sale or agreed upon sale prior to closing, there could be a $3 million downward adjustment).

     On February 24, the special committee met with the company's financial and legal advisors to consider the revised ProAssurance proposal. The committee again discussed the risks and uncertainty associated with adjustable and contingent merger consideration. Additionally, the committee acknowledged and confirmed the company's view that the CHW litigation is without merit and its preference not to settle the case. The committee also discussed its belief that the announcement of a merger agreement subject to adjustments relating to the CHW litigation and the practice management subsidiary could compromise the value of the practice management subsidiary and the likelihood of a favorable settlement, if any, of the CHW litigation.

     The special committee discussed the proposed $10.00 merger consideration that did not include any adjustment or contingency and considered a number of factors, including information regarding ProAssurance's business, financial condition, results of operations and stock trading history. The committee believed that NCRIC stockholders would benefit from the significantly greater liquidity in the trading market for ProAssurance common stock, which trades on the NYSE. The committee also discussed the other strategic alternatives available to the company, including remaining independent. Management advised the committee that the report of the second actuary had been received, that the reconciliation to the report of the appointed actuary had been completed February 23, and that the second actuary's conclusions as to the loss reserve estimates as of December 31, 2004 were not materially different from those of the appointed actuary.

     Following further discussion among the special committee and the company's financial and legal advisors, the committee concluded that the proposal without adjustments and contingent consideration would be in the best interests of NCRIC stockholders. The committee decided to recommend to the board that NCRIC enter into a merger agreement with ProAssurance at the $10.00 per share value offered, without adjustment or contingency, but directed management and the company's financial advisors to negotiate a fixed exchange ratio.

     On February 25, Mr. Pate and Dr. Crowe agreed to submit to their respective boards an agreement with an exchange ratio of 0.25 shares of ProAssurance common stock for each NCRIC share. The exchange ratio was based on the closing price of ProAssurance common stock on the previous trading day. Additionally, they agreed to recommend a collar for the exchange ratio, so that in the event that the market price of the ProAssurance common stock prior to the closing either exceeds $44.00 or is less than $36.00, the exchange ratio adjusts so that the value per NCRIC share would neither exceed $11.00 nor be less than $9.00, respectively.

     On February 27, a special meeting of the board of directors was held to consider an agreement to merge with ProAssurance based on an exchange ratio of
0.25 shares of ProAssurance for every NCRIC share, subject to adjustment based on the collar previously described. Based on ProAssurance's closing price on February 25 (the last trading day prior to the February 27 special meeting of the board of directors), the implied per share value of the share exchange was $10.10. Counsel reviewed the board's fiduciary duties in general and in particular in connection with merger and acquisition transactions. The board reviewed a proposed press release for the quarter and year ended December 31, 2004, which reported a net loss of $8.3 million for the quarter and a net loss of $7.1 million for the year, primarily as a result of adverse development on claims reported in prior years, book value per share of $10.45, and tangible book value per share of $9.39, as of December 31, 2004.

     The special committee reported its unanimous recommendation that the board approve a merger agreement with ProAssurance. NCRIC's counsel reviewed the terms of the definitive merger agreement, including the representations and warranties of the parties, the affirmative and negative covenants, the restriction on soliciting other offers and the "fiduciary out" exception, the break-up fee of $1.725 million (2.5% of the aggregate purchase price) in the event that NCRIC were to accept an offer from another party and terminate the agreement with ProAssurance, and the various conditions to closing and termination provisions. Sandler O'Neill reviewed the financial terms of the agreement, and presented its view that, as of that date, the exchange ratio was fair to NCRIC's stockholders from a financial point of view. Management and the company's financial and legal advisors also reported on the outcome of the due diligence investigation of ProAssurance.

     After conducting a comprehensive review of factors that could affect stockholder value -- ranging from NCRIC's long-term prospects if it were to continue operating as an independent company to the short-and medium-term negative impact that the upcoming announcement of the adverse reserve adjustment would likely have on the value of NCRIC stock -- the board agreed unanimously that the merger agreement with ProAssurance was in the best interests of NCRIC's stockholders. The board then authorized Mr. Pate to execute the agreement on behalf of NCRIC. The merger agreement was executed and announced on the following morning, February 28.

     Recommendation of NCRIC's Board of Directors. In reaching its determination that the merger and the Merger Agreement are advisable and in the best interests of NCRIC and its stockholders, the board consulted with the company's legal and financial advisors and considered a variety of factors, including the following:

     - The potential for growth and profitability and the current and prospective business and competitive environments in which NCRIC operates;

     - The risks associated with remaining an independent company of relatively small size in the volatile medical professional liability insurance business;

     - The likelihood that the significant additional loss reserves and reported loss for the year ended December 31, 2004 would result in a rating downgrade by A.M. Best, which would negatively affect future growth and profitability;

     - The strategic alternatives to the merger reviewed by the board of directors;

     - The trading history, the number of shares outstanding, and the average trading volume of ProAssurance common stock, and the belief that NCRIC stockholders would benefit from the greater liquidity in the market for shares of ProAssurance common stock;

     - The similarity between NCRIC's and ProAssurance's management philosophies, and their commitments to the medical communities served by their medical professional liability insurance subsidiaries;

     - The strength of ProAssurance's business, financial condition, management, business philosophy and future prospects, and the strategic fit between the parties;

     - The board's belief that the merger presents an attractive opportunity to merge with a leading medical malpractice insurance group that will have significantly greater financial strength and earning power than NCRIC would have on its own;

     - The absence of interest in pursuing a merger transaction from any of the third parties contacted other than ProAssurance;

     - The merger consideration to be paid by ProAssurance, including the exchange ratio that had a value of $10.10 per NCRIC share based on the February 25 closing price of ProAssurance common stock, and which, after giving effect to the collar, could result in merger consideration having a value at the time of closing of as much as $11.00, but not less than $9.00;

     - The terms of the Merger Agreement, including the flexibility of the board of directors to consider unsolicited proposals from other possible acquirers after the execution of the Merger Agreement, and the related $1,725,000 termination fee that would be payable to ProAssurance in the event NCRIC accepted a superior proposal from a third party;

     - The fact that the stock-for-stock exchange is tax-free for federal income tax purposes and offers NCRIC stockholders the opportunity to participate in the future growth and profitability of the combined company;

     - The favorable results of the due diligence investigation of ProAssurance; and

     - The opinion of Sandler O'Neill that, as of February 27, 2005, the exchange ratio was fair to NCRIC stockholders from a financial point of view.

In reaching its determination to approve and recommend the merger, the board of directors did not assign any specific or relative weights to the factors under consideration, and individual directors may have given different weights to different factors.

     On the basis of these considerations, the Merger Agreement was unanimously approved by NCRIC's board of directors.

     THE BOARD OF DIRECTORS OF NCRIC UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF NCRIC APPROVE THE AGREEMENT AND PLAN OF MERGER

OPINION OF NCRIC'S FINANCIAL ADVISOR

     By letter dated as of January 26, 2005, NCRIC retained Sandler O'Neill to act as its financial advisor in connection with NCRIC's strategic planning and merger and acquisition analyses and as financial advisor to NCRIC in connection with any business combinations arising out of such analyses. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

     Sandler O'Neill acted as financial advisor to NCRIC in connection with the proposed merger and participated in certain of the negotiations leading to the Merger Agreement. At the February 27, 2005 meeting at which NCRIC's board considered and approved the Merger Agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing as of February 28, 2005, that, as of such date, the exchange ratio was fair to NCRIC's stockholders from a financial point of view. Sandler O'Neill has confirmed its February 27th opinion by delivering to the board a written opinion dated the date of this proxy statement-prospectus. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O'Neill's updated opinion is attached as Appendix B to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O'Neill urges NCRIC stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

     Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the NCRIC board and is directed only to the fairness, from a financial point of view, of the exchange ratio to holders of NCRIC common stock. It does not address the underlying business decision of NCRIC to engage in the merger or any other aspect of the merger and is not a recommendation to any NCRIC stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

     In connection with rendering its February 27, 2005 opinion, Sandler O'Neill reviewed and considered, among other things:

          (1) the Merger Agreement;

          (2) certain publicly available financial statements and other historical financial information of NCRIC that Sandler O'Neill deemed relevant;

          (3) certain publicly available financial statements and other historical financial information of ProAssurance that Sandler O'Neill deemed relevant;

          (4) earnings projections and earnings per share estimates for NCRIC for the year ending December 31, 2005, prepared by and reviewed in discussions with senior management of NCRIC (adjusted to reflect three possible financial resolutions concerning the Judgment described below) and earnings projections for the years thereafter, reviewed in discussions with senior management of NCRIC;

          (5) earnings per share estimates for ProAssurance for the years ending December 31, 2005 and 2006 and long-term earnings per share growth rate estimates for periods thereafter published by Thomson First Call and reviewed with senior management of ProAssurance as to reasonableness for use by Sandler O'Neill in its analyses;

          (6) the pro forma financial impact of the merger on ProAssurance based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and expenses associated with the Judgment referred to below determined by the senior management of ProAssurance;

          (7) the publicly reported historical price and trading activity for NCRIC's and ProAssurance's common stock, including a comparison of certain financial and stock market information for NCRIC and ProAssurance with similar publicly available information for certain other companies the securities of which are publicly traded;

          (8) the financial terms, to the extent publicly available, of certain recent business combinations in the medical malpractice insurance industry;

          (9) the current market environment generally and the medical malpractice insurance industry environment in particular; and

          (10) such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

     Sandler O'Neill also discussed with certain members of senior management of NCRIC the business, financial condition, results of operations and prospects of NCRIC and held similar discussions with certain members of senior management of ProAssurance regarding the business, financial condition, results of operations and prospects of ProAssurance.

     Sandler O'Neill was aware that on February 20, 2004, a judgment of $18.2 million was entered against NCRIC with respect to certain counterclaims made by Columbia Hospital for Women Medical Center, Inc. in a premium collection litigation brought by NCRIC (the "Judgment"). The Judgment is not final because NCRIC has filed certain post-trial motions with respect to the Judgment and may be appealed when and if made final. In connection with filing the post-trial motions, NCRIC secured a $19.5 million appellate bond and associated letter of credit. While, with NCRIC's concurrence and as discussed more fully below, Sandler O'Neill has performed certain of its analyses using three possible financial resolutions of the Judgment, Sandler O'Neill has performed no independent evaluation of (i) the merits of the counter claims, post-trial motions or any potential appeal of the Judgment, (ii) the prospects or amount of any potential settlement, liability or other payment relating to the Judgment, or (iii) the actual or potential costs of the actions or matters referred to in clauses (i) and (ii). Instead, at NCRIC's direction, with regard to the Judgment, Sandler O'Neill has relied exclusively on information provided by NCRIC and its legal advisors.

     In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided by NCRIC or ProAssurance or their respective representatives or that was otherwise reviewed by Sandler O'Neill and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O'Neill further relied on the assurances of management of NCRIC and ProAssurance that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NCRIC or ProAssurance or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill has not been furnished with any actuarial analyses or reports, except for certain analyses and reports prepared by NCRIC's actuarial advisors. Sandler O'Neill is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions. In that regard, Sandler O'Neill has made no analysis of, and expresses no opinion as to, the adequacy of NCRIC's losses and loss adjustment expense reserves, including the reserve strengthening taken by NCRIC in the fourth quarter of 2004 or of the reserves of ProAssurance. Sandler O'Neill has not evaluated the solvency or fair value of NCRIC or ProAssurance under any state or federal laws relating to bankruptcy, insolvency or similar matters.

     Sandler O'Neill's opinion was necessarily based upon financial, economic, market and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with NCRIC's consent, that there has been no material change in NCRIC's and ProAssurance's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Sandler O'Neill, that NCRIC and ProAssurance will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with NCRIC's consent, Sandler O'Neill relied upon the advice NCRIC received from its legal, actuarial, accounting and tax advisors as to all legal, actuarial, accounting and tax matters relating to the Merger Agreement and the other transactions contemplated thereby.

     In rendering its February 27, 2005 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to NCRIC or ProAssurance and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of NCRIC or ProAssurance and the companies to which they are being compared.

     The financial projections and earnings estimates used and relied upon by Sandler O'Neill in its analyses for NCRIC were reviewed with the senior management of NCRIC who confirmed to Sandler O'Neill that those projections reflected the best currently available estimates and judgments of such management of the future financial performance of NCRIC. The earnings per share estimates used and relied upon by Sandler O'Neill in its analyses for ProAssurance were reviewed with the senior management of ProAssurance as to reasonableness for use in Sandler O'Neill's analyses. The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Sandler O'Neill in its analyses were reviewed with senior management of ProAssurance and such management confirmed that those projections reflected the best currently available estimates and judgments of such management. With respect to all projections and estimates used in its analyses, Sandler O'Neill assumed that financial performance reflected in those projections and estimates would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. These projections and estimates, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections and estimates.

     In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of NCRIC, ProAssurance and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the NCRIC board at the board's February 27, 2005 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of NCRIC's common stock or ProAssurance's common stock or the prices at which NCRIC's or ProAssurance's common stock may be sold at any time.

     Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Assuming that each share of NCRIC common stock is exchanged for 0.25 of a share of ProAssurance common stock and a price of $40.41 for each ProAssurance share of common stock (the closing price of ProAssurance common stock on February 25, 2005), Sandler O'Neill calculated an implied transaction value of $10.10 per share. Based upon per share financial information for NCRIC for the twelve-month period ended December 31, 2004, Sandler O'Neill calculated multiples of the transaction value to tangible book value per share as of December 31, 2004 adjusted as described below. Sandler O'Neill also calculated multiples of the transaction value to estimated 2005 earnings per share as provided by NCRIC management, adjusted as described below.

     With NCRIC's consent, Sandler O'Neill calculated the multiples using adjusted per share tangible book value and earnings amounts using various assumptions as to the amount that may potentially be paid out in connection with the Judgment. These assumptions were as follows: (i) NCRIC makes a payment of $12 million in connection with the Judgment ("Case 1"); (ii) NCRIC makes no payment in connection with the Judgment ("Case 2"); and (iii) NCRIC makes a payment of $19.5 million in connection with the Judgment ("Case 3"). As used in Sandler O'Neill's analyses, the payments in connection with the Judgment were calculated on an after-tax basis using a 34% tax rate (based on information provided by NCRIC management).

                                                              PER SHARE   MULTIPLE
                                                              ---------   --------
12/31/04 Adjusted Tangible Book Value(1)(2)
  Case 1....................................................    $8.16       1.24x
  Case 2....................................................     9.30       1.09
  Case 3....................................................     7.45       1.36
2005 Estimated Earnings(3)
  Case 1....................................................    $0.72       14.0x
  Case 2....................................................     0.77       13.1
  Case 3....................................................     0.70       14.4

---------------

(1) Based on 6,960,253 fully diluted shares outstanding.

(2) Includes the impact of the $15.6 million reserve strengthening before taxes, $10.3 million after taxes at a 34% tax rate or $1.48 per share in the fourth quarter of 2004.

(3) Based on per share earnings estimates provided by NCRIC management, as adjusted for the three Cases with respect to the Judgment. The adjustments give effect to a reduction in NCRIC's investment income due to payment of the three assumed amounts but not to the actual payments themselves, which are, for purposes of this analysis, treated as non-recurring expenses.

     The aggregate transaction value was approximately $69.6 million based on 6,892,517 outstanding shares as of December 31, 2004. Sandler O'Neill noted that, on the dates set forth in the table below the per share transaction value represented the discounts and premiums to the closing price of NCRIC's common stock set forth beside each such date:

                                                              STOCK    PREMIUM
DATE(1)                                                       PRICE    DISCOUNT
-------                                                       ------   --------
Closing price (February 25, 2005)...........................  $10.94     (7.7)%
Closing price (1-week prior)................................   11.07     (8.8)
Closing price (1-month prior)...............................   10.74     (6.0)
Closing price (3-months prior)..............................    9.64      4.8
52-week high (February 8, 2005).............................   11.90    (15.1)
52-week low (September 28, 2004)............................    8.37     20.7
IPO price-first step MHC conversion (July 29, 1999).........    3.75    169.3
IPO price-second step full conversion (June 25, 2003).......   10.00      1.0

---------------

(1) All dates precede public announcement of NCRIC's fourth quarter 2004 loss.

     Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of NCRIC's common stock for the one-year period ended February 25, 2005 and the period between July 29, 1999 (the date of NCRIC's first step conversion) and February 25, 2005. Sandler O'Neill also reviewed the history of the reported trading prices and volume of ProAssurance's common stock for the one-year and three-year periods ended February 25, 2005. Sandler O'Neill compared the relationship between the movements in the prices of NCRIC's and ProAssurance's common stock to movements in the prices of the S&P Property and Casualty Insurance Index, S&P 500 Index and the weighted average (by market capitalization) performance of composite peer groups of publicly traded medical malpractice insurers selected by Sandler O'Neill for NCRIC and ProAssurance, respectively.

     During the one-year period ended February 25, 2005, NCRIC generally underperformed all of the indices and the peer group to which it was compared. During the period between July 29, 1999 and February 25, 2005, NCRIC generally outperformed all of the indices and the peer group to which it was compared.

                                                        NCRIC'S STOCK PRICE PERFORMANCE
                                                   ------------------------------------------
                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                     FEBRUARY 24, 2004     FEBRUARY 25, 2005
                                                   ---------------------   ------------------
NCRIC............................................          100.0%                104.2%
NCRIC Peer Group(1)..............................          100.0                 135.1
S&P Property and Casualty Insurance Index........          100.0                 106.9
S&P 500..........................................          100.0                 106.3

                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                       JULY 29, 1999       FEBRUARY 25, 2005
                                                   ---------------------   ------------------
NCRIC............................................          100.0%                270.0%
NCRIC Peer Group(1)..............................          100.0                 104.4
S&P Property and Casualty Insurance Index........          100.0                 143.8
S&P 500..........................................          100.0                  90.3

---------------

(1) The NCRIC Peer Group consists of American Physicians Capital, Inc., FPIC Insurance Group, Inc., ProAssurance Corporation, and SCPIE Holdings Inc.

     During the one-year period ended February 25, 2005, ProAssurance outperformed the S&P Property and Casualty Index and the S&P 500 Index but generally underperformed its peer group. During the three-year period ended February 25, 2005, ProAssurance outperformed all of the indices and the peer group to which it was compared.

                                                     PROASSURANCE'S STOCK PRICE PERFORMANCE
                                                   ------------------------------------------
                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                     FEBRUARY 24, 2004     FEBRUARY 25, 2005
                                                   ---------------------   ------------------
ProAssurance.....................................          100.0%                123.5%
ProAssurance Peer Group(1).......................          100.0                 150.6
S&P Property and Casualty Insurance Index........          100.0                 106.9
S&P 500..........................................          100.0                 106.3

                                                   BEGINNING INDEX VALUE   ENDING INDEX VALUE
                                                     FEBRUARY 22, 2002     FEBRUARY 25, 2005
                                                   ---------------------   ------------------
ProAssurance.....................................          100.0%                252.7%
ProAssurance's Peer Group(1).....................          100.0                 153.8
S&P Property and Casualty Insurance Index........          100.0                 122.4
S&P 500..........................................          100.0                 111.2

---------------

(1) The ProAssurance Peer Group consists of American Physicians Capital, Inc., FPIC Insurance Group, Inc., NCRIC Group, Inc., and SCPIE Holdings Inc.

     Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for NCRIC and a group of publicly traded malpractice insurers which consisted of the following:

     - ProAssurance Corporation

     - FPIC Insurance Group, Inc.

     - American Physicians Capital, Inc.

     - SCPIE Holdings Inc.

     To the extent publicly available, Sandler O'Neill reviewed the stock price of the comparable companies as of February 25, 2005 as a multiple of (a) 2005 estimated earnings per share; (b) 2006 estimated earnings per share; (c) book value at December 31, 2004 (except for SCPIE Holdings Inc. where the book value was at September 30, 2004); and (d) tangible book value at December 31, 2004 (except for SCPIE Holdings Inc. where the tangible book value was at September 30, 2004). Sandler

O'Neill calculated the multiples for the above comparable companies and then applied the 2005 high and low estimated earnings per share and tangible book value multiples for those companies to NCRIC's 2005 estimated earnings and to NCRIC's adjusted tangible book value as of December 31, 2004 to derive imputed ranges of values for NCRIC's common stock. Sandler O'Neill then applied a control premium of 20.4% to those implied ranges of value and calculated an implied range of values for NCRIC of $4.61 to $22.59 per share. The implied transaction value of the merger, as calculated by Sandler O'Neill, was $10.10.

                                             NCRIC PER          MARKET       IMPLIED VALUATION
                                             SHARE DATA       MULTIPLES       PER SHARE RANGE
                                           --------------   --------------   -----------------
12/31/04 Adjusted Tangible Book
  Value(1)(2)
  Case 1.................................      $8.16         0.51x - 2.02x      $4.19 - $16.47
  Case 2.................................       9.30         0.51  - 2.02        4.78 -  18.76
  Case 3.................................       7.45         0.51  - 2.02        3.83 -  15.03
2005 Estimated earnings(3)
  Case 1.................................      $0.72         12.4x - 14.0x      $8.90 - $10.10
  Case 2.................................       0.77         12.4  - 14.0        9.50 -  10.79
  Case 3.................................       0.70         12.4  - 14.0        8.65 -   9.83
                                       CONTROL PREMIUM(4)            20.4%      $4.61 - $22.59

---------------

(1) Based on 6,960,253 fully diluted shares outstanding.

(2) Includes the impact of the $15.6 million reserve strengthening before taxes, $10.3 million after taxes at a 34% tax rate or $1.48 per share in the fourth quarter of 2004.

(3) Based on earnings per share estimates provided by NCRIC management, as adjusted for the three Cases with respect to the Judgment. The adjustments give effect to a reduction in NCRIC's investment income due to payment of the three assumed amounts but not to the actual payments themselves, which are, for purposes of this analysis, treated as non-recurring expenses.

(4) Represents the median premium over the one-day trading price of insurance companies acquired between January 2000 and February 2005.

     Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain merger and acquisition transactions announced since 1997 involving medical malpractice insurers as acquired institutions for which information was publicly available. To the extent publicly available, Sandler O'Neill reviewed the transaction equity values as a multiple of (a) last twelve months' ("LTM") operating earnings; (b) then current book value; and (c) then current tangible book value for the target company. Sandler O'Neill then applied the high and low multiples from the comparable transactions to the financial information of NCRIC for the twelve months ended December 31, 2004 (as adjusted to reflect each of the three Cases with respect to the Judgment) and calculated an implied range of values for NCRIC common stock of $5.16 to $15.55 per share. The implied transaction value of the merger, as calculated by Sandler O'Neill, was $10.10.

                                                    NCRIC                       IMPLIED
                                                  PER SHARE     MARKET       VALUATION PER
                                                    DATA       MULTIPLES      SHARE RANGE
                                                  ---------   -----------   ---------------
12/31/04 Adjusted Tangible Book Value(1)(2)
  Case 1.......................................     $8.16     0.69 - 1.67   $5.65 - $13.64
  Case 2.......................................      9.30     0.69 - 1.67    6.44 -  15.55
  Case 3.......................................      7.45     0.69 - 1.67    5.16 -  12.46
2005 Estimated earnings(3)
  Case 1.......................................     $0.72      9.5 - 19.8   $6.87 - $14.29
  Case 2.......................................      0.77      9.5 - 19.8    7.34 -  15.26
  Case 3.......................................      0.70      9.5 - 19.8    6.68 -  13.89

                                                      VALUATION

                                                      RANGE       $5.16 - $15.55



---------------

(1) Based on 6,960,253 fully diluted shares outstanding.

(2) Includes the impact of the $15.6 million reserve strengthening before taxes, $10.3 million after taxes at a 34% tax rate or $1.48 per share in the fourth quarter of 2004.

(3) Based on earnings per share estimates provided by NCRIC management, as adjusted for the three Cases with respect to the Judgment. The adjustments give effect to a reduction in NCRIC's investment income due to payment of the three assumed amounts but not to the actual payments themselves, which are, for purposes of this analysis, treated as non-recurring expenses.

     Sandler O'Neill performed an analysis that estimated the future stream of cash flows of NCRIC through December 31, 2009 assuming that NCRIC performed in accordance with the earnings projections for 2005 (as adjusted for each of the cases with respect to the Judgment (giving effect to the payment of the actual assumed Judgment amounts)) and the years thereafter, furnished by and/or reviewed with senior management of NCRIC. To approximate the terminal value of NCRIC's common stock at December 31, 2009, Sandler O'Neill applied price to forward earnings multiples of 10.0x to 14.0x and multiples of tangible book value ranging from 0.90x to 1.70x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NCRIC's common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of $6.98 to $12.14 per share under Case 1; $7.52 to $12.93 per share under Case 2; and $5.93 to $10.80 per share under Case 3. The implied value of the merger as calculated by Sandler O'Neill was $10.10 per share.

     Case 1: NCRIC makes a $12 million payment in connection with the Judgment

                           FORWARD EARNINGS MULTIPLES

DISCOUNT RATE                                 10.0X   11.0X   12.0X    13.0X    14.0X
-------------                                 -----   -----   ------   ------   ------
 9.0%.......................................  $9.31   $9.89   $10.47   $11.04   $11.62
10.0%.......................................   8.96    9.51    10.06    10.61    11.16
11.0%.......................................   8.62    9.15     9.67    10.20    10.73
12.0%.......................................   8.30    8.80     9.31     9.81    10.31
13.0%.......................................   8.00    8.48     8.96     9.44     9.92

                         TANGIBLE BOOK VALUE MULTIPLES

DISCOUNT RATE                                 0.90X   1.10X   1.30X    1.50X    1.70X
-------------                                 -----   -----   ------   ------   ------
 9.0%.......................................  $8.10   $9.11   $10.12   $11.13   $12.14
10.0%.......................................   7.80    8.76     9.73    10.69    11.66
11.0%.......................................   7.51    8.43     9.36    10.28    11.20
12.0%.......................................   7.24    8.12     9.01     9.89    10.77
13.0%.......................................   6.98    7.83     8.67     9.51    10.36

     Case 2: NCRIC makes no payment in connection with the Judgment.

                           FORWARD EARNINGS MULTIPLES

DISCOUNT RATE                               10.0X    11.0X    12.0X    13.0X    14.0X
-------------                               ------   ------   ------   ------   ------
 9.0%.....................................  $10.02   $10.62   $11.23   $11.84   $12.45
10.0%.....................................    9.64    10.22    10.80    11.38    11.96
11.0%.....................................    9.28     9.84    10.39    10.95    11.50
12.0%.....................................    8.95     9.48    10.01    10.54    11.07
13.0%.....................................    8.62     9.13     9.64    10.14    10.65

                         TANGIBLE BOOK VALUE MULTIPLES

DISCOUNT RATE                                 0.90X   1.10X   1.30X    1.50X    1.70X
-------------                                 -----   -----   ------   ------   ------
 9.0%.......................................  $8.70   $9.76   $10.82   $11.88   $12.93
10.0%.......................................   8.39    9.40    10.41    11.42    12.43
11.0%.......................................   8.08    9.05    10.02    10.98    11.95
12.0%.......................................   7.80    8.72     9.65    10.57    11.49
13.0%.......................................   7.52    8.41     9.29    10.18    11.06

     Case 3: NCRIC makes a $19.5 million payment in connection with the Judgment.

                           FORWARD EARNINGS MULTIPLES

DISCOUNT RATE                                  10.0X   11.0X   12.0X   13.0X    14.0X
-------------                                  -----   -----   -----   ------   ------
 9.0%........................................  $8.51   $9.08   $9.66   $10.23   $10.80
10.0%........................................   8.17    8.71    9.26     9.81    10.35
11.0%........................................   7.84    8.36    8.88     9.41     9.93
12.0%........................................   7.53    8.03    8.53     9.03     9.53
13.0%........................................   7.23    7.71    8.19     8.67     9.14

                         TANGIBLE BOOK VALUE MULTIPLES

DISCOUNT RATE                                   0.90X   1.10X   1.30X   1.50X   1.70X
-------------                                   -----   -----   -----   -----   ------
 9.0%.........................................  $6.95   $7.88   $8.80   $9.73   $10.65
10.0%.........................................   6.68    7.56    8.45    9.33    10.21
11.0%.........................................   6.42    7.26    8.11    8.95     9.80
12.0%.........................................   6.17    6.98    7.78    8.59     9.40
13.0%.........................................   5.93    6.70    7.48    8.25     9.02

     In addition, Sandler O'Neill performed an analysis that estimated the future stream of cash flows of ProAssurance through December 31, 2009, assuming that ProAssurance performed in accordance with the Thomson First Call earnings per share projections for 2005 and 2006, and for periods thereafter, that earnings per share grew at an annual growth rate of 11.3% as published by Thomson First Call, all of which estimates were reviewed with management of ProAssurance as to reasonableness for use by Sandler O'Neill in its analysis. To approximate the terminal value of ProAssurance at December 31, 2009, Sandler O'Neill applied price to forward earnings multiples of 10.0x to 14.0x and multiples of tangible book value ranging from 0.90x to 1.70x. The cash flow streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ProAssurance's common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of $18.64 to $47.75. The closing price of ProAssurance's common stock on February 25, 2005 was $40.41.

                           FORWARD EARNINGS MULTIPLES

DISCOUNT RATE                               10.0X    11.0X    12.0X    13.0X    14.0X
-------------                               ------   ------   ------   ------   ------
 9.0%.....................................  $34.11   $37.52   $40.93   $44.34   $47.75
10.0%.....................................   32.59    35.85    39.10    42.36    45.62
11.0%.....................................   31.15    34.26    37.37    40.49    43.60
12.0%.....................................   29.78    32.76    35.74    38.71    41.69
13.0%.....................................   28.48    31.33    34.18    37.03    39.88

                              BOOK VALUE MULTIPLES

DISCOUNT RATE                               0.90X    1.10X    1.30X    1.50X    1.70X
-------------                               ------   ------   ------   ------   ------
 9.00%....................................  $22.32   $27.28   $32.25   $37.21   $42.17
10.00%....................................   21.33    26.07    30.81    35.55    40.28
11.00%....................................   20.38    24.91    29.44    33.97    38.50
12.00%....................................   19.49    23.82    28.15    32.48    36.81
13.00%....................................   18.64    22.79    26.93    31.07    35.21

     In connection with its analyses, Sandler O'Neill considered and discussed with the NCRIC board how the present value analyses would be affected by changes in the underlying assumptions. Sandler O'Neill noted that the discounted cash flow stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following:

          (1) the merger closes on June 30, 2005;

          (2) earnings per share projections for NCRIC are consistent with per share estimates for 2005 and 2006 confirmed with NCRIC's management (adjusted to reflect a payment on the Judgment consistent with Case 1, as directed by the management of ProAssurance);

          (3) earnings per share projections for ProAssurance are consistent with per share estimates for 2005 and 2006 published by Thomson First Call and reviewed with senior management of ProAssurance as to reasonableness for use by Sandler O'Neill in its analyses;

          (4) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior management of ProAssurance; and

          (5) options to purchase common stock of NCRIC are cashed out.

          The analyses indicated that for the years ending December 31, 2005 and December 31, 2006, the merger would be accretive to ProAssurance's projected earnings per share and book value per share, and dilutive to its return on equity. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     NCRIC has agreed to pay Sandler O'Neill a transaction fee in connection
with the merger of approximately $      (based on ProAssurance's closing price
on           , 2005 ), of which $299,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. The actual total transaction fee will be 1.25% of a defined transaction value determined closer to the closing of the merger. Of the $299,000 received by Sandler O'Neill, $50,000 represented a retainer fee and $125,000 represented a fee for rendering its opinion, each of which fees will be credited against the transaction fee payable at closing. NCRIC has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

     Sandler O'Neill has, in the past, provided certain other investment banking services to NCRIC (including advising in NCRIC's first step conversion in 1999 and in the demutualization of NCRIC 's mutual holding company in 2003) and has received compensation for such services. In addition, Sandler O'Neill has provided certain investment banking services to ProAssurance in the past and has received compensation for, such services, including participating as a co-manager in a follow-on offering of common stock of ProAssurance in 2002. Sandler O'Neill may provide investment banking services for ProAssurance in the future and may receive compensation for such services, including during the pendency of the merger. A principal of Sandler O'Neill and certain members of his family are stockholders of NCRIC. As of the date of this proxy statement-prospectus, the principal, who was not involved in providing investment banking services to NCRIC in connection with the merger, owned 41,063 shares of NCRIC common stock.

     In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to NCRIC and ProAssurance and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of NCRIC or ProAssurance or their affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers and, accordingly, may at any time hold a long or short position in such securities.

PROASSURANCE BOARD OF DIRECTORS' REASONS FOR THE MERGER

     After careful consideration, at its meeting on February 27, 2005, ProAssurance's board determined that the Merger Agreement and the merger are in the best interests of ProAssurance and its stockholders. Accordingly, ProAssurance's board, by a unanimous vote of the directors, adopted the Merger Agreement.

     In concluding that the merger is in the best interests of ProAssurance and its stockholders, ProAssurance's board considered, among other things, the following factors that supported the decision to approve the merger:

     - The merger with NCRIC is consistent with ProAssurance's plan to grow in states within or adjacent to ProAssurance's geographic footprint.

      - ProAssurance will inherit NCRIC's dominant share in the medical liability insurance market of the District of Columbia.

      - NCRIC is the largest writer of professional liability insurance in the State of Delaware and the fourth largest writer in the State of Virginia, each of which are states ProAssurance has recently targeted for growth; and

     - The merger will continue the expansion of ProAssurance's medical professional liability insurance business through combinations with other professional liability insurers.

      - ProAssurance has had success integrating other companies like NCRIC that were originally formed by physicians and that are close with the local physician community.

      - NCRIC's claims and underwriting staff will enable ProAssurance to apply local knowledge to individual risk selection and claims management in the District of Columbia and surrounding states.

     - From a financial point of view, the board believes that the merger will benefit ProAssurance's stockholders.

     - At the meeting on February 27, 2005, ProAssurance's financial advisor, Cochran, Caronia & Co., LLC, provided its financial analysis and rendered its oral opinion as to the fairness, from a financial point of view, of the exchange ratio to ProAssurance.

     ProAssurance's board also considered the following factors that potentially created risks if the board decided to approve the merger:

     - reserves could continue to develop adversely;

     - the risk that the verdict obtained by the Columbia Hospital for Women Medical Center will not be settled or resolved for less than the amount of judgment; and

     - the difficult legal environment for medical professional liability in the District of Columbia.

     ProAssurance's board concluded that the anticipated benefits of combining with NCRIC outweighed the preceding risks.

     Although each member of ProAssurance's board individually considered these and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of ProAssurance and its stockholders.

     ProAssurance's board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated earnings accretion. However, the board concluded the potential positive factors outweighed the potential risks of consummating the merger.

     It should be noted that this explanation of the ProAssurance board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under
the heading "FORWARD-LOOKING STATEMENTS" on page   .

INTERESTS OF CERTAIN PERSONS IN THE MERGER.

     Some of NCRIC's officers and directors have interests in the merger that are in addition to and may be different from the interests as NCRIC stockholders they may share with you. The NCRIC board of directors was aware of these different interests and considered them, among other matters, in adopting the Merger Agreement and the transactions it contemplates.

     NCRIC has employment agreements with certain of its officers, namely R. Ray Pate, Rebecca B. Crunk, William E. Burgess and Eric R. Anderson. In addition, ProAssurance has agreed that NCRIC may enter into an employment agreement with Anne K. Missett, with terms similar to the employment agreement with Mr. Anderson. Each of these employment agreements provides for cash severance compensation if NCRIC terminates the executive's employment without cause or if the executive's employment is terminated for any reason within three months after a change of control such as the merger. The amount of severance compensation payable to Mr. Pate is three times his annual base salary, the amount of severance compensation payable to Ms. Crunk and Mr. Burgess is two times their annual base salary, and the amount payable to Mr. Anderson and Ms. Missett is their annual base salary.

     ProAssurance has agreed to assume each of these employment agreements, including the obligation to pay cash severance compensation. ProAssurance has further agreed to offer to continue the employment of these executives after the merger subject to the following changes in the terms of their employment:

     - during the first year after the effective date of the merger, ProAssurance and each executive will have the ability to voluntarily terminate the employment contract, and if either ProAssurance or the executive terminates the contract, the executive will receive the benefits as called for in the employment contract from the date of termination in exchange for an agreement by the executive to not compete in the medical malpractice insurance business in the District of Columbia, Virginia and Delaware for the one-year period immediately following the termination of employment;

     - within the first year after the merger, ProAssurance may offer a severance agreement on terms comparable to agreements with other ProAssurance executives that would provide severance compensation for termination of the executive's compensation without cause in the following amounts:

      - Mr. Pate would initially receive three years' compensation, which will be reduced by one day for each day that Mr. Pate remains employed during the two year period beginning on the first anniversary of the effective date of the merger, and after the third anniversary of the effective date of the merger his severance will be one year's compensation;

      - Ms. Crunk and Mr. Burgess would initially receive two years' compensation, which will be reduced by one day for each day she or he remains employed during the year beginning on the first anniversary of the effective date of the merger, and after the second anniversary of the effective date of the merger her or his severance will be one year's compensation;

      - Mr. Anderson and Ms. Missett would receive one year's compensation as severance compensation; and

     - if an agreement is not offered, the executive will then be entitled to receive the benefits under his or her NCRIC employment agreement.

     We estimate that cash severance payments of up to $2.3 million in the aggregate could become payable if all of the executive officers terminate their employment within the applicable time frames after the merger.

     In 2003, NCRIC established an unfunded deferred compensation plan for executive officers and directors, which requires NCRIC to make matching contributions to officers of up to 5% of their compensation. The matching contributions vest if the executive remains employed after five years. Upon a change of control, all matching contributions will be fully vested and all amounts held for account of the participants will be distributed in lump sum.

     NCRIC has granted stock options and stock awards to directors and certain executive officers under its stock option plans. All of the stock options are currently exercisable and the stock awards vest ratably over periods expiring August 10, 2008. ProAssurance has agreed to assume the outstanding stock awards and stock options as described under "TREATMENT OF STOCK OPTIONS AND AWARDS" on
page   .

     The Merger Agreement provides that NCRIC will terminate its employee stock ownership plan as of the effective time of the merger. NCRIC's executive officers are participants in the ESOP with other employees. As a result of the termination of the ESOP, all participants in the ESOP, including the officers, will receive allocations of shares of ProAssurance common stock after the
completion of the merger as described under "EMPLOYEE BENEFIT PLANS" on page   .

     ProAssurance has agreed to retain each member of the board of directors of NCRIC for services on an advisory committee of ProAssurance, which provides for compensation of $2,500 per month through December 31, 2006. The agreement requires the directors to serve on advisory committees to be established to facilitate the transition of NCRIC's business and prohibits them from competing with the business of ProAssurance during the terms of their agreements.

     The Merger Agreement provides that, upon completion of the merger, ProAssurance will, to the fullest extent permitted by law, indemnify, defend and hold harmless all present and former directors, officers and employees of NCRIC against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger to the same extent as directors, officers and employees of NCRIC are indemnified or have the right to advancement of expenses under NCRIC's certificate of incorporation and bylaws.

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

     The Merger Agreement also provides that for a period of three years after the merger is completed, ProAssurance will use its best efforts to provide directors' and officers' liability insurance for the present and former officers and directors of NCRIC with respect to claims arising from facts or events occurring before the merger is completed. This directors' and officers' liability insurance generally will contain at least the same coverage and amounts, and terms and conditions no less advantageous, as NCRIC's existing coverage. However, if ProAssurance is unable to maintain or obtain such levels of insurance at a cost of less than 300% of the premium paid by NCRIC for such insurance or is otherwise unable to obtain such insurance, ProAssurance is required to use its best efforts to obtain as much comparable insurance as is reasonably available.

RESTRICTIONS ON RESALES BY AFFILIATES.

     The shares of ProAssurance common stock that NCRIC stockholders will own following the merger have been registered under the Securities Act of 1933, as amended. They may be traded freely and without restriction by you if you are not deemed to be an affiliate of ProAssurance or NCRIC under the Securities Act. An "affiliate" of ProAssurance or NCRIC as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, ProAssurance or NCRIC. Persons that are affiliates of ProAssurance or NCRIC at the time the merger is submitted for vote of the NCRIC stockholders or of the combined company following completion of the merger may not sell their shares of ProAssurance common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 under the Securities Act. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock.

     This proxy statement-prospectus does not cover any resale of ProAssurance common stock received in the merger by any person that may be deemed to be an affiliate of NCRIC or ProAssurance.

NO DISSENTERS' RIGHTS.

     Under applicable Delaware law, holders of NCRIC common stock do not have any dissenters' rights in connection with the merger.

REGULATORY APPROVALS REQUIRED FOR THE MERGER.

     We have agreed to use best efforts to obtain the regulatory approvals required for the merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the "requisite regulatory approvals". These include approval from insurance regulators and various other state regulatory authorities. We have either filed or intend to complete the filing promptly after the date of this proxy statement-prospectus of applications and notifications to obtain the requisite regulatory approvals. The merger cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the DOJ or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

     We are not aware of any other material governmental approvals or actions that are required prior to the parties' completion of the merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

     District of Columbia Insurance Laws. We cannot complete the merger unless a pre-acquisition notification statement (Form A) containing information as prescribed by insurance holding company laws and regulations of the District of Columbia has been filed with and approved by the Mayor of the District of Columbia. After the statement is filed, a public hearing on the Form A must be held within 120 days of

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

the filing, and the Mayor is required to make a determination within 120 days after the conclusion of the hearing.

     Other Regulatory Authorities. Applications or notifications may be required to be filed with various state regulatory authorities and self-regulatory organizations in connection with the merger (including any necessary state blue sky registrations or exemption filings) or changes in control of subsidiaries of NCRIC that may be deemed to result from the merger. We might also be subject to additional pre-acquisition notification filing requirements and approval, in addition to the Form A filing requirement, in states where NCRIC is authorized to do business. These authorities may be empowered under the applicable state laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for in applicable state laws and regulations.

     Antitrust. The merger is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act. The HSR Act prohibits the completion of transactions such as the merger unless the parties notify the Federal Trade Commission, or FTC, and the Department of Justice, or DOJ, in advance and a specified waiting period expires. ProAssurance and NCRIC intend to file pre-merger notification and report forms with the FTC and the Antitrust Division of the DOJ. A transaction or portion of a transaction that is notifiable under the HSR Act may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the filing of pre-merger notification and report forms by the parties with the FTC and DOJ. If either the FTC or the DOJ do not request additional information or documentary material with respect to the merger from the parties prior to the expiration of the waiting period, the waiting period would expire at 11:59 p.m., New York City time, on the 30th calendar day after the date of substantial compliance with that request. At any time before or after the merger and the exchange of shares, the FTC or the DOJ could take whatever action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the exchange of shares, or seeking a divestiture of shares or assets.

ACCOUNTING TREATMENT.

     ProAssurance will treat the merger as a purchase of NCRIC under GAAP. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of completion of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after completion of the merger reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving.

     All unaudited pro forma financial information contained in this proxy statement-prospectus has been prepared using the purchase method to account for the merger. The final allocation of the purchase price will be determined after the merger is completed and after completion of a thorough analysis to determine the fair values of NCRIC's tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring and merger-related charges may be materially different from the unaudited pro forma adjustments presented in this proxy statement-prospectus. Any decrease in the net fair value of the assets and liabilities of NCRIC as compared to the information shown in this proxy statement-prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

STOCK EXCHANGE LISTING.

     ProAssurance has agreed to list the shares of ProAssurance common stock to be issued in the merger on the NYSE (including shares to be issued following exercise of the NCRIC stock options assumed by ProAssurance). It is a condition to the completion of the merger that those shares be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, ProAssurance's common stock will continue to trade on the NYSE under the symbol "PRA".

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

                              THE MERGER AGREEMENT

     The following sections of this proxy statement-prospectus describe the material provisions of the Merger Agreement. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Appendix A and incorporated by reference into this proxy statement-prospectus. You are urged to read the Merger Agreement carefully and in its entirety.

STRUCTURE

     ProAssurance formed NCP on February 25, 2005, as a Delaware corporation solely for the purpose of merging with NCRIC under the Merger Agreement. Under the terms of the Merger Agreement and in accordance with Delaware law, NCRIC will be merged into NCP with NCP surviving the merger as a wholly owned subsidiary of ProAssurance. After completion of the merger:

     - each share of NCRIC common stock will be converted into 0.25 of a share of ProAssurance common stock, subject to the adjustments described under
       "MERGER CONSIDERATION" on page   ;

     - each share of ProAssurance common stock outstanding at the time of the merger will remain outstanding and not be affected by the merger;

     - each share of NCP common stock outstanding at the time of the merger, all of which are owned by ProAssurance, will remain outstanding and no additional shares will be issued in the merger;

     - the corporate existence of NCRIC will terminate and NCP will continue its corporate existence under the Certificate of Incorporation and By-Laws in effect for NCP immediately preceding the merger, except that the Certificate of Incorporation will be amended to change NCP's name to "NCRIC Corporation."

TREATMENT OF OPTIONS AND STOCK AWARDS.

     In the merger, ProAssurance will assume all outstanding NCRIC stock options and awards in accordance with their respective terms as in effect immediately prior to the merger. Each outstanding stock award will be converted into shares of ProAssurance common stock using the exchange ratio. The NCRIC stock option plans will be amended to allow former members of NCRIC's board of directors to participate under the NCRIC stock option plans during the term of such director's service on ProAssurance's advisory committee.

     Each holder of an option to acquire NCRIC common stock outstanding and unexercised immediately prior to completion of the merger will have the election to either:

     - exchange his or her NCRIC stock options for the right to acquire shares of ProAssurance common stock, in which event the number of shares issuable under those options will be adjusted by multiplying the exchange ratio by the number of shares of NCRIC common stock subject to the option, and the exercise price for the shares of ProAssurance common stock subject to the assumed options will be determined by dividing the exchange ratio into the exercise price of the shares of NCRIC common stock subject to the option; or

     - surrender his or her stock options for a cash payment equal to the greater of either:

      - the amount by which the adjusted share value exceeds the unadjusted exercise price for each share of NCRIC common stock subject to the continuing stock option; or

      - $1.00 for each share of NCRIC common stock subject to the stock option so surrendered.

     "Adjusted share value" means, for these purposes, an amount equal to 0.25 multiplied by the average closing price of a share of ProAssurance common stock on the NYSE during the ten trading days preceding the effective date of the merger, except that

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

      - if the average price of a share of ProAssurance common stock is greater than $44.00, the adjusted share value will be $11.00, or

      - if the average price of a share of ProAssurance common stock is less than $36.00, the adjusted share value will be $9.00.

     The holders of NCRIC stock options who desire cash will be required to make their elections prior to the effective date of the merger. ProAssurance will provide an election form to the holders of NCRIC options at least twenty days prior to the effective date of the merger. The holder of a NCRIC option will have no right to surrender his option for cash unless the election form is returned to ProAssurance prior to the effective date of the merger.

     All fractional shares resulting from the conversion of the outstanding stock options and restricted stock awards will be eliminated. ProAssurance will take the corporate actions that are necessary to reserve a sufficient number of shares of its common stock for issuance upon exercise of the new options. In addition, it will file appropriate registration statements with the SEC to register the shares of its common stock underlying the new options.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES.

     Exchange Procedures. Prior to the effective time of the merger, ProAssurance will deposit with an exchange agent, which will be Mellon Investor Services LLC, or another bank or trust company reasonably acceptable to NCRIC,
(1) certificates or evidence of shares in book entry form, representing the shares of ProAssurance common stock to be issued under the Merger Agreement (together with any dividends and distributions with respect to such shares with a record date after the merger) and (2) sufficient cash to be paid instead of any fractional shares of ProAssurance common stock to be issued under the Merger Agreement.

     Promptly after the effective time, but no later than 5 business days thereafter, the exchange agent will mail transmittal materials to NCRIC stockholders. The transmittal materials will contain instructions about the surrender of NCRIC common stock certificates for ProAssurance common stock certificates and any cash to be paid instead of fractional shares of common stock.

     NCRIC common stock certificates should not be returned with the enclosed proxy card. They should not be forwarded to the exchange agent unless and until you receive a transmittal letter following completion of the merger.

     NCRIC common stock certificates presented for transfer after completion of the merger will be canceled and exchanged for certificates representing the applicable number of shares of ProAssurance common stock.

     After the merger, there will be no transfers of shares of NCRIC common stock on the stock transfer books of NCRIC or the surviving corporation.

     All shares of ProAssurance common stock into which shares of NCRIC common stock are converted on the merger completion date will be deemed issued as of that date. After that date, former NCRIC stockholders of record will be entitled to vote, at any meeting of ProAssurance stockholders having a record date on or after the merger completion date, the number of whole shares of ProAssurance common stock into which their shares of NCRIC common stock have been converted, regardless of whether they have surrendered their NCRIC stock certificates. ProAssurance dividends having a record date on or after the effective date of the merger will include dividends on ProAssurance common stock issued to NCRIC stockholders in the merger. However, no dividend or other distribution payable to the holders of record of ProAssurance common stock after the effective date of the merger will be distributed to the holder of any NCRIC common stock certificates until that holder physically surrenders all of his or her NCRIC common stock certificates as described above. Promptly after surrender, ProAssurance's common stock certificates to which that holder is entitled, all undelivered dividends and other distributions, and payment

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

for any fractional share interests, if applicable, will be delivered to that holder, in each case without interest.

     No Fractional Shares Will Be Issued. ProAssurance will not issue fractional shares of ProAssurance common stock in the merger. There will be no dividends or voting rights with respect to any fractional common shares. For each fractional share of common stock that would otherwise be issued, ProAssurance will pay cash in an amount determined by multiplying the fractional share of PRA common stock to which such holder would otherwise be entitled by either (i) $40.00 or (ii) the average closing price of a share of ProAssurance common stock during the ten trading days preceding the effective date of the merger if the average price is less than $36.00 or more than $44.00.

     None of ProAssurance, NCRIC or any other person will be liable to any former holder of NCRIC common stock for any amount properly delivered in good faith to a public official pursuant to any applicable abandoned property laws.

     Lost, Stolen or Destroyed NCRIC Common Stock Certificates. If a holder has lost a certificate representing NCRIC common stock, or it has been stolen or destroyed, ProAssurance will issue to such holder the common stock payable under the Merger Agreement if:

     - the holder presents evidence to the reasonable satisfaction of the exchange agent and ProAssurance that the certificate has been lost, wrongfully taken or destroyed;

     - the holder provides indemnity or security as may be reasonably requested by the exchange agent or ProAssurance to protect against any claim that may be made against ProAssurance or the exchange agent about ownership of the lost, wrongfully taken or destroyed certificate; and

     - the holder provides evidence satisfactory to the exchange agent and ProAssurance that such person is the owner of the shares represented by each certificate claimed to be lost, wrongfully taken or destroyed.

     For a description of ProAssurance common stock and a description of the differences between the rights of NCRIC stockholders and ProAssurance stockholders, SEE "DESCRIPTION OF PROASSURANCE CAPITAL STOCK" beginning on page
  and "COMPARISON OF STOCKHOLDER RIGHTS" beginning on page   .

EFFECTIVE TIME.

     The effective time of the merger will be the time set forth in the legal documents that we will file with the Secretary of State of the State of Delaware on the date the merger is completed. We anticipate that we will complete the merger during the quarter ending September 30, 2005. However, completion could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to if or when the merger will be completed. If we do not complete the merger by December 31, 2005, either party may terminate the Merger Agreement without penalty unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its obligations under the Merger Agreement. See
"CONDITIONS TO COMPLETION OF THE MERGER" beginning on page   and "REGULATORY
APPROVALS REQUIRED FOR THE MERGER" beginning on page   .

REPRESENTATIONS AND WARRANTIES.

     The Merger Agreement contains a number of representations and warranties by ProAssurance and NCRIC regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a merger transaction. They include, among other things:

     - the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

     - the accuracy of each party's books and records;

     - the capitalization of each party;

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

     - the authority of each party and its subsidiaries to enter into the Merger Agreement and make it valid and binding;

     - the fact that the Merger Agreement does not breach:

      - the certificate of incorporation and bylaws of each party,

      - applicable law, and

      - agreements, instruments or obligations of each party;

     - governmental approvals;

     - regulatory investigations and orders;

     - each party's statutory statements of its respective insurance subsidiaries filed with any insurance regulator and each party's filing of the insurance holding company act reports;

     - each party's financial statements and filings with the SEC;

     - each party's compliance with the Sarbanes-Oxley Act of 2002;

     - the absence of any liabilities or obligations of any nature whatsoever since December 31, 2004 that, either individually or in the aggregate, would have a material adverse affect on in each party's business;

     - the absence of undisclosed material legal proceedings and injunctions;

     - the filing and accuracy of each party's tax returns;

     - each party's compliance with applicable law;

     - environmental matters; and

     - the inapplicability to the merger of state anti-takeover laws.

     In addition, NCRIC has made representations and warranties with respect to:

     - its employee benefit plans, labor matters, employees and related matters;

     - the validity of, and the absence of material defaults under, NCRIC's material contracts;

     - ownership rights and restrictions with respect to NCRIC's investment assets, real and personal property, and intellectual property; and

     - its loss reserves, reinsurance treaties or agreements and other related matters.

CONDUCT OF BUSINESS PENDING THE MERGER.

     The Merger Agreement contains various restrictions on the operations of NCRIC before the effective time of the merger. NCRIC has agreed that, except as expressly contemplated or permitted by the Merger Agreement, it will not, and will not agree to, without ProAssurance's consent:

     - conduct its business other than in the ordinary and usual course;

     - fail to use reasonable best efforts to preserve intact its business organizations, assets and other rights, its existing relations with customers and other parties and retain services of key employees and agents;

     - take any action which would adversely affect or delay the ability of any party to the Merger Agreement to obtain any required regulatory approval or to perform its covenants and agreements under the Merger Agreement;

     - incur, assume or guarantee any indebtedness for borrowed money other than short-term indebtedness to refinance indebtedness of NCRIC to its subsidiaries or of its subsidiaries to NCRIC;

     - redeem, repay, discharge or defease any surplus note unless required in order to obtain regulatory approval;

     - adjust, split, combine or reclassify any capital stock or redeem, purchase or otherwise acquire any of its own stock;

     - declare or pay any dividend or distribution on any shares of its stock, other than dividends paid by any of its wholly owned subsidiaries to it or any of its wholly owned subsidiaries;

     - grant any stock options, stock awards or stock appreciation rights, or issue additional shares of its capital stock except pursuant to the exercise of NCRIC stock options or warrants outstanding as of the date of the Merger Agreement;

     - sell, transfer, mortgage, encumber or otherwise dispose of any assets, deposits, business or properties, other than in the ordinary course of business consistent with past practice, pursuant to agreements in force as of the date of the Merger Agreement, except that NCRIC may sell its practice management business for cash or may otherwise sell or dispose of its practice management business with the prior written approval of ProAssurance;

     - make any material non-portfolio investment in any person other than a subsidiary except pursuant to agreements in force at the date of the Merger Agreement;

     - enter into, terminate or materially change a material agreement;

     - increase employee compensation or pay any bonuses, except that NCRIC and its subsidiaries may make annual increases in salaries and wages in the ordinary course of business that do not exceed 4% of the aggregate amount of compensation paid in the preceding 12 months;

     - except as permitted by the Merger Agreement, pay any pension or retirement allowance not required by an existing plan or agreement;

     - settle any claim, action or proceeding involving money damages other than in the ordinary course of business in accordance with past practice, except that NCRIC has agreed to consult with ProAssurance regarding settlement of claims against NCRIC or its subsidiaries exceeding $1,000,000 and NCRIC has further agreed that it will not settle without ProAssurance's prior consent the verdict obtained against NCRIC by Columbia Hospital for Women Medical Center, Inc. in the Superior Court of the District of Columbia;

     - take any action that is reasonably likely to impede the merger from qualifying as a tax-free reorganization under federal tax laws;

     - materially change its investment securities portfolio;

     - offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance as offered on the date of the Merger Agreement and other than in jurisdictions in which such insurance and reinsurance is offered on the date of the Merger Agreement;

     - take any action that is intended or may reasonably be expected to result
       (i) in any of its representations and warranties set forth in the Merger Agreement becoming untrue in a material respect, (ii) in any of the conditions to the merger not being satisfied, or (iii) in violation of any provision of the Merger Agreement, except as required by applicable law;

     - amend its certificate of incorporation or bylaws; or

     - agree to, or make any commitment to, take any of the actions listed above.

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

     In addition, NCRIC has agreed to consult with ProAssurance with respect to reserve policies and practices relating to losses and loss adjustment expenses of NCRIC's subsidiaries, any litigation against NCRIC and its subsidiaries, and amount and timing of restructuring charges. NCRIC has also agreed to make its financial officers available to discuss with ProAssurance NCRIC's disclosure controls, internal controls and financial statements in anticipation of ProAssurance's need to comply with the requirements of the Sarbanes Oxley Act of 2002 after the merger with respect to NCRIC.

     ProAssurance has agreed, except as expressly contemplated or permitted by the Merger Agreement, that it will not, and will not agree to, without NCRIC's consent:

     - take any action that is reasonably likely to impede the merger from qualifying as a tax-free reorganization under federal tax laws

     - amend its certificate of incorporation or bylaws, except as provided in the Merger Agreement;

     - take any action that is intended or may reasonably be expected to result
       (i) in any of its representations and warranties set forth in the Merger Agreement becoming untrue in a material respect, (ii) in any of the conditions to the merger not being satisfied, or (iii) in violation of any provision of the Merger Agreement, except as required by applicable law;

     - take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under the Merger Agreement; or

     - agree to, or make any commitment to, take any of the actions listed above.

     Under the Merger Agreement, prior to the completion of the merger, neither NCRIC nor any of its subsidiaries can acquire, directly or indirectly, beneficial or record ownership of any equity securities of ProAssurance, including shares of ProAssurance common stock, or any securities convertible into or exercisable for any equity securities of ProAssurance.

     In addition, Federal law prohibits ProAssurance and NCRIC from purchasing shares of either company's common stock from the date this proxy statement-prospectus is first mailed to stockholders until completion of NCRIC's
special meeting of stockholders. From February 28, 2005 to           , 2005,
ProAssurance has purchased           shares of NCRIC common stock. Neither NCRIC
nor ProAssurance has purchased any shares of ProAssurance common stock since February 28, 2005. All such repurchases were conducted in accordance with applicable laws, including Rule 10b-18 of the Exchange Act.

EMPLOYEE BENEFIT PLANS.

     We agreed that ProAssurance will continue NCRIC's employee benefit plans until it determines whether to continue, amend or terminate the plans. ProAssurance agreed that it will provide NCRIC employees who continue in employment with ProAssurance:

     - compensation and benefits that are substantially similar to compensation and benefits provided to similarly situated employees of ProAssurance;

     - credit for their service as NCRIC employees for purposes of determining eligibility and vesting under ProAssurance's employee benefit plans; and

     - incentive compensation for their performance in the full year ending December 31, 2005, in accordance with ProAssurance's incentive compensation and practices.

     We agreed that NCRIC will terminate its employee stock ownership plan, or ESOP, as of the effective time of the merger. All of the shares of NCRIC common stock held by the ESOP will be converted into the right to receive shares of ProAssurance common stock in accordance with the exchange ratio in the Merger Agreement. At December 31, 2004, the ESOP held 483,432 shares of NCRIC common stock, which included approximately 350,141 shares that were purchased with the proceeds of a loan from NCRIC to the ESOP and that have not yet been allocated to the accounts of participants.

Upon its termination, the ESOP will repay the loan from NCRIC by surrendering unallocated shares of ProAssurance common stock that have a current market value equal to the amount of principal and accrued interest on the loan. The loan had an outstanding principal balance of $2,478,498 on December 31, 2004. Any unallocated shares that are not used to repay the loan will be allocated to the accounts of the participants in the ESOP. All accounts will be fully vested upon the termination of the ESOP, and the shares of ProAssurance common stock held in the participants' accounts will be distributed to the participants in accordance with the terms of the ESOP and applicable laws and regulations.

     The NCRIC deferred compensation plan provides that all amounts credited to the accounts of participants will be distributed in lump sum to participants upon a change of control of NCRIC. We agreed that NCRIC would terminate its deferred compensation plan and that all amounts credited to the accounts of the participants would be distributed as required by the plan.

     ProAssurance agreed to honor employment agreements with certain officers of NCRIC, including the obligation to pay cash severance on termination of employment after a change of control. ProAssurance also agreed to offer to continue their employment and to allow such executive officers to receive their severance compensation if they terminated their employment within one year after the merger and if they agreed not to compete with ProAssurance's business for a period of one year after termination of employment. For certain officers of NCRIC continuing with employment with ProAssurance, ProAssurance also agreed to enter into a severance agreement on terms similar to severance agreements in place for ProAssurance's executive officers that would provide severance compensation as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER" on
page   .

TAX OPINION AND ACCOUNTANT'S COMFORT LETTER.

     We agreed that each of ProAssurance and NCRIC will obtain a separate opinion as to the material tax consequences to ProAssurance, NCRIC and their respective stockholders in connection with the merger. Each opinion was required to be delivered at the time of filing this proxy statement-prospectus with the SEC and is required to be updated at closing. The opinions will be delivered prior to mailing of this proxy statement-prospectus and are discussed under
"MATERIAL FEDERAL INCOME TAX CONSEQUENCES" beginning on page   .

     NCRIC agreed to deliver to ProAssurance a letter from its independent registered public accounting firm, Deloitte & Touche, LLP, prior to mailing this proxy statement-prospectus. The letter addresses the independence of Deloitte & Touche, LLP with respect to NCRIC and provides assurance that the consolidated financial statements of NCRIC in its most recent SEC reports comply as to form with the requirements of the federal securities laws in all material respects. The letter is expected to be delivered prior to mailing of this proxy statement-prospectus in a form acceptable to ProAssurance.

ACQUISITION PROPOSALS BY THIRD PARTIES.

     NCRIC has agreed that it will not initiate, entertain, solicit, encourage, engage in or participate in any negotiations with any person relating to any acquisition proposal. However, if NCRIC receives an unsolicited acquisition proposal and NCRIC's board determines in good faith that such action is appropriate in furtherance of the best interests of its stockholders, NCRIC can participate in negotiations with and provide confidential information to the third party and recommend the proposal to its stockholders. Before providing any nonpublic information, NCRIC must enter into a written agreement which provides for (i) the furnishing to NCRIC of information regarding such third party that is relevant to its ability to finance its acquisition proposal, (ii) the confidentiality of all non-public information furnished to the third party by NCRIC, and (iii) procedures designed to restrict or limit the provision of information regarding NCRIC that could be used to the competitive disadvantage of NCRIC or in a manner that would be detrimental to its stockholders. NCRIC must disclose to ProAssurance that it is furnishing information to and entering into negotiations with such third party, as well as disclose the terms of such negotiations (but not the identity of the third party), and must keep ProAssurance informed of the status of such negotiations (except to the extent it would require NCRIC to disclose confidential information about the third party).

     If NCRIC's board of directors has authorized, recommended, approved or entered into an agreement with any third party to effect an acquisition proposal, then NCRIC must pay to ProAssurance $1,725,000 in damages and NCRIC can terminate the Merger Agreement.

     For purposes of the Merger Agreement, the term "acquisition proposal" means:

     - any proposal pursuant to which any third party would acquire or participate in a merger or other business combination involving NCRIC or any of NCRIC's Subsidiaries, directly or indirectly;

     - any proposal by which any third party would acquire the right to vote 25% or more of the voting stock of NCRIC or any of NCRIC's subsidiaries;

     - any acquisition of 25% or more of the assets of NCRIC or any of NCRIC's subsidiaries, other than in the ordinary course of business;

     - any acquisition in excess of 25% of the outstanding capital stock of NCRIC or any of NCRIC's subsidiaries, other than as contemplated by the Merger Agreement; or

     - any transaction similar to the foregoing.

     In addition, NCRIC has agreed to use all reasonable best efforts to obtain from its stockholders approval of the Merger Agreement, subject to its fiduciary duties. However, if NCRIC's board notifies ProAssurance in writing that it is unable or unwilling to recommend the Merger Agreement to its stockholders, then ProAssurance may terminate the Merger Agreement. Such termination by ProAssurance will result in NCRIC's obligation to pay damages under the Merger Agreement in the amount of $1,725,000.

OTHER AGREEMENTS.

     In addition to the agreements we have described above, we have also agreed in the Merger Agreement to take several other actions, such as:

     - we agreed, subject to applicable law, to cooperate with each other and to prepare promptly and file all necessary documentation to obtain, and to cause our subsidiaries to obtain, all required permits, consents, approvals, authorizations (or exemptions thereof) of third parties and governmental entities, including this proxy statement-prospectus and the registration statement for the ProAssurance common stock to be issued in the merger;

     - we agreed to use all reasonable commercial efforts to cause our respective auditors to render any consent required by the SEC to include their reports on our consolidated financial statements in the registration statement;

     - we agreed to provide each other with information concerning our business, subsidiaries, directors, officers, stockholders and such other matters as necessary;

     - we agreed to advise each other of any communication from a governmental authority whose consent or approval is required for the completion of the merger which we believe indicates that any requisite regulatory approval will not be obtained or will be materially delayed;

     - we agreed to keep any nonpublic information confidential;

     - we agreed to cooperate on all press releases and other public statements and communications;

     - we agreed that NCRIC would convene a meeting of its stockholders as soon as practicable to consider and vote on the Merger Agreement;

     - we agreed not to take any actions that would cause the transactions contemplated by the Merger Agreement to be subject to any anti-takeover laws or anti-takeover provisions of our certificates of incorporation or bylaws;

     - we agreed that ProAssurance would cause its shares of common stock to be issued in the merger to be approved for listing on the NYSE prior to the completion of the merger, subject to official notice of issuance;

     - we agreed to give notice to the other party of any event that would or would be likely to cause any of our representations or warranties to be untrue or incorrect in any material respect, or of any failure on our part to comply with or satisfy in any material respect any covenant, condition or agreement in the Merger Agreement.

CONDITIONS TO COMPLETION OF THE MERGER.

     ProAssurance's and NCRIC's obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

     - the Merger Agreement must be approved by the holders of a majority of the outstanding shares of common stock of NCRIC;

     - the ProAssurance common stock that is to be issued in the merger must be approved for listing on the NYSE (including shares to be issued following exercise of the NCRIC stock options and stock awards assumed by ProAssurance);

     - the registration statement filed with the SEC with this proxy statement-prospectus must be effective;

     - the filing of a certificate of merger with the appropriate governmental authority;

     - the required regulatory approvals must be obtained and any waiting periods required by law must expire;

     - there must be no government action or other legal restraint or prohibition preventing completion of, making illegal the consummation or, or materially restricting the merger;

     - each of ProAssurance and NCRIC must receive an opinion dated as of the effective date of the merger to the effect that the merger will be treated as a tax-free reorganization under federal tax laws, no gain or loss will be recognized by NCRIC stockholders who receive shares of ProAssurance stock in exchange for their NCRIC common stock (except with respect to any cash received instead of fractional interests), and no gain or loss will be recognized by either ProAssurance, NCRIC or their subsidiaries;

     - the representations and warranties of each party in the Merger Agreement must be true and correct, except as would not or would not reasonably be expected to have a material adverse effect as defined in the Merger Agreement, and each party must have performed in all material respects all obligations that we are required to perform under the Merger Agreement;

     - neither party nor its subsidiaries can suffer a material adverse effect as defined in the Merger Agreement, and no event or circumstance can occur which has or will be likely to have a material adverse effect on its ability to conduct its respective businesses;

     - NCRIC must not have any inquiries or actions initiated by any governmental or regulatory authority alleging that it, its subsidiaries or their respective directors and officers have violated federal securities laws; and

     - each party has provided the other with all certificates and instruments as the other party reasonably requests.

     No assurance can be provided as to whether or not, or when, the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before December 31, 2005, either ProAssurance or NCRIC may terminate the Merger Agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT.

     The Merger Agreement may be terminated at any time before or after the Merger Agreement is approved by NCRIC stockholders:

     - by our mutual written consent;

     - by either ProAssurance or NCRIC if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action, but not by a party whose action or inaction caused such denial;

     - by either ProAssurance or NCRIC if the merger is not completed on or before December 31, 2005, but not by a party whose action or inaction caused such delay;

     - if there is a breach of any covenants or agreements in the Merger Agreement by the other party and such breach continues after 45 days' written notice to the breaching party, as long as such breach would allow the non-breaching party not to complete the merger;

     - if there is a continuing breach of any representation or warranty in the Merger Agreement by the other party that has had or is reasonably expected to have a material adverse effect and such breach continues after 45 days' written notice to the breaching party, as long as such breach would allow the non-breaching party not to complete the merger;

     - by ProAssurance if the board of directors of NCRIC is unwilling or unable to publicly recommend in the proxy statement that its stockholders approve and adopt the Merger Agreement, or if after recommending the Merger Agreement, NCRIC's board otherwise withdraws, amends or modifies its recommendation in any respect materially adverse to ProAssurance for approval or discloses an intention to do so;

     - by ProAssurance if the board of directors of NCRIC authorizes, recommends, approves or proposes an acquisition proposal other than the merger, or enters into an agreement with a third party regarding an acquisition proposal other than the merger;

     - by NCRIC if its board of directors (i) fails to recommend approval of the Merger Agreement to its stockholders or withdraws or materially and adversely modifies its recommendation, (ii) authorizes, recommends, approves or proposes an acquisition proposal other than the merger, or
       (iii) enters into an agreement with a third party regarding an acquisition proposal other than the merger;

     - by either ProAssurance or NCRIC if approval of NCRIC's stockholders has not been obtained by reason of failure to obtain required votes;

     - by either ProAssurance or NCRIC if the other party discloses a material adverse effect or any change to the disclosure schedules to the Merger Agreement which has, or is likely to have, a material adverse affect; and

     - by either ProAssurance or NCRIC if the Form S-4 registration statement has not been filed with the Securities and Exchange Commission on or before June 30, 2005, unless the failure to do so is due to the failure of the party seeking to terminate the Merger Agreement.

     Any decision by the NCRIC board of directors to authorize, recommend, approve or propose an acquisition proposal other than the merger, or enter into an agreement with a third party regarding an acquisition proposal other than the merger will result in NCRIC's obligation to pay to ProAssurance damages in the amount of $1,725,000. Furthermore, if ProAssurance terminates the Merger Agreement as a result of the board of directors of NCRIC failing to recommend approval of the Merger Agreement or withdrawing or adversely modifying its recommendation of the merger, NCRIC shall be obligated to pay such damages in the amount of $1,725,000.

     The boards of directors of both companies considered, and believed it was appropriate to make, the foregoing commitments for the limited period of time involved, especially in light of the relatively short term of the commitments and the relatively lengthy regulatory and integration processes involved in such transactions.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT.

     We may jointly amend the Merger Agreement, and each of us may waive our right to require the other party to follow particular provisions of the Merger Agreement. However, we may not amend the Merger Agreement after NCRIC's stockholders approve the Merger Agreement if the amendment would change the amount or the form of consideration to be delivered to NCRIC stockholders. If any amendment or waiver changes the amount or form of the consideration to be delivered to NCRIC stockholders after approval for the merger has already been obtained, then such amendment or waiver would require further approval by NCRIC stockholders.

EXPENSES

     The Merger Agreement provides that each of ProAssurance and NCRIC will pay its own expenses in connection with the merger and the transactions contemplated by the Merger Agreement. However, ProAssurance and NCRIC will (i) evenly divide the costs and expenses that are incurred in preparing, printing and mailing this proxy statement-prospectus and filing fees paid in connection with the registration statement and (ii) share the cost of the HSR Act filing fees in proportion to each party's relative assets as of December 31, 2004.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Burr & Forman LLP, counsel to ProAssurance, and Luse Gorman Pomerenk & Schick, P.C., counsel to NCRIC, the following section describes the anticipated material United States federal income tax consequences of the merger to holders of NCRIC common stock. This discussion addresses only those NCRIC stockholders that hold their NCRIC common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not address all the United States federal income tax consequences that may be relevant to particular NCRIC stockholders in light of their individual circumstances or to NCRIC stockholders that are subject to special rules, such as:

     - financial institutions,

     - investors in pass-through entities,

     - insurance companies,

     - tax-exempt organizations,

     - dealers in securities or currencies,

     - traders in securities that elect to use a mark to market method of accounting,

     - persons that hold NCRIC common stock as part of a straddle, hedge, constructive sale or conversion transaction,

     - persons who are not citizens or residents of the United States, and

     - stockholders who acquired their shares of NCRIC common stock through the exercise of an employee stock option or otherwise as compensation.

     The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed in this proxy statement-prospectus. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

     In rendering their opinions, Burr & Forman LLP and Luse Gorman Pomerenk & Schick, P.C. have relied upon representations of NCRIC and ProAssurance and upon customary assumptions, including the assumption that the merger will be consummated in accordance with the terms of the Merger Agreement. Neither of these tax opinions will be binding on the Internal Revenue Service. Neither ProAssurance nor NCRIC intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

     Tax Consequences of the Merger Generally. The merger will qualify as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a consequence:

     - no gain or loss will be recognized by stockholders of NCRIC who receive shares of ProAssurance common stock in exchange for shares of NCRIC common stock, except with respect to any cash received instead of fractional share interests in ProAssurance common stock;

     - the aggregate basis of the ProAssurance common stock received in the merger will be the same as the aggregate basis of the NCRIC common stock for which it is exchanged, less any basis attributable to fractional share interests in ProAssurance common stock for which cash is received; and

     - the holding period of ProAssurance common stock received in exchange for shares of NCRIC common stock will include the holding period of the NCRIC common stock for which it is exchanged.

     Cash Received Instead of a Fractional Share of ProAssurance Common
Stock. A stockholder of NCRIC who receives cash instead of a fractional share of ProAssurance common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by ProAssurance. As a result, a NCRIC stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

     WE URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISORS ABOUT THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE OR LOCAL, OR FOREIGN AND OTHER TAX LAWS.

     Tax Opinions as Condition to Merger. We will not be obligated to complete the merger unless ProAssurance receives a further opinion of Burr & Forman LLP and NCRIC receives a further opinion of Luse Gorman Pomerenk & Schick, P.C., each in form and substance reasonably satisfactory to us, and dated as of the date of completion of the merger, concluding that (i) the merger will be treated as a plan of reorganization within the meaning of Section 368(a) of the Code,
(ii) no gain or loss will be recognized
by stockholders of NCRIC who receive shares of ProAssurance common stock in exchange for all their NCRIC common stock, except with respect to any cash received in lieu of fractional shares, and (iii) no gain or loss will be recognized by PRA, NCRIC or its subsidiaries. In rendering their opinions, counsel will require and rely upon factual representations contained in certificates of officers of ProAssurance and NCRIC.

     Like other conditions to the merger, the Merger Agreement allows us to waive this condition. However, if the receipt of either of the legal opinions is waived, we will recirculate revised proxy materials and resolicit the vote of stockholders.

     Backup Withholding and Information Reporting. Payments of cash to a holder of NCRIC common stock instead of a fractional share of ProAssurance common stock may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

PROASSURANCE

     ProAssurance common stock is listed on the NYSE and traded under the symbol "PRA". The following table shows the high and low reported closing sales prices per share of ProAssurance common stock on the NYSE composite transactions reporting system for the periods indicated.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2003
First Quarter...............................................  23.92    20.69
Second Quarter..............................................  30.50    23.40
Third Quarter...............................................  28.90    24.50
Fourth Quarter..............................................  32.97    26.86
2004
First Quarter...............................................  35.00    30.33
Second Quarter..............................................  37.42    32.83
Third Quarter...............................................  35.20    30.20
Fourth Quarter..............................................  40.57    33.48
2005
First Quarter...............................................  41.90    37.00
Second Quarter through x/xx/2005............................

     Past price performance is not necessarily indicative of likely future performance. Because market prices of ProAssurance common stock will fluctuate, you are urged to obtain current market prices for shares of ProAssurance common stock.

NCRIC

     NCRIC common stock is listed on the Nasdaq National Market and traded under the symbol "NCRI". The following table shows the high and low reported closing sales prices per share of NCRIC common stock on the Nasdaq National Market system for the periods indicated.

                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                              ---------------
                                                               HIGH     LOW
                                                              ------   ------
2003
First Quarter...............................................  12.86     5.99
Second Quarter..............................................  10.60     8.20
Third Quarter...............................................  11.56    10.15
Fourth Quarter..............................................  11.51     9.11
2004
First Quarter...............................................  11.92     9.45
Second Quarter..............................................  10.14     9.11
Third Quarter...............................................  10.02     8.37
Fourth Quarter..............................................  10.06     8.38
2005
First Quarter...............................................  11.90     9.33
Second Quarter through x/xx/2005............................

     Past price performance is not necessarily indicative of likely future performance. Because market prices of NCRIC common stock will fluctuate, you are urged to obtain current market prices for shares of NCRIC common stock.

DIVIDENDS

     ProAssurance does not currently pay dividends on its common stock and does not intend to pay any dividends in the foreseeable future. As a holding company with no direct operations, ProAssurance would rely on cash dividends and other permitted payments from its subsidiaries to pay dividends to its stockholders. ProAssurance's insurance subsidiaries are subject to state and statutory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile. The restrictions limit the amount of dividends or distributions an insurance company may pay to its stockholders without prior regulatory approval. Generally dividends may be paid only out of earned surplus. In every case, surplus subsequent to the payment of a dividend must be reasonable in relation to the insurance company's outstanding liabilities and must be adequate to meet its financial needs. In addition, state insurance holding company acts require insurance companies to obtain prior approval before the payment of extraordinary dividends. Generally a dividend is extraordinary if the combined dividends and distributions from the insurance company to its parent holding company in any twelve-month period exceed the greater of either 10% of the insurance company's surplus at the end of the preceding fiscal year or the statutory income of the insurance company in the preceding fiscal year. If insurance regulators determine that payment of a dividend or other payments to the holding company would be detrimental to the policyholders because of its effect on the insurance company's financial condition, the regulators may prohibit such payments even if they would otherwise be permitted without prior approval.

     NCRIC does not currently pay dividends on its common stock. Like ProAssurance, NCRIC is an insurance holding company and its insurance subsidiary is subject to restrictions on payment of dividends under the laws and regulations governing insurance companies and their holding companies. In addition, the Merger Agreement restricts the dividends that may be paid on NCRIC's common stock pending completion of the merger. See "CONDUCT OF BUSINESS
PENDING THE MERGER" beginning on page   .

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements are intended to aid you in your analysis of the financial aspects of the proposed merger. The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed merger of NCRIC into NCP, a wholly owned subsidiary ProAssurance, as if it had occurred on December 31, 2004. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2004 gives effect to the merger of NCRIC into NCP, treated as a purchase transaction, as if the transactions had occurred January 1, 2004.
(See "ACCOUNTING TREATMENT" on page   of this proxy statement-prospectus). The
statements include pro forma adjustments as described in the notes accompanying the financial statements.

     This information is derived from the audited consolidated financial statements of ProAssurance and NCRIC for the year ended December 31, 2004. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited historical financial statements and related notes of ProAssurance and NCRIC, which are incorporated by reference in this proxy statement-prospectus.

     The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this proxy statement-prospectus.

                            PROASSURANCE CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2004

                                               PROASSURANCE     NCRIC       PRO FORMA
                                                HISTORICAL    HISTORICAL   ADJUSTMENTS     PROFORMA
                                               ------------   ----------   -----------    ----------
                                                              (DOLLARS IN THOUSANDS)
                                               ASSETS
Investments:
  Fixed maturities available for sale, at
     fair value..............................   $2,257,985     $178,999    $       --     $2,436,984
  Equity securities available for sale, at
     fair value..............................       35,230       23,308            --         58,538
  Equity securities, trading portfolio, at
     fair value..............................        4,150           --            --          4,150
  Real estate, net...........................       19,244           --            --         19,244
  Short-term investments.....................       41,423           --            --         41,423
  Business owned life insurance..............       54,138           --            --         54,138
  Other......................................       42,883           --            --         42,883
                                                ----------     --------    ----------     ----------
Total investments............................    2,455,053      202,307            --      2,657,360
Cash and cash equivalents....................       30,084       13,658          (425)A       43,317
Premiums and accounts receivable, net........      131,736        7,526            --        139,262
Receivable from reinsurers on unpaid losses
  and loss adjustment expenses...............      409,339       44,846            --        454,185
Prepaid reinsurance premiums.................       18,888           --            --         18,888
Deferred taxes...............................       80,107        8,404          (438)B       88,073
Other assets.................................      113,991       16,158         4,230 C      128,335
                                                                               (7,296)D           --
                                                                                1,252 E           --
                                                ----------     --------    ----------     ----------
Total assets.................................   $3,239,198     $292,899    $   (2,677)    $3,529,420
                                                ==========     ========    ==========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Policy liabilities and accruals:
       Reserve for losses and loss adjustment
          expenses...........................   $2,029,592     $153,242            --     $2,182,834
       Unearned premiums.....................      314,179       40,790            --        354,969
       Reinsurance premiums payable..........       69,507        1,117            --         70,624
                                                ----------     --------    ----------     ----------
     Total policy liabilities................    2,413,278      195,149            --      2,608,427
     Other liabilities.......................       63,421       10,735            --         74,156
     Long-term debt..........................      151,480       15,000            --        166,480
                                                ----------     --------    ----------     ----------
Total liabilities............................    2,628,179      220,884            --      2,849,063
Commitments and Contingencies................           --           --            -- F           --
Stockholders' equity:
  Common stock...............................          293           70           (70)G          310
                                                                                   17 H
  Additional paid-in capital.................      313,957       45,465       (45,465)G      383,278
                                                                               67,127 H
                                                                                2,194 I
  Accumulated other comprehensive (loss)
     income..................................       24,397        2,109        (2,109)G       24,397
  Retained earnings..........................      272,428       24,926       (24,926)G      272,428
                                                ----------     --------    ----------     ----------
                                                   611,075       72,570        (3,232)       680,413
  Less treasury stock, at cost...............          (56)        (555)          555 G          (56)
                                                ----------     --------    ----------     ----------
Total stockholders' equity...................      611,019       72,015        (2,677)       680,357
                                                ----------     --------    ----------     ----------
Total liabilities and stockholders' equity...   $3,239,198     $292,899    $   (2,677)    $3,529,420
                                                ==========     ========    ==========     ==========

See accompanying notes

                            PROASSURANCE CORPORATION

          UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2004

                                                   PROASSURANCE     NCRIC       PRO FORMA
                                                    HISTORICAL    HISTORICAL   ADJUSTMENTS     PROFORMA
                                                   ------------   ----------   -----------     --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Net premiums earned............................    $696,020      $66,462      $     --       $762,482
  Net investment income..........................      87,225        7,256            --         94,481
  Net realized investment gains (losses).........       7,609          475          (133)J        7,951
  Practice management and related income.........          --        4,395            --          4,395
  Other income...................................       3,699          820            --          4,519
                                                     --------      -------      --------       --------
Total revenues...................................     794,553       79,408          (133)       873,828

Expenses:
  Net losses and loss adjustment expenses........     572,881       70,310            --        643,191
  Underwriting, acquisition and insurance
     expenses....................................     117,689       15,149            --        132,838
  Practice management and related expenses.......                    5,016            --          5,016
  Interest expense...............................       6,515          857            --          7,372
                                                     --------      -------      --------       --------
Total expenses...................................     697,085       91,332            --        788,417
                                                     --------      -------      --------       --------
Income before income taxes and minority
  interest.......................................      97,468      (11,924)         (133)        85,411
Income taxes.....................................      24,657       (4,804)          (47)K       19,806
                                                     --------      -------      --------       --------
Net income.......................................    $ 72,811      $(7,120)     $    (87)      $ 65,604
                                                     ========      =======      ========       ========

Earnings per share:
  Basic..........................................        2.50                                      2.13
                                                     ========                                  ========
  Diluted........................................        2.37                                      2.04
                                                     ========                                  ========

Weighted average shares outstanding:
  Basic..........................................      29,164                      1,656L        30,820
                                                     ========                   ========       ========
  Diluted........................................      31,984                      1,667L        33,651
                                                     ========                   ========       ========

See accompanying notes

                            PROASSURANCE CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

NOTE 1.  BASIS OF PRESENTATION

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Income Statement give effect to the merger of NCRIC into NCP, a wholly owned subsidiary of ProAssurance Corporation. The merger of NCRIC into NCP will be treated as a purchase transaction.

     The merger agreement provides that upon completion of the transaction, each share of NCRIC common stock will be exchanged into 0.25 shares of ProAssurance common stock. The merger agreement provides that if the average price of ProAssurance common stock as measured during the ten trading days ending on the date preceding the effective date of the merger is greater than $44.00 per share or less than $36.00 per share, the exchange ratio will be adjusted so that the value assigned to a share of NCRIC common stock will not be greater than $11.00 or less than $9.00. These pro forma statements have been prepared assuming an exchange ratio of 0.25.

     In accordance with GAAP, ProAssurance shares issued in the transaction will be valued based on the market price of ProAssurance stock a few days before and after the measurement date of the transaction, excluding days after the effective date of the transaction. The measurement date is defined as the first date on which the number of ProAssurance shares to be issued in the transaction and the amount of other consideration becomes fixed without subsequent revision. If the exchange ratio remains at 0.25 as initially specified in the Merger Agreement, the measurement date is expected to be February 28, the date the transaction was announced. If the exchange ratio is adjusted, the measurement date is expected to be the day when the certificate of merger is filed with the Secretary of State of Delaware or at such later date as ProAssurance and NCRIC agree and specify in the certificate of merger. For pro forma purposes, the measurement date is assumed to be February 28, 2005 and the value of the ProAssurance shares used to determine the purchase price is assumed to be $40.54, which is the rounded average ProAssurance closing market price for a few days before and after February 28, 2005.

                            PROASSURANCE CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     Described below is the pro forma estimate of the total purchase price of the transaction as well as the adjustments to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of NCRIC (in thousands, except for per share amounts).


Calculation of Purchase Price:
NCRIC outstanding shares as of December 31, 2004............     6,893
Exchange ratio per NCRIC share..............................      0.25
                                                               -------
ProAssurance shares to be issued............................     1,723
Fair value per ProAssurance share...........................   $ 40.54
                                                               -------
Fair value of ProAssurance shares to be issued..............   $69,850
Value of unallocated ProAssurance shares to be repurchased
  from NCRIC benefit trusts at $40.54 per share:
  ESOP Plan.................................................    (2,478)
  Stock Award Plan..........................................      (228)
                                                               -------
Fair value of ProAssurance shares to be issued, net of
  repurchased shares........................................   $67,144
Fair value of NCRIC options assumed.........................     2,194 I
Estimated acquisition costs.................................       425 A
                                                               -------
Total purchase price........................................   $69,763
                                                               =======
Allocation of Purchase Price:
NCRIC net assets, less NCRIC historical goodwill of
  $7,296....................................................   $64,719
Unearned compensation related to unvested stock awards......     1,252 E
Deferred tax liability......................................      (438)B
Goodwill....................................................     4,230 C
                                                               -------
Total purchase price........................................   $69,763
                                                               =======

     The fair value of NCRIC's reserve for losses and loss adjustment expense and related reinsurance recoverables were estimated based on the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, and include a risk premium and a profit margin. In determining the fair value estimate, management discounted NCRIC's historical undiscounted net loss reserves to present value assuming a 5% discount rate, which approximates the current U.S. Treasury rate. The discounting pattern was actuarially developed from NCRIC's historical loss data. An expected profit margin of 5% was applied to the discounted loss reserves, which consistent with management understanding of the returns anticipated by the reinsurance market (the reinsurance market representing a willing partner in the purchase of loss reserves). Additionally, an estimated risk premium of 5% was applied to the discounted reserves which is deemed to be reasonable and consistent with expectations in the market place given the long-tail nature and the related high degree of uncertainty of such reserves. The above calculations did not result in an adjustment to NCRIC's carried reserve for loss and loss adjustment expense.

NOTE 2.  PRO FORMA ADJUSTMENTS

     The purchase accounting and pro forma adjustments related to the unaudited pro forma consolidated balance sheet and statement of income are described below.

(A) Management estimates it will incur approximately $425,000 for acquisition costs, which are the direct costs paid by ProAssurance related to the merger and consist primarily of professional fees.

                            PROASSURANCE CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(B) Reduce net deferred tax assets for deferred taxes associated with the purchase adjustment to establish unearned compensation for unvested stock options assumed (see adjustment E).

(C) The excess of the purchase price over the net fair value of assets acquired will be allocated to goodwill.

(D)  Elimination of NCRIC historical goodwill.

(E) NCRIC's employee Stock Award Plan will be assumed by ProAssurance. Outstanding awards under the plan will be converted to ProAssurance shares based upon the established exchange ratio and will continue to vest as originally awarded. Unearned compensation will be established equal to the number of unvested shares multiplied by the fair value of each share on the date of the merger. For purposes of these pro forma statements we have estimated 30,885 unvested shares and assumed the fair value of each share to be $40.54.

(F) On February 20, 2004, a District of Columbia Superior Court entered a judgment against NCRIC in favor of Columbia Hospital for Women Medical Center, Inc. in the amount of $18.2 million (the "CHW Judgment"). NCRIC has filed post-trial motions requesting the trial court to set aside the CHW Judgment or in the alternative, to grant a new trial. In connection with the filing of the post-trial motions, NCRIC posted a $19.5 million appellate bond and associated letter of credit to secure payment of the CHW Judgment and projected post-trial interest. Because the trial court has not yet ruled on the post-trial motions, the CHW Judgment is not final. The court's decision on the post-trial motions and the verdict underlying the CHW Judgment may be appealed if the trial court should not rule favorably on the post-trial motions. NCRIC has not accrued liability for any possible loss arising from this litigation because the CHW Judgment is not yet final and remains with the trial judge and, because NCRIC believes that it has meritorious defenses and that it is not probable that the preliminary judgment will prevail, nor is any potential final outcome reasonably estimable at this time.

     If the merger is completed, ProAssurance will assume the risk of loss with respect to the CHW Judgment and the costs associated with pursuing the post-trial motions and any appeal of a final judgment. There can be no assurance that the post-trial motions or any appeals will be successful in setting aside the CHW Judgment. Any settlement of the CHW Judgment prior to or shortly after the merger will be reflected as an adjustment to goodwill in ProAssurance's consolidated balance sheet at the effective time of the merger. Any settlement of the CHW Judgment beyond the period for which such adjustments are allowed, will be included as an expense in ProAssurance's current operations and may have a material adverse effect on ProAssurance's results of operations for the period in which the settlement occurs.

(G)  Elimination of NCRIC's historical stockholders' equity accounts.

(H) Approximately 1,723,000 shares of ProAssurance common stock will be issued assuming an exchange ratio of 0.25, a measurement date value of $40.54, and a par value of $0.01 for each ProAssurance share issued. Approximately 67,000 shares not allocable to plan participants are expected to be repurchased from NCRIC benefit trusts; repurchased shares are valued at $40.54 for pro forma purposes.

(I) Fair value of vested NCRIC stock options outstanding that will be assumed by ProAssurance upon completion of the merger. Each NCRIC stock option will be exchanged for equivalent ProAssurance options, with both the number of shares and the exercise price adjusted based upon the exchange ratio. At an exchange ratio of 0.25, ProAssurance will assume options for 106,959 ProAssurance common shares at a weighted average exercise price of $36.41. The fair value of the options assumed

                            PROASSURANCE CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

     was calculated using the Black Scholes option pricing model using the following assumptions, which vary, as noted, due to differing terms of the various option agreements.

Volatility..................................................   .278 to .315
Risk-free interest rate.....................................  4.27% to 4.62%
Dividend yield..............................................        0%
Expected life...............................................   4 to 8 years

(J) NCRIC available-for-sale investment securities are stated at fair value in the historical NCRIC financial statements. However, the accounting cost basis of these securities will be adjusted from historical cost to the fair value of the securities on the date of the merger transaction. This, in effect, creates a purchase premium related to fixed maturity securities. The purchase premium related to fixed maturity securities will be amortized to investment income over the remaining life of the related fixed maturity securities.

(K) The income tax effect of the pro forma adjustments is reflected in the income statements at the federal statutory rate of 35%.

(L) Basic weighted average shares has been increased by approximately 1,656,000 ProAssurance shares issued in the merger transaction (see H). Diluted weighted average has likewise been increased by the number of ProAssurance shares issued and will also increase for the dilutive effect of NCRIC options assumed (see I).

NOTE 3. EARNINGS PER SHARE

     Basic earnings per share is computed by dividing the net income by the weighted average number of commons shares outstanding. Diluted earnings per share is computed as follows:

                                                              PROASSURANCE
                                                               HISTORICAL    PRO FORMA
                                                              ------------   ---------
                                                              IN THOUSANDS EXCEPT PER
                                                                     SHARE DATA
Diluted earnings per share calculation:
  Numerator:
  Net income................................................    $72,811       $65,604
  Effect of assumed conversion of contingently convertible
     debt instruments.......................................      2,967         2,967
                                                                -------       -------
  Net income-diluted computation............................    $75,778       $68,571
                                                                =======       =======

  Denominator:
  Weighted average number of common shares outstanding......     29,164        30,820
  Assumed conversion of dilutive stock options and awards...        248           259
  Assumed conversion of contingently convertible debt
     instruments............................................      2,572         2,572
                                                                -------       -------
  Diluted weighted average equivalent shares................     31,984        33,651
                                                                =======       =======
  Diluted earnings per share:...............................    $  2.37       $  2.04
                                                                =======       =======

                            PROASSURANCE CORPORATION

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4.  NCRIC 2004 RESULTS

     NCRIC's historical income statement for the year ended December 31, 2004 includes loss and loss adjustment expense of $17.2 million incurred due to adverse development of claims originally reported in earlier years. The adverse development primarily relates to losses originally incurred in 2003 but also includes some adverse development related to losses originally incurred in 2002 and 2001.

                   DESCRIPTION OF PROASSURANCE CAPITAL STOCK

     As a result of the merger, NCRIC stockholders will become stockholders of ProAssurance. Both companies are incorporated under Delaware law, and therefore, your rights as stockholders of ProAssurance will continue to be governed by Delaware law. Your rights will also be governed by the certificate of incorporation and bylaws of ProAssurance. This description of ProAssurance's capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. The following summarizes the material terms of ProAssurance's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of state laws governing insurance holding companies, Delaware law and ProAssurance's certificate of incorporation and bylaws. REFERENCES TO "WE", "US" AND "OUR" IN THIS SECTION REFER TO PROASSURANCE AND ITS SUBSIDIARIES.

COMMON STOCK

     ProAssurance is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share.

     Holders of record of common stock are entitled to one vote per share on all matters upon which stockholders have the right to vote. The rights attached to the shares of common stock do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election each year. All issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. Upon dissolution, holders of our common stock are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Our board may, from time to time, issue up to an aggregate 50,000,000 shares of preferred stock in one or more series without stockholder approval. The board of directors can fix the designation powers, rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. No shares of preferred stock are currently outstanding. We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER STATUTE AND CHARTER PROVISIONS

     Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

     - the transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - at or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     The authorization of undesignated preferred stock in our charter makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ProAssurance. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of ProAssurance.

AUTHORIZED BUT UNISSUED SHARES

     We believe that the availability of shares of ProAssurance common stock is advisable to provide ProAssurance with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, the issuance of additional shares of ProAssurance common stock through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of ProAssurance common stock, except for

     - the shares of ProAssurance common stock to be issued in the merger, and

     - shares of ProAssurance common stock presently reserved for issuance with respect to options and awards granted or to be granted under ProAssurance's stock option and award plans, including the NCRIC stock options and awards assumed by ProAssurance, and

     - the shares of common stock reserved for issuance upon conversion of ProAssurance's convertible debentures.

     Uncommitted authorized but unissued shares of ProAssurance common stock may be issued from time to time to such persons and for such consideration as our board of directors may determine and holders of our then outstanding shares of our common stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law, the rules and policies of the NYSE and the judgment of the our board of directors regarding the submission of such issuance to ProAssurance's stockholders. Our stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of our common stock could be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in ProAssurance more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of ProAssurance. Under these circumstances the availability of authorized and unissued shares of ProAssurance common stock may make it more difficult for stockholders to obtain a premium for their shares. These authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of ProAssurance by means of a consolidation, tender offer, proxy contest or other means. They could also be privately placed with purchasers who might cooperate with our board of directors in opposing such an attempt by a third party to gain control of ProAssurance. The issuance of new shares of ProAssurance common stock could also be used to dilute ownership of a person or entity seeking to obtain control of ProAssurance. Although we do not currently contemplate taking such action, shares of our common stock could be issued for the purposes and effects described above and ProAssurance's board of directors reserves its rights to issue such stock for such purposes, consistent with its fiduciary responsibilities.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC, whose offices are at 44 Wall Street, New York, NY 10005.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of both ProAssurance stockholders and NCRIC stockholders are governed by the Delaware General Corporation Law, or DGCL, as well as each company's respective certificate of incorporation and bylaws. After the merger, the rights of NCRIC's and ProAssurance's stockholders will be governed by the DGCL and ProAssurance's certificate of incorporation and bylaws. Since the rights of stockholders of both companies are governed by the DGCL, the only material differences in stockholders' rights exist in the certificates of incorporation of ProAssurance and NCRIC. The following is a brief summary of the material differences between the certificates of incorporation of ProAssurance and of NCRIC.

STOCKHOLDER VOTING LIMITS AND REQUIREMENTS

     Under ProAssurance's certificate of incorporation, each holder of common stock is entitled to one vote for each share of common stock having voting power held by him or her. NCRIC's certificate of incorporation, however, provides that any record owner of common stock who beneficially owns more than 10% of the outstanding shares of common stock is not entitled to vote the shares held in excess of 10%. After the completion of the merger, each NCRIC stockholder who receives ProAssurance common stock will be entitled to one vote for each common share entitled to vote, regardless of the percentage of outstanding stock that such person holds.

     In addition to the voting limitation discussed above, NCRIC stockholders who receive ProAssurance common stock upon the completion of the merger will be subject to other voting provisions of ProAssurance's certificate of incorporation. Any question brought before a meeting of ProAssurance's stockholders is decided by a vote of the holders of a majority of the stock having voting power present in person or represented by proxy unless otherwise provided in the certificate of incorporation. ProAssurance's certificate of incorporation requires the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all outstanding shares of voting stock in order to amend or adopt any provisions inconsistent with the following certificate of incorporation provisions:

     - Article Sixth, which describes the size of the board of directors, the manner by which directors are elected and the powers of the board of directors;

     - Article Eighth, which describes ProAssurance's director indemnification policy;

     - Article Ninth, which provides that ProAssurance will be governed by the provisions of Section 203, the anti-takeover provisions, of the Delaware General Corporation Law;

     - Article Tenth, which provides that the board of directors, when considering a merger, consolidation, business combination or similar transaction, may consider the effects of the transaction upon ProAssurance's employees, customers and suppliers, and upon communities in which offices of ProAssurance and its subsidiaries are located, in considering the best interests of ProAssurance and its stockholders; and

     - Article Eleventh, which describes the means for amending ProAssurance's bylaws.

     NCRIC's certificate of incorporation does not contain a similar provision requiring 80% approval by stockholders of the matters listed above.

REMOVAL OF DIRECTORS

     NCRIC's certificate of incorporation provides that directors may be removed only for cause by an affirmative vote of the holders of at least 80% of the voting power of the outstanding common stock. ProAssurance's directors can be removed only for cause and by an affirmative vote of the majority of the holders of voting power of the outstanding common stock.

ANTI-TAKEOVER PROVISIONS

     ProAssurance is subject to Section 203 of the Delaware General Corporation Law. For a discussion of the applicable anti-takeover provision, see
"DESCRIPTION OF PROASSURANCE CAPITAL STOCK," page   . The certificate of
incorporation of ProAssurance does not contain any other provision regarding transactions with interested stockholders.

     NCRIC's certificate of incorporation contains provisions regarding interested stockholder transactions. An interested stockholder is generally defined as any person who beneficially owns 10% of the outstanding voting stock of NCRIC, or any affiliate or transferee of such stockholder. The certificate of incorporation provides that at least 80% of the holders of the voting power of outstanding common stock must approve the following transactions:

     - any merger or consolidation with any interested stockholder or any other corporation which is (or after such merger or consolidation would be) an affiliate of an interested stockholder;

     - any sale, lease, transfer or other disposition to or with any interested stockholder (or its affiliate) of any assets of NCRIC or any subsidiary having an aggregate fair market value that is 25% or more of the combined assets of NCRIC and its subsidiaries;

     - the issuance or transfer by NCRIC or any subsidiary of any of its or the subsidiary's securities to any interested stockholder (or its affiliate) in exchange for any consideration having an aggregate fair market value that is 25% or more of the combined fair market value of the outstanding common stock of NCRIC and its subsidiaries (except pursuant to an employee benefit plan);

     - the adoption of any plan or proposal for liquidation or dissolution of NCRIC proposed by or on behalf of an interested stockholder (or its affiliate); or

     - any reclassification or combination of securities, or recapitalization of NCRIC, or any merger or consolidation of NCRIC with any of its subsidiaries, or any other transaction which has the effect, directly or indirectly, of increasing the proportional share of the outstanding shares of any class of equity or convertible securities of NCRIC or any subsidiary which is directly or indirectly owned by an interested stockholder (or its affiliate).

     If any of the above transactions is approved by two-thirds of disinterested directors of NCRIC, then only a majority vote of stockholders is required to approve such transaction. In the event that a two-thirds vote of disinterested directors cannot be obtained, then, except in the case of a transaction involving cash or other consideration being received by NCRIC stockholders solely in their capacity as stockholders, only a majority vote of the stockholders would be required if the following conditions are met:

     - requirements that the valuation of the consideration to be received by the stockholders is at least equal to the higher of fair market value or the highest per share price within the time period as set forth in the certificate of incorporation;

     - requirements limiting the reduction of the annual rate of dividends paid on common stock; and

     - requirements that the interested stockholder cannot receive benefits of any loans, guarantees, or other financial assistance or tax advantages provided by NCRIC.

     After completion of the merger, holders of NCRIC common stock who receive ProAssurance common stock will be subject to Section 203 of the DGCL and ProAssurance's certificate of incorporation, which does not contain any of the interested stockholder provisions in NCRIC's certificate of incorporation as set forth above.

                 PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

     Pursuant to Delaware law, the holders of a majority of the outstanding shares of common stock of NCRIC are required to approve the Merger Agreement. It is rare for a company to achieve 100% stockholder participation at a special meeting of stockholders, and only a majority of the holders of the outstanding shares of common stock of NCRIC are required to be represented at a meeting, in person or by proxy, for a quorum to be present. In the event that there are not sufficient votes to constitute a quorum or to approve the adoption of the Merger Agreement at the special meeting, NCRIC would like the flexibility to adjourn the special meeting in order to attempt to secure broader stockholder participation in the decision to approve the Merger Agreement.

     NCRIC has requested that you appoint your proxy to vote on a proposal to adjourn the special meeting if there are an insufficient number of shares present in person or by proxy to constitute a quorum or to approve the Merger Agreement. The proposal to adjourn the special meeting will not be submitted to the stockholders for a vote at the special meeting if a majority of the outstanding shares of NCRIC common stock vote in favor of the proposal to approve the Merger Agreement.

     The adjournment of the special meeting will require the affirmative vote of a majority of the shares voting on the matter in person or by proxy at the special meeting without regard to broker non-votes or abstentions. The time and place of the adjourned meeting will be announced at the special meeting if it is adjourned. No further notice will be provided to the NCRIC stockholders unless required by Delaware law.

The NCRIC board of directors recommends that you vote "FOR" this proposal.

                                    OPINIONS

     The validity of the ProAssurance common stock to be issued in connection with the merger will be passed upon for ProAssurance by Burr & Forman LLP, Birmingham, Alabama. In addition, Burr & Forman LLP will deliver an opinion to ProAssurance concerning material federal income tax consequences of the merger to ProAssurance. Attorneys participating in Burr & Forman's representation of ProAssurance beneficially own approximately 9,100 shares of ProAssurance common stock.

     Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., will deliver an opinion to NCRIC concerning the material federal income tax consequences of the merger.

                                    EXPERTS

     The consolidated financial statements of ProAssurance Corporation appearing in ProAssurance Corporation's Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein), and ProAssurance Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedules of NCRIC Group, Inc., incorporated in this proxy statement-prospectus by reference from NCRIC Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

NCRIC

     If the merger occurs, NCRIC will not hold an annual meeting of stockholders for the year ended December 31, 2006. In case the merger is not completed, in order to be eligible for inclusion in NCRIC's proxy material for its 2006 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at NCRIC's office, 1115 30th Street, N.W., Washington, D.C. 20007, no later than December 27, 2005. Nothing in this paragraph shall be deemed to require NCRIC to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

     The bylaws of NCRIC provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, including to propose a nominee to the board, the stockholder must give written notice to the Secretary of NCRIC not less than ninety (90) days before the date of the proxy statement relating to the prior year's annual meeting. The notice must include the stockholder's name, record address and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require NCRIC to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. In accordance with the foregoing, advance written notice of business or nominations to the board of directors to be brought before the 2006 Annual Meeting of Stockholders must be given to NCRIC no later than January 26, 2006. If notice is received after January 26, 2006, it will be considered untimely, and NCRIC will not be required to present the matter at the stockholders meeting.

PROASSURANCE

     If the merger is completed, NCRIC stockholders will become stockholders of ProAssurance. Stockholder proposals intended to be included in ProAssurance's proxy statement and voted on at ProAssurance's regularly scheduled 2006 Annual Meeting of Stockholders must be received at ProAssurance's offices at 100 Brookwood Place, Birmingham, Alabama 35209, Attention: Corporate Secretary, on or before December 17, 2005. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year's proxy statement and form of proxy.

     ProAssurance's Bylaws require any stockholder who desires to propose any business at the annual meeting of stockholders (other than the election of directors) to give ProAssurance written notice not later than December 1 in the year preceding the annual meeting at which the proposal is to be considered or such other date as may be established by the Board for a particular annual meeting by written notice to the stockholders. The stockholder's notice must set forth (a) a brief description of the business desired to be brought before the meeting and the reasons for considering such matter or matters at the meeting;
(b) the name and address of the stockholder who intends to propose such matter or matters; (c) a representation that the stockholder has been a holder of record of stock of the Company entitled to vote at such meeting for a period of one year and intends to hold such shares through the date of the meeting and appear in person or by proxy at such meeting to propose such matter or matters; and (d) any material interest of the stockholder in such matter or matters; and
(e) a description of all understandings or relationships between the stockholder and any other person(s) (naming such persons) with respect to the capital stock of ProAssurance as to the matter specified in the notice. The proposal and any accompanying statement may not exceed 500 words. Stockholders are not permitted to submit proposals for consideration at special meetings.

                                 OTHER MATTERS

     As of the date of this proxy statement-prospectus, NCRIC's board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. NCRIC could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes to approve the Merger Agreement. If any other matters properly come before the NCRIC special meeting, or any adjournments or postponements of the meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of NCRIC. However, proxies that indicate a vote against approval of the Merger Agreement will not be voted in favor of any adjournment or postponement of the special meeting to solicit additional proxies to approve the Merger Agreement.

                      WHERE YOU CAN FIND MORE INFORMATION

     ProAssurance has filed a registration statement with the SEC under the Securities Act that registers the distribution to NCRIC stockholders of the shares of common stock of ProAssurance to be issued in the merger. This proxy statement-prospectus is part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ProAssurance, NCRIC and the combined company and the common stock of these companies. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement-prospectus.

     In addition, ProAssurance (File No. 001-16533) and NCRIC (File No. 000-25505) file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like ProAssurance and NCRIC, that file electronically with the SEC. The address of that site is http://www.sec.gov. ProAssurance's address on the world wide web is http://www.ProAssurance.com, and NCRIC's address is http://www.NCRIC.com. The information on our web sites is not a part of this proxy statement-prospectus.

     You can also inspect reports, proxy statements and other information about ProAssurance at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You can also inspect reports, proxy statements and other information that NCRIC has filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

     The SEC allows ProAssurance and NCRIC to "incorporate by reference" information into this proxy statement-prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement-prospectus, except for any information that is superseded by information that is included directly in this proxy statement-prospectus.

     All of the documents filed with the SEC by ProAssurance pursuant to the Exchange Act are incorporated by reference in this proxy statement-prospectus. These documents include the following:

     - ProAssurance's Annual Report on Form 10-K for the year ended December 31, 2004; and

     - All other reports filed by ProAssurance pursuant to Section 13(a) or
       Section 15(d) of the Exchange Act since December 31, 2004.

     All of the documents filed with the SEC by NCRIC pursuant to the Exchange Act since the end of its fiscal year ended December 31, 2004, are incorporated by reference in this proxy statement-prospectus. These documents include the following:

     - NCRIC's Annual Report on Form 10-K for the year ended December 31, 2004, as amended on April 19, 2005, which is appended to this proxy statement-prospectus as Appendix C; and

     - All other reports filed by NCRIC pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2004.
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

     ProAssurance and NCRIC incorporate by reference additional documents that either company may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement-prospectus and the dates of the special meeting (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     ProAssurance has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to ProAssurance, and NCRIC has supplied all such information relating to NCRIC.

     You can obtain any of the documents incorporated by reference in this proxy statement-prospectus through ProAssurance or NCRIC, as the case may be, or from the SEC through the SEC's Internet world wide web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement-prospectus. You can obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           PROASSURANCE CORPORATION                          NCRIC GROUP, INC.

          Attention: Frank B. O'Neil                    Attention: Eric R. Anderson
             100 Brookwood Place                            1115 30th St., N.W.
          Birmingham, Alabama 35209                        Washington, D.C. 20007
                (205) 877-4400                                 (202) 969-1866

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY           , 2005,
TO RECEIVE THEM BEFORE THE NCRIC SPECIAL MEETING. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement-prospectus or in any of the materials that we have incorporated into this proxy statement-prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement-prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement-prospectus does not extend to you. The information contained in this proxy statement-prospectus speaks only as of the date of this proxy statement-prospectus unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

     Any written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are identified by words such as, but not limited to, "believe," "expect," "intend," "anticipate," "estimate," "project" and other analogous expressions. Forward-looking statements relating to our businesses include among other things, statements concerning: liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, payment or performance of our obligations under our indebtedness, payment of dividends, and other matters. In addition, forward-looking statements relate to the proposed merger between ProAssurance and NCRIC, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of the combined company including, without limitation, statements relating to the benefits of the merger, such as future financial and operating results, cost savings, enhanced revenues and the accretion to reported earnings that may be realized from the merger and statements regarding certain of ProAssurance's and/or NCRIC's goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance.

     Risks that could adversely affect our operations or cause actual results to differ materially from anticipated results include, but are not limited to, the following:

     - underwriting losses on the risks we insure are higher or lower than expected,

     - unexpected changes in loss trends and reserving assumptions which might require the reevaluation of the liability for loss and loss adjustment expenses, thus resulting in an increase or decrease in the liability and a corresponding adjustment to earnings,

     - our ability to retain current business, acquire new business, expand product lines and a variety of other factors affecting daily operations such as, but not limited to, economic, legal, competitive and market conditions which may be beyond our control and are thus difficult or impossible to predict,

     - changes in the interest rate environment and/or the securities markets that adversely impact the fair value of our investments or our income,

     - inability on our part to achieve continued growth through expansion into other states or through acquisitions or business combinations,

     - general economic conditions that are worse than anticipated,

     - inability on our part to obtain regulatory approval of, or to implement, premium rate increases,

     - the effects of weather-related events,

     - changes in the legal system, including retroactively applied decisions that affect the frequency and severity of claims,

     - significantly increased competition among insurance providers and related pricing weaknesses in some markets,

     - changes in the availability, cost, quality or collectibility of reinsurance,

     - changes to our ratings by rating agencies,

     - regulatory and legislative actions or decisions that adversely affect us, and

     - our ability to utilize loss carryforwards and other deferred tax assets.

     Risks that could adversely affect the proposed merger of ProAssurance and NCRIC include but are not limited to the following:

     - the business of ProAssurance and NCRIC may not be combined successfully, or such combination may take longer to accomplish than expected;

     - the cost savings from the merger may not be fully realized or may take longer to realize than expected;

     - operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

     - governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

     - there may be restrictions on our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations; and

     - the stockholders of NCRIC may fail to approve the merger.

     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond our ability to control or predict.

     We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement-prospectus, in the case of forward-looking statements contained in this proxy statement-prospectus, or the dates of the documents incorporated by reference in this proxy statement-prospectus, in the case of forward-looking statements made in those incorporated documents.

     Except to the extent required by applicable law or regulation, ProAssurance and NCRIC undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement-prospectus or to reflect the occurrence of unanticipated events.

     For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please
see "RISK FACTORS" beginning on page   .

     ALL SUBSEQUENT WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS CONCERNING THE MERGER OR OTHER MATTERS ADDRESSED IN THIS PROXY STATEMENT-PROSPECTUS AND ATTRIBUTABLE TO PROASSURANCE OR NCRIC OR ANY PERSON ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

                                   APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of February 28, 2005, by and among PROASSURANCE CORPORATION, a Delaware corporation ("PRA"), NCP MERGER CORPORATION, a Delaware corporation and a wholly-owned subsidiary of PRA ("NEWCO"), and NCRIC GROUP, INC., a Delaware corporation ("NCRIC").

                                  WITNESSETH:

     WHEREAS, PRA is an insurance holding company which provides, through its insurance subsidiaries, medical professional liability insurance and personal lines insurance; and

     WHEREAS, NCRIC is an insurance holding company which provides, through its subsidiaries, medical professional liability insurance and practice management and financial services to physicians and other health care providers; and

     WHEREAS, the Boards of Directors of PRA, NEWCO and NCRIC have determined that it is in the best interests of their respective companies and stockholders for PRA to acquire NCRIC through the consummation of the business combination transaction provided for in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), at the Effective Time (as defined in Section 1.2 of this Agreement), NCRIC shall merge with and into NEWCO (the "MERGER"). NEWCO shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of NCRIC shall terminate.

     1.2 Effective Time. Subject to the provisions of this Agreement, and in connection with the Closing, a certificate of merger (the "CERTIFICATE OF MERGER") will be filed with the Secretary of State of Delaware pursuant to
Section 252 of the DGCL. The parties will make all other filings or recordings as may be required under the DGCL, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of Delaware, or at such later date or time as PRA and NCRIC agree and specify in the Certificate of Merger (the time the Merger comes effective being the "EFFECTIVE TIME").

     1.3 Effects of Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL. At the Effective Time, (i) all rights, franchises, licenses and interests of NCRIC in and to every type of property, real, personal and mixed, and all choses in action of NCRIC shall continue unaffected and uninterrupted by the Merger and shall accrue to NEWCO; (ii) all rights, franchises, licenses and interests of NEWCO in and to every type of property, real, personal and mixed, and all choses in action of NEWCO shall continue unaffected and uninterrupted by the Merger and shall accrue to NEWCO; (iii) all obligations and liabilities of NEWCO then outstanding shall remain obligations of NEWCO; (iv) all obligations and liabilities of NCRIC then outstanding shall become and be obligations of NEWCO; and (v) no action or proceeding then pending and to which NCRIC or NEWCO is a party shall be abated or discontinued but may be prosecuted to final judgment by NEWCO.

     1.4 NEWCO Shares. At the Effective Time, all of the shares of NEWCO Common Stock (as defined in Section 4.3(b) of this Agreement) issued and outstanding prior to the Effective Time shall remain an issued and outstanding share of common stock of NEWCO and shall not be affected by the Merger. It is the intention of the parties that, immediately after the Effective Time, PRA shall own all of the issued and outstanding shares of Common Stock of NEWCO as the surviving corporation of the Merger.

     1.5  Conversion of NCRIC Common Stock.

     (a) Except as otherwise provided in this Agreement, and subject to the Market Adjustment pursuant to Section 1.5(b) hereof, each holder of record of the shares of the common stock, $0.01 par value per share, of NCRIC ("NCRIC COMMON STOCK") as of the Effective Time shall have the right to receive 0.25 (the "EXCHANGE RATIO") of a share of common stock of PRA, par value $0.01 per share ("PRA COMMON STOCK") for each share of NCRIC Common Stock (the "MERGER CONSIDERATION").

     (b) The Exchange Ratio shall be subject to adjustment if the MARKET VALUE (herein defined) of a share of PRA Common Stock is greater than $44.00 or less than $36.00. In each event, the Exchange Ratio shall be adjusted (the "MARKET ADJUSTMENT") so that each holder of the shares of NCRIC Common Stock as of the Effective Time shall have the right to receive such number of shares or fraction of a share (in ten thousandths; i.e., four decimal places) of PRA Common Stock in accordance with the following (references to the Exchange Ratio shall include the Exchange Ratio calculated to reflect the Market Adjustment, if any):

          (i) If the Market Value is greater than $44.00, the Exchange Ratio shall be such fraction of a share of PRA Common Stock as shall equal $11.00 divided by the Market Value; or

          (ii) If the Market Value is less than $36.00, the Exchange Ratio shall be such number of shares or fraction of a share as shall equal $9.00 divided by the Market Value.

          (iii) The term "MARKET VALUE" shall refer to an amount equal to the arithmetic average of the last reported sale prices of one share of PRA Common Stock as reported on the New York Stock Exchange the ten (10) trading days ending on the date preceding the Effective Time.

     (c) Each share of NCRIC Common Stock that is owned by NCRIC or any NCRIC Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefore.

     1.6 No Fractional Shares. No certificates or scrip representing a fractional share of PRA Common Stock shall be issued upon the surrender of NCRIC Common Stock certificates for exchange; no dividend or distribution with respect to PRA Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PRA. In lieu of any such fractional share, PRA shall pay to each former holder of NCRIC Common Stock who otherwise would be entitled to receive a fractional share of PRA Common Stock an amount in cash determined by multiplying the fractional share of PRA Common Stock to which such holder would otherwise be entitled by whichever of the following is applicable: (i) $40.00 if there is no Market Adjustment; or (ii) the Market Value if there is a Market Adjustment to the Exchange Ratio.

     1.7  Stock Options.

     (a) Section 1.7 of the NCRIC Disclosure Schedule (as defined in Article 3 of this Agreement) lists (i) all stock options to purchase NCRIC Common Stock issued by NCRIC pursuant to the Stock Option Plan and the 2003 Stock Option Plan (the "NCRIC OPTION PLANS") that are outstanding on the date of this Agreement (collectively, the "NCRIC STOCK OPTIONS"), and (ii) all awards of shares of NCRIC Common Stock that are to be issued by NCRIC pursuant to its 2003 Stock Award Plan (the "NCRIC AWARD PLAN") that are outstanding on the date hereof ("NCRIC STOCK AWARDS"). Section 1.7 of the NCRIC Disclosure Schedule also sets forth, with respect to each NCRIC Stock Option, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either an incentive or a nonqualified stock option. Section 1.7 of the NCRIC Disclosure Schedule also sets forth with respect to each NCRIC Stock Award the number of shares subject to the Stock Awards and the date granted and the vesting schedule of the award. All NCRIC Stock Options are exercisable as of the date of this Agreement.

     (b) Each unexercised NCRIC Stock Option that is issued and outstanding at the Effective Time (a "CONTINUING NCRIC STOCK OPTION") shall be assumed by PRA and, except as provided in this Section 1.7(b), shall be continued in accordance with its terms and conditions as in effect immediately prior to the Effective Time. The holder of each Continuing NCRIC Stock Option shall have the election to either:

          (i) exchange his or her Continuing Stock Option for the right to acquire a number of shares of PRA Common Stock at the Effective Time on the following terms and conditions:

             (A) Each share of NCRIC Common Stock subject to a Continuing NCRIC Stock Option so exchanged shall be converted into shares of PRA Common Stock using the Exchange Ratio. The number of shares subject to each Continuing NCRIC Stock Option so exchanged shall be multiplied by said Exchange Ratio to determine the number of shares of PRA Common Stock subject to said Continuing NCRIC Stock Option; provided, however, that all fractional shares resulting from such determination shall be eliminated;

             (B) The exercise price for the shares of PRA Common Stock subject to a Continuing NCRIC Stock Option so exchanged shall be determined by dividing the Exchange Ratio into the exercise price of the shares of NCRIC Common Stock subject to said Continuing NCRIC Stock Option immediately prior to the Effective Time;

             (C) The NCRIC Option Plans shall be amended at the Effective Time to reserve for issuance pursuant to the Continuing NCRIC Stock Options, the number of shares of PRA Common Stock subject to the NCRIC Stock Options after the Effective Time, and to allow former members of the Board of Directors of NCRIC to continue to participate under the NCRIC Option Plans with respect to their Continuing NCRIC Stock Options during the term of the Consulting Agreement executed by the directors pursuant to Section 1.12 hereof; or

          (ii) surrender his or her Continuing NCRIC Stock Option at the Effective Time in exchange for a cash payment equal to the greater of either (A) the amount by which the Adjusted NCRIC Share Value (herein defined) exceeds the unadjusted exercise price for each share of NCRIC Common Stock subject to the Continuing Stock Option so surrendered as shown in Section 1.7(a) of the Disclosure Schedule or (B) $1.00 for each share of NCRIC Common Stock subject to the Continuing NCRIC Stock Option so surrendered. The term "ADJUSTED NCRIC SHARE VALUE" shall mean (i) that amount that is equal to 0.25 times the Market Value; (ii) $11.00 if there is a Market Adjustment because the Market Value is greater than $44.00; or
     (iii) $9.00 if there is a Market Adjustment because the Market Value is less than $36.00. A holder of a Continuing NCRIC Stock Option may elect to receive cash for any or all of his or her Continuing NCRIC Stock Options. Each holder of a Continuing NCRIC Stock Option shall make his or her cash election on an election form to be provided by PRA at least twenty (20) days prior to the Effective Time. The right to make an election to receive a cash payment for the shares of NCRIC Common Stock subject to a Continuing NCRIC Stock Option shall terminate on the Effective Time.

     (c) Each NCRIC Stock Award that is outstanding at the Effective Time ("CONTINUING NCRIC STOCK AWARD") shall be assumed by PRA and shall be continued in accordance with its terms as in effect immediately prior to the Effective Time. Each Continuing NCRIC Stock Award shall give the holder thereto the right to acquire a number of shares of PRA Common Stock to be determined by multiplying the Exchange Ratio by the number of shares of NCRIC Common Stock subject to a Continuing NCRIC Stock Award; provided that all fractional shares resulting therefrom shall be eliminated.

     1.8 Merger Tax Consequences. It is intended (i) that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the

"CODE"), and (ii) that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.9 NEWCO Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of NEWCO then in effect shall be, and shall continue in effect as, the Certificate of Incorporation of NEWCO, as the surviving corporation in the Merger, until amended in accordance with applicable law; provided, however, that in connection with and as a result of the consummation of the Merger, the Certificate of Incorporation of NEWCO then in effect shall be amended so as to change the name of NEWCO to "NCRIC Corporation."

     1.10 NEWCO Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of NEWCO then in effect shall be, and shall continue in effect as, the Bylaws of NEWCO, as the surviving corporation in the Merger, until amended in accordance with applicable law.

     1.11 NEWCO Management and Officers. At the Effective Time, the directors and officers of NEWCO, as the surviving corporation in the Merger, shall continue as the Board of Directors and Officers of NEWCO until their successors are elected and qualified.

     1.12  Advisory Committees.

     (a) PRA shall offer to each Person who, as of the date of this Agreement, is a member of the Board of Directors of NCRIC a Consulting and Noncompetition Agreement in form and substance reasonably acceptable to PRA (each a "CONSULTING AGREEMENT"), substantially in the form attached hereto as Exhibit A. Pursuant to his or her Consulting Agreement, each such Person shall be paid a monthly consulting fee of $2,500 through December 31, 2006; provided, however, that no fees of any type shall be paid to such Person unless he or she shall have executed a Consulting Agreement. PRA shall cause each Person who executes a Consulting Agreement to be appointed to an advisory committee maintained by PRA or its Subsidiaries. The Advisory Committee shall provide advice as to the transition of NCRIC's business after the Merger.

     (b) It is the intention of the parties, subject to operating constraints, to maintain the NCRIC physician underwriting/claims committee that NCRIC has in the District of Columbia, Delaware, and Virginia (collectively, the "NCRIC ADVISORY COMMITTEES"). The members of the NCRIC Advisory Committees shall consist of those persons who are members thereof at the Effective Time and such other persons who are appointed to the NCRIC Advisory Committees thereafter. The NCRIC Advisory Committees shall provide advice as to underwriting and claims matters regarding medical professional liability insurance. Except for compensation pursuant to consulting agreements described in subparagraph (a) above, PRA shall fix the compensation of, and may change the membership of, the NCRIC Advisory Committees.

     1.13 PRA Common Stock. At and after the Effective Time, each share of PRA Common Stock issued and outstanding immediately prior thereto shall remain an issued and outstanding share of common stock of PRA and shall not be affected by the Merger.

     1.14 PRA Stock Options. At and after the Effective Time, each stock option granted by PRA to purchase shares of PRA Common Stock which is outstanding and unexercised immediately prior thereto shall continue to represent a right to acquire shares of PRA Common Stock and shall remain an issued and outstanding option to purchase from PRA shares of PRA Common Stock in the same amount and at the same exercise price subject to the terms of the PRA stock option plans under which they were issued and the agreements evidencing grants thereunder, and shall not be affected by the Merger.

     1.15 PRA Certificate of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Certificate of Incorporation of PRA then in effect shall be, and shall continue in effect as, the Certificate of Incorporation of PRA until thereafter amended in accordance with applicable law.

     1.16 PRA Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of PRA then in effect shall be, and shall continue in effect as, the Bylaws of PRA until thereafter amended in accordance with applicable law.

     1.17 PRA Management. The directors and officers of PRA shall be the Board of Directors and officers of PRA to serve until their successors are duly elected and qualified.

     1.18 Insurance Operations. It is the intention of the parties, subject to operating constraints, to maintain the NCRIC home office as a PRA regional office with a substantial number of staff positions for the conduct of insurance operations in the mid-Atlantic states after the Merger. PRA may, after the Closing Date, modify or change the operating structure in the exercise of its business judgment.

     1.19 Anti-Dilution Provisions. In the event PRA changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PRA Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PRA Common Stock and the record date therefore shall be on or prior to the Effective Time, the Exchange Ratio (and the related collars of the Market Adjustment) shall be proportionately and appropriately adjusted, to reflect the economic substance of the event, in a manner that is mutually acceptable; provided, however, that no such adjustment shall be made with regard to PRA Common Stock if PRA issues additional shares of Common Stock and receives fair market value consideration for such shares.

                                   ARTICLE 2

                              EXCHANGE PROCEDURES

     2.1 Exchange Agent. Prior to the mailing of the Proxy Statement (as defined in Section 3.5(c) of this Agreement), PRA shall appoint a bank or trust company to act as an exchange agent who shall be reasonably acceptable to NCRIC (the "EXCHANGE AGENT") for the payment of the Merger Consideration. PRA shall pay the charges and expenses of the Exchange Agent.

     2.2  Exchange Procedures.

     (a) Prior to the Effective Time, PRA shall deposit with the Exchange Agent (or otherwise make available to the reasonable satisfaction of NCRIC and the Exchange Agent), for the benefit of the holders of shares of NCRIC Common Stock, for exchange through the Exchange Agent, the certificates representing shares of PRA Common Stock for the Merger Consideration (such shares of PRA Common Stock together with any dividends or distributions with respect to such shares with a record date after the Effective Time and any cash payable in lieu of any fractional shares pursuant to this Agreement being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to this Agreement in exchange for outstanding shares of NCRIC Common Stock.

     (b) Promptly after the Effective Time, but no later than five (5) business days following the Effective Time, PRA will send or cause to be sent to each person who was a record holder of NCRIC Common Stock immediately before the Effective Time transmittal materials for exchanging the certificates representing NCRIC Common Stock ("OLD CERTIFICATES") for certificates representing PRA Common Stock ("NEW CERTIFICATES"). Upon surrender of the Old Certificate for cancellation to the Exchange Agent, together with the duly executed transmittal materials, and such other documents as the Exchange Agent may reasonably require, the holder of such Old Certificate shall be entitled to receive in exchange therefore a certificate representing that number of New Certificates which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Section 2.2 (after taking into account all shares of NCRIC Common Stock then held by such holder) and any check in respect of dividends or distributions or for fractional shares that the holder will be entitled to receive (without interest), and the Old Certificates so surrendered shall forthwith be cancelled. Neither PRA nor the surviving corporation of the Merger shall be obligated to deliver the Merger Consideration to which any former record holder of NCRIC Common Stock is entitled as a result of the Merger until such record holder surrenders his or her certificate or certificates representing the shares of NCRIC Common Stock for exchange as provided in this Section 2.2.

     (c) At the Effective Time, the stock transfer books of NCRIC shall be closed as to holders of NCRIC Common Stock immediately prior to the Effective Time, and no transfer of NCRIC Common Stock by any such record holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 2.2, each certificate theretofore representing shares of NCRIC Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefore. To the extent permitted by law, former stockholders of record of NCRIC Common Stock shall be entitled to vote after the Effective Time at any meeting of the PRA stockholders the number of shares of PRA Common Stock into which their respective shares of NCRIC Common Stock are converted, regardless of whether such holders have exchanged their certificates for NCRIC Common Stock for certificates representing the PRA Common Stock.

     (d) Any other provision of this Agreement notwithstanding, none of PRA, the surviving corporation of the Merger, and the Exchange Agent shall be liable to a holder of NCRIC Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     2.3 Lost or Stolen Certificates. If any holder of NCRIC Common Stock convertible into the right to receive shares of the PRA Common Stock is unable to deliver the certificate which represents such shares, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following: (i) evidence to the reasonable satisfaction of the Exchange Agent and PRA that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by the Exchange Agent or PRA to indemnify and hold PRA and the Exchange Agent harmless; and (iii) evidence satisfactory to the Exchange Agent and PRA that such person is the owner of the shares theretofore represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for exchange pursuant to this Agreement.

     2.4 Dividends and other Distributions. Whenever a dividend or other distribution is declared on the PRA Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of the PRA Common Stock issuable to holders of NCRIC Common Stock under this Agreement. Notwithstanding the preceding sentence, any person holding any certificate for NCRIC Common Stock after the Effective Time shall not be entitled to receive any dividend or other distribution payable after the Effective Time to holders of the PRA Common Stock, which dividend or other distribution is attributable to such person's NCRIC Common Stock until such person surrenders said certificate for NCRIC Common Stock for exchange as provided in Section 2.2 of this Agreement. However, upon surrender of such certificate, the PRA Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) shall be delivered and paid (without interest) with respect to each share represented by such certificate for NCRIC Common Stock.

     2.5 Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of NCRIC Common Stock for six months after the Effective Time shall be delivered to PRA, upon demand, and any holders of NCRIC Common Stock who have not theretofore complied with this Agreement shall thereafter look only to PRA for payment of their claim for any shares of PRA Common Stock, any cash in lieu of fractional shares and any dividends or distributions with respect to PRA Common Stock.

     2.6 Withholding. PRA or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated thereby to any holder of NCRIC Common Stock such amounts as PRA (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by PRA or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the NCRIC Common Stock in respect of whom such deduction and withholding were made by PRA or the Exchange Agent.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF NCRIC

     NCRIC represents and warrants to PRA that the statements contained in this
Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in the disclosure schedule delivered by NCRIC to PRA on the date hereof and initialed by the parties (the "NCRIC DISCLOSURE SCHEDULE"), or (ii) for any changes to the NCRIC Disclosure Schedule that are disclosed by NCRIC to PRA in accordance with Section 6.9(b) of this Agreement, or (iii) to the extent such representations and warranties speak as of an earlier date. Nothing in the NCRIC Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the NCRIC Disclosure Schedule identifies the exception with reasonable particularity. The NCRIC Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article; provided, however, (i) that each exception set forth in the NCRIC Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the NCRIC Disclosure Schedule corresponding to a Section in this Article 3, and (ii) the mere inclusion of an exception in the NCRIC Disclosure Schedule shall not be deemed an admission by NCRIC that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

     3.1 Corporate Organization. NCRIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NCRIC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 9.18(a) of this Agreement) on NCRIC.

     3.2  Subsidiaries.

     (a) Section 3.2(a) of the NCRIC Disclosure Schedule sets forth the name and state of incorporation or organization of each Subsidiary (as defined in Section 9.18(a) of this Agreement) of NCRIC (the "NCRIC SUBSIDIARIES"). Each NCRIC Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on NCRIC, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Section 3.2(b) of the NCRIC Disclosure Schedule identifies the NCRIC Subsidiaries that offer insurance and the states or other jurisdictions in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (the "NCRIC INSURANCE SUBSIDIARIES"). No NCRIC Insurance Subsidiary offers any insurance products in any jurisdiction where it is neither authorized nor licensed to offer such insurance products. The business of each NCRIC Insurance Subsidiary has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the knowledge of NCRIC, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

     (c) Except as set forth in Section 3.2(c) of the NCRIC Disclosure Schedule, NCRIC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the NCRIC Subsidiaries. There are no irrevocable proxies granted by NCRIC or any NCRIC Subsidiary with respect to such shares. There are no equity securities of any of the NCRIC Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights, to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the NCRIC Subsidiaries except shares of the NCRIC Subsidiaries issued to other wholly owned NCRIC Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the NCRIC Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the NCRIC Subsidiaries described in the first sentence of this Section 3.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by NCRIC or a NCRIC Subsidiary free and clear of any and all Liens (as defined in Section 9.18(a) of this Agreement) and free and clear of any claim, right or option to acquire any such shares.

     (d) No NCRIC Subsidiary is the record or beneficial owner of any shares of NCRIC Common Stock.

     3.3  Corporate Affairs.

     (a) NCRIC has made available to PRA correct and complete copies of the Certificate of Incorporation and Bylaws of NCRIC and each of the NCRIC Subsidiaries (as amended to date). NCRIC has made available to PRA all of the minute books containing the records of the meetings of the stockholders, the board of directors and any committee of the board of directors of NCRIC and each of the NCRIC Subsidiaries (except for confidential portions of such minutes relating to the Merger, but provided that the availability of such information is subject to Section 6.3 of this Agreement). The minute books of NCRIC and the NCRIC Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and stockholders. NCRIC has made available to PRA all of the stock ledgers of NCRIC and the NCRIC Subsidiaries.

     (b) The books and records of NCRIC and each of the NCRIC Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with generally accepted accounting principles in the United States consistently applied ("GAAP") and any other applicable legal and accounting requirements,
(ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of NCRIC and each of the NCRIC Subsidiaries and all contracts and other transactions to which NCRIC or any of the NCRIC Subsidiaries is or was a party or by which NCRIC or any of the NCRIC Subsidiaries or any of their respective businesses or assets is or was affected.

     (c) The minute books and stock ledgers of NCRIC accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of NCRIC. The minute books and stock ledgers of each NCRIC Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such NCRIC Subsidiary.

     3.4  Capitalization.

     (a) The authorized capital stock of NCRIC consists of 13,000,000 shares, with said shares divided into two classes. One class of said shares consists of 1,000,000 shares of preferred stock and the other class of said shares consists of 12,000,000 shares of NCRIC Common Stock. As of December 31, 2004, no shares of such preferred stock and 6,892,517 shares of NCRIC Common Stock were issued and outstanding and no shares of such preferred stock and 56,134 shares of NCRIC Common Stock were held in treasury. All of the issued and outstanding shares of NCRIC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, and except pursuant to the terms of this Agreement, the NCRIC Options Plans and the 2003 NCRIC Award Plan, NCRIC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NCRIC Common Stock or any other equity securities of NCRIC or any securities representing the right to purchase or otherwise receive any shares of NCRIC Common Stock or any other equity securities of NCRIC. As of December 31, 2004 no shares of NCRIC Common Stock were reserved for issuance, except for 427,838 shares reserved for issuance upon the exercise of NCRIC Stock Options outstanding under the NCRIC Option Plans. Since January 1, 2005, NCRIC has not issued any shares of NCRIC Common Stock or other equity securities of NCRIC, or any securities convertible into or exercisable for any shares of NCRIC Common Stock or other equity securities of NCRIC, other than as contemplated by this Agreement or pursuant to the exercise of stock options issued under the NCRIC Option Plans granted prior to such date.

     (b) Section 3.4(b) of the NCRIC Disclosure Schedule sets forth a complete list of (i) the officers and directors of NCRIC and each NCRIC Subsidiary, (ii) the percentage of the outstanding voting stock of such NCRIC Subsidiary owned or controlled, directly or indirectly, by NCRIC, and (iii) the percentage of the outstanding voting stock of such NCRIC Subsidiary owned or controlled, directly or indirectly, by one or more of the other Subsidiaries of NCRIC. Except as set forth in Section 3.4(b) of the NCRIC Disclosure Schedule, NCRIC does not have any direct or indirect equity or ownership interest in any other business or entity and does not have any direct or indirect obligation or any commitment to invest any funds in any corporation or other business or entity, other than for investment purposes in the ordinary course of business in accordance with past practices.

     3.5  Authority; No Violation; Consents and Approvals.

     (a) NCRIC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of NCRIC. The Board of Directors of NCRIC has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the stockholders of NCRIC for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of NCRIC Common Stock, no other corporate proceedings on the part of NCRIC are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by NCRIC and (assuming due authorization, execution and delivery by NEWCO and PRA and the receipt of all Requisite Regulatory Approvals (as defined in Section 7.1(d) of this Agreement)) constitutes a valid and binding obligation of NCRIC, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity. On or prior to the date of this Agreement, the Board of Directors of NCRIC received the oral opinion of Sandler, O'Neil & Partners, L.P. that the Merger Consideration is fair to the stockholders of NCRIC from a financial point of view.

     (b) Neither the execution and delivery of this Agreement by NCRIC nor the consummation by NCRIC of the transactions contemplated by this Agreement, nor compliance by NCRIC with any of the terms or provisions of this Agreement, will
(i) violate any provision of the Certificate of Incorporation or Bylaws of NCRIC or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 3.5(c) of this Agreement are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCRIC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of NCRIC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCRIC is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in Section 3.5(b)(ii)(y) of the NCRIC Disclosure Schedule, or for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on NCRIC.

     (c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators (as defined in Section 9.18(a) of this Agreement) pursuant to the Insurance Laws (as defined in Section 9.18(a) of this Agreement), with respect to the transactions contemplated by this Agreement, (ii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of stockholders of NCRIC to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "PROXY STATEMENT") and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus (the "S-4"), (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (iv) the filing of a notification and report form (the "HSR ACT REPORT") with the Pre-Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the "PRE-MERGER NOTIFICATION AGENCIES") pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the "HSR ACT"), (v) any consents, authorizations, orders and approvals required under the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "EXCHANGE ACT"), and the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (including, without limitation, the National Association of Insurance Regulators (the "NAIC"), the New York Stock Exchange, the National Association of Securities Dealers, Inc. (the "NASD") and the Nasdaq National Market) (each, an "SRO"), or which are required under the Insurance Laws and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PRA Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite votes of the stockholders of NCRIC and the stockholder of NEWCO, no consents or approvals of or filings or registrations with any Governmental Authority (as defined in Section 9.18(a) of this Agreement), or with any other Person (as defined in
Section 9.18(a) of this Agreement) are necessary in connection with the execution and delivery by NCRIC of this Agreement or the consummation by NCRIC of the transactions contemplated by this Agreement.

     (d) No stockholder of NCRIC or any NCRIC Subsidiary shall have any pre-emptive rights under applicable law with respect to, or as a result of, the transactions contemplated by this Agreement (including the Merger).

     3.6  Insurance Reports.

     (a) "NCRIC SAP STATEMENTS" means (i) the annual statutory statements of each of the NCRIC Insurance Subsidiaries filed with any Insurance Regulator for each of the years ended December 31, 2003, 2002 and 2001 and each calendar year ending after December 31, 2003, (ii) the quarterly statutory statements of each of the NCRIC Insurance Subsidiaries filed with any Insurance Regulator for each quarterly period in 2004 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

     (b) All such NCRIC SAP Statements were and will be prepared (i) in conformity with statutory accounting practices prescribed or permitted by the Insurance Regulators consistently applied ("SAP") and (ii) in accordance with the books and records of NCRIC and the NCRIC Insurance Subsidiaries. The NCRIC SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the statutory financial condition and results of operations of the NCRIC Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the NCRIC Insurance Subsidiaries (which books and records are correct and complete in all material respects). The annual statutory balance sheets and income statements included in the NCRIC SAP Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. In accordance with Section 3.6(b) of the NCRIC Disclosure Schedule, NCRIC has made available to PRA true and complete copies of all of the NCRIC SAP Statements and all audit opinions related thereto.

     (c) Since December 31, 2000 NCRIC and each NCRIC Subsidiary (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto under the Insurance Laws applicable to insurance holding companies (the "NCRIC HOLDING COMPANY ACT REPORTS"), (ii) have filed all NCRIC SAP Statements,
(iii) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 3.6(c) to the NCRIC Disclosure Schedule sets forth a list of, and NCRIC has made available to PRA, accurate and complete copies of, all NCRIC SAP Statements, NCRIC Holding Company Act Reports and all other reports and statements filed by NCRIC or any of the NCRIC Subsidiaries with any Insurance Regulator for periods ending and events occurring, after December 31, 2000 and prior to the Closing Date (as defined in Section 9.1 of this Agreement), and the latest requests for approval of a rate increase in each state or other jurisdiction that a NCRIC subsidiary writes insurance. All such NCRIC SAP Statements, NCRIC Holding Company Act Reports and other reports and statements complied with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such NCRIC SAP Statements, NCRIC Holding Company Act Reports and other reports and statements.

     (d) Except for normal examinations conducted by a Governmental Authority in the regular course of the business of NCRIC and its Subsidiaries, and except as set forth in Section 3.6(d) of the NCRIC Disclosure Schedule, no Governmental Authority has initiated any proceeding or investigation into the business or operations of NCRIC, any NCRIC Subsidiary, or any director or officer of NCRIC or any NCRIC Subsidiary, since December 31, 2000. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examinations of NCRIC or any of its Subsidiaries.

     (e) Section 3.6(e) of the NCRIC Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to NCRIC or any of the NCRIC Insurance Subsidiaries since December 31, 2000. NCRIC has made available to PRA correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. There are no regulatory examinations of NCRIC or any of the NCRIC Insurance Subsidiaries currently in process.

     (f) Neither NCRIC nor any NCRIC Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of NCRIC, if after the consummation thereof such Person would directly or indirectly be in control of NCRIC.

     3.7  SEC Reports; Financial Statements.

     (a) NCRIC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2001. Section 3.7(a) of the NCRIC Disclosure Schedule lists, and NCRIC has delivered to PRA (except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement) copies in the form filed with the SEC of
(i) NCRIC's Regulation Statement on Form S-1 effective May 14, 2003 (SEC File No. 333-104023); (ii) NCRIC's Annual Reports on

Form 10-K for each fiscal year of NCRIC commencing after December 31, 2000,
(iii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of NCRIC commencing after January 1, 2001,
(iv) all proxy statements relating to NCRIC's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since January 1, 2001, (v) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), and (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. sec.1350 (Section 906 of the Sarbanes-Oxley Act of 2002 ("SOX")) with respect to any report referred to in clause (i) or (ii) of this sentence, (vi) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to PRA pursuant to this Section 3.7(a)) filed by NCRIC with the SEC since January 1, 2001 (the forms, reports, registration statements and other documents referred to in causes (i), (ii), (iii), (iv) and
(v) of this sentence are, collectively, the "NCRIC SEC REPORTS" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "NCRIC FILED SEC REPORTS"), and (vi) all comment letters received by NCRIC from the Staff of the SEC since January 1, 2001 and all responses to such comment letters by or on behalf of NCRIC.

     (b) Except as set forth in Section 3.7(b) of the NCRIC Disclosure Schedule, the NCRIC SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of NCRIC is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.7, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

     (c) NCRIC has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to NCRIC and its Subsidiaries is made known to NCRIC's chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which NCRIC's reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (iii) are effective to perform the functions for which they were established. Neither the auditors of NCRIC nor the Audit Committee of the Board of Directors of NCRIC have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13d-15(d) and 15d-15(d) of the Exchange Act) of NCRIC and its Subsidiaries which could adversely affect NCRIC's ability to record, process, summarize and report financial data, and (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of NCRIC and its Subsidiaries. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect such internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

     (d) The financial statements of NCRIC and its Subsidiaries included in the NCRIC SEC Reports (including the related notes) (i) did or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), and (iii) did or will fairly present the consolidated financial condition of NCRIC and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any NCRIC SEC Reports to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (x) as reflected in NCRIC's unaudited balance sheet at September 30, 2004, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (y) as reflected in NCRIC's unaudited draft of the consolidated balance sheet at December 31, 2004 included in Section 3.7(d) of the Disclosure Schedule (the "2004 NCRIC BALANCE SHEET"), or (z) for liabilities incurred in the ordinary course of business since December 31, 2004 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither NCRIC nor any NCRIC Subsidiary has any material liabilities or obligations of any nature.

     (e) Since July 31, 2002, each NCRIC Filed SEC Report which included financial statements was accompanied by the certifications of NCRIC's chief executive officer and chief financial officer as required under Sections 302 and 906 of SOX.

     (f) Section 3.7(f) of the NCRIC Disclosure Statement lists, and NCRIC has delivered to PRA copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by NCRIC or its Subsidiaries since December 31, 1999.

     (g) Deloitte & Touche LLP, which has expressed its opinion with respect to the financial statements of NCRIC and its subsidiaries included in NCRIC SEC Reports (including the related notes), is and has been throughout the periods covered by such financial statements (with respect to (i) and (ii) below, for the periods required by SOX) (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (ii) "independent" with respect to NCRIC within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through
(l) of Section 10A of the Exchange Act and the Public Company Accounting Oversight Board. Section 3.7(g) of the NCRIC Disclosure Schedule lists all non-audit services performed by Deloitte & Touche LLP for NCRIC and each NCRIC Subsidiary for each year commencing after December 31, 2002.

     (h) NCRIC and each NCRIC Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of NCRIC and to maintain accountability for the consolidated assets of NCRIC; (iii) access to assets is permitted only in accordance with management's authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     3.8 Accounts Receivable. All accounts receivable of NCRIC and each NCRIC Subsidiary are reflected properly on their respective books and records, are valid receivables subject to no set offs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at the recorded amounts, subject only to a reasonable reserve for bad debts.

     3.9 Broker's Fees. Except as set forth in Section 3.9 of the NCRIC Disclosure Schedule, none of NCRIC, the NCRIC Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker's fees or commissions, or investment banker fees or commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

     3.10  Absence of Certain Changes or Events.

     (a) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the 2004 NCRIC Balance Sheet, (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2004, and (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any NCRIC Insurance Subsidiary for which adequate claims reserves have been established, or otherwise disclosed in Section 3.10(a) of the NCRIC Disclosure Schedule, neither NCRIC nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), that, either individually or in the aggregate, would have a Material Adverse Effect on NCRIC, and, there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation. Except as disclosed in the NCRIC SEC Reports filed prior to the date of this Agreement, since December 31, 2004, NCRIC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

     (b) Since December 31, 2004, and except as set forth in Section 3.10(b) of the NCRIC Disclosure Schedule, neither NCRIC nor any of its Subsidiaries has (except as required by applicable law): (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2004, (ii) granted any stock options or severance or termination pay, entered into any contract to make or grant any stock options or severance or termination pay, or paid any bonuses, or (iii) suffered any strike, work stoppage, slowdown, or other labor disturbance.

     (c) Since September 30, 2004, and except as set forth in Section 3.10(c) of the NCRIC Disclosure Schedule, there has not been: (i) any change in the financial condition, assets, liabilities, prospects (financial and otherwise) or business of NCRIC or any NCRIC Subsidiary, which, either individually or in the aggregate, has had or would have a Material Adverse Effect on NCRIC; (ii) any material change in any method of accounting or accounting principals or practice by NCRIC or any NCRIC Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the unaudited financial statements of NCRIC and the NCRIC Subsidiaries; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of NCRIC or any NCRIC Insurance Subsidiary; (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of NCRIC or any NCRIC Subsidiary; (v) any declaration or payment of any dividends or distribution of any kind in respect of any of the capital stock of NCRIC or any NCRIC Subsidiary; (vi) any direct or indirect redemption, purchase or other acquisition by NCRIC or any NCRIC Subsidiary of any of the capital stock of NCRIC or any NCRIC Subsidiary; (vii) any discharge or cancellation, whether in part or in whole, of any indebtedness owed by NCRIC or any NCRIC Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (viii) any sale or transfer or cancellation of any of the assets, properties, or claims of NCRIC or any NCRIC Subsidiary, except in the ordinary course of business; (ix) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of NCRIC or any NCRIC Subsidiary; (x) except as set forth in Section 3.10(c) of the NCRIC Disclosure Schedule, any material amendment to or termination of any material contract, agreement, instrument or license to which NCRIC or any NCRIC Subsidiary is a party; or (xi) any other event or condition of any character materially and adversely affecting the business or properties of NCRIC or any NCRIC Subsidiary.

     3.11  Legal Proceedings and Judgments.

     (a) Except as set forth in Section 3.11(a) of the NCRIC Disclosure Schedule, neither NCRIC nor any NCRIC Subsidiary is a party to any, and there are no pending or, to the knowledge of NCRIC, threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or SRO investigations of any nature (including noncontractual claims, bad faith claims and claims against any directors or officers of NCRIC or any NCRIC Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by any NCRIC Insurance Subsidiary for which adequate claims reserves have been established) against NCRIC, any NCRIC Subsidiary, any of their respective businesses or assets, any assets of any other Person which are used in any of the business or operations of NCRIC or any NCRIC Subsidiary, any directors or officers of NCRIC or any NCRIC Subsidiary, or the transactions contemplated by this
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

Agreement, or challenging the validity or propriety of the transactions contemplated by this Agreement, and to the knowledge of NCRIC Subsidiaries there is no basis for any such proceedings, claims, actions or investigations.

     (b) Except for the 2004 Judgment and as set forth in Section 3.11(b) of the NCRIC Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims, bad faith claims and claims against any directors or officers of NCRIC or any NCRIC Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by any NCRIC Insurance Subsidiary for which adequate claims reserves have been established) imposed upon NCRIC, any NCRIC Subsidiary or the assets of NCRIC or any NCRIC Subsidiary.

     (c) Except as set forth in Section 3.11(c) of the NCRIC Disclosure Schedule, no breach of contract, breach of fiduciary duties under ERISA, bad faith, breach of warranty, tort, negligence, infringement, fraud, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the knowledge of NCRIC, threatened against NCRIC or any NCRIC Subsidiary, nor is there any basis for any such claim.

     (d) As to each matter (if any) described on Section 3.11(c) of the NCRIC Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to PRA.

     (e) Except for each matter (if any) described on Section 3.11(d) of the NCRIC Disclosure Schedule, no legal, administrative, arbitral or other inquiries, proceedings, claims, actions or governmental or regulatory or SRO investigations alleging violations of Federal securities laws (including the Securities Act and the Exchange Act) have been filed against NCRIC, any NCRIC Subsidiary or any director or officer of NCRIC or any NCRIC Subsidiary and not dismissed with prejudice.

     3.12  Insurance.

     (a) Except as set forth in Section 3.12(a) of the NCRIC Disclosure Schedule, NCRIC and the NCRIC Subsidiaries maintain policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the "NCRIC INSURANCE POLICIES") in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of NCRIC and the NCRIC Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of NCRIC, the activities and operations of NCRIC and the NCRIC Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     (b) No issuer of the NCRIC Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the NCRIC Insurance Policies, and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the NCRIC Insurance Policies.

     3.13  Taxes and Tax Returns.

     (a) As used in this Agreement: "TAX" or "TAXES" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon). "TAX RETURN" or "TAX RETURNS" means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any Subsidiary of such Person with the IRS or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

     (b) NCRIC and the NCRIC Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the financial statements described in Section 3.6(a) of this Agreement. Neither NCRIC nor any NCRIC Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing on application therefore. The unpaid Taxes of NCRIC and the NCRIC Subsidiaries do not exceed the reserve for tax liability set forth on the 2004 NCRIC Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of NCRIC in filing its returns. No claim has been made since December 31, 1999 by an authority in a jurisdiction where NCRIC or any NCRIC Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

     (c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of NCRIC, threatened against or with respect to NCRIC or any NCRIC Subsidiary in respect of any material Tax. NCRIC and each NCRIC Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder or other third party have complied with applicable tax withholding in all material respects. NCRIC and each NCRIC Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, stockholder or other third party as required by applicable law.

     (d) There are no Tax Liens upon any property or assets of NCRIC or its Subsidiaries except Liens for current Taxes not yet due. Neither NCRIC nor any NCRIC Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by NCRIC or any NCRIC Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.7(a) of this Agreement, neither NCRIC nor any NCRIC Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither NCRIC nor any NCRIC Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves). Neither NCRIC nor any NCRIC Subsidiary has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code other than as a common parent corporation. Neither NCRIC nor any NCRIC Subsidiary is liable for the Taxes of any person under
Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law) or by contract, as a successor or otherwise. During the five (5) year period ending on the date hereof, neither NCRIC nor any NCRIC Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither NCRIC nor any NCRIC Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. NCRIC's basis and excess loss account, if any, in each NCRIC Subsidiary is set forth in Section 3.13(d) of the NCRIC Disclosure Schedule.

     (e) Except as set forth in Section 3.13(e) of the NCRIC Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of NCRIC or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury
                                       A-16
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Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or NCRIC Benefit Plan (as defined in Section 3.14 of this Agreement) currently in effect will not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

     (f) There has been no disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by NCRIC or any NCRIC Subsidiary under any contract, plan, program, arrangement or understanding.

     (g) To the knowledge of NCRIC, there is no dispute or claim concerning any tax liability of NCRIC or any NCRIC Subsidiary except as disclosed in Section 3.13(g) of the NCRIC Disclosure Schedule. Section 3.13(g) of the NCRIC Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that NCRIC or any NCRIC Subsidiary has received notice will be subject to an audit procedure. NCRIC has made available to PRA correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, NCRIC or any NCRIC Subsidiary since December 31, 1999.

     3.14  Employee Plans; Labor Matters.

     (a) Section 3.14(a) of the NCRIC Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 9.18) for employees of NCRIC and any NCRIC Subsidiary ("NCRIC EMPLOYEE PLANS"). Except with respect to the NCRIC Employee Plans, neither NCRIC nor any NCRIC Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees. Neither NCRIC nor any NCRIC Subsidiary has any agreement, arrangement, commitment, or understanding, whether legally binding or not, to create any additional NCRIC Employee Plan or to continue, modify, change, or terminate, in any material respect, any NCRIC Employee Plan. PRA may modify, amend and/or terminate any NCRIC Employee Plan after the Effective Time, subject to applicable law and the terms of such NCRIC Employee Plan.

     (b) NCRIC has heretofore delivered or made available to PRA true and complete copies of each NCRIC Employee Plan and certain related documents, including: (i) the plan document and the related trust agreement or annuity contract for such NCRIC Employee Plan; (ii) the summary plan description and material employee communication document for such NCRIC Employee Plan; (iii) the actuarial report for such NCRIC Employee Plan (if applicable) for each of the last two years; (iv) all determination letters from the IRS (if applicable) for such NCRIC Employee Plan; (v) all insurance policies relating thereto and any written materials used by NCRIC to describe employee benefits to employees of NCRIC and the NCRIC Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules thereto along with the accompanying auditor's opinion, if applicable) and tax return (Form 990) for such NCRIC Employee Plan;
(vii) the most current actuarial, valuation, and trustee's reports (as applicable) for such NCRIC Employee Plan; and (viii) all material communications with any governmental entity or agency (including the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, and the Securities and Exchange Commission) with respect to such NCRIC Employee Plan. Each such actuarial or valuation report correctly shows the value of the assets of such NCRIC Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by NCRIC and the NCRIC Subsidiaries, and the assumptions on which the calculations are based.

     (c) Except as set forth in Section 3.14(c) of the NCRIC Disclosure Schedule, each of the NCRIC Employee Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code. To the knowledge of NCRIC, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA. There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans. Neither NCRIC nor any NCRIC Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA. Neither NCRIC nor any NCRIC Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.

     (d) Each NCRIC Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and NCRIC is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. NCRIC has made available to PRA copies of the most recent Internal Revenue Service determination letters with respect to each such NCRIC Employee Plan (if applicable). Except as set forth in Section 3.14(d) of the NCRIC Disclosure Schedule, each NCRIC Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws and regulations, including but not limited to ERISA and the Code. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any NCRIC Employee Plan or with respect to NCRIC or any NCRIC Subsidiary. No events have occurred with respect to any NCRIC Employee Plan that could result in payment or assessment by or against Parent or any of its Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by NCRIC or any of its affiliates relating to, or change in employee participation or coverage under, any NCRIC Employee Plan which would increase materially the expense of maintaining NCRIC Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003. No event has occurred or circumstances exist that could result in a material increase in the premium costs of NCRIC Employee Plans that are insured, or a material increase in benefit costs of the NCRIC Employee Plans that are self-insured.

     (f) Except as set forth in Section 3.14(f) of the NCRIC Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of NCRIC, threatened against or involving any NCRIC Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NCRIC. Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any NCRIC Employee Plan is pending or threatened.

     (g) Except as described in Section 3.14(g) of the NCRIC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of NCRIC or any of its Subsidiaries from NCRIC or any of its Subsidiaries under any NCRIC Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any NCRIC Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); or (iv) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

     (h) Neither NCRIC nor any NCRIC Subsidiary has any direct or indirect material liability or obligation under any NCRIC Employee Plan other than as described in the terms of such NCRIC Employee Plans. There are no circumstances arising out of the sponsorship of any NCRIC Employee Plan which will result in any direct or indirect material liability to NCRIC or any NCRIC Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the NCRIC Employee Plans consistent with past practice.

     (i) NCRIC and each NCRIC Subsidiary have made all payments and contributions due from them to each NCRIC Employee Plan. There are no funded benefit obligations under any NCRIC Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of NCRIC and each NCRIC Subsidiary.

     (j) Each NCRIC Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Except as set forth in Section 3.14(j) of the NCRIC Disclosure Schedule, no assets of NCRIC or any NCRIC Subsidiary are allocated to or held in a "rabbi trust" or similar funding vehicle.

     (k) Each NCRIC Employee Plan that is a "group health plan" (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance with the provisions of Section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA ("COBRA"), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and with the provisions of any applicable similar state law.

     (l) Except as set forth in Section 3.14(l) of the NCRIC Disclosure Schedule, no NCRIC Employee Plan provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

     3.15  Employees.

     (a) NCRIC has made available to PRA a true and correct list of the names of the employees of NCRIC and the NCRIC Subsidiaries, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any, all as of December 31, 2004. Except as limited by any employment agreements and severance agreements listed on Section 3.15(a) of the NCRIC Disclosure Schedule, and except for any limitations of general application which may be imposed under applicable employment laws, NCRIC and the NCRIC Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees.

     (b) NCRIC and the NCRIC Subsidiaries are in compliance, in all material respects, with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefore, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, wage and hour laws; workplace safety laws; workers' compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. sec. 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. sec. 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. sec. 206d, as amended, the Portal-to-Portal Pay Act of 1947, 29 U.S.C. sec. 255 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000e, as amended and 42 U.S.C. sec. 1981, as amended; Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans' Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. sec. 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act -- Handicap Bias, 38 U.S.C. sec. 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended). No action or investigation has been instituted or, to the knowledge of NCRIC, is threatened to be conducted by any state or federal agency regarding any potential violation by NCRIC or any NCRIC Subsidiary of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefore (including, without limitation, any of the aforementioned statutes) during the past five (5) years.

     (c) Neither NCRIC nor any NCRIC Subsidiary has ever been a party to or bound by any union or collective bargaining contract, nor is any such contract currently in effect or being negotiated by NCRIC or any NCRIC Subsidiary. NCRIC does not know of any activities or proceedings of any labor union to organize any employees of NCRIC or any NCRIC Subsidiary. Since December 31, 2004, no executive officer of NCRIC or any NCRIC Subsidiary has indicated to the Chief Executive Officer of NCRIC an intention to terminate his or her employment.

     (d) NCRIC and each NCRIC Subsidiary have complied with all applicable notice provisions of and have no material obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any former employees or qualifying beneficiaries thereunder. There is no action, claim, cause of action, suit or proceeding pending or, to the knowledge of NCRIC, threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. All sums due from NCRIC or any NCRIC Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for, and all employer contributions for employee benefits, including deferred compensation obligations, and all benefits under any NCRIC Employee Plan have been duly and adequately paid or provided for in accordance with plan documents. To the knowledge of NCRIC, no person treated as an independent contractor by NCRIC or any NCRIC Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

     (e) Since September 30, 2004, neither NCRIC nor any NCRIC Subsidiary has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN ACT")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of NCRIC or any NCRIC Subsidiary; (ii) a "mass layoff" (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

     3.16  Compliance with Applicable Law.

     (a) NCRIC and the NCRIC Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied in all material respects with, and are not in default in any respect under any, and have maintained and conducted their respective businesses in all respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines.

     (b) Neither NCRIC nor any NCRIC Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of NCRIC or any NCRIC Insurance Subsidiary to conduct any line of business, (ii) require any investments of NCRIC or any NCRIC Insurance Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of NCRIC or any NCRIC Insurance Subsidiary, (iv) in any manner imposes any requirements on NCRIC or any NCRIC Insurance Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of NCRIC or any NCRIC Insurance Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or management of NCRIC or any NCRIC Subsidiary (each, whether or not set forth in the NCRIC Disclosure Schedule, a "NCRIC REGULATORY AGREEMENT"), nor has NCRIC or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such NCRIC Regulatory Agreement. Neither NCRIC nor any NCRIC Insurance Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law.

     (c) Except as set forth in Section 3.16(c) of the NCRIC Disclosure Schedule, there is no pending or, to the knowledge of NCRIC, threatened charge by any Governmental Authority that NCRIC or any NCRIC Insurance Subsidiary has violated any applicable laws, rules or regulations (including any Insurance
Laws), nor any pending or, to the knowledge of NCRIC, threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations (including any Insurance Laws).

     (d) There are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between NCRIC or any NCRIC Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC), on the other hand. NCRIC has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of NCRIC or any NCRIC Subsidiary.
Section 3.16(d) of the NCRIC Disclosure Schedule identifies each loan or extension of credit maintained by NCRIC or any NCRIC Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

     (e) NCRIC is, or will timely be, in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the NASD and the Nasdaq National Market.

     (f) Each of NCRIC, its directors and its executive officers has consulted with NCRIC's independent auditors and outside counsel with respect to, and (to the extent applicable to NCRIC) is familiar in all material respects with all of the requirements of SOX. NCRIC is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of NCRIC's independent auditors and outside counsel, respectively, to ensure NCRIC's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to NCRIC after the date of this Agreement.

     (g) None of NCRIC, the NCRIC Subsidiaries, any of their respective current directors or officers, and, to the knowledge of NCRIC, any of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees,
(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of NCRIC or any NCRIC Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the knowledge of NCRIC: (x) no director or officer of NCRIC or any NCRIC Subsidiary has engaged in any "insider trading" in violation of applicable law with respect to any security issued by NCRIC or any NCRIC Subsidiary; and (y) no such director or officer has made any false certifications or statements under
(i) the SEC's Order dated

June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460),
(ii) Rule 13a-14 or 15d-14 under the Exchange Act or (iii) 18 U.S.C. sec.1350 (Section 906 of SOX) with respect to any NCRIC SEC Report.

     3.17  Certain Contracts.

     (a) The documents listed in Item 15(c) in NCRIC's Annual Report on Form 10-K for the year ended December 31, 2003 and the documents listed on Section 3.17(a) of the NCRIC Disclosure Schedule set forth all contracts, agreements, arrangements, commitments, or understandings (whether written or oral) to which NCRIC or a NCRIC Subsidiary is a party to or bound by: (i) with respect to the employment of any directors, officers or employees; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from NCRIC, PRA, NEWCO, or any of their respective Subsidiaries to any director, officer or employee thereof; (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NCRIC SEC Reports; (iv) that concerns a partnership or joint venture that is not consolidated with NCRIC for financial reporting purposes; (v) the purpose of which is to limit the ability of NCRIC or any NCRIC Subsidiary to compete with respect to any product, service or territory; (vi) that is in the nature of a collective bargaining agreement, employment agreement, consulting agreement or severance agreement that is not cancelable by NCRIC or any NCRIC Subsidiary without penalty or compensation on thirty (30) days notice or less; (vii) that provides for the payment to an employee of NCRIC or any NCRIC Subsidiary any incentive or bonus compensation based on the productivity or performance of such employee or of NCRIC or any NCRIC Subsidiary; (viii) that is with any Insurance Regulator and restricts (A) distributions or other payments to the stockholders of NCRIC or any NCRIC Subsidiary, (B) the continued operation of NCRIC or any NCRIC Subsidiary, or (C) any other matter relating to NCRIC or any NCRIC Subsidiary and its affairs; or (ix) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NCRIC has previously made available to PRA true and correct copies of all employment and deferred compensation agreements which are in writing and to which NCRIC or any NCRIC Subsidiary is a party. Each contract, agreement, arrangement, commitment, or understanding (whether written or oral) of the type described in Sections 3.17(a), (b) and (c) of this Agreement, whether or not set forth in the NCRIC Disclosure Schedule, is referred to in this Agreement as a "NCRIC CONTRACT", and neither NCRIC nor any NCRIC Subsidiary knows of, or has received notice of, any violation of any NCRIC Contract by any of the other parties thereto.

     (b) Section 3.17(b) of the NCRIC Disclosure Schedule sets forth a list of, and NCRIC has made available to PRA correct and complete copies of, all written arrangements (or group of related written arrangements) from or to third parties, for the furnishing of services to, or receipt of services by, NCRIC or any NCRIC Subsidiary (including without limitation, legal and accounting services, risk management services, agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of medical professional liability insurance products offered by NCRIC or any NCRIC Subsidiary) under which payments were made during any calendar year since December 31, 2001 in excess of $250,000 or that has a non-cancelable term in excess of one year (as to the latter, which is still in effect).

     (c) With respect to each NCRIC Contract: Such NCRIC Contract is in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party, under such NCRIC Contract. Neither NCRIC nor any NCRIC Subsidiary has received notice of any default, offset, counterclaim or defense under such NCRIC Contract. No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party under the terms of such NCRIC Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under such NCRIC Contract have been paid in full. No party has repudiated any provision of such NCRIC Contract.

     3.18  Investments and Interest Rate Risk Management Instruments.

     (a) Except as set forth in Section 3.18(a) of the NCRIC Disclosure Schedule, NCRIC and each NCRIC Subsidiary have good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of NCRIC or any NCRIC Subsidiary. Such securities are permissible investments under all applicable laws and are valued on the books of NCRIC in accordance with GAAP and SAP. None of the securities are in default in the payment of principal, interest or dividends or is impaired to any extent. NCRIC has provided to PRA a copy of the investment policies of NCRIC and the NCRIC Subsidiaries as of December 31, 2004. There has been no material change in investment policy of NCRIC and the NCRIC Subsidiaries or in the composition of the investments of NCRIC and the NCRIC Subsidiaries since December 31, 2004.

     (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of NCRIC or its Subsidiaries were entered into in the ordinary course of business and, to the best knowledge of NCRIC, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are legal, valid and binding obligations of NCRIC or its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. NCRIC and each NCRIC Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the best knowledge of NCRIC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     3.19  Intellectual Property.

     (a) NCRIC or a NCRIC Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of NCRIC and the NCRIC Subsidiaries as presently conducted and as presently proposed to be conducted. As used in this Agreement, "INTELLECTUAL PROPERTY" means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium). Section 3.19(a) of the NCRIC Disclosure Schedule lists all trademarks, service marks, logos, domains and domain names, trade names and corporate names owned by NCRIC and each NCRIC Subsidiary.

     (b) To the knowledge of NCRIC: Neither NCRIC nor any NCRIC Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of third parties. None of NCRIC, the NCRIC Subsidiaries, and any of the directors, officers or employees with responsibility for intellectual property matters of NCRIC or any NCRIC Subsidiary has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of NCRIC or any NCRIC Subsidiary.

     (c) Section 3.19(c) of the NCRIC Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that NCRIC or any NCRIC Subsidiary uses, or intends to use, pursuant to license, sublicense, agreement, or permission. NCRIC has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to PRA. With respect to each such item of such Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth in Section 3.5(b)(ii)(y) of the NCRIC Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms on and after the Merger and the Closing Date; (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to any sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) neither NCRIC nor any NCRIC Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

     3.20  Real Property; Environmental Liability.

     (a) Neither NCRIC nor any NCRIC Subsidiary owns any right, title or interest in any real property except as described on Section 3.20(a) of the NCRIC Disclosure Schedule (collectively, the "NCRIC REAL PROPERTY"). Section 3.20(a) of the NCRIC Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property ("NCRIC REAL PROPERTY LEASES") to which NCRIC or any NCRIC Subsidiary is a party or by which any of them are bound. NCRIC or any NCRIC Subsidiary owns all right, title and interest in, and has good and marketable title to, the NCRIC Real Property, and NCRIC or any NCRIC Subsidiary has a valid leasehold interest in each NCRIC Real Property Leases, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees or sublessees that are reflected in each NCRIC Real Property Lease; (ii) current taxes not yet due and payable; (iii) Liens of public record; and (iv) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property. To the knowledge of NCRIC, the activities of NCRIC and its Subsidiaries with respect to all NCRIC Real Property and NCRIC Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

     (b) NCRIC and its Subsidiaries enjoy peaceful and undisturbed possession under all NCRIC Real Property Leases. NCRIC has made available to PRA complete and correct copies of all of the NCRIC Real Property Leases. Each NCRIC Real Property Lease is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no monetary defaults and no material nonmonetary defaults by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party, under any NCRIC Real Property Lease. Neither NCRIC nor any NCRIC Subsidiary has received notice of any default, offset, counterclaim or defense under any NCRIC Real Property Lease. Except as set forth in Section 3.5(b)(ii)(y) of the NCRIC Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party, under of the terms of any NCRIC Real Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the NCRIC Real Property Leases have been paid in full. To the knowledge of NCRIC, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the NCRIC Real Property Leases.

     (c) NCRIC and its Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 9.18(a) of this Agreement) and all Environmental Permits (as defined in Section 9.18(a) of this Agreement). There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on NCRIC or any NCRIC Subsidiary, or that could reasonably be expected to result in the imposition on NCRIC or any NCRIC Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on NCRIC. To the knowledge of NCRIC, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither NCRIC nor any NCRIC Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on NCRIC. For purposes of this Section 3.20, the terms "NCRIC" and "Subsidiaries" include any Person that is, in whole or in part, a predecessor of NCRIC or any of its Subsidiaries.

     3.21  Personal Property.

     (a) None of the personal property owned by NCRIC or any NCRIC Subsidiary is subject to, or as of the Closing Date will be subject to, any Lien.

     (b) Section 3.21(b) of the NCRIC Disclosure Schedule lists each personal property lease to which NCRIC or any NCRIC Subsidiary is a party that is not cancelable upon ninety (90) days notice without penalty and has monthly rent that exceeds $1,500 (collectively, the "NCRIC PERSONAL PROPERTY LEASES"). NCRIC has made available to PRA complete and correct copies of all of the NCRIC Personal Property Leases. Each NCRIC Personal Property Leases is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party, under any NCRIC Personal Property Lease. Neither NCRIC nor any NCRIC Subsidiary has received notice of any material default, offset, counterclaim or defense under any NCRIC Personal Property Lease. No condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by NCRIC or any NCRIC Subsidiary, or, to the knowledge of NCRIC, any other party under of the terms of any NCRIC Personal Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the NCRIC Personal Property Leases have been paid in full. To the knowledge of NCRIC, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the NCRIC Personal Property Leases.

     3.22 State Takeover Laws. The Board of Directors of NCRIC has approved the transactions contemplated by this Agreement and taken such action such that the provisions of the DGCL and any other provisions of any state or local "takeover" law applicable to NCRIC will not apply to this Agreement or any of the transactions contemplated by this Agreement. PRA understands and acknowledges that the Insurance Laws applicable to NCRIC regulate and apply to the change in the ownership of NCRIC, Inc. as contemplated by this Agreement.

     3.23  Insurance Matters.

     (a) Except as set forth in Section 3.23(a) of the NCRIC Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by the NCRIC Insurance Subsidiaries, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agents agreements to which NCRIC or any NCRIC Subsidiary is a party, are, to the extent required under applicable law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance

Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by NCRIC or any NCRIC Insurance Subsidiary which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. Section 3.23(a) of the NCRIC Disclosure Schedule sets forth all increases in premium rates for medical professional liability insurance submitted by the NCRIC Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 1999. Section 3.23(a) of the NCRIC Disclosure Schedule lists all correspondence or communications from any Insurance Regulator received by NCRIC or any NCRIC Insurance Subsidiary after December 31, 1999, that requests or suggests that its premium rates, if applicable, for professional liability insurance should be reduced below the current approved premium levels.

     (b) Except as set forth in Section 3.23(b) of the NCRIC Disclosure Schedule, neither NCRIC nor any NCRIC Insurance Subsidiary has issued any participating policies or any retrospectively rated policies of insurance.

     (c) All reinsurance treaties or agreements, including retrocessional agreements, to which NCRIC or any NCRIC Insurance Subsidiary is a party or under which NCRIC or any NCRIC Insurance Subsidiary has any existing rights, obligations or liabilities are listed on Section 3.23(c) of the Disclosure Schedule (the "NCRIC REINSURANCE TREATIES"). NCRIC has provided PRA with correct and complete copies of all of such NCRIC Reinsurance Treaties and all such NCRIC Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any NCRIC Reinsurance Treaties. The NCRIC Reserves (as defined in Section 3.23(d) of this Agreement) at each of December 31, 2004 and December 31, 2003, and December 31, 2002, as reflected in the NCRIC SAP Statements, are stated net of reinsurance ceded amounts. The NCRIC SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, NCRIC and/or the NCRIC Insurance Subsidiaries are entitled to take credit for reinsurance under the NCRIC Reinsurance Treaties. All reinsurance recoverable amounts reflected in said balance sheets are collectible, and NCRIC is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 3.23(c) of the NCRIC Disclosure Schedule. No party to any of the NCRIC Reinsurance Treaties has given notice to NCRIC or any NCRIC Insurance Subsidiary that such party intends to terminate or cancel any of the NCRIC Reinsurance Treaties as a result of or following consummation of the Merger. Each NCRIC Reinsurance Treaty is valid and binding on each party thereto, and none of NCRIC, any NCRIC Insurance Subsidiary, and, to the knowledge of NCRIC, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No NCRIC Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions. Since January 1, 2004 no NCRIC Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

     (d) Each NCRIC Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. Each of the NCRIC SAP Statements, as of the date thereof, sets forth all of the reserves of the NCRIC Insurance Subsidiaries as of such date (collectively, the "NCRIC RESERVES"). The NCRIC Reserves, gross and net of the reinsurance thereof, were prepared in accordance with the requirements for reserves established by the Insurance Regulators, were determined in accordance with SAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and were established in accordance with prudent insurance practices generally followed in the insurance industry. The NCRIC Reserves make good and sufficient provisions for all insurance obligations of the NCRIC Insurance Subsidiaries. The NCRIC Reserves set forth in any

NCRIC SAP Statement are adequate to provide for the estimated ultimate net costs of all reported and unreported losses incurred through the date of such NCRIC SAP Statement. NCRIC has provided or made available to PRA copies of all work papers used as the basis for establishing the NCRIC Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the knowledge of NCRIC, no claim or assessment is pending or threatened against NCRIC or any NCRIC Insurance Subsidiary which is peculiar or unique to NCRIC or such NCRIC Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

     (e) Section 3.23(e) of the NCRIC Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of NCRIC or any NCRIC Subsidiary, the reserves for losses and loss adjustment expenses of NCRIC or any of the NCRIC Insurance Subsidiaries and their premium rates for liability insurance in each of the years commencing after December 31, 2000 (collectively the "NCRIC ACTUARIES" and separately an "NCRIC ACTUARY"). Section 3.23(e) of the NCRIC Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of NCRIC or any NCRIC Subsidiary by the NCRIC Actuaries, or delivered by the NCRIC Actuaries to NCRIC or any NCRIC Subsidiary, since December 31, 2000, in which a NCRIC Actuary has (i) either expressed an opinion on the adequacy of such reserves for losses and loss adjustment expenses loss reserves or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by NCRIC or any NCRIC Insurance Subsidiary, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by NCRIC or any NCRIC Insurance Subsidiary for liability insurance (collectively, the "NCRIC ACTUARIAL ANALYSES"). To the knowledge of NCRIC the information and data furnished by NCRIC or any NCRIC Subsidiary to the NCRIC Actuaries in connection with the NCRIC Actuarial Analyses were accurate in all material respects. To the knowledge of NCRIC, each NCRIC Actuarial Analysis was based upon an accurate inventory of policies in force for NCRIC and the NCRIC Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein. NCRIC has made available to PRA a true and correct copy of each of the NCRIC Actuarial Analyses.

     3.24 No Investment Company. Neither NCRIC nor any NCRIC Subsidiary is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     3.25  Accuracy of Information Supplied.

     (a) All of the representations and warranties made by NCRIC in this Agreement, taken together and with the NCRIC Disclosure Schedule, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents attached to the NCRIC Disclosure Schedule or otherwise made available to NCRIC in connection with the transactions contemplated hereby are accurate and complete in all respects.

     (b) The S-4 and the Proxy Statement used for the registration and qualification of shares of PRA Common Stock to be issued upon consummation of the Merger and used to solicit approval of the Merger by the stockholders of NCRIC, and all other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, and with respect to the Proxy Statement, from the time of mailing to the stockholders of NCRIC through the date of the meeting of NCRIC stockholders held to approve this Agreement, shall, as to all information provided by NCRIC: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

     3.26 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of NCRIC set forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 6.9(b) of this Agreement, shall be deemed to be made on and as of the date of this Agreement, and as of the Closing Date, and as of the Effective Time.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF PRA

     PRA represents and warrants to NCRIC that the statements contained in this
Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in the disclosure schedule delivered by PRA to NCRIC on the date hereof and initialed by the parties (the "PRA DISCLOSURE SCHEDULE"), or (ii) for any changes to the PRA Disclosure Schedule that are disclosed by PRA to NCRIC in accordance with Section 6.9(b) of this Agreement, or (iii) to the extent such representations and warranties speak as of an earlier date. Nothing in the PRA Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the PRA Disclosure Schedule identifies the exception with reasonable particularity. The PRA Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article; provided, however,
(i) that each exception set forth in the PRA Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the PRA Disclosure Schedule corresponding to a
Section in this Article 4, and (ii) the mere inclusion of an exception in the PRA Disclosure Schedule shall not be deemed an admission by PRA that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

     4.1  Corporate Organization.

     (a) PRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PRA has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 9.18) on PRA. NEWCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) PRA has made available to NCRIC correct and complete copies of the Certificate of Incorporation and Bylaws of PRA and each of the PRA Subsidiaries (as amended to date). PRA has made available to NCRIC all of the minute books containing the records of the meetings of the stockholders, the board of directors and any committee of the board of directors of PRA, except for information subject to confidentiality agreements with third parties in which case, such information has been redacted. The minute books of PRA reflect all of the material actions taken by each of its Boards of Directors (including each committee thereof) and stockholders.

     (c) The books and records of PRA and each of the PRA Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of PRA and each of the PRA Subsidiaries and all contracts and other transactions to which PRA or any of the PRA Subsidiaries is or was a party or by which PRA or any of the PRA Subsidiaries or any of their respective businesses or assets is or was affected.

     4.2  Subsidiaries.

     (a) Section 4.2(a) of the PRA Disclosure Schedule sets forth the name and state of incorporation or organization of each Subsidiary of PRA (the "PRA SUBSIDIARIES"). Each PRA Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on PRA, and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Section 4.2(b) of the PRA Disclosure Schedule identifies the PRA Subsidiaries that offer insurance and the states in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (the "PRA INSURANCE SUBSIDIARIES"). No PRA Insurance Subsidiary offers any insurance products in any jurisdiction where it is neither authorized nor licensed to offer such insurance products. The business of each of the PRA Insurance Subsidiaries has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the knowledge of PRA, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

     (c) PRA is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the PRA Subsidiaries, including, without limitation, NEWCO. There are no irrevocable proxies granted by PRA or any PRA Subsidiary with respect to such shares. There are no equity securities of any of the PRA Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights, to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the PRA Subsidiaries except shares of the PRA Subsidiaries issued to other wholly owned PRA Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the PRA Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the PRA Subsidiaries described in the first sentence of this Section 4.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by PRA or a PRA Subsidiary free and clear of any and all Liens and free and clear of any claim, right or option to acquire any such shares. PRA does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity which is material to PRA and the PRA Subsidiaries taken as a whole.

     (d) No PRA Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     4.3  Capitalization.

     (a) The authorized capital stock of PRA consists of 150,000,000 shares, with said shares divided into two classes. One class of said shares consists of 50,000,000 shares of preferred stock and the other class of said shares consists of 100,000,000 shares of common stock, $0.01 par value per share, of PRA ("PRA Common Stock"). As of December 31, 2004, no shares of such preferred stock and 29,204,463 shares of PRA Common Stock were issued and outstanding and no shares of either such preferred stock or PRA Common Stock were held in treasury. All of the issued and outstanding shares of PRA Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, and except pursuant to the terms of this Agreement, the PRA Stock Options, and the PRA 3.9% Convertible Senior Debentures due 2023 ( the "PRA DEBENTURES"), PRA does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of PRA Common Stock or any other equity securities of PRA or any securities representing the right to purchase or otherwise receive any shares of PRA Common Stock or any other equity securities of PRA. As of December 31, 2004, no shares of PRA Common Stock were reserved for issuance, except for (i) 1,105,373 shares reserved for issuance upon the exercise of outstanding stock options under the PRA Incentive Compensation Stock Plan (excluding reload options) and the Professionals Group 1996 Long-Term Stock Incentive Plan (the PRA Stock Options"), (ii) 2,500,000 shares reserved for issuance pursuant to awards under the PRA 2004 Equity Incentive Plan of which there are 10,000 shares subject to outstanding options as of the date of this Agreement, and (iii) 3,230,000 shares reserved for issuance upon conversion of the PRA Debentures. Since September 30, 2004, PRA has not issued any shares of PRA Common Stock or other equity securities of PRA, or any securities convertible into or exercisable for any shares of PRA Common Stock or other equity securities of PRA, other than pursuant to the exercise of stock options issued under the PRA Stock Option Plans granted prior to such date.

     (b) The authorized capital stock of NEWCO consists of 1,000 shares, no par value per share, of common stock ("NEWCO COMMON STOCK"). As of the date of this Agreement, 1,000 shares of NEWCO Common Stock were issued and outstanding and no shares of NEWCO Common Stock were held in treasury. As of the date of this Agreement, no shares of NEWCO Common Stock were reserved for issuance. NEWCO has not issued any shares of NEWCO Common Stock or other equity securities of NEWCO, or any securities convertible into or exercisable for any shares of NEWCO Common Stock or other equity securities of NEWCO to any Person other than PRA.

     4.4  Authority; No Violation; Consents and Approvals.

     (a) PRA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of PRA, and no other corporate proceedings on the part of PRA are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PRA and (assuming due authorization, execution and delivery by NEWCO and NCRIC and the receipt of all Requisite Regulatory Approvals constitutes a valid and binding obligation of PRA, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     (b) Neither the execution and delivery of this Agreement by PRA nor the consummation by PRA of the transactions contemplated by this Agreement, nor compliance by PRA with any of the terms or provisions of this Agreement, will
(i) violate any provision of the Certificate of Incorporation or Bylaws of PRA or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PRA or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of PRA under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PRA is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause
(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on PRA.

     (c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement,
(ii) the filing with the SEC of the Proxy Statement and the S-4, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL,

(iv) the filing of the HSR Act Report with the Pre-Merger Notification Agencies pursuant to the HSR Act, (v) any consents, authorizations, orders and approvals required under the Securities Act, the Exchange Act, and the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers or investment advisers, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any SRO (including, without limitation, the NAIC, the New York Stock Exchange, the NASD and the Nasdaq National Market, or which are required under the Insurance Laws and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of PRA Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite votes of the stockholders of NEWCO and the stockholders of NCRIC, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by PRA of this Agreement or the consummation by PRA or any PRA Subsidiary of the transactions contemplated by this Agreement.

     (d) NEWCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of NEWCO. The Board of Directors of NEWCO has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the sole stockholder of NEWCO. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by PRA, acting through its Board of Directors, as the sole stockholder of NEWCO, and no further corporate proceedings on the part of NEWCO are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NEWCO and (assuming due authorization, execution and delivery by PRA and NCRIC and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of NEWCO, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     (e) Neither the execution and delivery of this Agreement by NEWCO nor the consummation by NEWCO of the transactions contemplated by this Agreement, nor compliance by NEWCO with any of the terms or provisions of this Agreement, will
(i) violate any provision of the Certificate of Incorporation or Bylaws of NEWCO or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.5(c) of this Agreement are duly obtained,
(x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NEWCO or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NEWCO under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NEWCO is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on NEWCO.

     4.5  Insurance Reports.

     (a) "PRA SAP STATEMENTS" means (i) the annual statutory statements of each of the PRA Insurance Subsidiaries filed with any Insurance Regulator for each of the years ended December 31, 2004, 2003, 2002 and 2001 and each calendar year ending after the date of this Agreement, (ii) the quarterly statutory statements of each of the PRA Insurance Subsidiaries filed with any Insurance Regulator for each quarterly period in 2004 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

     (b) All such PRA SAP Statements were and will be prepared (i) in conformity with SAP and (ii) in accordance with the books and records of PRA and the PRA Insurance Subsidiaries. The PRA SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the statutory financial condition and results of operations of the PRA Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the PRA Insurance Subsidiaries (which books and records are correct and complete in all material respects). The annual statutory balance sheets and income statements included in the PRA SAP Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. PRA has made available to PRA true and complete copies of all of the PRA SAP Statements and all audit opinions related thereto.

     (c) Since January 1, 2001, PRA and each PRA Insurance Subsidiary (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all supplements and amendments thereto, required under the Insurance Laws applicable to insurance holding companies (the "PRA HOLDING COMPANY ACT REPORTS"); (ii) have filed all PRA SAP Statements, (iii) have filed all other reports and statements together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws; and (iv) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 4.5(c) of the PRA Disclosure Schedule sets forth a list of, and PRA has made available to NCRIC, accurate and complete copies of, all PRA SAP Statements, PRA Holding Company Act Reports and all other reports and statements filed by PRA or any PRA Subsidiary with any Insurance Regulator for periods ending and events occurring, after January 1, 2001 and prior to the Closing Date and the latest requests for approval of rate increase in each state in which an PRA Subsidiary writes insurance. All such PRA SAP Statements, PRA Holding Company Act Reports and other reports and statements complied with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such PRA SAP Statements, PRA Holding Company Act Reports and other reports and statements.

     (d) Except for normal examinations conducted by a Governmental Authority in the regular course of the business of PRA and its Subsidiaries, no Governmental Authority has initiated any proceeding or investigation into the business or operations of PRA, any PRA Subsidiary, or any director or officer of PRA or any PRA Subsidiary, since January 1, 2002. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examinations of PRA or any of its Subsidiaries.

     (e) Section 4.5(e) of the PRA Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to PRA or any of the PRA Insurance Subsidiaries since December 31, 2001. PRA has made available to NCRIC correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations except for those indicated as currently in process.

     (f) Neither PRA nor any PRA Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into, or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of PRA, if after the consummation thereof such Person would directly or indirectly be in control of PRA.

     4.6  SEC Reports; Financial Statements.

     (a) PRA has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2001. Section 4.6(a) of the PRA Disclosure Schedule lists, and PRA has delivered to NCRIC (except to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement) copies in the form filed with the SEC of (i) PRA's Annual Reports on Form 10-K for each fiscal year of PRA commencing after December 31, 2000, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of PRA commencing after December 31, 2000, (iii) all proxy statements relating to PRA's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2000, (iv) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. sec.1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to NCRIC pursuant to this Section 4.6(a) filed by PRA with the SEC since January 1, 2001 (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and
(v) of this sentence together with any and all amendments thereto are, collectively, the "PRA SEC REPORTS" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "PRA FILED SEC REPORTS"), and (vi) all comment letters received by PRA from the Staff of the SEC since January 1, 2001 and all responses to such comment letters by or on behalf of PRA.

     (b) The PRA SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of PRA is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 4.6, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

     (c) PRA has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to PRA and its Subsidiaries is made known to PRA's chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which PRA's reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the annual or quarterly period reported to the SEC, and (iii) are effective to perform the functions for which they were established. Neither the auditors of PRA nor the Audit Committee of the Board of Directors of PRA have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rules 13d-15(d) and 15d-15(d) of the Exchange Act) of PRA and its Subsidiaries which could adversely affect PRA's ability to record, process, summarize and report financial data, or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of PRA and its Subsidiaries. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect such internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

     (d) Since July 31, 2002, each PRA Filed SEC Report which included financial statements was accompanied by the certifications of PRA's chief executive officer and chief financial officer as required under Sections 302 and 906 of SOX, and

     (e) The financial statements of PRA and its Subsidiaries included in the PRA SEC Reports (including the related notes) complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were or will be prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of PRA and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended. Except (x) as reflected in PRA's unaudited balance sheet at September 30, 2004, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (y) as reflected in the unaudited draft of the consolidated balance sheet at December 31, 2004 of PRA and the PRA Subsidiaries included in
Section 4.6(e) of the Disclosure Schedule (the "2004 PRA BALANCE SHEET"), or (z) for liabilities incurred in the ordinary course of business since December 31, 2004 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither PRA nor any PRA Subsidiary has any material liabilities or obligations of any nature.

     (f) Section 4.6(f) of the PRA Disclosure Schedule lists, and PRA has delivered to NCRIC copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K of the SEC) effected by PRA or its subsidiaries since December 31, 2002.

     (g) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of PRA and its subsidiaries included in PRA SEC Reports (including the related notes), is and has been throughout the periods covered by such financial statements (with respect to (i) and (ii) for periods required by SOX) (i) a registered public accounting firm (as defined in Section 2(a)(12) of
SOX), (ii) "independent" with respect to PRA within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the Public Company Accounting Oversight Board. Section 4.6(f) of the PRA Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for PRA and each PRA Subsidiary for each year commencing after December 31, 2002.

     (h) PRA and each PRA Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PRA and to maintain accountability for the consolidated assets of PRA; (iii) access to assets is permitted only in accordance with management's authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

     4.7 Broker's Fees. Except as set forth in Section 4.7 of the PRA Disclosure Schedule, none of PRA, the PRA Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker's fees or commissions, or investment banker fees or commissions, or finder's fees in connection with the transactions contemplated by this Agreement.

     4.8  Absence of Certain Changes or Events.

     (a) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the 2004 PRA Balance Sheet, (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2004, and (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any PRA Insurance Subsidiary for which adequate claims reserves have been established, neither PRA nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, would have a

Material Adverse Effect on PRA, and, there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation. Except as disclosed in the PRA SEC Reports filed prior to the date of this Agreement, since September 30, 2004, PRA and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

     (b) Since September 30, 2004, there has not been: (i) any change in the financial condition, assets, liabilities, prospects (financial and otherwise) or business of PRA or any PRA Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on PRA; (ii) any material change in any method of accounting or accounting principals or practice by PRA or any PRA Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the consolidated financial statements of PRA and PRA Subsidiaries; or (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of PRA or any PRA Insurance Subsidiary.

     4.9  Compliance with Applicable Law.

     (a) PRA and the PRA Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied in all material respects with, and are not in default in any respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines, except where the failure to hold such license, franchise, permit or authorization, or such noncompliance or default, would not, either individually or in the aggregate, have a Material Adverse Effect on PRA.

     (b) There is no pending or, to the knowledge of PRA, threatened charge by any Governmental Authority that PRA or any PRA Insurance Subsidiary has violated any Insurance Laws, nor any pending or, to the knowledge of PRA threatened investigation by any Governmental Authority with respect to possible violations of any Insurance Laws, that would, individually or in the aggregate, be expected to have a Material Adverse Effect on PRA.

     (c) There are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between PRA or any PRA Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 of the SEC), on the other hand. PRA has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PRA or any PRA Subsidiary. Section 4.9(c) of the PRA Disclosure Schedule identifies any loan or extension of credit maintained by PRA or any PRA Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

     (d) PRA is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the New York Stock Exchange.

     (e) Each of PRA, its directors and its senior financial officers has consulted with PRA's independent auditors and outside counsel with respect to, and (to the extent applicable to PRA) is familiar in all material respects with all of the requirements of, SOX PRA is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of PRA's independent auditors and outside counsel, respectively, to ensure PRA's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to PRA after the date of this Agreement.

     (f) None of PRA, the PRA Subsidiaries, any of their respective current directors or officers, and, to the knowledge of PRA, any of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees,

(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of PRA or any PRA Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the knowledge of PRA: (x) no director or officer of PRA or any PRA Subsidiary has engaged in any "insider trading" in violation of applicable law with respect to any security issued by PRA or any PRA Subsidiary; and (y) no such director or officer has made any false certifications or statements under (i) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (ii) Rule 13a-14 or 15d-14 under the Exchange Act or (iii) 18 U.S.C. sec.1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any PRA SEC Report.

     (g) Neither PRA nor any PRA Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that:
(i) limits the ability of PRA or any PRA Insurance Subsidiary to conduct any line of business, (ii) require any investments of PRA or any PRA Insurance Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of PRA or any PRA Insurance Subsidiary, (iv) in any manner imposes any requirements on PRA or any PRA Insurance Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of PRA or any PRA Insurance Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or management of PRA or any PRA Subsidiary (each, whether or not set forth in the PRA Disclosure Schedule, an "PRA REGULATORY AGREEMENT"), nor has PRA or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such PRA Regulatory Agreement. Neither PRA nor any PRA Insurance Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law.

     4.10 State Takeover Laws. The Board of Directors of PRA has approved the transactions contemplated by this Agreement and taken such action such that the provisions of Section 203 of the DGCL and any other provisions of any state or local "takeover" law applicable to PRA will not apply to this Agreement or any of the transactions contemplated by this Agreement.

     4.11 No Investment Company. Neither PRA nor any Subsidiary of PRA is an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     4.12  Insurance Matters.

     (a) The PRA Reserves (as defined below in Section 4.13(b)) at each of December 31, 2004 and December 31, 2003, and December 31, 2002, as reflected in the PRA SAP Statements, are stated net of reinsurance ceded amounts. The PRA SAP Statements accurately reflect the extent to which, pursuant to Insurance Laws, PRA and/or the PRA Insurance Subsidiaries are entitled to take credit for reinsurance under reinsurance treaties of the PRA Insurance Subsidiaries ("PRA REINSURANCE TREATIES"). All reinsurance recoverable amounts reflected in said balance sheets are collectible, and PRA is unaware of any material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments. No party to any of the PRA Reinsurance Treaties has given notice to PRA or any PRA Insurance Subsidiary that such party intends to terminate or cancel any of the PRA Reinsurance Treaties as a result of or following consummation of the Merger. Each PRA Reinsurance Treaty is valid and binding on each party thereto, and none of PRA, any PRA Insurance Subsidiary, and, to the knowledge of PRA, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No PRA Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions. Since January 1, 2004 no PRA Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

     (b) Each PRA Insurance Subsidiary has assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. Each of the PRA SAP Statements, as of the date thereof, sets forth all of the reserves of the PRA Insurance Subsidiaries as of such date (collectively, the "PRA RESERVES"). The PRA Reserves, gross and net of the reinsurance thereof, were prepared in accordance with the requirements for reserves established by the Insurance Regulators, were determined in accordance with SAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent in all material respects with those used in prior periods, were fairly stated in all material respects in accordance with sound actuarial and statutory accounting principles, and were established in accordance with prudent insurance practices generally followed in the insurance industry. The PRA Reserves make good and sufficient provisions for all insurance obligations of the PRA Insurance Subsidiaries. The PRA Reserves set forth in any PRA SAP Statement are adequate to provide for the estimated ultimate net costs of all reported and unreported losses incurred through the date of such PRA SAP Statement. PRA has provided or made available to NCRIC copies of all work papers used as the basis for establishing the PRA Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry, to the knowledge of PRA, no claim or assessment is pending or threatened against PRA or any PRA Insurance Subsidiary which is peculiar or unique to PRA or such PRA Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers.

     4.13 Taxes and Tax Returns. PRA and the PRA Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made on the financial statements described in Section 4.5 of this Agreement. The unpaid Taxes of PRA and the PRA Subsidiaries do not exceed the reserve for tax liability set forth on the 2004 PRA Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of PRA in filing its returns. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of PRA, threatened against or with respect to PRA or any PRA Subsidiary in respect of any material Tax.

     4.14 Environmental Liability. PRA and its Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 9.18(a) of this Agreement) and all Environmental Permits (as defined in Section 9.18(a) of this Agreement). There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on PRA or any PRA Subsidiary, or that could reasonably be expected to result in the imposition on PRA or any PRA Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on PRA. To the knowledge of PRA, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither PRA nor any PRA Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on PRA. For purposes of this Section 4.15, the terms "PRA" and "Subsidiaries" include any Person that is, in whole or in part, a predecessor of PRA or any of its Subsidiaries.

     4.15 Employee Matters. Each employee benefit plan, program, policy or arrangement (including, but not limited to each employee benefit plan (as defined in Section 3(3) of ERISA) which PRA or any PRA Subsidiary maintains or contributes to for the benefit of its current or former employees complies, and has been administered in form and in operation, in all material respects with all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance.

     4.16 Legal Proceedings. Except as set forth in Section 4.16 of the PRA Disclosure Schedule, neither PRA nor any PRA Subsidiary is a party to any, and there are no pending or, to PRA's knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PRA or any PRA Subsidiary, (ii) to which PRA or any PRA Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PRA or NEWCO to perform under this Agreement, except for
(x) coverage and other claims made with respect to insurance policies issued by any PRA Insurance Subsidiary for which adequate claims reserves have been established, and (y) any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on PRA.

     4.17  Accuracy of Information Supplied.

     (a) All of the representations and warranties made by PRA in this Agreement, taken together and with the PRA Disclosure Schedule, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements set forth herein and therein, in light of the circumstances in which such statements were made, not misleading. The copies of documents attached to the PRA Disclosure Schedule or otherwise made available to PRA in connection with the transactions contemplated hereby are accurate and complete in all respects.

     (b) The S-4 and the Proxy Statement used for the registration and qualification of shares of PRA Common Stock to be issued upon consummation of the Merger and used to solicit approval of the Merger by the stockholders of NCRIC, and all other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, shall, as to all information provided by PRA: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which have become false or misleading.

     4.18 Effective Time of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of PRA set forth in this Agreement, as updated by any written disclosure schedule delivered pursuant to Section 6.9(b) of this Agreement, shall be deemed to be made on and as of the date of this Agreement, and as of the Closing Date.

                                   ARTICLE 5

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1  Conduct of Businesses of NCRIC Prior to the Effective Time.

     (a) During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement, NCRIC shall, and shall cause each NCRIC Subsidiary to: (a) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents, and (c) take no action which would adversely affect or delay the ability of any party to this Agreement to obtain any Requisite Regulatory Approval for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

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

     (b) During the period between the date of this Agreement and the Effective Time, NCRIC shall permit PRA's senior officers to meet with the Chief Financial Officer and Controller of NCRIC and officers of NCRIC responsible for the financial statements, the internal controls, and disclosure controls and procedures of NCRIC to discuss such matters as PRA may deem reasonably necessary or appropriate for PRA to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.

     (c) NCRIC agrees to consult with PRA with respect to reserve policies and practices (including levels of reserves) with respect to (i) losses and loss adjustment expenses of the NCRIC Subsidiaries, and (ii) litigation against NCRIC and the NCRIC Subsidiaries (including, but not limited to, the 2004 Judgment). PRA and NCRIC shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

     5.2 NCRIC Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the NCRIC Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, NCRIC shall not, and NCRIC shall not permit any NCRIC Subsidiary to, without the prior written consent of PRA (which consent will not be unreasonably withheld):

          (a) incur any indebtedness for borrowed money (other than short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of NCRIC or any of its Subsidiaries, on the one hand, to NCRIC or any of its Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);

          (b) redeem, repay, discharge or defease any surplus note, unless such redemption, repayment, discharge or defeasance is an express condition of any Requisite Regulatory Approval;

          (c) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except dividends paid by any NCRIC Subsidiary to NCRIC or any other NCRIC Subsidiary, respectively), (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except repurchases of shares of NCRIC Common Stock by NCRIC and its Subsidiaries on the open market in accordance with the rules and regulations of the SEC); (iv) grant any stock options or stock awards or stock appreciation rights or right, or (v) issue any additional shares of capital stock except pursuant to (A) the exercise of NCRIC Stock Options or warrants outstanding as of the date of this Agreement, or (B) as permitted under clause (ii) or clause (iv) of this subsection;

          (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by any such Person, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement, or (iii) in connection with the sale of the Practice Management Business for cash or the sale or other disposition of the Practice Management Business with the prior written approval of PRA;

          (e) except pursuant to contracts or agreements in force at the date of this Agreement, make any material non-portfolio investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a Subsidiary;

          (f) enter into, change or terminate any material contract, lease or agreement, other than renewals of contracts, leases and agreements without material adverse changes of terms;

          (g) increase in any manner the compensation of the employees of NCRIC and the NCRIC Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that NCRIC and the NCRIC Subsidiaries may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the aggregate amount of the increase in compensation on an annualized basis does not exceed four percent (4%) of the aggregate amount of the compensation paid to the affected employees in the 12 months preceding the effective date of the increase in compensation;

          (h) except as contemplated in Section 6.7 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

          (i) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against NCRIC or any NCRIC Subsidiary or otherwise in which NCRIC or any NCRIC Subsidiary is a named defendant involving a payment by NCRIC or any NCRIC Subsidiary in excess of $1,000,000 or the settlement of any ECO, XPL or bad faith claim involving any insurance policy of any NCRIC Subsidiary involving a payment by NCRIC or any NCRIC Subsidiary in excess of $1,000,000, NCRIC will notify PRA of the terms of the proposed settlement and will consult with PRA regarding the terms of the settlement, but shall not be required to obtain PRA's consent to the terms of the settlement; and provided further, NCRIC shall not settle the 2004 Judgment without the prior approval of PRA;

          (j) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (k) amend its Certificate or Articles of Incorporation, or its Bylaws;

          (l) other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

          (m) offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement and other than in those jurisdictions where it offers and sells such line of insurance and reinsurance on the date of this Agreement;

          (n) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

          (o) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

     5.3 PRA Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the PRA Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, PRA shall not, and PRA shall not permit any PRA Subsidiary to, without the prior written consent of NCRIC:

          (a) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

          (b) amend its Certificate or Articles of Incorporation, or its Bylaws, except as provided in this Agreement;

          (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (d) take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or

          (e) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

                                   ARTICLE 6

                             ADDITIONAL AGREEMENTS

     6.1  Regulatory Matters.

     (a) In connection with the solicitation of approval of the Merger by the stockholders of NCRIC and the registration of the shares of PRA Common Stock to be issued upon consummation of the Merger, the parties will prepare, and PRA will file with the SEC, the S-4 and the Proxy Statement (both of which shall comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and other applicable law). PRA and NCRIC will use all reasonable effects to respond to the comments of the SEC staff with respect to the S-4 and the Proxy Statement and to have the S-4 and the Proxy Statement declared effective by the SEC as soon as practicable. As soon as practicable after the S-4 is declared effective, NCRIC shall mail or deliver the Proxy Statement to its stockholders. The information provided and to be provided by PRA and NCRIC for use in the S-4 and the Proxy Statement will not, in the case of the S-4 on the date it becomes effective, and in the case of Proxy Statement on such date and on the date on which approval of the Merger by the stockholders of NCRIC is obtained, contain any untrue statement of material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of PRA and NCRIC agree promptly to correct any such information provided by it which shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the S-4 or the Proxy Statement so as to correct the same and to cause the Proxy Statement so corrected to be distributed to the stockholders of NCRIC to the extent required by applicable law. To the extent that any opinion regarding the tax consequences of the Merger is required with respect to the S-4 or the Proxy Statement, PRA and NCRIC will both cause each of their respective tax counsel to issue substantially similar opinions in the form contemplated herein. PRA shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by the affiliates of PRA and NCRIC, as such term is used in Rule 145 of the SEC.

     (b) The parties shall use all reasonable commercial efforts to cause their respective independent auditors to render any consent required by the SEC to include its report on the NCRIC consolidated financial statements or the PRA consolidated financial statements, as the case may be, in the S-4 and to refer to said accountants as experts in the S-4 with respect to the matters included in said report.

     (c) To the extent applicable, NCRIC and PRA shall prepare and file with all necessary Governmental Authorities (i) a Notice on Form A and related documents and (ii) the preacquisition notification and report forms and related material on Form E in connection with the Merger.

     (d) PRA will prepare and file, and NCRIC will cooperate with and assist PRA in preparing and filing, all statements, applications, correspondence or forms required to be filed with appropriate state securities law regulatory authorities to register or qualify the shares of PRA Common Stock to be issued upon consummation of the Merger or to establish an exemption from such registration or qualification (the "BLUE SKY FILINGS").

     (e) Pursuant to the HSR Act, PRA and NCRIC will promptly prepare and file, or cause to be filed, the HSR Act Report with the Pre-Merger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of PRA and NCRIC will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

     (f) Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with state securities law regulatory authorities, the SEC, the Pre-Merger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

     (g) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. PRA and NCRIC shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to PRA or NCRIC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The cooperation and coordination of each party required under this Section 6.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement, having its representatives attend and testify at such public hearings. In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

     (h) PRA and NCRIC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders/stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of PRA, NCRIC or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

     (i) PRA and NCRIC shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2 Tax Opinion. PRA agrees to engage Burr & Forman LLP, or such other nationally recognized firm, to render an opinion, acceptable to PRA in form and substance, as to the material tax consequences to PRA, NCRIC and the stockholders of PRA and the stockholders of NCRIC in connection with the Merger and the receipt of the Merger Consideration. The opinion shall be addressed to the Board of Directors of PRA, shall be rendered on or before the filing of the S-4, and the person rendering the opinion shall consent to the reference to the opinion in the Proxy Statement and to the inclusion of the opinion as an exhibit to the S-4 in accordance with the requirements of the Securities Act. NCRIC agrees to engage Luse Gorman Pomerenk & Schick, PC, or another nationally recognized firm, to render an opinion, reasonably acceptable to NCRIC in form and substance, as to the material tax consequences to PRA, NCRIC and the stockholders of PRA and the stockholders of NCRIC in connection with the Merger and the receipt of the Merger Consideration. The opinion shall be addressed to the Board of Directors of NCRIC, shall be rendered on or before the filing of the S-4, and the Person rendering the opinion shall consent to the reference to the opinion in the Proxy Statement and to the inclusion of the opinion as an exhibit to the S-4 in accordance with the requirements of the Securities Act.

     6.3  Access to Information.

     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information and to the Confidentiality Agreement dated January 23, 2005 (the "CONFIDENTIALITY AGREEMENT"), each of PRA and NCRIC shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of PRA and NCRIC shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which PRA or NCRIC, as the case may be, is not permitted to disclose under applicable law or by agreement);
(ii) all other information concerning its business, properties and personnel as such party may reasonably request; and (iii) any other information, confidential or otherwise, relating to the Merger which has not been provided to the other party and is necessary for disclosure in the S-4, including, but not limited to, the confidential portions of the minutes of NCRIC and NCRIC subsidiaries that was not provided pursuant to Section 3.3(a) of this Agreement. Neither PRA nor NCRIC nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of PRA's or NCRIC's, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of PRA and NCRIC agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agree to be bound by the Confidentiality Agreement), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

     (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.

     6.4 NCRIC Stockholder Approval. NCRIC shall call a meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite NCRIC stockholder approval required in connection with this Agreement and the Merger. NCRIC will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger.

     6.5 Legal Conditions to Merger. Each of PRA and NCRIC shall, and shall cause its Subsidiaries to, use their best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article 7 of this Agreement, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained by PRA or NCRIC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

     6.6 NYSE Listing. PRA shall cause the shares of the PRA Common Stock to be issued in the Merger to be approved for trading and reporting on New York Stock Exchange subject to official notice of issuance, prior to the Closing Date.

     6.7  Employee Plans.

     (a) From and after the Effective Time, the NCRIC Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect with respect to the current and former employees of NCRIC and its Subsidiaries (the "NCRIC EMPLOYEES") covered by such NCRIC Employee Plans at the Effective Time, until such time as PRA shall otherwise determine. PRA agrees that it will honor all NCRIC Employee Plans in accordance with their terms as in effect at the Effective Time, subject to any amendment or termination thereof that may be required or permitted by the plans or applicable law. PRA will review all NCRIC Employee Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by NCRIC or any NCRIC Subsidiary are changed or terminated by PRA, in whole or in part, PRA shall provide any NCRIC Employees who continue in employment with PRA ("CONTINUING EMPLOYEES") with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of PRA or applicable PRA Subsidiary (as of the date any such compensation or benefit is provided). Notwithstanding anything herein to the contrary, PRA shall pay Continuing Employees incentive compensation for their performance in the full year ended December 31, 2005, in accordance with the incentive compensation policies and practices for employees of PRA and the PRA Subsidiaries consistently applied with past practice.

     (b) Employees of NCRIC or any NCRIC Subsidiary who become participants in a PRA Employee Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of NCRIC or any predecessor thereto prior to the Effective Time, provided, however, that credit for benefit accrual purposes will be given only for purposes of PRA vacation policies or programs. In the event of any termination or consolidation of any NCRIC health plan with any PRA health plan, PRA shall make available to Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to PRA employees. Unless a Continuing Employee affirmatively terminates coverage under a NCRIC health plan prior to the time that such Continuing Employee becomes eligible to participate in the PRA health plan, or unless a Continuing Employee and/or a dependent of a Continuing Employee has an event which, under the terms of the NCRIC health plan, results in a loss of coverage (which may include a sale or other disposition of a NCRIC Subsidiary or substantially all of the business operations thereof), no coverage of any of the Continuing Employees or their dependents shall terminate under any of the NCRIC health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PRA and their dependents. In the event of a termination or consolidation of any NCRIC health plan, terminated NCRIC employees and qualified beneficiaries will have the right to continued coverage under group health plans of PRA in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any NCRIC health plan, or consolidation of any NCRIC health plan with any PRA health plan, any coverage limitation under the PRA health plan due to any pre-existing condition shall be waived by the PRA health plan to the degree that such condition was covered by the NCRIC health plan and such condition would otherwise have been covered by the PRA health plan in the absence of such coverage limitation. All NCRIC Employees who cease participating in a NCRIC health plan and become participants in a comparable PRA health plan during any plan year shall receive credit toward the applicable deductible under the PRA health plan for any amounts paid by the employee under NCRIC's health plan during the applicable plan year, upon substantiation, in a form satisfactory to PRA that such payments have been made.

     (c) It is understood that PRA and its Subsidiaries are "at-will" employers. Nothing in this Section 6.7 shall be interpreted as preventing PRA from terminating the employment of any individual or from amending, modifying or terminating any PRA Employee Plans, or any NCRIC Employee Plans, or any benefits under any PRA Employee Plans or any NCRIC Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law.

     (d) The NCRIC ESOP shall be terminated as of, or prior to, the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration), all outstanding NCRIC ESOP indebtedness shall be repaid, either by return to PRA or cancellation of sufficient shares received as Merger Consideration to repay the outstanding indebtedness or by open market sales of such shares by the NCRIC ESOP and payment of the proceeds to PRA in cancellation of the indebtedness, and the balance of the shares and any other assets remaining in the NCRIC ESOP suspense account (as such term is defined in the NCRIC ESOP) shall be allocated and distributed to NCRIC ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the NCRIC ESOP and unless otherwise required by applicable law. Prior to the Effective Time, NCRIC, and following the Effective Time, PRA shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). NCRIC and following the Effective Time, PRA, will adopt such amendments to the NCRIC ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither NCRIC, nor following the Effective Time, PRA shall make any distribution from the NCRIC ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the NCRIC ESOP, the terms of the NCRIC ESOP shall control, however, in the event of any such conflict, NCRIC before the Merger, and PRA, after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

     (e) At the Effective Time, NCRIC shall terminate the NCRIC Group, Inc. Deferred Compensation Plan (the "NCRIC DCP"). All amounts credited to the accounts of participants in the NCRIC DCP shall be distributed in lump sum in accordance with the terms of the plan.

     (f) PRA shall assume and honor in accordance with their terms the employment agreements between NCRIC and any officer or employee thereof that are listed in Section 6.7(f) of the NCRIC Disclosure Schedule, including without limitation, the obligation to pay cash severance on termination of employment after a change of control; provided that PRA shall require in accordance with the terms of said employment agreements that each officer or employee receiving a payment shall enter into an acknowledgment and release acknowledging that no further cash severance payments are due under the employment agreement and releasing NCRIC and PRA and their respective officers, directors and employees from any and all claims arising thereunder. Notwithstanding the foregoing, PRA shall offer the terms of employment set forth in Section 6.7(f) of the PRA Disclosure Schedule to the NCRIC employees named in Section 6.7(f) of the PRA Disclosure Schedule.

     (g) Notwithstanding anything herein to the contrary, all payments made to NCRIC Employees under their Section 6.7 shall be subject to withholding required by applicable federal, state and local taxing authorities.

     6.8  Directors' and Officers' Indemnification and Insurance.

     (a) PRA shall use its best efforts to cause the individuals serving as officers and directors of NCRIC and the NCRIC Subsidiaries, immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by NCRIC or the NCRIC Subsidiary (provided that PRA may substitute therefore policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall PRA be required to expend more than 300% of the current amount expended by NCRIC or the NCRIC Subsidiary (the "INSURANCE PREMIUM AMOUNT") to maintain or procure insurance coverage pursuant hereto; and provided further, that if PRA is unable to maintain or obtain the insurance called for by this Section 6.8, PRA shall use its best efforts to obtain as much comparable insurance as available for the Insurance Premium Amount.

     (b) In addition to 6.8(a), PRA shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of NCRIC or a NCRIC Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of NCRIC or a NCRIC Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent NCRIC is permitted under, and in accordance with the terms of indemnification provisions under, NCRIC's Certificate of Incorporation and Bylaws as of the date of this Agreement. PRA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent provided in NCRIC's Certificate of Incorporation as of the date of this Agreement. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with PRA; provided, however, that (A) PRA shall have the right to assume the defense thereof and upon such assumption PRA shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PRA elects not to assume such defense the Indemnified Party may retain counsel reasonably satisfactory to him after consultation with PRA, and PRA shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (B) PRA shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers' conflicts of interest, (C) PRA shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (D) PRA shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law and (E) PRA shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify PRA thereof, provided that the failure to so notify shall not affect the obligations of PRA under this Section 6.8 except to the extent such failure to notify materially prejudices PRA. PRA's obligations under this Section 6.8 continue in full force and effect for a period of three (3) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "CLAIM") asserted or made within such period shall continue until the final disposition of such Claim.

     6.9  Advice of Changes.

     (a) PRA and NCRIC shall give prompt notice to the other party as soon as practicable after it has actual knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party's representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries' officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein. The nondisclosing party shall have ten (10) business days from receipt of such disclosure schedule to notify the disclosing party that (x) it will close notwithstanding the new disclosure, or (y) it will not close based on such new disclosure, or (z) further investigation or negotiation is required for it to reach a determination whether or not to close based on such new disclosure. If the parties thereafter are unable to reach agreement on a mutually satisfactory means of resolving the matter so disclosed, the nondisclosing party shall have the right in its discretion, to terminate this Agreement to the extent such termination is permitted under Section 8.1 of this Agreement.

     (b) PRA shall update the PRA Disclosure Schedule (the "CLOSING DATE PRA DISCLOSURE SCHEDULE") to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date PRA Disclosure Schedule to NCRIC not less than three (3) business days prior to the Closing Date. NCRIC shall update the NCRIC Disclosure Schedule (the "CLOSING DATE NCRIC DISCLOSURE SCHEDULE") to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date NCRIC Disclosure Schedule to PRA not less than three (3) business days prior to the Closing Date. The obligation of PRA to deliver to NCRIC the Closing Date PRA Disclosure Schedule as provided above shall be a material obligation for purposes of Section 7.3(b) hereof, and the obligation of NCRIC to deliver to PRA the Closing Date NCRIC Disclosure Schedule shall be a material obligation for purposes of Section 7.2(b) hereof.

     6.10  Additional Agreements.

     (a) In case at any time prior to the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PRA.

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PRA and a Subsidiary of NCRIC) or to vest PRA or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, PRA.

     (c) Prior to the Effective Time, neither NCRIC nor the NCRIC Subsidiary shall acquire, directly or indirectly, beneficial or record ownership of any shares of PRA Common Stock or other equity securities of PRA, or any securities convertible into or exercisable for any shares of PRA Common Stock or other equity securities of PRA.

     6.11  Negotiations with Other Parties.

     (a) So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, NCRIC shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than the other party to this Agreement or any of its affiliates (a "POTENTIAL ACQUIROR") concerning any Acquisition Proposal (as defined in this Section 6.11) other than as expressly provided in this Agreement. NCRIC will promptly inform PRA of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal and shall furnish to PRA a copy thereof.

     (b) Nothing contained in this Agreement shall prohibit NCRIC or its Board of Directors from making such disclosures to its stockholders as are required under applicable law or the rules of the NASD or the Nasdaq National Market or from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Nothing contained in this Agreement shall prohibit the Board of Directors of NCRIC from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the stockholders of NCRIC an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of NCRIC determines in good faith that such action is appropriate in furtherance of the best interests of stockholders. In connection with any such determination, (i) NCRIC shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such person, entity or group, (ii) NCRIC will disclose to PRA that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the person, entity or group making the offer), (iii) prior to furnishing such information to such Person or group of Persons, NCRIC shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to NCRIC of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal; (B) the confidentiality of all non-public information furnished to such Person or group of Persons by NCRIC; and (C) procedures reasonably satisfactory to NCRIC that are designed to restrict or limit the provision of information regarding NCRIC that could be used to the competitive disadvantage of NCRIC, or in a manner that would be detrimental to the interests of its stockholders; (iv) NCRIC will not furnish any non-public information regarding PRA or the transactions contemplated hereby; and (v) NCRIC will keep PRA informed of the status of any such discussions or negotiations (provided that NCRIC shall not be required to disclose to PRA confidential information concerning the business or operations of such Person or group of Persons).

     (c) As used in this Agreement, "ACQUISITION PROPOSAL" means (i) any proposal pursuant to which any Person or group of Persons, other than PRA or NCRIC, would acquire or participate in a merger or other business combination involving NCRIC or any of the NCRIC Subsidiaries, directly or indirectly; (ii) any proposal by which any Person or group of Persons, other than PRA or NCRIC, would acquire the right to vote 25% or more of the capital stock of NCRIC of any of the NCRIC Subsidiaries entitled to vote thereon for the election of directors; (iii) any acquisition of 25% or more of the assets of NCRIC or any of the NCRIC Subsidiaries, other than in the ordinary course of business; (iv) any acquisition in excess of [25]% of the outstanding capital stock of NCRIC or any of the NCRIC Subsidiaries, other than as contemplated by this Agreement; or (v) any transaction similar to the foregoing.

     6.12 Accountants Comfort Letter. On or before the mailing of the Proxy Statement, NCRIC shall deliver to PRA a letter from Deloitte & Touche LLP, accountants for NCRIC, dated as of the effective date of the S-4 and addressed to PRA to the effect: (i) that they are the independent public accountants with respect to NCRIC within the meaning of the Exchange Act; (ii) that, in their opinion, the consolidated financial statements and the financial statement schedules audited by them and included in NCRIC's latest annual report on Form 10-K included in and incorporated by reference in the S-4 comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act; and (iii) on the basis of certain procedures specified in the letter and reasonably acceptable to PRA, not constituting an audit, nothing came to their attention that caused them to believe that: (A) any material modifications should be made to the unaudited consolidated financial statements of NCRIC included or incorporated by reference in the S-4 for such financial statements to conform with GAAP; (B) the unaudited consolidated financial statement of NCRIC included or incorporated by reference in the S-4 do not comply as to form in all material respects with the requirements of the Exchange Act as it applies to Form 10-Q.

     6.13 Reservation of Shares. PRA agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.

     6.14 Registration of Continuing NCRIC Stock Options. As promptly as practicable following the Effective Time, PRA shall include the shares of PRA Common Stock issuable upon exercise of the Continuing NCRIC Stock Options in a registration statement filed with the SEC.

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of NCRIC entitled to vote thereon.

          (b) The shares of PRA Common Stock which shall be issued pursuant to the Merger shall have been authorized for trading and reporting on the New York Stock Exchange, subject to official notice of issuance.

          (c) The Certificate of Merger shall have been filed with the appropriate Governmental Authorities immediately prior to or on the Closing Date.

          (d) All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any condition which in the reasonable judgment of PRA is materially burdensome upon PRA or its Subsidiaries (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the "REQUISITE REGULATORY APPROVALS"). Without limiting the generality of the foregoing:
     (i) the S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued and shall remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC; (ii) all Blue Sky Filings shall have been made, and the sale of PRA Stock resulting from the Merger shall have been qualified or registered with the appropriate state securities law regulatory authorities of all states in which qualification or registration is required under applicable state securities laws, and such qualifications or registrations shall not have been suspended or revoked, or shall be exempt from such qualification or registration; (iii) the HSR Act Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; and (iv) the Merger and the transfer of ownership of NCRIC and the NCRIC Subsidiaries shall have been approved by the Insurance Regulators, to the extent such approvals are required.

          (e) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

          (f) PRA and NCRIC each shall have received a copy of the tax opinions contemplated by Section 6.2 of this Agreement, updated as of the Closing Date, substantially to the effect that, among other things, on the basis of the facts, assumptions and representations set forth in the opinion which are consistent with the state of facts existing at the Closing Date:

             (i) The former stockholders of NCRIC who receive the PRA Common Stock in the NCRIC Merger will not recognize gain or loss for federal income tax purposes.

             (ii) Neither NCRIC nor PRA, nor any of their respective Subsidiaries, shall recognize any gain or loss for federal income tax purposes as a result of the Merger.

     7.2 Conditions to Obligation of PRA. The obligation of PRA to effect the Merger is also subject to the satisfaction or waiver by PRA at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of NCRIC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the NCRIC Disclosure Schedule that are disclosed by NCRIC to PRA in the Closing Date NCRIC Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. PRA shall have received a certificate signed on behalf of NCRIC by the Chief Executive Officer and the Chief Financial Officer of NCRIC to the foregoing effect, and to which any Closing Date NCRIC Disclosure Schedule shall be appended. Notwithstanding the foregoing, no representation or warranty of NCRIC contained in this Agreement shall be deemed untrue or incorrect, and NCRIC shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty (except with respect to representations and warranties contained in Sections 3.1, 3.4(a), and 3.5, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained).

          (b) NCRIC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and PRA shall have received a certificate signed on behalf of NCRIC by the Chief Executive Officer and the Chief Financial Officer of NCRIC to such effect.

          (c) NCRIC and the NCRIC Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect; and no event or circumstance shall have occurred which has, or is likely to have, a Material Adverse Effect on NCRIC or upon the right of NCRIC or the NCRIC Subsidiaries to conduct their respective businesses as presently conducted.

          (d) No legal, administrative, arbitral or other inquiries, proceedings, claims, actions have been initiated by any governmental or regulatory authority or SRO alleging violations of Federal securities laws (including the Securities Act and the Exchange Act) by NCRIC, any NCRIC Subsidiary or any director or officer of NCRIC or any NCRIC Subsidiary, which action has not been dismissed with prejudice.

          (e) NCRIC shall have delivered to PRA such other certificates and instruments as PRA and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to PRA under this Agreement shall be reasonably satisfactory to PRA and its counsel.

     7.3 Conditions to Obligation of NCRIC. The obligation of NCRIC to effect the Merger is also subject to the satisfaction or waiver by NCRIC at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of PRA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the PRA Disclosure Schedule that are disclosed by PRA to NCRIC in the Closing Date PRA Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. NCRIC shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and the Chief Financial Officer of PRA to the foregoing effect, and to which any Closing Date PRA Disclosure Schedule shall be appended. Notwithstanding the foregoing, no representation or warranty of PRA contained in this Agreement shall be deemed untrue or incorrect, and PRA shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes
     (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty (except with respect to representations and warranties contained in Sections 4.1,
     4.3 and 4.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained).

          (b) PRA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NCRIC shall have received a certificate signed on behalf of PRA by the Chief Executive Officer and the Chief Financial Officer of PRA to such effect.

          (c) PRA and its Subsidiaries, taken as a whole, shall not have suffered a Material Adverse Effect and no event or circumstance shall have occurred which has, or is likely to have, a Material Adverse Effect on PRA or upon the right of PRA or any of the PRA Subsidiaries to conduct their respective businesses as presently conducted.

          (d) PRA shall have delivered to NCRIC such other certificates and instruments as NCRIC and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to NCRIC under this Agreement shall be reasonably satisfactory to NCRIC and its counsel.

                                   ARTICLE 8

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of NCRIC:

          (a) by mutual consent of PRA and NCRIC in a written instrument, if the Board of Directors of PRA and the Board of Directors of NCRIC so determine to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

          (b) by either PRA or NCRIC if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of PRA or the Board of Directors of NCRIC, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

          (c) by either PRA or NCRIC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board of Directors of PRA or the Board of Directors of NCRIC, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

          (d) by either PRA or NCRIC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board of Directors of PRA or the Board of Directors of NCRIC, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board; provided, however, that no representation or warranty of either party contained in this Agreement shall be deemed untrue or incorrect, and neither party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material", "materially", "in all material respects", "Material Adverse Effect" or similar terms or phrases in any such representation or warranty (except with respect to representations and warranties contained in Sections 3.1, 3.4(a), 3.5, 4.1, 4.3 and 4.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained).

          (e) by PRA upon written notice to NCRIC if the Board of Directors of NCRIC does not, or shall indicate in writing to PRA that NCRIC is unwilling or unable to, publicly recommend in the Proxy Statement that its stockholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that its stockholders approve and adopt this Agreement, the Board of Directors of NCRIC shall have withdrawn, modified or amended such recommendation in any respect materially adverse to PRA (each a "NCRIC RECOMMENDATION EVENT"), provided that any such notice of termination must be given not later than 45 days after the later of the date PRA shall have been advised by NCRIC in writing that NCRIC is unable or unwilling to so recommend in the Proxy Statement or that it has withdrawn, modified or amended such recommendation, or such later date as may be agreed upon by PRA and NCRIC;

          (f) by PRA upon written notice to NCRIC if NCRIC shall have authorized, recommended, or approved or proposed, or if NCRIC shall have entered into an agreement with any Person other than PRA or NEWCO to effect an Acquisition Proposal;

          (g) by either PRA or NCRIC if approval of the stockholders of NCRIC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (h) by PRA if the Closing Date NCRIC Disclosure Schedule discloses any Material Adverse Effect or any change from the NCRIC Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on NCRIC; or by NCRIC if the Closing Date PRA Disclosure Schedule discloses any Material Adverse Effect or any change from the PRA Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on PRA;

          (i) by either PRA or NCRIC if the S-4 has not been filed with the SEC on or before June 30, 2005, unless the failure to so file the S-4 by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement, and the Board of Directors of PRA or the Board of Directors of NCRIC, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

          (j) by written notice from NCRIC to PRA, or from PRA to NCRIC, if the Closing does not occur on or before December 31, 2005, for any reason other than breach of this Agreement by the party giving such notice; or

          (k) By NCRIC upon the occurrence of a NCRIC Acquisition Event (as defined in Section 8.5(a) hereof) or NCRIC Recommendation Event.

     8.2 Effect of Termination. In the event of termination of this Agreement by either PRA or NCRIC as provided in Section 8.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 6.3(b), 8.2, 8.5, 9.2, 9.3, 9.4, 9.5, 9.13, 9.16 and 9.17 of this Agreement shall survive any termination of this Agreement, and (ii) none of PRA, NEWCO, and NCRIC, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 8.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither PRA nor NCRIC shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of PRA and the Board of Directors of NCRIC, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NCRIC; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of NCRIC, there may not be, without further approval of such stockholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the stockholders of NCRIC under this Agreement other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of NCRIC, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the stockholders of NCRIC under this Agreement other than as contemplated by this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.5 Liquidated Damages; Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, NCRIC shall, within ten (10) days after notice of the occurrence thereof by PRA, pay to PRA the sum equal to $1,725,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of PRA in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this Section 8.5): (i) at any time prior to termination of this Agreement a NCRIC Acquisition Event shall occur; (ii) PRA shall terminate this Agreement pursuant to Section 8.1(e) or (f); (iii) NCRIC shall terminate this Agreement pursuant to Section 8.1(k); or (iv) if NCRIC fails to call and hold the meeting of its stockholders as required by Section 6.4 of this Agreement. For purposes of this Agreement a "NCRIC ACQUISITION EVENT" shall mean that NCRIC shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on an Acquisition Proposal. Upon the making and receipt of such payment under this Section 8.5, NCRIC shall have no further obligation of any kind under this Agreement and neither PRA nor NEWCO shall have any further obligation of any kind under this Agreement, except in each case under Section 8.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five
(5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 7 of this Agreement, unless extended by mutual agreement of the parties (the "CLOSING DATE"). The parties shall use their respective best efforts to cause the Effective Date to occur on or before July 31, 2005. The parties shall cause the Certificate of Merger to be filed with the Delaware Secretary of State on or before the Effective Date or as soon thereafter as is possible. The parties shall take such further actions as may be required by the laws of the State of Delaware in connection with such filing and the consummation of the Merger.

     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of NCRIC, PRA and NEWCO in this Agreement or in any instrument delivered by NCRIC, PRA or NEWCO pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in Section 8.2 of this Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.

     9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, (i) that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by PRA and NCRIC, and (ii) that PRA and NCRIC will share the cost of the HSR Act filing fee in proportion to their relative assets as of December 31, 2004.

     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to PRA or NEWCO to:

         ProAssurance Corporation
         100 Brookwood Place
         Birmingham, Alabama 35209
         Attention: Chief Executive Officer
         Fax: (205) 877-4405

     with copies to:

          Burr & Forman LLP
          420 N. 20(th) Street, Suite 3100
          Birmingham, Alabama 35203
          Attention: Jack P. Stephenson, Esq.
          Fax: (205) 458-5100

     and

     (b) if to NCRIC, to:

         1115 30th Street, N.W.
         Washington, D.C. 20007
         Attention: President and Chief Executive Officer
         Fax: (202) 969-1883

     with copies to:

          Luse Gorman Pomerenk & Schick, PC
          5335 Wisconsin Avenue, NW
          Suite 400
          Washington, DC 20015
          Attention: John J. Gorman
          Fax: (202) 362-2902.

     9.5 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the State of Delaware, County of New Castle or the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     9.6 Further Assurances. At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

     9.7 Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

     9.8 Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

     9.9 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

     9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require PRA, NCRIC or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

     9.11 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.12 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

     9.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

     9.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.15 Publicity. PRA and NCRIC shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 under the 1933 Act or Rule 14a-2, Rule 14a-12 or Rule 14e-2 under the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE or the NASD and the Nasdaq National Market, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE or the NASD and the Nasdaq National Market, neither PRA nor NCRIC shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial conditions or results of operations without the consent of the other party.

     9.16 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.9, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

     9.17  (Intentionally Omitted)

     9.18  Definitions.

     (a) The following terms, as used in this Agreement, have the meanings that follow:

          "Change-of-Control" means the occurrence of the following events: (i) the consummation of any consolidation, merger or similar transaction or purchase of securities of PRA pursuant to which (x) the members of the Board of Directors of PRA immediately prior to such transaction do not, immediately after the transaction, constitute a majority of the Board of Directors of the surviving entity, or (y) the stockholders of PRA immediately preceding the transaction do not, immediately after the transaction, own at least 50.1% of the combined voting power of the outstanding securities of the surviving entity, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of PRA and its Subsidiaries, such that PRA and its Subsidiaries cease to function on a going-forward basis as an insurance company holding system.

          "Employee Plan" means any "employee benefit plan," as defined in
     Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

          "Environmental Laws" means any federal, state, local or foreign law (including common law) treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Permits" means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person's Subsidiaries, as currently conducted.

          "Governmental Authority" means any governmental body, agency, official or authority, domestic, foreign, or supranational, or SRO or other similar non-governmental regulatory body.

          "Insurance Laws" means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

          "Insurance Regulators" means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

          "Lien" means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Material Adverse Effect" means, with respect to NCRIC and PRA, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) or (insofar as can reasonably be foreseen) prospects (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that the following shall be excluded in any determination of Material Adverse Effect: (i) the payment and/or incurrence of transactional expenses by NCRIC, PRA, and NEWCO in connection with the Merger, to the extent having such an effect, (ii) any change in the value of the Investments of PRA or NCRIC, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally,; (iii) announcement of this Agreement or transactions contemplated by this Agreement (including disruption in customer, agent or reinsurance relationships or loss of employees); (iv) acts of terrorism, war, armed hostilities or other international or natural calamity directly or indirectly involving the United States; (v) circumstances affecting the insurance industry or the medical malpractice industry generally (but only to the extent that such changes affect NCRIC and PRA in a substantially equivalent manner); (vi) changes in laws, regulations, or accounting or actuarial principles or practices (but only to the extent that such changes affect NCRIC and PRA in a substantially equivalent manner); (vii) litigation arising from or relating to this Agreement or the Merger including allegations of a breach of fiduciary duty or violation of securities laws; and (viii) with respect to NCRIC, (x) the establishment of any reserve in an amount up to $19.5 million, relating to the 2004 Judgment; (ix) any valuation allowance established in connection with the deferred tax assets reflected in its statement of condition as of December 31, 2004, and (z) any charge relating to the impairment of the goodwill reflected in its statement of condition as of December 31, 2004.

          "Person" means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

          "Subsidiary," when used with respect to any Person, means any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or in which a party has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the SEC) of a majority of the voting stock or other equity interest of such entity.

          The "2004 Judgment" means the verdict or any related judgment in NCRIC, Inc. v. Columbia Hospital for Women Medical Center, Inc. (Civil Action #00-0007308, Superior Court of District of Columbia, Civil Division).

     (b) Set forth below is an index to the definitions set forth in this Agreement.

TERM                                                            SECTION
----                                                          ------------
2004 Judgment...............................................  9.18
2004 NCRIC Balance Sheet....................................  3.7(d)
2004 PRA Balance Sheet......................................  4.6(e)
Acquisition Proposal........................................  6.11(c)
Actuarial Report............................................  5.1(c)
Adjusted NCRIC Share Value..................................  1.7(b)(ii)
Advisory Committee..........................................  1.12(b)
Agreement...................................................  Recitals
Articles of Merger..........................................  1.2
Base Price..................................................  1.5(a)(iii)
Blue Sky Filings............................................  6.1(d)
Certificate of Merger.......................................  1.2

TERM                                                            SECTION
----                                                          ------------
Change of Control...........................................  9.18(a)
Claim.......................................................  6.8(b)
Closing.....................................................  9.1
Closing Date................................................  9.1
Closing Date NCRIC Disclosure Schedule......................  6.9(b)
Closing Date PRA Disclosure Schedule........................  6.9(b)
COBRA.......................................................  3.14(c)
Code........................................................  1.8
Confidentiality Agreement...................................  6.3(a)
Consulting Agreement........................................  1.12(a)
Continuing Employees........................................  6.7(a)
Continuing NCRIC Stock Award................................  1.7(c)
Continuing NCRIC Stock Option...............................  1.7(b)
DGCL........................................................  1.1
EDGAR.......................................................  3.7(a)
Effective Time..............................................  1.2
Employee Plan...............................................  9.18(a)
Environmental Laws..........................................  9.18(a)
Environmental Permits.......................................  9.18(a)
ERISA.......................................................  3.14(a)
Escrow Deposit..............................................  1.5(a)(iv)(C)
Exchange Act................................................  3.5(c)
Exchange Agent..............................................  2.1
Exchange Fund...............................................  2.2(a)
Exchange Ratio..............................................  1.5(a)
GAAP........................................................  3.3(b)
Governmental Authority......................................  9.18(a)
HIPPA.......................................................  3.14(k)
HSR Act.....................................................  3.5(c)
HSR Act Report..............................................  3.5(c)
Insurance Laws..............................................  9.18(a)
Insurance Premium Amount....................................  6.8(a)
Insurance Regulators........................................  9.18(a)
Intellectual Property.......................................  3.19(a)
IRS.........................................................  3.13
Lien........................................................  9.18(a)
Litigation Adjustment.......................................  1.5(a)(iv)
Market Adjustment...........................................  1.5(b)
Market Value................................................  1.5(b)
Material Adverse Effect.....................................  9.18(a)
Merger......................................................  1.1
Merger Consideration........................................  1.5(a)
NAIC........................................................  3.5(c)
NASD........................................................  3.5(c)

TERM                                                            SECTION
----                                                          ------------
New Certificates............................................  2.2(b)
NEWCO.......................................................  Recitals
NEWCO Common Stock..........................................  4.3(b)
NCRIC.......................................................  Recitals
NCRIC Acquisition Event.....................................  8.5
NCRIC Actuarial Analyses....................................  3.23(e)
NCRIC Actuaries.............................................  3.23(e)
NCRIC Advisory Committees...................................  1.12(b)
NCRIC Award Plan............................................  1.7(a)
NCRIC Common Stock..........................................  1.5(a)
NCRIC Contract..............................................  3.17(a)
NCRIC DCP...................................................  6.7(e)
NCRIC Disclosure Schedule...................................  3
NCRIC Employees.............................................  6.7(a)
NCRIC Employee Plan.........................................  3.14(a)
NCRIC ESOP..................................................  1.5(d)
NCRIC Filed SEC Reports.....................................  3.7(a)
NCRIC Holding Company Act Reports...........................  3.6(c)
NCRIC Insurance Policies....................................  3.12(a)
NCRIC Insurance Subsidiaries................................  3.2(b)
NCRIC Option Plans..........................................  1.7(a)
NCRIC Personal Property Leases..............................  3.21(b)
NCRIC Real Property.........................................  3.20(a)
NCRIC Real Property Leases..................................  3.20(a)
NCRIC Recommendation Event..................................  8.1(e)
NCRIC Regulatory Agreement..................................  3.16(b)
NCRIC Reinsurance Treaties..................................  3.23(c)
NCRIC Reserves..............................................  3.23(d)
NCRIC SAP Statements........................................  3.6(a)
NCRIC SEC Reports...........................................  3.7(a)
NCRIC Stock Awards..........................................  1.7(a)
NCRIC Stock Award Plans.....................................  1.7(a)
NCRIC Stock Options.........................................  1.7(a)
NCRIC Subsidiaries..........................................  3.2(a)
NYSE........................................................  3.5(c)
Old Certificates............................................  2.2(b)
Person......................................................  9.18(a)
Potential Acquirer..........................................  6.11(a)
PRA.........................................................  Recitals
PRA Acquisition Event.......................................  8.5(b)
PRA Common Stock............................................  1.5(a)
PRA Debentures..............................................  4.3(a)
PRA Disclosure Schedule.....................................  4
PRA Filed SEC Reports.......................................  4.6(a)

TERM                                                            SECTION
----                                                          ------------
PRA Holding Company Act Report..............................  4.5(c)
PRA Insurance Subsidiaries..................................  4.2(b)
PRA Regulatory Agreement....................................  4.9(g)
PRA Reinsurance Treaties....................................  4.12(a)
PRA Reserves................................................  4.12(b)
PRA SAP Statements..........................................  4.5(a)
PRA SEC Reports.............................................  4.6(a)
PRA Subsidiaries............................................  4.2(a)
Practice Management Adjustment..............................  1.5(a)(v)
Practice Management Business................................  1.5(a)(v)
Pre-Merger Notification Agencies............................  3.5(c)
Proxy Statement.............................................  3.5(c)
Purchase Price..............................................  1.5(a)(ii)
Requisite Regulatory Approvals..............................  7.1(d)
S-4.........................................................  3.5(c)
SAP.........................................................  3.6(b)
SEC.........................................................  3.5(c)
Securities Act..............................................  3.5(c)
SOX.........................................................  3.7(a)
SRO.........................................................  3.5(c)
Stockholders' Equity Determination Date.....................  9.18
Subsidiary..................................................  9.18(a)
Tax or Taxes................................................  3.13(a)
Tax Return or Tax Returns...................................  3.13(a)
WARN Act....................................................  3.15(e)

     IN WITNESS WHEREOF, PRA, NEWCO, and NCRIC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                          PROASSURANCE CORPORATION,
                                          a Delaware corporation

                                          By: /s/ Victor T. Adamo
                                            ------------------------------------
                                              Victor T. Adamo
                                              President

                                          NCRIC MERGER CORPORATION,
                                          a Delaware corporation

                                          By: /s/ Victor T. Adamo
                                            ------------------------------------
                                              Victor T. Adamo
                                              President

                                          NCRIC GROUP, INC.,
                                          a Delaware corporation

                                          By: /s/ R. Ray Pate, Jr.
                                            ------------------------------------
                                              R. Ray Pate, Jr.
                                              President and Chief Executive
                                              Officer

                                                                      APPENDIX B
             [FORM OF OPINION OF SANDLER O'NEILL & PARTNERS, L.P.]

          , 2005

Board of Directors
NCRIC Group, Inc.
1115 30(th) Street, N.W.
Washington, D.C. 20007

Ladies and Gentlemen:

     NCRIC Group, Inc. ("NCRIC"), ProAssurance Corporation ("PRA"), and NCP Merger Corporation, a wholly owned subsidiary of PRA ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of February 28, 2005 (the "Agreement"), pursuant to which NCRIC will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of NCRIC common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement (the "NCRIC Shares"), will be converted into the right to receive 0.25 shares of PRA common stock ("PRA Shares"), subject to a market adjustment as provided in the Agreement (as adjusted, the "Exchange Ratio"). Pursuant to the market adjustment provisions in the Agreement, in the event that the Market Value of the PRA Shares is greater than $44.00 per share, the Exchange Ratio will be reduced to a fraction of a PRA Share determined by dividing $11.00 by the Market Value. In the event that the Market Value of the PRA Shares is less than $36.00 per share, the Exchange Ratio will be increased to a fraction of a PRA Share determined by dividing $9.00 by the Market Value. "Market Value" is the amount equal to the arithmetic average of the last reported sales prices of one PRA Share as reported on the New York Stock Exchange for each of the ten trading days ending on the date preceding the closing of the Merger. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and $40.00 if there is no market adjustment to the Exchange Ratio and the Market Value if there is a market adjustment to the Exchange Ratio. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to holders of NCRIC Shares.

     In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of NCRIC that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of PRA that we deemed relevant; (iv) earnings projections and earnings per share estimates for NCRIC for the year ending December 31, 2005 prepared by and reviewed in discussions with senior management of NCRIC, adjusted to reflect three possible financial resolutions concerning the Judgment (as defined below) and earnings projections for the years thereafter, reviewed in discussions with senior management of NCRIC; (v) earnings per share estimates for PRA for the years ending December 31, 2005 and 2006 and long-term earnings per share growth rate estimates for periods thereafter published by Thomson First Call (reviewed with senior management of PRA as to reasonableness for use by us in our analyses); (vi) the pro forma financial impact of the Merger on PRA, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings and expenses associated with the Judgment determined by the senior management of PRA; (vii) the publicly reported historical price and trading activity for NCRIC's and PRA's common stock, including a comparison of certain financial and stock market information for NCRIC and PRA with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms, to the extent publicly available, of certain recent business combinations in the medical malpractice insurance industry; (ix) the current market environment generally and the medical malpractice insurance environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of NCRIC the business, financial condition, results of operations and prospects of NCRIC and held similar discussions with certain members of senior management of PRA regarding the business, financial condition, results of operations and prospects of PRA.

     We are aware that on February 20, 2004, a judgment of $18.2 million was entered against NCRIC with respect to certain counterclaims made by Columbia Hospital for Women Medical Center, Inc. in a premium collection litigation brought by NCRIC (the "Judgment"). As you are aware, the Judgment is not final due to certain post-trial motions filed by NCRIC with respect to the judgment and may be appealed when and if made final. In connection with filing the post-trial motions, NCRIC secured a $19.5 million appellate bond and associated letter of credit. While, with your concurrence, we have performed certain of our analyses using three possible financial resolutions of this matter, we have performed no independent evaluation of (i) the merits of the counterclaims, post-trial motions or any potential appeal of the Judgment, (ii) the prospects or amount of any potential settlement, liability or other payment relating to the Judgment, or (iii) the actual or potential costs of the actions or matters referred to in clauses (i) and (ii). Instead, at your direction, with regard to this litigation we have relied exclusively on information provided by NCRIC and its legal advisors.

     In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by NCRIC or PRA or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of NCRIC and PRA that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NCRIC or PRA or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We have not been furnished with any actuarial analyses or reports, except for certain analyses and reports prepared by NCRIC's actuarial advisors. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt by us to evaluate any actuarial assumptions. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of NCRIC's losses and loss adjustment expense reserves, including the reserve strengthening taken by NCRIC in the fourth quarter of 2004 or the current reserves of PRA. We have not evaluated the solvency or fair value of NCRIC or PRA under any state or federal laws relating to bankruptcy, insolvency or similar matters.

     With respect to the earnings projections and earnings per share estimates for NCRIC prepared by and/or reviewed with the management of NCRIC and used by Sandler O'Neill in its analyses, NCRIC's management confirmed to us that they reflected the best currently available estimates and judgments of such management of the future financial performance of NCRIC and we assumed that such performance would be achieved. The earnings per share estimates for PRA were reviewed with senior management of PRA as to reasonableness for use by Sandler O'Neill in its analyses and Sandler O'Neill assumed PRA would perform in accordance with those estimates. With respect to the projections of transaction costs, purchase accounting adjustments and expected cost savings determined by senior management of PRA, such management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management and Sandler O'Neill assumed that they would be achieved. We express no opinion as to any financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in NCRIC's or PRA's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that NCRIC and PRA will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice NCRIC has received from its legal, accounting, actuarial and tax advisors as to all legal, accounting, actuarial and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

     Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of PRA's common stock will be when issued to NCRIC's shareholders pursuant to the Agreement or the prices at which NCRIC or PRA's common stock may trade at any time.

     We have acted as NCRIC's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. NCRIC has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to NCRIC in the past (including managing NCRIC's first step conversion in 1999 and managing the demutualization of NCRIC's mutual holding company in 2003) and have received compensation for such services. In addition, as we have previously advised you, we have provided certain investment banking services to PRA in the past and have received compensation for, such services, including participating as a co-manager in a follow-on offering of common stock of PRA in 2002. We may provide investment banking services for PRA in the future and receive compensation for such services, including during the pendency of the Merger. As you are aware, a principal of Sandler O'Neill and certain members of his family are shareholders of NCRIC.

     In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to NCRIC and PRA and their affiliates. We may also actively trade the equity or debt securities of NCRIC and PRA or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of NCRIC in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of NCRIC as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of NCRIC Shares and does not address the underlying business decision of NCRIC to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for NCRIC or the effect of any other transaction in which NCRIC might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of NCRIC and ProAssurance relating to the Merger and to the references to this opinion therein.

     Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair to the holders of NCRIC Shares from a financial point of view.

                                          Very truly yours,

                                                                      APPENDIX C

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

                 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                        COMMISSION FILE NUMBER: 0-25505

                                   [LOGO](SM)

                               NCRIC GROUP, INC.

                   DELAWARE                                      52-2134774
       (State or Other Jurisdiction of                        (I.R.S. Employer
        Incorporation or Organization)                     Identification Number)

                 1115 30TH STREET, N.W., WASHINGTON, D.C. 20007
                    (Address of Principal Executive Offices)

                                  202-969-1866
                        (Registrant's Telephone Number)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Registrant was required to file reports) and (2) has been subject to such requirements for the past 90 days. Yes [X]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. No [X]

     Indicate by check mark whether the Registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities Exchange Act of 1934).

     As of March 15, 2005, there were issued and outstanding 6,892,517 shares of the Registrant's Common Stock. The aggregate value of the voting stock held by non-affiliates of the Registrant, computed by reference to the last trade price of the Common Stock as of June 30, 2004 was $59.9 million.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, in whole or in part, are specifically incorporated by reference in the indicated Part of this Annual Report on Form 10-K:

          I. Portions of the NCRIC Group, Inc. Proxy Statement for the 2005 Annual Meeting of Shareholders are incorporated by reference into certain items of Part III.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
                                      PART I
Item 1.          Business....................................................   C-3
Item 2.          Properties..................................................  C-27
Item 3.          Legal Proceedings...........................................  C-27
Item 4.          Submission of Matters to a Vote of Security Holders.........  C-28

                                      PART II
Item 5.          Market for Registrant's Common Equity and Related
                 Stockholder Matters.........................................  C-28
Item 6.          Selected Financial Data.....................................  C-29
Item 7.          Management's Discussion and Analysis of Financial Condition
                 and Results of Operations...................................  C-30
Item 7A.         Quantitative and Qualitative Disclosures About Market
                 Price.......................................................  C-54
Item 8.          Financial Statements and Supplementing Data.................  C-56
Item 9.          Changes In and Disagreements with Accountants on Accounting and Financial Disclosure....................................  C-91
Item 9A.         Controls and Procedures.....................................  C-91
Item 9B.         Other Information...........................................  C-91

                                     PART III
Item 10.         Directors and Executive Officers of the Registrant..........  C-91
Item 11.         Executive Compensation......................................  C-91
Item 12.         Security Ownership of Certain Beneficial Owners and
                 Management and Related Stockholder Matters..................  C-91
Item 13.         Certain Relationships and Related Transactions..............  C-91
Item 14.         Principal Accountant Fees and Services......................  C-91

                                      PART IV
Item 15.         Exhibits, Financial Statement Schedules and Reports on Form
                 8-K.........................................................  C-92

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     NCRIC Group, Inc. is a holding company for a specialty property and casualty insurance company focused on the medical professional liability insurance market and a physician business management company. Our executive offices are located at 1115 30th Street, NW, Washington, D.C. 20007 and our telephone number is (202) 969-1866. Our stock trades on the National Association of Securities Dealers (Nasdaq) Stock Exchange under the symbol "NCRI."

     We maintain a website at www.ncric.com and provide, free of charge, online access to all of the reports that we file with the Securities and Exchange Commission, SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports. These reports, as well as Forms 3, 4 and 5 detailing stock trading by corporate insiders, are made available as soon as reasonably practical after such material is electronically filed with or furnished to the SEC. We also provide access to news releases, earnings conference calls, and quarterly and annual statutory financial statements filed with the District of Columbia Department of Insurance, Securities and Banking. All of the previously named documents can be accessed within the Investor Relations section of our website and are available for a minimum of one year after their filing or release.

CORPORATE ORGANIZATION AND HISTORY

     National Capital Reciprocal Insurance Company, NCRIC, the predecessor company of our primary insurance subsidiary, NCRIC, Inc., was founded in 1980 by Washington, D.C. physicians, with the assistance of the Medical Society of the District of Columbia. NCRIC was formed in response to a medical professional liability insurance crisis in the District of Columbia. As a physician-governed reciprocal insurance company, NCRIC began its operations with approximately 500 policyholders, offering a single insurance product. By the mid 1980s, NCRIC insured more physicians in the District of Columbia than any other carrier, a distinction we maintain today.

     In the late 1990s, with the advent of managed care and the changing climate affecting the practice of medicine, physicians began to look to us for assistance in more areas than solely medical professional liability insurance. In order to raise additional capital, effective December 31, 1998, the reciprocal was reorganized as a stock insurance company, called NCRIC, Inc., with a mutual holding company parent, NCRIC, A Mutual Holding Company. In addition, two intermediate holding companies were created, and the mutual holding company became the parent of NCRIC Holdings, Inc., which in turn owned a majority of the outstanding shares of NCRIC Group, Inc., an insurance holding company incorporated in Delaware.

     In July 1999, we completed an initial public offering and issued 2.2 million shares of NCRIC Group, Inc. common stock to NCRIC Holdings, Inc. and sold 1.5 million shares to the public. The capital raised in this transaction was used to purchase HealthCare Consulting, a company that assists physicians in managing their practices more efficiently through integrated business and financial management services.

     On June 25, 2003, we completed a plan of conversion and reorganization in which NCRIC Group, Inc. became a fully public company. In the conversion and related stock offering, NCRIC, A Mutual Holding Company offered for sale its 60% ownership in NCRIC Group, Inc., and as a result, NCRIC, A Mutual Holding Company and NCRIC Holdings, Inc. ceased to exist. In the conversion and stock offering,
4.1 million shares of the common stock of NCRIC Group, Inc. were sold to eligible members, employee benefit plans, directors, officers and employees and to members of the general public in a subscription and community offering.

     The additional capital raised in the 2003 conversion offering, which totaled $41.4 million in gross proceeds, was used to pursue growth opportunities in our core market territories in the mid-Atlantic region. Today, as a result of this expansion, we are the leading medical professional liability insurance carrier in both Delaware and the District of Columbia, and among the top writers in Virginia and Maryland. We also have a limited market presence in West Virginia.

     On February 28, 2005, we announced that the Board of Directors had approved an agreement to merge NCRIC Group, Inc. into ProAssurance Corporation in a stock-for-stock transaction that values NCRIC Group at $10.10 per share, based on the closing price of ProAssurance common stock on Friday, February 25, 2005. Under the terms of the agreement each holder of common stock of NCRIC Group will have the right to receive 0.25 of a share of ProAssurance common stock for each share of NCRIC Group. This exchange ratio is subject to adjustment in the event that the market price of the ProAssurance stock prior to the closing of the transaction either exceeds $44.00 or is less than $36.00 such that the exchange ratio would then be adjusted such that the value per NCRIC Group share would neither exceed $11.00 nor be less than $9.00, respectively. The transaction is subject to required regulatory approvals and a vote of NCRIC Group stockholders and is expected to close early in the third quarter of 2005.

BUSINESS OVERVIEW

     We own NCRIC, Inc., a medical professional liability insurance company, through which we provide individual physicians, groups of physicians and other healthcare providers with stable, high-quality medical professional liability insurance. We also own ConsiCare, Inc., formerly known as NCRIC MSO, Inc. d/b/a HealthCare Consulting and Employee Benefits Services, a business management company, through which we provide a comprehensive range of integrated business and financial services to help physicians, dentists and other non-healthcare related entities operate successfully.

     We offer medical professional liability insurance and integrated business and financial services to physicians and other healthcare providers in Delaware, the District of Columbia, Maryland, North Carolina, Virginia and West Virginia. We provide our insurance product and business management services to approximately 4,700 physicians throughout this market area as of December 31, 2004. The following table shows our insurance segment policy count and gross premiums written over the last ten years.

                                                                           GROSS
                                                              POLICY      PREMIUMS
                                                              COUNT       WRITTEN
                                                              ------   --------------
                                                                       (IN THOUSANDS)
1995........................................................  1,223       $19,506
1996........................................................  1,231        19,017
1997........................................................  1,250        17,869
1998........................................................  1,328        19,214
1999........................................................  1,532        21,353
2000........................................................  2,010        22,727
2001........................................................  2,953        34,459
2002........................................................  3,785        51,799
2003........................................................  4,229        71,365
2004........................................................  3,942        87,229

     As reflected in the table above, we have experienced significant growth since 1999, and not during the soft-market pricing environment of the mid-to-late 1990s. We have maintained a disciplined approach towards underwriting, product pricing and loss reserves, and we have remained focused on selective expansion in our core markets as pricing conditions have improved. Beginning in 2001, our market presence expanded significantly throughout Delaware, Virginia and West Virginia as competing medical professional liability insurers were forced to either restrict their premium writings or exit the market completely due to financial difficulties. In 2004, our total policy count declined due to several key factors, including the lower pricing strategies of several competitors in the Virginia market, our decision to non-renew policies in the West Virginia market and attrition in the physician population in the District of Columbia market.

     According to the most recent available market share data from A.M. Best Company, which considers premiums written for all forms of medical professional liability coverage including physicians, hospitals and ancillary healthcare providers, in 2003 we were the highest ranked company in terms of market share in the District of Columbia and Delaware at 62.4% and 25.2%, respectively. The following table shows a comparison of our market share by jurisdiction in 2003 and 2002 as reported by A.M. Best:

                                                                  NCRIC
                                                              MARKET SHARE
                                                              -------------
                                                              2003    2002
                                                              -----   -----
District of Columbia........................................  62.4%   56.5%
Delaware....................................................  25.2     7.7
Virginia....................................................   9.8     8.7
Maryland....................................................   4.3     3.3
West Virginia...............................................  10.5     7.5

     Our medical professional liability insurance company maintains a strong presence in its local markets. Five jurisdictions represented 100% of our gross written premiums for the years ended December 31, 2004 and 2003, as displayed in the following chart:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                            2004            2003
                                                        -------------   -------------
                                                        AMOUNT     %    AMOUNT     %
                                                        -------   ---   -------   ---
                                                           (DOLLARS IN THOUSANDS)
District of Columbia..................................  $25,650    30%  $23,216    33%
Virginia..............................................   29,612    34    22,640    32
Maryland..............................................   11,451    13     8,819    12
West Virginia.........................................    7,174     8     7,935    11
Delaware..............................................   13,342    15     8,755    12
                                                        -------   ---   -------   ---
  Total...............................................  $87,229   100%  $71,365   100%
                                                        =======   ===   =======   ===

     For the year ended December 31, 2004, our medical professional liability insurance company produced a combined ratio of 124.8%, consisting of a current year loss ratio of 80.0% and prior year development of 25.8%. The combined ratio is a formula used to relate premium income to claims and underwriting expenses and is calculated by dividing the sum of incurred losses and expenses by earned premium. It indicates the profitability of an insurer's operations by combining the loss ratio with expense ratio (including dividends if any). A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income.

     For the year ended December 31, 2004, we generated $87.2 million of gross premiums written, $66.5 million of net premiums earned and $79.4 million of total revenues. At December 31, 2004, we had consolidated assets of $292.9 million, liabilities of $220.9 million, and stockholders' equity of $72.0 million. Our insurance subsidiary is rated "B++" (Very Good) by A.M. Best Company.

     As a result of significant premium rate increases, healthcare providers are seeking alternative methods to secure medical professional liability coverage. We established American Captive Corporation, ACC, under District of Columbia Law in 2001 to form independent protected captive cells to accommodate affinity groups seeking to manage their own risk through an alternative risk transfer structure. Alternative risk transfer is broadly defined as the use of alternative insurance mechanisms as a substitute for traditional risk-transfer products offered by insurers. ACC is well-positioned to meet current professional liability insurance market needs due to our ability to manage risk and provide access to increasingly unavailable reinsurance markets. We believe this venture is strategically placed to capitalize on the emerging opportunities as demand for these specialized services increases. We are competing with established national brokerage and specialty companies to provide both the risk transfer vehicle and services to support and manage captives. We also compete on a regulatory level with other jurisdictions and varying regulatory requirements in such domiciles as Hawaii, Bermuda, the Caribbean and Europe. As of December 31, 2004, ACC had no active cells.

     We offer integrated business management and financial services to physicians and other business entities in the District of Columbia, North Carolina and Virginia. These services are heavily concentrated in North Carolina and Virginia and are utilized by approximately 800 physicians and 250 non-healthcare related businesses. We compete most often with single source providers of individual services who target small businesses. In our accounting, tax, and financial services we also compete with local and regional certified public accounting firms. In our retirement plan administration we compete with large brokerage firms; with respect to our payroll services we compete with national companies. In 2004, upon the completion of a branding analysis, the decision was made to re-introduce this business to the market in early 2005 under the brand name of ConsiCare. We believe that this initiative will differentiate the business management operations from its competitors and contribute to the establishment of a consistent and distinguishable brand identity. In addition, a strategic business plan has been developed with the primary objective of creating growth through the establishment of partnerships with other successful practice management entities and an increased focus on the marketing and delivery of an integrated suite of services to new and existing management services clients.

MANAGEMENT

     Our executive management team is led by R. Ray Pate, Jr., president and chief executive officer. Mr. Pate joined us in 1996 and has more than 20 years of experience in the medical professional liability insurance business. Rebecca
B. Crunk, senior vice president and chief financial officer, began with us in 1998. Ms. Crunk is a certified public accountant with more than 27 years of accounting experience in the insurance industry. William E. Burgess, senior vice president, has been with us for 25 years and is responsible for our risk management and claims processing functions. Eric R. Anderson is senior vice president, corporate communications and investor relations. He joined us in 1993 and has 12 years of experience in the medical professional liability insurance industry and 15 years of experience in the field of corporate communications. Anne K. Missett is senior vice president, marketing and underwriting for our primary insurance subsidiary, NCRIC, Inc. Ms. Missett began with us in 2001 and has more than 20 years of experience in the healthcare industry.

FORWARD-LOOKING STATEMENTS

     This document contains historical information as well as forward-looking statements that are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "hopeful," "intend," "may," "optimistic," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are statements clearly identified as giving our outlook on future business. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     - general economic conditions, either nationally or in our market area, that are worse than expected;

     - regulatory and legislative actions or decisions that adversely affect our business plans or operations;

     - price competition;

     - inflation and changes in the interest rate environment;

     - the performance of financial markets and/or changes in the securities markets that adversely affect the fair value of our investments or operations;

     - changes in laws or government regulations affecting medical professional liability insurance and practice management and financial services;

     - changes to our rating assigned by A.M. Best;

     - the effect of managed healthcare;

     - uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;

     - changes in the availability, cost, quality, or collectibility of reinsurance;

     - significantly increased competition among insurance providers and related pricing weaknesses in some markets;

     - changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and

     - changes in our organization, compensation and benefit plans.

     We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

COMPETITION

     Medical professional liability insurance is a competitive industry. A number of carriers that operate in our market territory have higher financial ratings or have significantly larger financial resources than we do. In addition, a number of factors, including, but not limited to, the quality of service, brand recognition, size, financial stability, coverage features and product pricing, impact our ability to compete successfully in our market area. We believe that we compare favorably to our competitors based on our depth of knowledge and history in the markets in which we operate, superior claims handling ability, physician leadership, excellent customer service reputation, medical community relationships, established product distribution network, longevity and name recognition, particularly in the District of Columbia and Virginia markets.

     Our current competition is primarily composed of a number of mono-line specialty writers that focus on confined, contiguous geographic areas and one physician-directed national specialty writer. These competitors may have existing relationships with insurance agents or other distribution channels, which we may be unable to supplant.

     We have seen, however, some indications that a shift in the market may be underway. Prior to the withdrawal of The St. Paul Companies in 2001, multi-line commercial writers comprised approximately 35% of the national medical professional liability insurance market. Subsequent to St. Paul's exit, other multi-line commercial carriers such as Farmers Insurance Group and Fireman's Fund also withdrew from the market. With the departure of these significant commercial carriers, it has not been clear which segment of the market would fill this void. Based on recent data from the National Underwriters Insurance Data Services, it appears that GE Insurance Solutions and American International Group have filled this capacity gap, as each grew their premium writings to more than $800 million in 2003, up from $200 million and $400 million, respectively, in 2001. While both of these companies have a presence in our market territories, at the present time only GE Insurance Solutions presents a competitive challenge as American International Group focuses primarily on hospital liability coverage.

     We also believe that several carriers are employing low pricing strategies in one of our primary markets, Virginia. We experienced a 7.7% reduction in the number of policies written in Virginia in 2004, and we believe that this attrition is due to the fact that our product is priced at the high end of the market.

     The following is a brief competitive analysis of the jurisdictions in which we operate. The A.M. Best market share data considers premiums written for all forms of medical professional liability coverage including physicians, hospitals and ancillary healthcare providers.

     District of Columbia. We are the leading carrier writing medical professional liability insurance policies in Washington, D.C. According to A.M. Best 2003 data, the most recent available, we have 62.4% of the District of Columbia medical professional liability market share. Professionals Advocate, a member of The Medical Mutual Group of Maryland, holds an 11.8% market share in the District of Columbia. The Doctors Company Insurance Group and American International Group hold market shares of 6.1% and 5.3%, respectively. We anticipate that growth in the District of Columbia physician population will be constrained in the near term due to environmental factors. However, recent medical liability legislation enacted in the state of Maryland may result in capacity constraints for Professionals Advocate and thus provide us with an opportunity to increase our District of Columbia market share.

     Delaware. Our market share in Delaware increased significantly in 2003 as a result of the withdrawal from the physician professional liability market by Fireman's Fund, PHICO, CNA Insurance Companies, and Princeton Insurance Company. As reported in 2003 data from A.M. Best, we are the state's largest writer, with 25.2% of the market share. CNA is the second leading carrier, with a market share of 24.2%, however the majority of this business is related to hospital liability coverage. Other companies licensed in the state include American International Group, GE Insurance Solutions, and SCPIE Holdings, Inc. which hold market shares of 10.7%, 7.7% and 7.1%, respectively.

     Maryland. While we have been issuing coverage in Maryland since 1980, a number of these policies have been written to accommodate District of Columbia policyholders who have elected to relocate their practices to Maryland. Currently, we hold a 4.3% share of the market. Our primary competitor in the state is The Medical Mutual Group of Maryland, a physician-governed carrier that has 41.8% of the market share. Other carriers in the state include American International Group with an 11.3% market share, GE Insurance Solutions with a 9.0% market share and the Doctors' Company Insurance Group with a 7.3% market share. We are currently re-evaluating growth plans in Maryland due to the medical liability reform legislation passed by the Maryland General Assembly in January 2005.

     Virginia. Over the last three years, the Virginia market has offered considerable expansion opportunities with the departures of The St. Paul Companies, Princeton Insurance Company, CNA Insurance Companies and MIIX Group, Inc. in 2002 and the January 2003 exit of the Doctors Insurance Reciprocal. We experienced significant growth in this market during 2002 and 2003. However, more recently, due to the low pricing strategies of several carriers in the market, we have limited our new premium writings in this state. Market share in Virginia is fragmented among a number of companies. According to A.M. Best 2003 data, we have a 9.8% share of the market. Our primary competitors in the Virginia marketplace include GE Insurance Solutions with an 11.7% share, Doctors' Company Insurance Group with an 11.6% share, The Medical Mutual Group of Maryland with an 11.2% share, American International Group with a 9.4% share, and Medical Mutual of North Carolina with a 9.1% share. Also competing in Virginia are State Volunteer Mutual Insurance Company, MAG Mutual Insurance Company, and ProAssurance Group. Medical liability legislation enacted in the state of Maryland may result in capacity constraints for The Medical Mutual Group of Maryland and thus provide an opportunity for growth in the Virginia market.

     West Virginia. In January 2004, we informed the West Virginia Commissioner of Insurance of our intention to non-renew West Virginia policyholders and began this process with policies expiring in March 2004. This decision was based on our inability to achieve an adequate rate level for our West Virginia exposure. In the third quarter of 2004, we re-filed for a rate increase in the state. This filing was subsequently approved by the West Virginia Department of Insurance and we began renewing select West Virginia policies effective September 1, 2004. We have experienced a reduction in our West Virginia business as a result of the non-renewals and the price differential between our product and the

West Virginia Physicians Mutual Insurance Company, the leading writer in the state. We do not anticipate a significant change in market position in 2005.

INSURANCE ACTIVITIES

     General. We provide medical professional liability insurance for independent physicians who practice individually or in small groups. Our insurance protects policyholders against losses arising from professional liability claims as a result of patient injuries that occur from any act, omission, or series of related acts or omissions that take place in the furnishing of professional medical services. The most common policy limit or amount of coverage that we sell is $1 million of coverage for any one incident with a $3 million annual aggregate limit for incidents reported within the policy year. Our policies are written on a claims-made basis and include coverage for the entire defense cost of the claim. These policies provide coverage for claims arising from incidents that both occur and are reported to us while the policy is in force. A claims-made policy is in force from the starting date of the initial policy period and continues in force from that date through each subsequent renewal. Policyholders can purchase up to $4 million dollars of excess coverage that provides coverage for losses up to $5 million with an annual aggregate limit of $7 million. Optional coverage is available for the professional corporations under which physicians practice.

     Underwriting. Our underwriting department is responsible for the evaluation of applicants for medical professional liability coverage, the issuance of policies and the establishment and implementation of underwriting standards. In addition, this department provides information to the D.C. Underwriting Committee and Virginia and Delaware Physician Advisory Boards. These boards are comprised of physicians who represent a cross-discipline of medical specialties and provide valued input on local standards of care as they relate to understanding medical risk and underwriting in each area. We believe this combination of medical and insurance industry professionals provides a competitive advantage in underwriting services when compared to our competitors.

     We adhere to consistent and strict underwriting procedures with respect to the issuance of all physician medical professional liability policies. Each applicant or member of an applicant medical group is required to complete and sign a detailed application that provides a personal and professional history, the type and nature of the applicant's professional practice, information relating to specific practice procedures, hospital and professional affiliations, and a complete history of any prior claims and incidents.

     We also perform a continuous process of underwriting policyholders at renewal. Information concerning physicians with large losses, a high frequency of claims, or changing or unusual practice characteristics is developed through renewal applications, claims history and risk management reports.

     Claims. Our claims department is responsible for claims investigation, establishment of appropriate case reserves for losses and LAE, defense planning and coordination, monitoring of attorneys engaged to defend policyholders against claims, and negotiation of the settlement or other disposition of claims.

     We emphasize early evaluation and aggressive management of claims. When a claim is reported, our claims professionals complete a preliminary evaluation and set an initial reserve. After a full evaluation of the claim has been completed, which generally occurs within seven months, the initial reserve may be adjusted.

     As of December 31, 2004, we had approximately 653 open cases with an average of 73 cases being handled by each claims representative. Our claims department consists of 12 claims professionals and includes experienced claims adjusters, certified paralegals and individuals who have earned juris doctor degrees. The current professional claims staff has an average of 11 years of experience handling medical professional liability and related insurance cases. We limit the number of claims handled by each representative to fewer than 90 cases. We believe this number is lower than other companies in the medical professional liability insurance industry.

     Our objective is to maintain a local presence in the jurisdictions where we write coverage. We have obtained an understanding of the medical and legal climates where we write policies through on-site visits, interviews and ongoing communication with local law firms and discussions with policyholders. We retain locally-based attorneys to represent our policyholders. These litigators specialize in medical professional liability defense and understand and share our claims philosophy. We also retain the services of medical experts who are leaders in their specialties and who bring credibility and expertise to the litigation process.

     Our D.C. claims committee is composed of nine physicians from various specialties and meets monthly to provide evaluation and guidance on claims. The multi-specialty approach of these physicians adds a unique perspective to the claims handling process as it provides an opportunity to obtain the opinions of several different specialists meeting to share their knowledge in the area of liability evaluation and general peer review.

     Our objective of local physician claims guidance is carried out in Delaware and Virginia through our physician advisory boards. These boards meet to review medical incidents, assess claims and practice characteristics of current and prospective policyholders, and bring to our attention all matters of special interest to healthcare providers in their states.

     Risk management. The goal of our risk management staff is to assist our policyholders in identifying potential areas of exposure to loss and to develop strategies to reduce or eliminate such risk. Our risk management committee, a group of eight physicians comprising various specialties, lends their individual expertise in the development of risk management services tailored to the needs of the individual policyholders to aid in this endeavor.

     Our risk management staff presents educational seminars throughout the year in locations convenient to our policyholders. Programs designed to address the needs and interests of physicians are held throughout the District of Columbia, Delaware, Maryland and Virginia, and cover a wide variety of topics. Our staff is also available to present customized programs, as requested, to individual physician groups or office staff.

     Physicians unable to attend a live seminar are given the opportunity to access our risk management services in other ways. Currently, four home study courses are available and accessible online. Those physicians wanting a more involved approach to dealing with their risk management concerns may participate in an office assessment conducted by one of our risk management staff members.

     CME accreditation through the Medical Society of the District of Columbia, MSDC, allows us to award Category 1 CME credit to those physicians who attend a live seminar, successfully complete a home study course, or undergo an office assessment. Participation in one of these activities also entitles policyholders to a 5% policy premium credit.

     Marketing. Within the District of Columbia, we market directly to individual physicians and other prospective policyholders through our sponsored relationship with the MSDC, referrals by existing policyholders, advertisements in medical journals, and direct solicitation to licensed physicians. We attract new physicians by targeting medical residents and physicians just entering medical practice. In addition, we participate as a sponsor and participant in various medical group and hospital administrators' programs, medical association and specialty society conventions and similar events. We believe that our comprehensive approach, market knowledge and insurance expertise all play key roles in the successful direct marketing of our medical professional liability insurance in this jurisdiction.

     Our primary marketing channel in Delaware, Maryland, Virginia and West Virginia is our independent agent network. In 2004, our agent network totaled 30 agencies. These agents produced 63% of renewing premiums in 2004. Physicians frequently utilize agents when they purchase professional liability insurance. Therefore, we believe that developing our agent relationships in these states is important to maintain our market share. We select agents who have demonstrated experience and stability in the medical professional liability insurance industry. Agents receive market rate commissions and other incentives averaging 9% based on the business they produce and maintain. We strive to foster relationships with those agents who are committed to promoting our products and are successful in producing business for us. In 2002, we created the President's Gold Circle to recognize agencies that contribute growth in excess of $1 million in premium and to foster enhanced communications with these top producers. Currently, four of our agents are members of this group.

     Account information is communicated to all policyholders and agents through our marketing and underwriting departments. We strive to maintain a close relationship with the medical groups and individual practitioners insured by us as well as the agents who make up our agent network. To best serve clients and agents, we deploy client service representatives who can answer most inquiries and, in other instances, provide immediate access to an appropriate individual who has the expertise to provide a response. For large and mid-size medical groups, we have an account manager assigned to each group who leads a team comprised of underwriting, risk management and claims management representatives, each of whom may be contacted directly by the policyholder. Over the years, we believe this approach has resulted in our high customer retention and satisfaction rate.

     Risk Sharing Arrangements. As of December 31, 2004, we have ended all agreements for risk sharing programs for physicians at hospitals in the Washington, D.C. metropolitan area. The type of risk sharing arrangement we previously offered involved the initial funding of a portion of a premium being held to pay losses. In these arrangements, we received full gross premium, less applicable credits otherwise granted. After quota share losses were determined, if loss development was favorable, any premium in excess of the losses was returned.

     Rates. We establish rates and rating classifications for physician and medical group policyholders in the District of Columbia based on the losses and LAE experience we have developed over the past 25 years. For our other market areas, we rely on losses and LAE experience data from the medical professional liability industry. We have various rating classifications based on practice location, medical specialty and other factors. We utilize premium credits, including credits for part-time practice, physicians just entering medical practice, cost-free physicians and risk management participation. Generally, total credits granted to a policyholder do not exceed 25% of the base premium. In addition, surcharges generally do not exceed 25% of the base premium. Effective rates equal our base rate, less any discounts, plus any surcharges to the policyholder.

     Our rates are established based on previous loss experience, loss adjustment expenses, anticipated policyholder discounts or surcharges, and fixed and variable operating expenses. In recognition of the increase in the severity of losses and the need to provide a return to our shareholders, the weighted average rate increase for our base premiums was 20% effective January 1, 2005, 27% effective January 1, 2004 and 28.0% effective January 1, 2003.

     Reserves for Losses and LAE. The determination of losses and LAE reserves involves projection of ultimate losses through an actuarial analysis of our claims history and other medical professional liability insurers, subject to adjustments deemed appropriate by us due to changing circumstances. Included in our claims history are losses and LAE paid by us in prior periods, and case reserves for losses and LAE developed by our claims department as claims are reported and investigated. Actuaries rely primarily on historical loss experience in determining reserve levels on the assumption that historical loss experience provides a good indication of future loss experience despite the uncertainties in loss trends and the delays in reporting and settling claims. As additional information becomes available, the estimates reflected in earlier loss reserves might be revised. Any increase or decrease in the amount of reserves, including reserves for insured events of prior years, would have a corresponding adverse or beneficial effect on our results of operations for the period in which the adjustments are made.

     Our estimates of the ultimate cost of settling the claims are based on numerous factors including, but not limited to:

     - information then known;

     - predictions of future events;

     - estimates of future trends in claims frequency and severity;

     - predictions of future inflation rates;

     - judicial theories of liability;

     - judicial interpretations of insurance contracts; and

     - legislative activity.

     The inherent uncertainty of establishing reserves is greater for medical professional liability insurance because lengthy periods may elapse before notice of a claim or a determination of liability. Medical professional liability insurance policies are long tail policies, which means that claims and expenses may be paid over a period of ten or more years. This is longer than most property and casualty claims. As a result of these long payment periods, trends in medical professional liability policies may be slow to emerge, and we may not promptly modify our underwriting practices and change our premium rates to reflect underlying loss trends. Finally, changes in the practice of medicine and healthcare delivery, like the emergence of new, larger medical groups that do not have an established claims history, and additional claims resulting from restrictions on treatment by managed care organizations, may not be fully reflected in our underwriting and reserving practices.

     Our independent actuary reviews our reserves for losses and LAE periodically and prepares semi-annual reports that include a recommended level of reserves. We consider this recommendation as well as other factors, like loss retention levels and anticipated or estimated changes in frequency and severity of claims, in establishing the amount of our reserves for losses and LAE. We continually refine reserve estimates as experience develops and claims are settled. Medical professional liability insurance is a line of business for which the initial losses and LAE estimates may change significantly as a result of events occurring long after the reporting of the claim. For example, losses and LAE estimates may prove to be inadequate because of sudden severe inflation or adverse judicial or legislative decisions.

     Activity in the liability for unpaid losses and LAE is summarized as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2004       2003       2002
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Balance, beginning of year...........................  $125,991   $104,022   $ 84,560
  Less reinsurance recoverable on unpaid claims......   (44,673)   (42,412)   (29,624)
                                                       --------   --------   --------
Net balance..........................................    81,318     61,610     54,936
                                                       --------   --------   --------
Incurred related to:
  Current year.......................................    53,158     44,588     24,063
  Prior years........................................    17,152      5,885      2,766
                                                       --------   --------   --------
     Total incurred..................................    70,310     50,473     26,829
                                                       --------   --------   --------
Paid related to:
  Current year.......................................     3,457      4,383      1,491
  Prior years........................................    34,520     26,382     18,664
                                                       --------   --------   --------
     Total paid......................................    37,977     30,765     20,155
                                                       --------   --------   --------
Net balance..........................................   113,651     81,318     61,610
  Plus reinsurance recoverable on unpaid claims......    39,591     44,673     42,412
                                                       --------   --------   --------
Balance, end of year.................................  $153,242   $125,991   $104,022
                                                       ========   ========   ========

     The amounts shown above and the reserve for unpaid losses and LAE on the chart located on the next page are presented in conformity with accounting principles generally accepted in the United States of America, GAAP.

     The following table reflects the development of reserves for unpaid losses and LAE for the years indicated, at the end of that year and each subsequent year. The first line shows the reserves, as originally reported at the end of the stated year. Each calendar year-end reserve includes the estimated unpaid liabilities for that coverage year and for all prior coverage years. The section under the caption

"Cumulative Liability Paid Through End of Year" shows the cumulative amounts paid through each subsequent year on those claims for which reserves were carried as of each specific year-end. The section under the caption "Re-estimated Liability" shows the original recorded reserve as adjusted as of the end of each subsequent year to reflect the cumulative amounts paid and any other facts and circumstances discovered during each year. The line "Redundancy (deficiency)" sets forth the difference between the latest re-estimated liability and the liability as originally established.

     The table reflects the effects of all changes in amounts of prior periods. For example, if a loss determined in 1996 to be $100,000 was first reserved in 1993 at $150,000, the $50,000 favorable loss development, being the original estimate minus the actual loss, would be included in the cumulative redundancy in each of the years 1993 through 1996 shown below. This table presents development data by calendar year and does not relate the data to the year in which the claim was reported or the incident actually occurred. Conditions and trends that have affected the development of these reserves in the past will not necessarily recur in the future.

                         1994      1995      1996      1997      1998      1999      2000      2001       2002       2003
                        -------   -------   -------   -------   -------   -------   -------   -------   --------   --------
                                                                 (IN THOUSANDS)
Reserve for Unpaid
  Losses and LAE.....   $77,647   $68,928   $68,101   $72,031   $84,595   $84,282   $81,134   $84,560   $104,022   $125,991
Cumulative Liability
  Paid Through End of
    Year:
  One year later.....    21,667    16,084    14,916     9,667    13,865    20,813    20,828    21,995     31,872     45,255
  Two years later....    34,829    27,634    22,237    21,810    32,778    38,078    34,253    45,764     61,973
  Three years
    later............    43,237    32,409    29,135    36,310    42,381    44,696    47,273    64,389
  Four years later...    45,219    34,657    39,938    42,553    44,352    50,634    51,927
  Five years later...    45,682    41,578    44,297    43,581    48,120    53,756
  Six years later....    51,450    43,753    44,724    46,324    48,893
  Seven years
    later............    52,551    43,962    46,385    47,015
  Eight years
    later............    52,737    44,058    46,438
  Nine years later...    52,824    44,095
  Ten years later....    52,861
Re-estimated
  Liability:
  One year later.....    68,891    62,028    61,121    71,419    72,575    77,373    73,582    86,534    107,980    138,338
  Two years later....    66,439    53,429    62,097    64,980    66,733    71,489    73,654    87,074    108,836
  Three years
    later............    60,858    55,883    58,169    61,336    60,752    68,439    68,528    87,553
  Four years later...    62,625    53,400    54,324    54,996    59,069    63,028    66,024
  Five years later...    61,077    50,744    50,977    53,952    55,191    60,842
  Six years later....    58,220    47,946    50,666    51,136    53,909
  Seven years
    later............    55,739    47,099    47,994    50,633
  Eight years
    later............    55,156    45,329    47,689
  Nine years later...    53,927    45,113
  Ten years later....    53,795
Redundancy
  (deficiency).......   $23,852   $23,815   $20,412   $21,398   $30,686   $23,440   $15,110   $(2,993)  $ (4,814)  $(12,347)

     General office premises liability incurred losses have been less than 1% of medical professional liability incurred losses in the last five years. We do not have reserves for pollution claims as our policies exclude liability for pollution. We have never been presented with a pollution claim brought against us or our insureds.

     Reinsurance. We follow customary industry practice by reinsuring a portion of our risks and paying a reinsurance premium based upon the premiums received on all policies subject to reinsurance. By reducing our potential liability on individual risks, reinsurance protects us against large losses. We have full underwriting authority for medical professional liability policies including premises liability policies issued to physicians, surgeons, dentists and professional corporations and partnerships. The 2003 and 2004 reinsurance program cedes to the reinsurers up to the maximum reinsurance policy limit those risks insured by us in excess of our $1 million retention.

     Although reinsurance does not discharge us from our primary liability for the full amount of our insurance policies, it contractually obligates the reinsurer to pay successful claims against us to the extent of risk ceded. Our current reinsurance program is designed to provide coverage through separate reinsurance treaties for two layers of risk.

     Losses in excess of $1,000,000 per claim up to $2,000,000. Effective January 1, 2003 to January 1, 2006, the treaty, which reinsures us for losses in excess of $1,000,000 per claim up to $2,000,000, is a fixed rate treaty. The reinsurance premium is agreed upon as a fixed percentage of gross net earned premium income. Gross net earned premium income is our gross premium earned net of discounts for coverage limits up to $2,000,000.

     Effective January 1, 2000 to January 1, 2003 our primary treaty reinsures losses in excess of $500,000 per claim up to $1,000,000 and is a fixed rate treaty. Our first excess cession treaty covers losses up to $1,000,000 in excess of $1,000,000 per claim. For risks related to claims submitted January 1, 2000 to January 1, 2003, under this first excess cession treaty, we cede 100% of our risks and premium.

     For claims submitted for 1999 and prior years, we have a swing-rated treaty which reinsures us for losses in excess of $500,000 per claim up to $1,000,000, subject to an inner aggregate deductible of 5% of gross net earned premium income. The ultimate reinsurance premium is subject to incurred losses and ranges between a minimum premium of 4% of gross net earned premium income and a maximum premium of 22.5% of gross net earned premium income. The inner aggregate deductible means that we must pay losses within the reinsurance layer until the inner aggregate deductible is satisfied. We paid a deposit premium equal to 14% of gross net earned premium income that is ultimately increased or decreased based on actual losses, subject to the minimum and maximum premium. Following are the reinsurance premium terms for the swing-rated treaty for calendar years 1999, 1998, 1997 and 1996.

                                                              PERCENTAGE OF GROSS NET EARNED
                                                                      PREMIUM INCOME
                                                             ---------------------------------
                                                              1999     1998     1997     1996
                                                             ------   ------   ------   ------
Deposit premium............................................   14.0%    14.0%    14.0%    14.0%
Maximum premium............................................   22.5     22.5     22.5     30.0
Minimum premium............................................    4.0      4.0      4.0      4.0
Inner aggregate deductible.................................    5.0      5.0      5.0     10.0

     We have recorded, based on actuarial analysis, management's best estimate of premium expense under the terms of the swing-rated treaty. In the initial year of development for each coverage year, the premium was capped at the maximum rate. We then adjust the liability and expense as losses develop in subsequent years.

     For claims related to 1999 and prior years, we cede 91% of our risks and premium to the $1,000,000 excess layer treaty program and retain 9% of the risks and premium. We receive a ceding commission from the reinsurers to cover the costs associated with issuing this coverage.

     Losses up to $9,000,000 in excess of $2,000,000 per claim. An excess cession layer treaty covers losses up to $9,000,000 in excess of $2,000,000 per claim. We cede 100% of our risks to the $2,000,000 excess layer treaty program and retain none of the risks. The premium for the $2,000,000 excess layer treaty is 100% of the premium collected from insureds for this coverage. We receive a ceding commission from the reinsurers to cover the costs associated with issuing this coverage.

     Ceding commissions, which are 15% of gross ceded reinsurance premiums in the excess layer, are deducted from other underwriting expenses. Ceding commissions were $457,000, $833,000 and $1.1 million in 2004, 2003 and 2002, respectively.

     Additionally, our reinsurance program protects us from paying multiple retentions for claims arising out of one event. In most situations we will only pay one retention regardless of the number of original policies or claimants involved. We also have protection against losses in excess of our existing reinsurance. We may provide higher policy limits reinsured through facultative reinsurance programs. Facultative reinsurance programs are reinsurance programs which are specifically designed for a particular risk not covered by our existing reinsurance arrangements.

     We determine the amount and scope of reinsurance coverage to purchase each year based upon evaluation of the risks accepted, consultations with reinsurance consultants and a review of market conditions, including the availability and pricing of reinsurance. Our primary reinsurance treaty is placed with non-affiliated reinsurers for a three-year term with annual renegotiations. Our current three-year treaty expires January 1, 2006.

     The reinsurance program is placed with a number of individual reinsurance companies and Lloyds' syndicates to mitigate the concentrations of reinsurance credit risk. Most of the reinsurers are European companies or Lloyds' syndicates; there is a small percentage placed with domestic reinsurers. As of December 31, 2004, the amounts recoverable from reinsurers attributable to Lloyds of London represents a total of 48 syndicates. We rely on our wholly-owned brokerage firm, National Capital Insurance Brokerage, Ltd., Willis Re, Inc., and a London-based intermediary to assist in the analysis of the credit quality of reinsurers. We also require reinsurers that are not authorized to do business in the District of Columbia to post a letter of credit to secure reinsurance recoverable on paid losses.

     The following table reflects reinsurance recoverable on paid and unpaid losses at December 31, 2004 by reinsurer:

                                                               REINSURANCE     A.M. BEST
REINSURER                                                      RECOVERABLE      RATING
---------                                                     --------------   ---------
                                                              (IN THOUSANDS)
Lloyd's of London syndicates................................     $22,637            A
Hanover Rueckversicherungs -- AG............................       6,149            A
AXA Reassurance.............................................       4,754           A-
Transatlantic Reinsurance Company...........................       1,835           A+
Aspen Reinsurance Limited...................................       1,569            A
CX Reinsurance LTD..........................................       1,464          NR5
Alea London Limited.........................................       1,304           A-
Unionamerica Insurance......................................         972          NR3
Terra Nova Insurance Company LTD............................         691           A-
Other reinsurers............................................       3,471         A/A-
  Total.....................................................     $44,846
                                                                 =======

     The two reinsurers that are not rated by A.M. Best, CX Reinsurance LTD and Unionamerica Insurance, have made all requested payments on a timely basis.

     The effect of reinsurance on premiums written and earned for the years ended December 31, 2004, 2003 and 2002 is as follows:

                                            YEAR ENDED DECEMBER 31,
                        ---------------------------------------------------------------
                               2004                  2003                  2002
                        -------------------   -------------------   -------------------
                        WRITTEN     EARNED    WRITTEN     EARNED    WRITTEN     EARNED
                        --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS)
Direct................  $ 87,229   $ 80,992   $ 71,365   $ 61,023   $ 51,799   $ 44,113
Ceded.................   (14,693)   (14,530)   (12,088)   (13,759)   (18,003)   (14,023)
                        --------   --------   --------   --------   --------   --------
Net...................  $ 72,536   $ 66,462   $ 59,277   $ 47,264   $ 33,796   $ 30,090
                        ========   ========   ========   ========   ========   ========

     In late 1999, we introduced PracticeGard Plus, which provides errors and omissions coverage on Medicare/Medicaid billing to healthcare providers. This coverage provides up to $1 million in indemnity and expense protection and only pays indemnity on civil fines and penalties. We reinsure 100% of this risk and receive a ceding commission. We intend to evaluate our level of risk acceptance based on how losses develop in the future. Since this coverage protects a new risk based on recently passed national legislation, current loss development is uncertain.

     Investment Portfolio. Investment income is an important component in support of our operating results. We utilize external investment managers who adhere to policies established and supervised by our investment committee. Our current investment policy has placed primary emphasis on investment grade, fixed-income securities and seeks to maximize after-tax yields while minimizing portfolio credit risk. Toward achieving this goal, our investment guidelines, which set the parameters for our investment policy, permit investments in high-yield bonds, tax-advantaged securities such as municipal bonds and preferred stock, and common stock. During 2003, an allocation to common stock was implemented as a measure to provide a level of protection against the rising interest rate environment. An allocation of the portfolio to high-yield securities was funded in January 2004. Our investment guidelines document is reviewed and updated as needed, at least annually.

     Deutsche Asset Management (DeAM), previously Zurich Scudder Insurance Asset Management, was the external investment manager for our fixed-income securities including tax advantaged preferred stocks for the year ended December 31, 2002. Effective January 1, 2003, Standish Mellon Asset Management became the external investment manager for our fixed-income portfolio. We utilize three different managers, each with a different investment objective, for our equity securities portfolio. The high-yield bond allocation is invested through a mutual fund instrument in order to achieve adequate diversity of underlying credits.

     Each year we, along with our investment manager, have conducted extensive financial analyses of the investment portfolio using stochastic models to develop a risk-appropriate investment portfolio given the business environment and risks relevant to us. Standish Mellon supplemented stochastic modeling with the output from their independent investment research and strategy group to develop a tailored investment approach for us. Analysis of our capital structure and risk-bearing ability, valuation, peer comparisons, as well as proprietary and third-party modeling, determine the optimal level of tax-advantaged investments and provide strategy input.

     Standish Mellon used Dynamic Financial Analysis (DFA), a total company tool, to test our capital structure and business plan under numerous potential future economic scenarios. The results of DFA, in the form of probability distributions on key financial statistics, allow us to make risk-informed decisions on the structure of our investment portfolio as it relates to our business profile. DFA output has been especially useful in setting portfolio policy regarding average duration and optimizing potential equity exposure.

     We have classified our investments as available for sale and report them at fair value, with unrealized gains and losses excluded from net income and reported, net of deferred taxes, as a component of stockholders' equity. During periods of rising interest rates, as experienced during mid-year 2004, the fair value of our fixed-income investment portfolio will generally decline resulting in decreases in our stockholders' equity. Conversely, during periods of falling interest rates, as experienced during 2002, the fair value of our investment portfolio will generally increase resulting in increases in our stockholders' equity.

     The following table sets forth the fair value and the cost or amortized cost of our investment portfolio at the dates indicated.

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
                                                             (IN THOUSANDS)
At December 31, 2004
U.S. Government and agencies...............  $ 37,355      $  211      $  (253)     $ 37,313
Corporate..................................    48,184         603         (407)       48,380
Tax-exempt obligations.....................    42,571       1,124         (166)       43,529
Asset and mortgage-backed securities.......    50,322          89         (634)       49,777
                                             --------      ------      -------      --------
                                              178,432       2,027       (1,460)      178,999
                                             --------      ------      -------      --------
Equity securities..........................    20,679       2,660          (31)       23,308
                                             --------      ------      -------      --------
  Total....................................  $199,111      $4,687      $(1,491)     $202,307
                                             ========      ======      =======      ========
At December 31, 2003
U.S. Government and agencies...............  $ 29,328      $   75      $  (118)     $ 29,285
Corporate..................................    41,773         247         (720)       41,300
Tax-exempt obligations.....................    35,329       1,907          (78)       37,158
Asset and mortgage-backed securities.......    55,446         186         (631)       55,001
                                             --------      ------      -------      --------
                                              161,876       2,415       (1,547)      162,744
                                             --------      ------      -------      --------
Equity securities..........................    10,269       1,373          (29)       11,613
                                             --------      ------      -------      --------
  Total....................................  $172,145      $3,788      $(1,576)     $174,357
                                             ========      ======      =======      ========

     Our investment portfolio of fixed-maturity securities consists primarily of intermediate-term, investment-grade securities. Our investment policy provides that all security purchases be limited to rated securities or unrated securities approved by management on the recommendation of our investment advisor. At December 31, 2004, we held 116 asset and mortgage-related securities, most of which had a quality of Agency/AAA. Collectively, our mortgage-related securities had an average yield to maturity of approximately 4.4%. Approximately 83% of the mortgage-related securities are pass-through securities. We do not have any interest only or principal only pass-through securities.

     The following table contains the investment quality distribution of our fixed maturity investments at December 31, 2004.

TYPE/RATINGS OF INVESTMENT                                    PERCENTAGE
--------------------------                                    ----------
Treasury/Agency.............................................     40.2%
AAA.........................................................     24.3
AA..........................................................      7.2
A...........................................................     16.6
BBB.........................................................     11.7
                                                                -----
                                                                100.0%
                                                                =====

     The ratings set forth in the table are based on ratings assigned by Standard & Poor's Corporation.

     The following table sets forth information concerning the maturities of fixed-maturity securities in our investment portfolio as of December 31, 2004, by contractual maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                              AT DECEMBER 31, 2004
                                                       -----------------------------------
                                                        COST OR                 PERCENTAGE
                                                       AMORTIZED                 OF FAIR
                                                         COST      FAIR VALUE     VALUE
                                                       ---------   ----------   ----------
                                                                 (IN THOUSANDS)
Due in one year or less..............................  $  8,091     $  8,084         4%
Due after one year through five years................    49,124       49,074        24
Due after five years through ten years...............    44,107       44,516        22
Due after ten years..................................    26,788       27,549        14
                                                       --------     --------       ---
                                                        128,110      129,223        64%
Equity securities....................................    20,679       23,308        12
Asset and mortgage-backed securities.................    50,322       49,776        24
                                                       --------     --------       ---
  Total..............................................  $199,111     $202,307       100%
                                                       ========     ========       ===

     Proceeds from bond maturities, sales and redemptions of available-for-sale investments during the years 2004, 2003, and 2002 were $67.9 million, $138.6 million and $39.0 million, respectively. Gross gains of $917,000, $3,441,000 and $1,437,000 and gross losses of $442,000, $1,511,000 and $1,568,000 were realized on available for sale investment redemptions during 2004, 2003, and 2002, respectively.

     The average duration of the securities in our fixed-maturity portfolio as of December 31, 2004 and 2003 was 4.4 years and 4.8 years, respectively.

A.M. BEST COMPANY RATINGS

     As of December 31, 2004, A.M. Best Company, which rates insurance companies based on factors of concern to policyholders, rated NCRIC, Inc. "A-" (Excellent). This is the fourth highest rating of the 15 ratings that A.M. Best assigns. NCRIC, Inc. received its initial rating of "B" in 1988, was upgraded to "B+" in 1989, to "B++" in 1996 and was upgraded to "A-" in 1997. A.M. Best reaffirmed the "A-" rating of NCRIC, Inc. in 2004. On March 4, 2005, A.M. Best downgraded the rating of NCRIC, Inc. from "A-" to "B++" (Very Good) under review with negative implications. A "B++" is A.M. Best's fifth highest rating out of its 15 possible rating classifications. This action followed the February 28, 2005 announcement of NCRIC Group, Inc.'s fourth quarter and year-end 2004 results of a net loss of $8.3 million and $7.1 million, respectively. On February 28, 2005, we also announced a definitive agreement to merge with ProAssurance Corporation. The rating will remain under review pending A.M. Best's review of NCRIC, Inc.'s loss reserves, completion of the merger with ProAssurance and discussions with management. Our goal is to restore the rating to its previous level of "A-" once A.M. Best has more time to factor in the financial strength provided by the proposed transaction with ProAssurance.

     A.M. Best's "B++" rating is assigned to those companies that in A.M. Best's opinion have a good ability to meet their obligations to policyholders over a long period of time. In evaluating a company's financial and operating performance, A.M. Best reviews:

     - the company's profitability, leverage and liquidity;

     - its book of business;

     - the adequacy and soundness of its reinsurance;

     - the quality and estimated market value of its assets;

     - the adequacy of its reserves and surplus;

     - its capital structure;

     - the experience and competence of its management; and

     - its market presence.

RISK FACTORS

  OUR RESULTS MAY BE AFFECTED IF ACTUAL INSURED LOSSES DIFFER FROM OUR LOSS RESERVES

     Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported losses and the related loss adjustment expenses. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. We regularly review our reserving techniques and our overall level of reserves. As part of the reserving process, we review historical data and consider the impact of various factors such as:

     - trends in claim frequency and severity;

     - changes in operations;

     - emerging economic and social trends;

     - inflation; and

     - changes in the regulatory and litigation environments.

     This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate, but not necessarily accurate, basis for predicting future events. There is no precise method for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. To the extent loss reserves prove to be inadequate in the future, we would need to increase our loss reserves and incur a charge to earnings in the period the reserves are increased, which could have a material adverse impact on our financial condition and results of operations. Although we intend to estimate conservatively our future payments relating to losses incurred, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience. Our ultimate liability will be known only after all claims are closed, which is likely to be several years into the future.

     The loss reserves of our insurance subsidiary also may be affected by court decisions that expand liability on our policies after they have been priced and issued. In addition, a significant jury award, or series of awards, against one or more of our insureds could require us to pay large sums of money in excess of our reserved amounts. Our policy to aggressively litigate claims against our insureds that we consider unwarranted or claims where settlement resolution cannot be achieved may increase the risk that we may be required to make such payments.

  THE CHANGE IN OUR REINSURANCE PROGRAM EFFECTIVE JANUARY 1, 2003 EXPOSES US TO LARGER LOSSES

     In 2003, we increased our retention of loss from $500,000 to $1,000,000 for each and every loss. As a result, we expect a higher level of losses and are subject to a higher level of loss volatility since it is more difficult to predict the number and timing of losses in excess of $500,000.

     We purchase limited reinsurance for protection against more than one insured being involved in a single incident so that we are exposed to no more than one retention of loss in a single medical incident. The limited protection may not be adequate if there are several policyholders involved in a single medical incident and a jury returns an extraordinarily high verdict against all defendants.

  OUR EARNINGS MAY NOT INCREASE AS A RESULT OF GROWTH IN NEW BUSINESS IN STATES IN WHICH WE HAVE LIMITED OPERATING EXPERIENCE

     In recent years we have expanded our business in Delaware, Virginia and West Virginia. We utilize publicly available information on loss experience of our competitors when we price our products in states when we can not rely on our own experience. The use of competitor data does not provide the same level of confidence as when we can use our own historical data from territories we have been operating in for many years, i.e., the District of Columbia. The increase in uncertainty is a result of us not knowing the effectiveness of our underwriting and claims adjudication process in the new states. This risk impacted results of operations in 2004 and 2003 and could impact future results of operations.

  OUR REVENUES AND INCOME MAY FLUCTUATE WITH INTEREST RATES AND INVESTMENT
  RESULTS

     We generally rely on the positive performance of our investment portfolio to offset insurance losses and to contribute to our profitability. As our investment portfolio is primarily comprised of interest-earning assets, prevailing economic conditions, particularly changes in market interest rates, may significantly affect our operating results. Changes in interest rates also can affect the value of our interest-earning assets, which are principally comprised of fixed-rate investment securities. Generally, the value of fixed-rate investment securities fluctuates inversely with changes in interest rates. Interest rate fluctuation could adversely affect our GAAP stockholders' equity, total comprehensive income, and/or cash flows. As of December 31, 2004, $179 million of our $202 million investment portfolio was invested in fixed maturities. Unrealized pre-tax net investment gains on investments in fixed maturities were $567,000 and $868,000 as of December 31, 2004, and 2003, respectively.

     In accordance with our investment policies, the duration of our investment portfolio is intended to be similar to our expectation for the duration of our loss reserves. Changes in the actual duration of our loss reserves from our expectations may affect our results. Our investment portfolio, however, is subject to prepayment risk primarily due to our investments in mortgage-backed and other asset-backed securities. An investment has prepayment risk when there is a risk that the timing of cash flows that result from the repayment of principal might occur earlier than anticipated because of declining interest rates or later than anticipated because of rising interest rates. We are subject to reinvestment risk to the extent that we are not able to reinvest prepayments at rates comparable to the rates on the maturing investments.

  REGULATORY CHANGES COULD HAVE A MATERIAL IMPACT ON OUR OPERATIONS

     Our insurance businesses are subject to extensive regulation by state insurance authorities in each state in which we operate. Regulation is intended for the benefit of policyholders rather than stockholders. In addition to the amount of dividends and other payments that can be made by our insurance subsidiaries, these regulatory authorities have broad administrative and supervisory power relating to:

     - rates charged to insurance customers;

     - licensing requirements;

     - trade practices;

     - capital and surplus requirements; and

     - investment practices.

     These regulations may impede or impose burdensome conditions on rate increases or other actions that we may want to take to enhance our operating results, and could affect our ability to pay dividends on our common stock. In addition, we may incur significant costs in the course of complying with regulatory requirements. Most states also regulate insurance holding companies like us in a variety of matters such as acquisitions, changes of control, and the terms of affiliated transactions. Future legislative or regulatory changes may adversely affect our business operations.

  THE UNPREDICTABILITY OF COURT DECISIONS COULD HAVE A MATERIAL IMPACT ON OUR FINANCIAL RESULTS

     The financial position of our insurance subsidiary may be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy or by a judiciary's decision to accelerate the resolution of claims through an expedited court calendar, thereby reducing the amount of investment income we would have earned on related reserves. In addition, a significant jury award, or series of awards, against one or more of our policyholders could require us to pay large sums of money in excess of our reserve amount.

  OUR REVENUES AND OPERATING PERFORMANCE MAY FLUCTUATE WITH INSURANCE BUSINESS CYCLES

     Growth in premiums written in the medical professional liability industry has fluctuated significantly over the past 10 years as a result of, among other factors, changing premium rates. The cyclical pattern of such fluctuation has been generally consistent with similar patterns for the broader property and casualty insurance industry, due in part to the participation in the medical professional liability industry of insurers and reinsurers which also participate in many other lines of property and casualty insurance and reinsurance. Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of greater competition in pricing and underwriting terms and conditions, a soft insurance market, followed by a period of capital shortage, lesser competition and increasing premium rates, a hard insurance market.

     For several years in the 1990s, the medical professional liability industry faced a soft insurance market that generally resulted in lower premium rates. The medical professional liability industry is currently in a hard insurance market cycle. We cannot predict whether, or the extent to which, the recent increase in premium rates will continue.

  OUR GEOGRAPHIC CONCENTRATION TIES OUR PERFORMANCE TO THE ECONOMIC, REGULATORY AND DEMOGRAPHIC CONDITIONS OF THE MID-ATLANTIC REGION

     Our revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in the region in which we write insurance. We write our medical professional liability insurance in the District of Columbia, Delaware, Maryland, Virginia and West Virginia. Because our business is concentrated in a limited number of states, we may be exposed to adverse developments that may have a greater affect on us than the risks of doing business in a broader market area.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE ARE NOT ABLE TO ATTRACT AND RETAIN INDEPENDENT AGENTS

     We depend in part on the services of independent agents in marketing our insurance products. We face competition from other insurance companies for the services and allegiance of our independent agents. Changes in commissions, services or products offered by our competitors could make it more difficult for us to attract and retain independent agents to sell our insurance products.

  IF WE ARE UNABLE TO MAINTAIN A FAVORABLE A.M. BEST COMPANY RATING, IT MAY BE MORE DIFFICULT FOR US TO WRITE NEW BUSINESS OR RENEW OUR EXISTING BUSINESS

     A.M. Best assesses and rates the financial strength and claims-paying ability of insurers based upon its criteria. The financial strength ratings assigned by A.M. Best to insurance companies represent independent opinions of financial strength and ability to meet policyholder obligations, and are not directed toward the protection of investors. A.M. Best ratings are not ratings of securities or recommendations to buy, hold or sell any security.

     As of December 31, 2004, A.M. Best Company rated NCRIC, Inc. "A-" (Excellent). On March 4, 2005, A.M. Best downgraded the rating of NCRIC, Inc. from "A-" to "B++" (Very Good) under review with negative implications. A "B++" rating is A.M. Best's fifth highest rating out of its 15 possible rating classifications. This action followed the February 28, 2005 announcement of NCRIC Group, Inc.'s fourth quarter and year-end 2004 results of a net loss of $8.3 million and $7.1 million, respectively. On

February 28, 2005, we also announced a definitive agreement to merge with ProAssurance Corporation. The rating will remain under review pending A.M. Best's review of NCRIC, Inc.'s loss reserves, completion of the merger with ProAssurance and discussions with management. Our goal is to restore the rating to its previous level of "A-" once A.M. Best has more time to factor in the financial strength provided by the proposed transaction with ProAssurance.

     Financial strength ratings are used by agents and customers as an important means of assessing the financial strength and quality of insurers. If our financial position deteriorates, we may not maintain our favorable rating. This downgrade or any further downgrade or withdrawal of any such rating could severely limit or prevent us from writing desirable business or renewing our existing business.

  IF MARKET CONDITIONS CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE, WE MAY BE REQUIRED TO BEAR INCREASED RISKS OR REDUCE THE LEVEL OF OUR UNDERWRITING COMMITMENTS

     As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiary. Market conditions beyond our control determine the availability and cost of the reinsurance we purchase, which may affect the level of our business and profitability. We may be unable to maintain our current reinsurance coverage or to obtain other reinsurance coverage in adequate amounts and at favorable rates. If we are unable to renew our expiring reinsurance coverage or to obtain new reinsurance coverage, either our net risk exposures would increase or, if we are unwilling to bear an increase in net risk exposures, we would have to reduce the amount of risk we underwrite.

  WE CANNOT GUARANTEE THAT OUR REINSURERS WILL PAY IN A TIMELY FASHION, IF AT ALL, AND, AS A RESULT, WE COULD EXPERIENCE LOSSES

     We transfer some of the risk we have assumed to reinsurance companies in exchange for part of the premium we receive in connection with the risk. Although reinsurance coverage makes the reinsurer liable to us to the extent the risk is transferred, it does not relieve us of our liability to our policyholders. If our reinsurers fail to pay us or fail to pay us on a timely basis, our financial results would be adversely affected.

  THE GUARANTY FUND ASSESSMENTS THAT WE ARE REQUIRED TO PAY TO STATE GUARANTY ASSOCIATIONS MAY INCREASE AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITIONS COULD BE ADVERSELY AFFECTED

     Each jurisdiction in which we operate has separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Most guaranty association laws enable the associations to make assessments against member insurers to obtain funds to pay covered claims after a member insurer becomes insolvent. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments permitted by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state.

     Property and casualty guaranty fund assessments incurred by us totaled $15,000 for 2004. We received a refund of $25,000 and accrued an assessment of $137,000 in 2003. Our policy is to accrue the guaranty fund assessments when notified and in accordance with accounting principles generally accepted in the United States of America, GAAP. We cannot reasonably estimate liabilities for insolvency because of the lack of adequate financial data on insolvent companies.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE EMPLOYEES

     We are heavily dependent upon our senior management and the loss of services of our senior executives could adversely affect our business. Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key employees and to attract and retain additional qualified personnel in the future. The loss of services of any of our senior management or any other key employee, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of our business operations. While we have employment agreements with our senior executives, we currently do not maintain key employee insurance with respect to any of our employees.

  WE ARE A HOLDING COMPANY AND ARE DEPENDENT ON DIVIDENDS AND OTHER PAYMENTS FROM OUR OPERATING SUBSIDIARIES, WHICH ARE SUBJECT TO DIVIDEND RESTRICTIONS

     We are a holding company whose principal source of funds is cash dividends and other permitted payments from our operating subsidiaries, principally NCRIC, Inc. If our subsidiaries are unable to make payments to us, or are able to pay only limited amounts, we may be unable to pay dividends or make payments on our indebtedness. The payment of dividends by these operating subsidiaries is subject to restrictions set forth in the insurance laws and regulations of the District of Columbia. See "Insurance Regulatory Matters -- Regulation of Dividends and Other Payments From Our Operating Subsidiaries."

  OUR PROFITABILITY COULD BE ADVERSELY AFFECTED BY MARKET-DRIVEN CHANGES IN THE HEALTHCARE INDUSTRY

     Managed care has negatively impacted physicians' ability to efficiently conduct a traditional medical practice. As a result, many physicians have joined or affiliated with managed care organizations, healthcare delivery systems or practice management organizations. The impact of managed care and tightened Medicare/Medicaid reimbursement may impact a physician's decision to continue purchasing consulting and practice management services, shifting a purchase decision from quality and value to price only. Larger healthcare systems generally retain more risk by accepting higher deductibles and self-insured retentions or form their own captive insurance companies. This consolidation has reduced the role of the individual physician and the small medical group, which represents a significant portion of our policyholders, in the medical professional liability insurance purchasing decision.

  RISING INTEREST RATES WOULD INCREASE INTEREST COSTS ASSOCIATED WITH THE TRUST PREFERRED SECURITIES ISSUED BY US

     In December 2002 we issued $15,000,000 of trust preferred securities. The trust preferred securities bear interest at a rate of 400 basis points over the three-month London Interbank Offered Rate (LIBOR) and adjust quarterly subject to a maximum interest rate of 12.5%. Our interest expense will increase if the three-month LIBOR increases.

  STATE INSURANCE REGULATORS MAY NOT BE WILLING TO APPROVE OUR CAPTIVE INSURANCE OPERATIONS

     While higher pricing and reduced availability of traditional insurance sources have created favorable market conditions for this risk financing vehicle, state insurance regulators may not be willing to approve our captive insurance operations or market conditions may change.

  A DECLINE IN REVENUE AND PROFITABILITY IN CONSICARE, INC. COULD RESULT IN A GOODWILL IMPAIRMENT CHARGE

     ConsiCare's revenue is subject to clients facing declining reimbursement for their services. Therefore, in an effort to pare their own expenses to improve their net profitability, our clients may not order new services, or may diminish and possibly cease using our existing services. This could result in a reduction of revenue to us, thereby reducing net income and resulting in an impairment charge relative to the goodwill ascribed to ConsiCare.

  THE PREMIUM COLLECTION LITIGATION MAY REDUCE EARNINGS AND STOCKHOLDERS' EQUITY

     As disclosed elsewhere in this report, a jury returned an $18.2 million judgment against NCRIC, Inc. in connection with the premium collection litigation initiated by NCRIC, Inc. against Columbia Hospital for Women, CHW. NCRIC, Inc. intends to appeal this verdict, and has filed post-trial motions, including motions to set aside and to reduce the verdict. The outcome of the post-trial motions and potential appellate process is not predictable. An outcome that requires NCRIC to pay a significant amount to CHW would reduce stockholders' equity and would reduce the statutory measure of policyholders' surplus and therefore could potentially reduce our capacity to write insurance. In addition, expenses incurred in appealing the verdict are expected to be significant and will reduce earnings.

INSURANCE COMPANY REGULATION

     General. NCRIC, Inc. is subject to supervision and regulation by the District of Columbia Department of Insurance, Securities and Banking and insurance authorities in Delaware, Maryland, Virginia and West Virginia. This regulation is concerned primarily with the protection of policyholders' interests rather than stockholders' interests. Accordingly, decisions of insurance authorities made with a view to protecting the interests of policyholders may reduce our profitability. The extent of regulation varies by jurisdiction, but this regulation usually includes:

     - regulating premium rates and policy forms;

     - setting minimum capital and surplus requirements;

     - regulating guaranty fund assessments;

     - licensing of insurers and agents;

     - approving accounting methods and methods of setting statutory loss and expense reserves;

     - underwriting limitations;

     - restrictions on transactions with affiliates;

     - setting requirements for and limiting the types and amounts of investments;

     - establishing requirements for the filing of annual statements and other financial reports;

     - conducting periodic statutory examinations of the affairs of insurance companies;

     - approving proposed changes of control; and

     - limiting the amounts of dividends that may be paid without prior regulatory approval.

     Without the approval of the District of Columbia Commissioner of Insurance, Securities and Banking, NCRIC, Inc. may not diversify out of the healthcare and insurance fields through an acquisition or otherwise.

     Guaranty fund laws. Each of the jurisdictions in which we do business has guaranty fund laws under which insurers doing business in those jurisdictions can be assessed on the basis of premiums written by the insurer in that jurisdiction in order to fund policyholder liabilities of insolvent insurance companies. Under these laws in general, an insurer is subject to assessment, depending upon its market share of a given line of business, to assist in the payment of policyholder claims against insolvent insurers. In the District of Columbia, insurance companies are assessed in three categories: (i) automobile;
(ii) workers' compensation; and (iii) all other. An insurance company licensed to do business in the District of Columbia is only liable to pay an assessment if another insurance company within its category becomes insolvent. We are in the "all other" category.

     Significant assessments could have a material adverse effect on our financial condition or results of operations. While we will not necessarily be liable to pay assessments each year, the insolvency of another insurance company within our category of insurance could result in the maximum assessment being imposed on us over several years. We cannot predict the amount of future assessments. In 2002, PHICO Insurance Company went into receivership; this resulted in guaranty fund assessments to us of $355,000. Our 2003 assessment covered PHICO, Legion and Reciprocal of America. In each of the jurisdictions in which we conduct business, the amount of the assessment cannot exceed 2% of our direct premiums written per year in that jurisdiction.

     Examination of insurance companies. Every insurance company is subject to a periodic financial examination under the authority of the insurance commissioner of its jurisdiction of domicile. Any other jurisdiction interested in participating in a periodic examination may do so. The last completed periodic financial examination of NCRIC, Inc., based on December 31, 2003 financial statements, was completed and a final report was issued on December 7, 2004. The final report positively assessed our financial stability and operating procedures.

     Approval of rates and policies. The District of Columbia, Virginia and Delaware require us to submit rates to regulators on a "file and use" basis. Under a file and use system, an insurer is permitted to bring new rates and policies into effect on filing them with the appropriate regulator, subject to the right of the regulator to object within a fixed period of days. In each of the District of Columbia, Delaware and Virginia, rating plans, policies and endorsements must be submitted to the regulators 30 days prior to their effectiveness. Maryland and West Virginia are "prior approval" jurisdictions. The possibility exists that we may be unable to implement desired rates, policies, endorsements, forms or manuals if these items are not approved by an insurance commissioner.

     Medical professional liability reports. We principally write medical professional liability insurance and, as such, requirements are placed upon us to report detailed information with regard to settlements or judgments against our insureds. In addition, we are required to report to the D.C. Department of Insurance, Securities and Banking or state regulatory agencies or the National Practitioner Data Bank payments, claims closed without payments and actions such as terminations or premiums surcharges with respect to our insureds. Penalties may attach if we fail to report to either the D.C. Department of Insurance, Securities and Banking or an applicable state insurance regulator or the National Practitioner Data Bank.

     Changes in government regulation of the healthcare system. Federal and state governments recently have considered reforming the healthcare system. While some of the proposals could be beneficial to our business, the adoption of others could adversely affect us. Public discussion of a broad range of healthcare reform measures will likely continue in the future. These measures that would affect our medical professional liability insurance business and our practice management products and services include, but are not limited to:

     - spending limits;

     - price controls;

     - limits on increases in insurance premiums;

     - limits on the liability of doctors and hospitals for tort claims; and

     - changes in the healthcare insurance system.

     Insurance Holding Company Regulation. The Commissioner of Insurance, Securities and Banking of the District of Columbia has jurisdiction over NCRIC Group as an insurance holding company. We are required to file information periodically with the Department of Insurance, Securities and Banking, including information relating to our capital structure, ownership, financial condition and general business operations. In the District of Columbia, transactions by an insurance company with affiliates involving loans, sales, purchases, exchanges, extensions of credit, investments, guarantees or other contingent obligations, which within any 12-month period aggregate at least 3% of the insurance company's admitted assets or 25% of its surplus, whichever is greater, require prior approval. Prior approval is also required for all management agreements, service contracts and cost-sharing arrangements between an insurance company and its affiliates. Some reinsurance agreements or modifications also require prior approval.

     District of Columbia insurance laws also provide that the acquisition or change of control of a domestic insurance company or of any person or entity that controls an insurance company cannot be consummated without prior regulatory approval. A change in control is generally defined as the acquisition of 10% or more of the issued and outstanding shares of an insurance holding company.

     Regulation of dividends from insurance subsidiaries. The District of Columbia insurance laws limit the ability of NCRIC, Inc. to pay dividends. Without prior notice to and approval of the Commissioner of Insurance, Securities and Banking, NCRIC, Inc. may not declare or pay an extraordinary dividend, which is defined as any dividend or distribution of cash or other property whose fair market value, together with other dividends or distributions made, within the preceding 12 months exceeds the lesser of (1) 10% of NCRIC, Inc.'s statutory surplus as of the preceding December 31, or (2) NCRIC, Inc.'s statutory net income excluding realized capital gains, for the 12-month period ending the preceding December 31, but does not include pro rata distributions of any class of our own securities. In calculating net income under the test, NCRIC, Inc. may carry forward net income, excluding realized capital gains, from the previous two calendar years that has not been paid out as dividends. District of Columbia law gives the Commissioner of Insurance, Securities and Banking broad discretion to disapprove dividends even if the dividends are within the above-described limits. The District of Columbia permits the payment of dividends only out of unassigned statutory surplus. Using these criteria, as of December 31, 2004, because of the statutory loss from operations in 2003 and 2004, NCRIC, Inc. has no amounts available for dividends without regulatory approval.

OUR COMPANIES

     We were organized in December 1998 in connection with the reorganization of National Capital Reciprocal Insurance Company into a mutual holding company structure. NCRIC, A Mutual Holding Company owned all of the outstanding shares of NCRIC Holdings, Inc. Effective July 29, 1999, we completed an initial public offering and issued 2,220,000 shares of the common stock to NCRIC Holdings, Inc. and 1,480,000 shares of the common stock in a subscription and community offering.

     On June 24, 2003, a plan of conversion and reorganization was approved by the members of NCRIC, A Mutual Holding Company and by the shareholders of NCRIC Group, Inc. In the conversion and related stock offering, the Mutual Holding Company offered for sale its 60% ownership interest in NCRIC Group. As a result of the conversion and stock offering, the Mutual Holding Company ceased to exist, and NCRIC Group became a fully public company.

     NCRIC, Inc. NCRIC, Inc., a wholly owned subsidiary of NCRIC Group, Inc., is the former National Capital Reciprocal Insurance Company incorporated in 1980 and is a licensed property and casualty insurance company domiciled in the District of Columbia. NCRIC, Inc. provides professional liability insurance to physicians in the District of Columbia, Delaware, Maryland, Virginia and West Virginia. Commonwealth Medical Liability Insurance Company, CML, was merged into NCRIC, Inc. as of December 31, 2003. CML was originally incorporated in 1989. CML provided professional liability insurance to physicians in Delaware, Maryland, Virginia and West Virginia.

     National Capital Insurance Brokerage, Ltd. National Capital Insurance Brokerage, Ltd., a wholly owned subsidiary of NCRIC, Inc. incorporated in 1984, is a licensed insurance brokerage that provides reinsurance brokerage services to NCRIC, Inc. and protected cells within American Captive Corporation.

     American Captive Corporation. American Captive Corporation, ACC, a wholly owned subsidiary of NCRIC, Inc. incorporated in 2001, is an organization that is authorized to form independent protected cells to accommodate affinity groups seeking to manage their own risk through an alternative risk transfer structure. In February 2002, we announced formation of a joint venture with Risk Services, LLC, to form National Capital Risk Services, LLC to offer a complete range of alternative risk transfer services to healthcare clients throughout the nation. As of December 31, 2004, ACC had no active cells.

     NCRIC Insurance Agency, Inc. NCRIC Insurance Agency, Inc., a wholly owned subsidiary of NCRIC, Inc. incorporated in 1989, is a licensed insurance agency that has strategic partnerships with experienced brokers to provide life, health, disability, and long term care coverage to our clients. These products are not underwritten by us.

     ConsiCare, Inc. ConsiCare, Inc., a wholly owned subsidiary of NCRIC Group, Inc. incorporated in 1998, provides business management services and employee benefits services to physicians, dentists and other non-healthcare related entities in Virginia, North Carolina and the District of Columbia. ConsiCare was formerly known as NCRIC MSO, Inc. d/b/a HealthCare Consulting, Inc. and Employee Benefits Services, Inc. The name of this subsidiary was changed to ConsiCare upon the completion of a branding analysis in the fourth quarter of 2004. In the first quarter of 2005, this business was re-introduced to the market under the brand name of ConsiCare. We believe that this initiative will differentiate the practice management operations from its competitors and contribute to the establishment of a consistent and distinguishable brand identity.

     NCRIC Physicians Organization, Inc. NCRIC Physicians Organization, Inc., a wholly owned subsidiary of ConsiCare, Inc., was organized in 1994 to provide a network for managed care contracting with third party payers. NCRIC Physicians Organization no longer contracts as a network and effective October 1, 2004 reached the end of a settlement agreement with a former health plan partner, American Medical Services.

     NCRIC Statutory Trust I. NCRIC Statutory Trust I was formed in 2002 as a special purpose entity for the purpose of issuing trust preferred securities.

PERSONNEL

     As of December 31, 2004, we employed 107 full-time persons. Sixty-five of these individuals were employed by NCRIC, Inc. and 42 were employed by ConsiCare. None of our employees are represented by a collective bargaining unit and we consider our relationship with our employees to be good.

ITEM 2.  PROPERTIES

     Our principal business operations are conducted from our leased executive offices, which consist of approximately 18,156 square feet located at 1115 30th Street, N.W., Washington, D.C. 20007. The term of the lease is for ten years, commencing April 15, 1998 and expiring April 30, 2008. Annual rental is $421,476 with 2% annual increases, except in the sixth year of the term when the rent increases by $2.00 per rentable square foot. We have the option to renew the lease for one additional term of five years. In November 2003, we leased additional space across the street from our executive offices at 1055 Thomas Jefferson Street, N.W., Washington, D.C. 20007. We also maintain office space in Lynchburg, Fredericksburg and Richmond, Virginia; Greensboro, North Carolina; Wilmington, Delaware; and Charleston, West Virginia.

     The following table sets forth the facilities leased by us at December 31, 2004, along with the applicable lease expiration date:

PROPERTY LOCATION                                             LEASE EXPIRATION DATE
-----------------                                             ---------------------
Offices:
1115 30th Street, N.W., Washington, D.C. 20007..............     April 30, 2008
1055 Thomas Jefferson Street, N.W. Washington, D.C. 20007...      May 31, 2008
424 Graves Mill Road, Lynchburg, Virginia 24502.............    October 31, 2007
4701 Cox Road, Richmond, Virginia 23060.....................     April 30, 2006
1708 Fall Hill Avenue, Suite 201, Fredericksburg, Virginia
  22401.....................................................     Month-to-Month
600 Green Valley Road, Greensboro, North Carolina 27408.....     March 31, 2008
1201 N. Orange Street, Suite 901, Wilmington, Delaware
  19801.....................................................     July 31, 2005
300 Association Drive, North Gate Business Park, Charleston,
  West Virginia 25311.......................................     Month-to-Month

ITEM 3.  LEGAL PROCEEDINGS

     We are from time to time named as a defendant in various lawsuits incidental to our insurance business. In many of these actions, plaintiffs assert claims for exemplary and punitive damages. We vigorously defend these actions, unless a reasonable settlement appears appropriate. Aside from the matter reported in Note 14 to the Consolidated Financial Statements included in Item 8 of this Form 10-K, we believe that these legal proceedings in the aggregate are not material to our consolidated financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     We do not currently pay cash dividends on our common stock and we do not intend to pay any cash dividends in the foreseeable future. As a holding company with no direct operations, we rely on cash dividends and other permitted payments from our insurance subsidiaries to pay any future dividends to our stockholders. State insurance laws and restrictions under our credit agreement limit the amounts that may be paid to us by our insurance subsidiaries (see "Business of NCRIC Group -- Insurance Company Regulation" and "Regulation of dividends from insurance subsidiaries").

     Our common stock is traded on the Nasdaq National Market under the symbol "NCRI." The following table sets forth the high and low closing prices for shares of our common stock for the periods indicated. As of December 31, 2004, there were 6,892,517 publicly held shares of our common stock issued and outstanding held by approximately 539 shareholders of record. Note: the stock prices for dates prior to the June 2003 conversion and stock offering have been adjusted to reflect the conversion and issuance of additional shares. There were no repurchases of common stock in the fourth quarter of 2004.

YEAR ENDED DECEMBER 31, 2004                                   HIGH      LOW
----------------------------                                  -------   ------
Fourth quarter..............................................  $10.060   $8.380
Third quarter...............................................   10.020    8.370
Second quarter..............................................   10.140    9.110
First quarter...............................................   11.920    9.450

YEAR ENDED DECEMBER 31, 2003                                   HIGH       LOW
----------------------------                                  -------   -------
Fourth quarter..............................................  $11.510   $ 9.110
Third quarter...............................................   11.560    10.150
Second quarter..............................................   10.600     8.203
First quarter...............................................   12.858     5.992

     Set forth below is information as of December 31, 2004 as to any equity compensation plans of the Company that provides for the award of equity securities or the grant of options, warrants or rights to purchase equity securities of the Company.

                               NUMBER OF SECURITIES TO
                                   BE ISSUED UPON                            NUMBER OF SECURITIES
EQUITY COMPENSATION PLANS      EXERCISE OF OUTSTANDING   WEIGHTED AVERAGE   REMAINING AVAILABLE FOR
APPROVED BY SHAREHOLDERS         OPTIONS AND RIGHTS       EXERCISE PRICE      ISSUANCE UNDER PLAN
-------------------------      -----------------------   ----------------   -----------------------
Stock Option Plan -- 1999....          107,737                      $3.75                 0
Stock Option Plan -- 2003....          320,101                     $10.90            94,269
Stock Award Plan -- 1999.....           14,365(1)          Not Applicable                 0
Stock Award Plan -- 2003.....          109,174(1)          Not Applicable            22,540
Equity compensation plans not
  approved by shareholders...             None                       None              None
  Total......................          551,377             Not Applicable           116,809

---------------

(1) Represents shares that have been granted but have not yet vested.

ITEM 6. SELECTED FINANCIAL DATA

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following tables set forth selected consolidated historical financial and other data of NCRIC Group for the years and at the dates indicated and are derived in part from and should be read together with the audited consolidated financial statements and notes thereto of NCRIC Group, as well as with "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this Form 10-K.

                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------
                                      2004         2003         2002         2001       2000
                                    --------     --------     --------     --------   --------
                                                          (IN THOUSANDS)
Statement of Operations Data:
Gross premiums written............  $ 87,229     $ 71,365     $ 51,799     $ 34,459   $ 22,727
                                    ========     ========     ========     ========   ========
Net premiums written..............  $ 72,536     $ 59,277     $ 33,804     $ 23,624   $ 15,610
                                    ========     ========     ========     ========   ========
Net premiums earned...............  $ 66,462     $ 47,264     $ 30,098     $ 20,603   $ 14,611
Net investment income.............     7,256        6,008        5,915        6,136      6,407
Net realized investment gains
  (losses)........................       475        1,930        (131)         (278)        (5)
Practice management and related
  income..........................     4,395        4,906        5,800        6,156      5,317
Other income......................       820        1,155        1,013          602        470
                                    --------     --------     --------     --------   --------
  Total revenues..................    79,408       61,263       42,695       33,219     26,800
Losses and loss adjustment
  expenses........................    70,310       50,473       26,829       18,858     11,946
Underwriting expenses.............    12,635       10,003        8,168        4,877      3,591
Practice management and related
  expenses........................     5,016        5,222        5,811        6,063      4,970
Interest expense on Trust
  Preferred Securities............       857          826           62            0          0
Other expenses....................     2,514        1,651        1,405        1,245      1,237
                                    --------     --------     --------     --------   --------
  Total expenses..................    91,332       68,175       42,275       31,043     21,744
                                    --------     --------     --------     --------   --------
(Loss) income before income
  taxes...........................  (11,924)      (6,912)          420        2,176      5,056
Income tax (benefit) provision....   (4,804)      (2,694)        (322)          597      1,561
                                    --------     --------     --------     --------   --------
Net (loss) income.................  $(7,120)     $(4,218)     $    742     $  1,579   $  3,495
                                    ========     ========     ========     ========   ========
Net (loss) earnings per share
  Basic...........................  $ (1.12)     $ (0.65)     $   0.11     $   0.24   $   0.53
  Diluted.........................  $ (1.12)     $ (0.65)     $   0.11     $   0.23   $   0.53
Balance Sheet Data:
Invested assets...................  $202,307     $174,357     $120,120     $103,125   $ 98,045
Total assets......................   292,899      262,546      202,687      161,002    145,864
Reserves for losses and loss
  adjustment expenses.............   153,242      125,991      104,022       84,560     81,134
Total liabilities.................   220,884(1)   184,567(1)   154,870(1)   116,548    104,415
Total stockholders' equity........    72,015       77,979       47,817       44,454     41,449

                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------
                                      2004         2003         2002         2001       2000
                                    --------     --------     --------     --------   --------
                                                          (IN THOUSANDS)
Selected GAAP Underwriting
  Ratios(2):
Losses and loss adjustment
  expenses ratio..................     105.8%       106.8%        89.1%        91.5%      81.7%
Underwriting expense ratio........      19.0%        21.2%        27.2%        23.7%      24.6%
Combined ratio....................     124.8%       128.0%       116.3%       115.2%     106.3%
Selected Statutory Data:
Losses and loss adjustment
  expenses ratio..................     105.8%       106.8%        89.2%        90.0%      75.3%
Underwriting expense ratio........      20.7%        22.6%        22.6%        21.8%      19.7%
Combined ratio....................     126.5%       129.4%       111.8%       111.8%      95.0%
Operating ratio(3)................     115.6%       113.3%        92.4%        84.3%      63.6%
Ratio of net premiums written to
  policyholders' surplus..........      1.15         0.84         0.83         0.77       0.60
Policyholders' surplus............  $ 62,994     $ 70,372     $ 44,269     $ 32,759   $ 29,764

---------------

(1) Includes $15.0 million of Trust Preferred Securities.

(2) In calculating GAAP underwriting ratios, renewal credits are considered a reduction of premium income. In addition, earned premium is used to calculate the GAAP loss and underwriting expense ratios. For statutory purposes, renewal credits are not considered a reduction in premium income, and written premiums are used to calculate the statutory underwriting expense ratio. Due to these differences in treatment, GAAP combined ratios can differ significantly from statutory combined ratios. See Note 11 to the consolidated financial statements for a discussion of the differences between statutory and GAAP reporting.

(3) The operating ratio is the statutory combined ratio offset by the benefit of investment income expressed as a percentage of premiums earned.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The financial statements and data presented herein have been prepared in accordance with GAAP, unless otherwise noted. GAAP differs from statutory accounting practices used by regulatory authorities in their oversight responsibilities of insurance companies. See Note 11 to the consolidated financial statements for a reconciliation of our net income and equity between GAAP and statutory accounting bases.

CRITICAL ACCOUNTING POLICIES

     Following is a discussion of key financial concepts and of those accounting policies which we believe to be the most critical. That is, these are most important to the portrayal of our financial condition and results of operations and they require management's most complex judgments, including the need to make estimates about the effect of insurance losses and other matters that are inherently uncertain.

     Premium income. Gross premiums written represent the amounts billed to policyholders. Gross premiums written are reduced by premiums ceded to reinsurers and renewal credits in determining net premiums written. Premiums ceded to reinsurers represent the cost to us of reducing our exposure to medical professional liability losses by transferring agreed upon insurance risks to reinsurers through a reinsurance contract or treaty. Renewal credits are reductions in premium billings to renewing policyholders. Net premiums written are adjusted by any amount which has been billed but not yet earned during the period in arriving at earned premiums. Extended reporting endorsements premium is earned in the same period it is written.

     For several large groups of policyholders, we have insurance programs where the premiums are retrospectively determined based on losses during the period. Under all of the current programs, the full premium level is determined and billed at the inception of the policy term. The premium level could potentially be reduced and a premium refund made if the program loss experience is favorable. Premiums billed under retrospective programs are recorded as premiums written, while premium refunds accrued under retrospective programs are recorded as unearned premiums. When an accrued premium refund is paid, written premiums are reduced with no change to earned premium. Under retrospective programs, premiums earned are premiums written reduced by premium refunds accrued. Premium refunds are accrued to reflect the risk-sharing program results on a basis consistent with the underlying loss experience. The program loss experience is that which is included in the determination of our losses and loss adjustment expenses (LAE). As described more fully below, one component of the expense for losses and LAE is the estimate of future payments for claims and related expenses of adjudicating claims.

     Unearned premiums represent premiums billed but not yet fully earned at the end of the reporting period. Premiums receivable represent annual billed and unbilled premiums which have not yet been collected.

     Reserves for losses and loss adjustment expenses. We write one line of business, medical professional liability. Losses and LAE reserves are estimates of future payments for reported claims and related expenses of adjudicating claims with respect to insured events that have occurred in the past. The change in these reserves from year to year is reflected as an increase or decrease to our losses and LAE expense incurred.

     Medical professional liability losses and LAE reserves are established based on an estimate of these future payments as reflected in our past experience with similar cases and historical trends involving claim payment patterns. Other factors that modify past experience are also considered in setting reserves, including court decisions, economic conditions, current trends in losses, and inflation. Reserving for medical professional liability claims is a complex and uncertain process, requiring the use of informed estimates and judgments. Although we intend to estimate conservatively our future payments relating to losses incurred, there can be no assurance that currently established reserves will prove adequate in light of subsequent actual experience.

     The estimation process is an extensive effort. It begins in our claims department with the initial report of a claim. For each claim reported, a case reserve is established by the claims department based on analysis of the facts of the particular case and the judgment of claims management. This estimation process is not by formula but is driven by the investigation of facts combined with the experience and insight of claims management applied to each individual case. The timing of establishing case reserves follows established protocols based on the underlying facts and circumstances on a case by case basis. Specific factors considered include: the claimant's assertion of loss; the amount of documented damages asserted; an expert medical assessment; the jurisdiction where the incident occurred; our experience with any similar cases in the past; and any other factors pertinent to the specific case.

     Each quarter, the aggregate of case reserves by report year is compiled and subjected to extensive analysis. Semiannually, our independent actuary performs an actuarial valuation of reserves based on the data comprising our detailed claims experience since inception.

     The actuarial valuation entails application of various statistically based actuarial formulae, an analysis of trends, and a series of judgments to produce an aggregate estimate of our liability at the balance sheet date. Specific factors included in the estimation process include: the level of case reserves by jurisdiction by report year; the change in case reserves between each evaluation date; historical trends in the development of our initial case reserves to final conclusion; expected losses and LAE levels based on past experience relative to the level of premium earned; reinsurance treaty terms; and any other pertinent factors that may arise.

     In consultation with our independent actuary, we utilize several methods in order to estimate losses and LAE reserves by projecting ultimate losses. By utilizing and comparing the results of these methods, we are better able to analyze loss data and establish an appropriate reserve. Our independent actuary provides a point estimate for loss reserves rather than a range of estimates. The statistical accuracy of the actuarial estimate indicates that the actual ultimate value of reserved losses will be in the range of approximately plus or minus 10% of the calculated point estimate. The actuarial valuation of reserves is a critical component of the financial reporting process and provides the foundation for the determination of reserve levels. In addition to reporting under GAAP, we file financial statements with state regulatory authorities based on statutory accounting requirements. These requirements include a certification of reserves by an appointed actuary. The reserves in our statutory filings have been certified by an independent medical professional liability insurance actuary.

     Our ultimate liability will be known after all claims are closed, which is likely to be several years into the future. For example, as of December 31, 2004, the oldest report date of an open claim is 1993. Incurred losses for each report year will develop with a change in estimate in each subsequent calendar year until all claims are closed for that report year. Loss development could potentially have a significant impact on our results of operations. Developments changing the ultimate aggregate liability as little as 1% could have a material impact on our reported operating results.

     The inherent uncertainty in establishing reserves is relatively greater for companies writing long-tail medical professional liability business. Each claim reported has the potential to be significant in amount. For the three-year period ended December 31, 2004, the average indemnity payment per paid closed claim was $301,000 with total indemnity payments of $31.4 million, $22.2 million and $12.9 million for the years ended December 31, 2004, 2003 and 2002, respectively. The cost of individual indemnity payments over this three-year period ranged from $1,500 to $2.4 million. Due to the extended nature of the claim resolution process and the wide range of potential outcomes of professional liability claims, established reserve estimates may be adversely impacted by: judicial expansion of liability standards; unfavorable legislative actions; expansive interpretations of contracts; inflation associated with medical claims; lack of a legislated cap on non-economic damages; and the propensity of individuals to file claims. These risk factors are amplified given the increase in new business written in new markets because there is limited historical data available which can be used to estimate current loss levels. We refine reserve estimates as experience develops and additional claims are reported or existing claims are closed; adjustments to losses reserved in prior periods are reflected in the results of the periods in which the adjustments are made.

     Losses and LAE reserve liabilities as stated on the balance sheet are reported gross before recovery from reinsurers for the portion of the claims covered under the reinsurance program. Losses and LAE expenses as reported in the statement of operations are reported net of reinsurance recoveries.

     Reinsurance. We manage our exposure to individual claim losses, annual aggregate losses, and LAE through our reinsurance program. Reinsurance is a customary practice in the industry. It allows us to obtain indemnification against a specified portion of losses associated with insurance policies we have underwritten by entering into a reinsurance agreement with other insurance enterprises or reinsurers. We pay or cede part of our policyholder premium to reinsurers. The reinsurers in return agree to reimburse us for a specified portion of any claims covered under the reinsurance contract. While reinsurance arrangements are designed to limit losses from large exposures and to permit recovery of a portion of direct losses, reinsurance does not relieve us of liability to our insured policyholders. We monitor the creditworthiness of reinsurers on an ongoing basis. We also routinely evaluate for collectibility amounts recoverable from reinsurers. No allowance for uncollectible reinsurance recoverable has been determined to be necessary.

     Under our current primary reinsurance contract, the premium ceded to the reinsurers is based on a fixed rate applied to policy premium for that coverage layer. During the year, estimated premium payments are made to the reinsurers, and a final adjustment is made at the end of the year to reflect actual premium earned in accordance with the treaty. For the years through 2002, we retained risk exposure up to $500,000 for each and every claim. Beginning January 1, 2003, the retention level increased to $1,000,000 for each and every claim.

     For 1999 and prior years, in accordance with one of our primary reinsurance contracts, the portion of the policyholder premium ceded to the reinsurers was swing-rated or experience-rated on a retrospective basis. This swing-rated cession program is subject to a minimum and maximum premium range to be paid to the reinsurers in the future, depending upon the extent of losses actually paid by the reinsurers. A deposit premium is paid by us during the initial policy year. An additional liability, "retrospective premiums accrued under reinsurance treaties," is recorded by us to represent an estimate of net additional payments to be made to the reinsurers under the program, based on the level of loss and LAE reserves recorded. Like loss and LAE reserves, adjustments to prior year ceded premiums payable to the reinsurers are reflected in the results of the periods in which the adjustments are made. The swing-rated reinsurance premiums are estimated in a manner consistent with the estimation of our loss reserves, and therefore contain uncertainties like those inherent in the loss reserve estimate.

     Our practice for accounting for the liability for retrospective premiums accrued under reinsurance treaties is to record the current year swing-rated reinsurance premium at management's best estimate of the ultimate liability, which was generally the maximum rate payable under terms of the treaty. Due to the long tail nature of the medical professional liability insurance business, it takes several years for the losses for any given report year to fully develop. Since the ultimate liability for reinsurance premiums depends on the ultimate losses, among other things, it is several years after the initial reinsurance premium accrual before the amount becomes known. During the intervening periods, reevaluations are made and adjustments to the accrued retrospective premiums are made as considered appropriate by management. As of December 31, 2004, twenty open claims are from report years covered by the swing-rated reinsurance treaties.

     Exposure to individual losses in excess of $1 million is known as excess layer coverage. Excess layer premiums are recorded as current year reinsurance ceded costs. Under the excess layer treaties, prior to 2000 we ceded to our reinsurers over 90% of our exposure. Effective since January 1, 2000, we cede 100% of our risks and related to these coverage layers.

     Investment portfolio. Our investment portfolio is composed principally of fixed maturity securities classified as available-for-sale. All securities with gross unrealized losses at the balance sheet date are evaluated for evidence of other-than-temporary impairment on a quarterly basis. We write down to fair value any security with an impairment that is deemed to be other-than-temporary in the period the determination is made. The assessment of whether such impairment has occurred is based on management's case-by-case evaluation of the underlying reasons for the decline in fair value. Management considers a wide range of factors and uses its best judgment in evaluating the cause of the decline in the estimated fair value of the security and in assessing the prospects for near-term recovery. Factors considered in the evaluation include but are not limited to: (1) interest rates; (2) market-related factors other than interest rates; and (3) financial conditions, business prospects and other fundamental factors specific to the securities issuer. Declines attributable to issuer fundamentals are reviewed in further detail. We have a security monitoring process which includes quarterly review by an investment committee comprised of members of our Board of Directors. Our CEO and CFO also participate in the committee meetings in which our professional investment advisors review with the committee and management the analysis prepared by our investment managers of each security that has certain characteristics, reviewing: deterioration of the financial condition of the issuer; the magnitude and duration of unrealized losses; and the credit rating and industry of the issuer. The primary factors considered in evaluating whether a decline in value is other-than-temporary include: the length of time and the extent to which the fair value has been less than cost; the financial condition and near-term prospects of the issuer; whether the issuer is current on contractually obligated interest and principal payments; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery.

     The evaluation for other-than-temporary impairments is a quantitative and qualitative process involving judgments which is subject to risks and uncertainties. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition and the effects of changes in interest rates.

     Goodwill. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill ceased upon adoption of SFAS 142 on January 1, 2002.

     Our goodwill asset, $7.3 million as of December 31, 2004, resulted from the 1999 acquisition of three businesses which now operate as divisions of our practice management services. We completed our goodwill impairment testing under SFAS 142 and concluded that the goodwill asset was not impaired as of the annual evaluation date, nor was it impaired as of December 31, 2004.

     The basic steps involved in the goodwill impairment test are (1) identification of the reporting unit to be tested; and (2) calculation of the current fair value of the reporting unit and comparing it to the carrying value. If the current fair value of the reporting unit exceeds the carrying value, goodwill is not impaired. Because the acquired divisions are not publicly traded, a discounted cash value calculation is used to determine the current fair value of the unit.

     Estimates as to future performance of the divisions along with current market value indicators provide the basis for determination of the current fair value of the unit. There is no guarantee of either the accuracy of the estimate of future performance of the divisions or of the accuracy of current market value indicators, since the real test of market value is what a potential acquirer is willing to pay.

     New accounting guidance. In July 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus with respect to guidance to be used in determining whether an investment within the scope of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, is other than temporarily impaired. The guidance was to be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. In September 2004, the FASB issued, and the Company adopted, FSP EITF Issue 03-1-1, which deferred the effective date of the impairment measurement and recognition provisions contained in EITF 03-1 until final guidance is adopted. The disclosure requirements of EITF 03-1 were previously adopted by the Company as of December 31, 2003 for investments accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. For all other investments within the scope of EITF 03-01, the disclosures are effective and have been adopted by the Company as of December 31, 2004. As this accounting guidance develops, we will continue to review it to assess any potential impact to our fixed income portfolio and our asset management policy.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R.) This statement replaces Statement No. 123, Accounting for Stock-Based Compensation and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The statement requires the adoption of a fair-value-based method of accounting for share-based transactions with employees. Adoption is required by the first interim or annual period after June 15, 2005. The Company is in the process of evaluating the requirements of SFAS 123R to comply with the new pronouncement by the third quarter of 2005.

OVERVIEW

     Financial results for 2004 were very disappointing. While over-shadowed by the financial results, we achieved significant accomplishments during the year. Results were driven by a few key factors: earned premium growth, increase in claims severity, and moderation of claims frequency. Earned premiums grew due primarily to the rate level increases. Approximately 89% of policies eligible for renewal did renew during 2004. As a result of non-renewals initiated by NCRIC, both from the annual underwriting process and from West Virginia, combined with attrition, the overall number of insurance policies in force went down by 287, or 6.8%, during the year. As we have reported previously, in the first quarter of 2004, we began non-renewing policies in the West Virginia market at the end of each policy term. After the approval of a rate increase effective September 1, we again began to renew business in West Virginia.

     Claims frequency, as measured by the number of claims reported per 100 exposures, was lower by 23% in 2004 compared to 2003, was lower by 18% compared to 2002 and was lower by 34% compared to 2001. While the severity of claims continues to rise, lower frequency also has a direct impact on financial results.

     Claims severity increases impact both claims reported in the current calendar year and claims originally reported in prior years. In the first half of 2004, we incurred an increase in the severity of losses, principally from the 2001 report year claims in Virginia and the 2000 report year claims in the District of Columbia. The fourth quarter adverse development of claims reported in prior years stemmed from claims reported in 2001, 2002 and 2003 across all our market territories except West Virginia.

     On February 28, 2005, the Company announced its Board had approved an agreement to merge NCRIC Group, Inc. into ProAssurance Corporation in a stock-for-stock transaction that values the Company at $10.10 per share, based on the closing price of ProAssurance common stock on Friday, February 25, 2005. Under the terms of the agreement each holder of common stock of the Company will have the right to receive 0.25 of a share of ProAssurance common stock for each share of NCRIC Group. This exchange ratio is subject to adjustment in the event that the market price of the ProAssurance stock prior to the closing of the transaction either exceeds $44.00 or is less than $36.00 such that the exchange ratio would then be adjusted such that the value per NCRIC Group share would neither exceed $11.00 nor be less than $9.00, respectively. The transaction is subject to required regulatory approvals and a vote of NCRIC Group stockholders and is expected to close early in the third quarter of 2005.

     On March 4, 2005 we announced that the financial rating of our primary insurance subsidiary, NCRIC, Inc., was changed by A.M. Best Company from "A-" (Excellent) to "B++" (Very Good) with negative implications. The action by A. M. Best followed announcement of our fourth quarter and year-end 2004 results of a net loss of $8.3 million and $7.1 million, respectively. The results were driven primarily by adverse development on claims reported in prior years. The rating will remain under review pending A. M. Best's review of NCRIC, Inc.'s loss reserves, completion of the transaction and discussions with management.

CONSOLIDATED NET INCOME YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Net results were a loss of $7.1 million for the year ended December 31, 2004 compared to a loss of $4.2 million for the year ended December 31, 2003. 2004 results were negatively impacted by adverse development of claims originally reported in earlier years.

     The operating results of our insurance segment for the year ended December 31, 2004 were primarily driven by growth in earned premiums and the increase in the estimate of loss reserves for claims reported in prior years. Primarily due to increased premium rates, net premiums earned increased by 41%. While the cost for claims reported in 2004 increased due to severity, the development of losses for claims originally reported in 2001, 2002 and 2003 reduced earnings for 2004. The re-estimation of losses was driven by two primary factors -- increases in the estimate of direct losses, primarily for the 2001, 2002 and 2003 report years, and a change in estimate of the level of reinsurance to be recovered for the losses reported in the years 2001 and 2002.

     Net income for the fourth quarter of 2004 was a loss of $8.3 million driven by adverse development on losses originally reported in prior years. The section on Losses and Loss Adjustment Expenses provides a discussion of these loss costs.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Net income was a loss of $4.2 million for the year ended December 31, 2003 compared to income of $742,000 for the prior year. 2003 results were negatively impacted by adverse development of claims originally reported in earlier years.

     The operating results of our insurance segment for the year ended December 31, 2003 were primarily driven by growth in new business written and the increase in the estimate of loss reserves for claims reported in prior years. For the year, new business premium written was $10.5 million compared to $12.7 million for 2002. The new business written coupled with the increased premium rates resulted in a 57% increase in net premiums earned. The strain on current period earnings as a result of the large increase in new business written, combined with investment yield declines, resulted in pressure on short-term profitability. While the cost for claims reported in 2003 increased due to the rise in exposures, the development of losses for claims originally reported in 2001 and 2002 reduced pre-tax earnings for 2003. The re-estimation of losses was driven by two primary factors -- increases in the estimate of direct losses, primarily in Virginia for the 2001 and 2002 report years, and a change in estimate of the level of reinsurance to be recovered for the losses reported in the years 2000, 2001 and 2002.

     The 2003 fourth quarter loss of $5.6 million was driven by adverse development of $6.0 million on prior year losses in addition to an increased reserving level on 2003 losses. The loss reserve development was estimated based on new information on specific losses and related revision of estimates of loss trends, primarily in report years 2001 and 2002, combined with a re-estimation of reinsurance to be recovered on losses in the 2000, 2001 and 2002 report years based on actual development as those years mature. Related to the change in estimate of losses, the reinsurance premium on prior year losses covered by the swing-rated reinsurance program was a charge of $931,000 in the fourth quarter of 2003 compared to a credit of $106,000 in the fourth quarter of 2002.

NET PREMIUMS EARNED

     The following table is a summary of our net premiums earned:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2004       2003       2002
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Gross premiums written...............................  $ 87,229   $ 71,365   $ 51,799
Change in unearned premiums..........................    (6,237)   (10,342)    (7,686)
                                                       --------   --------   --------
Gross premiums earned................................    80,992     61,023     44,113
Reinsurance premiums ceded related to:
  Current year.......................................   (14,531)   (12,833)   (14,429)
  Prior years........................................         1       (926)       406
                                                       --------   --------   --------
     Total reinsurance premiums ceded................   (14,530)   (13,759)   (14,023)
                                                       --------   --------   --------
Net premiums earned before renewal credits...........    66,462     47,264     30,090
Renewal credits......................................        --         --          8
                                                       --------   --------   --------
Net premiums earned..................................  $ 66,462   $ 47,264   $ 30,098
                                                       ========   ========   ========

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Gross premiums written increased by $15.8 million, or 22%, to $87.2 million for the year ended December 31, 2004 from $71.4 million for the year ended December 31, 2003, due to net new business written, which is new business net of lost business, combined with the premium rate increases, which averaged 27%. The gross premiums written include premiums for retrospectively rated programs of $218,000 for the year ended December 31, 2004 and $1.1 million for the year ended December 31, 2003, decreasing primarily due to a return of premium under the terms of the retrospective rating program.

Gross premiums written also include $7.5 million in 2004 and $3.2 million in 2003 for extended reporting endorsements. Gross premiums written on excess layer coverage increased $3.1 million to $13.3 million for the year ended December 31, 2004 from $10.2 million for the year ended December 31, 2003.

     The change in unearned premiums for the period decreased by $4.1 million to $6.2 million for the year ended December 31, 2004 from $10.3 million for the year ended December 31, 2003. This decrease resulted from policy cancellations and the refund of previously accrued retrospective rating program premium, partially offset by premium rate increases and new business written.

     Gross premiums earned increased $20.0 million, or 33%, to $81.0 million for the year ended December 31, 2004 from $61.0 million for the year ended December 31, 2003. The increase consists of $16.2 million for premiums earned under basic medical professional liability insurance and $3.8 million for excess limits coverage. Extended reporting endorsements premium is earned in the same period as it is written.

     Reinsurance premiums ceded increased by $0.7 million, or 5.6% to $14.5 million for the year ended December 31, 2004 from $13.8 million for the year ended December 31, 2003. Current year reinsurance premiums ceded increased by $1.7 million, or 13%, to $14.5 million for the year ended December 31, 2004 from $12.8 million for the year ended December 31, 2003 as the result of higher gross earned premiums. Reinsurance premiums are affected by current year premiums payable to the reinsurers, as well as the retrospective adjustments to accruals for prior year premiums.

     Reinsurance premiums related to prior years under the swing-rated treaty were a benefit of $1,000 in 2004 and a charge of $0.9 million in 2003 due to loss development of reinsured losses compared to our prior estimates. Generally, losses covered by the swing-rated treaty are in the range excess of $500,000 to $1 million. Loss development results from the re-estimation and settlement of individual losses. As claims are brought to conclusion, each year there are fewer outstanding claims in the years covered by this reinsurance treaty. While the potential for loss development impacting this reinsurance coverage is reduced each year as the inventory of open claims is reduced, until all claims covered by the treaty are closed the potential remains for changes from current estimates. As of December 31, 2004, there are 20 open claims in the years covered by swing-rated reinsurance compared to 36 open claims as of December 31, 2003. The liability "retrospective premiums accrued under reinsurance treaties" decreased to $351,000 at December 31, 2004 from $1.8 million at December 31, 2003.

     Renewal credits for the years ended December 31, 2004 and 2003 reflect our decision to not provide a renewal premium credit for 2004 or 2005 renewals.

     Net premiums earned increased by $19.2 million, or 40.6%, to $66.5 million for the year ended December 31, 2004 from $47.3 million for the year ended December 31, 2003. The increase reflects the $20.0 million growth in gross earned premiums offset by the higher reinsurance premiums ceded in 2004 compared to 2003.

     In 2002, we initiated a program to provide insurance coverage to physicians at four HCA hospitals in West Virginia. Under this arrangement, we ceded 100% of the insurance exposure to a captive insurance company affiliated with the sponsoring hospitals. We received a ceding commission for providing complete policy underwriting, claims and administrative services for these policies. While accounting standards require the premium written to be included as a part of our direct written premium, we have no net written nor net earned premium from this program. This program was terminated effective with July 1, 2003 renewals.

     Direct new business comes primarily from the District of Columbia. Agent-produced new business in 2004 came primarily from Delaware and Virginia. The following chart of new written premiums shows the composition of new business by distribution channel.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               2004     2003
                                                              ------   -------
                                                               (IN THOUSANDS)
Direct......................................................  $  775   $   618
Agent.......................................................   2,295     9,900
                                                              ------   -------
                                                              $3,070   $10,518
                                                              ======   =======

     The overall level of new business produced in 2004 is lower than in 2003, as planned. In 2003 our business in Delaware expanded to place us in the top market share position, therefore, the opportunity for growth in Delaware in 2004 was limited. The other territory identified for growth is Virginia. We continue to write new business in Virginia, however, our product is priced at the high end of the market, which has the result of constraining growth. We believe our price level is required by the loss characteristics of the Virginia market. We continue to maintain that pricing integrity is critical to long-term viability.

     The distribution of premium written continues to show notable growth in our market areas outside of the District of Columbia. For seven months in 2004 in West Virginia we stopped writing new business and non-renewed policies at their anniversary dates due to inadequate rate levels allowed by the West Virginia Department of Insurance. After receiving approval for a rate increase effective September 1, 2004, we began offering renewals on some West Virginia business.

     The following chart reports the components of gross premium written by state as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                            2004            2003
                                                        -------------   -------------
                                                        AMOUNT     %    AMOUNT     %
                                                        -------   ---   -------   ---
                                                           (DOLLARS IN THOUSANDS)
District of Columbia..................................  $25,650    30%  $23,216    33%
Virginia..............................................   29,612    34    22,640    32
Maryland..............................................   11,451    13     8,819    12
West Virginia.........................................    7,174     8     7,935    11
Delaware..............................................   13,342    15     8,755    12
                                                        -------   ---   -------   ---
  Total...............................................  $87,229   100%  $71,365   100%
                                                        =======   ===   =======   ===

     Premium collection litigation. During 2000, it was determined that one of NCRIC's hospital-sponsored retrospective programs would not be renewed. In accordance with the terms of the contract, NCRIC billed the hospital sponsor, Columbia Hospital for Women Medical Center, Inc., for premium due based on the actual accumulated loss experience of the terminated program. Because the original 2000 bill was not paid when due, we initiated legal proceedings to collect. As of December 31, 2004 the amount due to NCRIC for this program was $2.9 million. NCRIC has accrued no amount of net receivable due to the pending litigation and questionable collectibility.

     On February 13, 2004, a District of Columbia Superior Court jury returned a verdict in favor of Columbia Hospital for Women Medical Center, Inc. (CHW) in the premium collection litigation between NCRIC, Inc. and CHW. The verdict came in a civil action stemming from NCRIC, Inc.'s efforts to collect payment for nearly $3 million in premiums that NCRIC alleges it is owed by CHW under a contract with CHW that expired in 2000. The jury ruled against the claim by NCRIC, Inc. and returned a verdict of $18.2 million in favor of CHW counterclaims.

     The verdict was entered as a judgment on February 20, 2004. On March 5, 2004, NCRIC filed post-trial motions for judgment as a matter of law and, in the alternative, for a new trial. As a result of these post-trial motions, the judgment is not final, and jurisdiction with respect to the verdict remains with the trial judge. No decision has yet been rendered on the post-trial motions. In connection with the filing of post-trial motions, NCRIC secured a $19.5 million appellate bond and associated letter of credit. The amount of the bond represents the verdict plus a projection of post-trial interest. No amounts have been drawn upon the letter of credit as of March 18, 2005. After the post-trial motions have been ruled upon by the judge, any judgment will be entered as final, but subject to appeal. No liability has been accrued in these financial statements for any possible loss arising from this litigation because the judgment remains with the trial judge, and NCRIC believes that it has meritorious defenses and that it is not probable that the preliminary judgment will prevail, nor is any potential final outcome reasonably estimable at this time. Legal expenses incurred for this litigation in 2004 were $734,000. The expenses associated with the $19.5 million appellate bond and associated letter of credit were $261,000.

     Expenses incurred in 2004 for the trial portion of the litigation were $525,000, reported as a component of underwriting expenses, and post-trial costs were $620,000, reported as a component of other expenses. NCRIC Group, Inc. has indemnified NCRIC, Inc. for post-trial costs expected to be incurred in 2004 and for any potential final judgment up to $5.5 million, on an after-tax basis.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Gross premiums written increased by $19.6 million, or 38%, to $71.4 million for the year ended December 31, 2003 from $51.8 million for the year ended December 31, 2002, due to net new business written, which is new business net of lost business, combined with the premium rate increases, which averaged 27%. The gross premiums written include premiums for retrospectively rated programs of $1.1 million for the year ended December 31, 2003 and $2.2 million for the year ended December 31, 2002. Gross premiums written also include $3.2 million in 2003 and $1.3 million in 2002 for extended reporting endorsements. Gross premiums written on excess layer coverage increased $3.6 million to $10.2 million for the year ended December 31, 2003 from $6.6 million for the year ended December 31, 2002.

     The change in unearned premiums for the period increased by $2.6 million to $10.3 million for the year ended December 31, 2003 from $7.7 million for the year ended December 31, 2002. This increase resulted from net new business written throughout the year combined with premium rate increases.

     Gross premiums earned increased $16.9 million, or 38%, to $61.0 million for the year ended December 31, 2003 from $44.1 million for the year ended December 31, 2002. The increase was primarily due to $14.3 million for premiums earned under basic medical professional liability insurance and $2.5 million for excess limits coverage. Extended reporting endorsements premium is earned in the same period as it is written.

     Reinsurance premiums ceded decreased by $0.2 million to $13.8 million for the year ended December 31, 2003 from $14.0 million for the year ended December 31, 2002. The decrease was the result of lower reinsurance premium rates, partially offset by higher gross earned premiums and additional premium ceded related to prior years. Reinsurance premiums are affected by current year premiums payable to the reinsurers, as well as the retrospective adjustments to accruals for prior year premiums.

     Current year reinsurance premiums ceded decreased by $1.6 million, or 11.4%, to $12.8 million for the year ended December 31, 2003 from $14.4 million for the year ended December 31, 2002. This decrease was due to lower reinsurance premium rates charged by reinsurers as a result of the increase in NCRIC's retention level to $1 million from $500,000, partially offset by the increase in gross earned premiums.

     Reinsurance premiums related to prior years under the swing-rated treaty were a charge of $0.9 million in 2003 and a benefit of $0.4 million in 2002 due to loss development of reinsured losses compared to our prior estimates. Generally, losses covered by the swing-rated treaty are in the range excess of $500,000 to $1 million. Loss development results from the re-estimation and settlement of individual losses. The 2003 change is due to an increase in the estimate of losses covered by the swing-rated treaty in the 1997 and 1999 years. The 2002 change is primarily reflective of the favorable loss development in the 1995, 1997 and 1998 coverage years. As claims are brought to conclusion, each year there are fewer outstanding claims in the years covered by this reinsurance treaty. While the potential for loss development impacting this reinsurance coverage is reduced each year as the inventory of open claims is reduced, until all claims covered by the treaty are closed the potential remains for changes from current estimates. As of December 31, 2003, there are 36 open claims in the years covered by swing-rated reinsurance compared to 48 open claims as of December 31, 2002. The liability "retrospective premiums accrued under reinsurance treaties" increased to $1.8 million at December 31, 2003 from $0.6 million at December 31, 2002.

     Renewal credits for the years ended December 31, 2003 and 2002, reflect our decision to not provide a renewal premium credit for 2003 or 2004 renewals.

     Net premiums earned increased by $17.2 million, or 57.1%, to $47.3 million for the year ended December 31, 2003 from $30.1 million for the year ended December 31, 2002. The increase reflects the $16.9 million growth in gross earned premiums supplemented by the lower reinsurance premiums ceded in 2003 compared to 2002.

     In 2002, we initiated a program to provide insurance coverage to physicians at four HCA hospitals in West Virginia. Under this arrangement, we cede 100% of the insurance exposure to a captive insurance company affiliated with the sponsoring hospitals. We receive a ceding commission for providing complete policy underwriting, claims and administrative services for these policies. While accounting standards require the premium written to be included as a part of our direct written premium, we have no net written nor net earned premium from this program. This program was terminated effective with July 1, 2003 renewals.

     The mix of business produced directly by us versus by agents has changed between years as shown on the following chart of new gross written premiums.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2002
                                                              -------   -------
                                                               (IN THOUSANDS)
Direct......................................................  $   618   $ 2,309
Agent.......................................................    9,900    10,391
HCA.........................................................        0       793
                                                              -------   -------
                                                              $10,518   $13,493
                                                              =======   =======

     Direct new business is primarily in the District of Columbia. The D.C. market does not provide significant opportunity for new business production. Agent-produced new business in 2003 came primarily from Delaware and Virginia. In 2002, agent new business also included $403,000 for the Princeton hospital program which was discontinued in 2003.

     The distribution of premium written shows notable growth in our market areas outside of the District of Columbia. The following chart illustrates the components of gross premium written by state.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                            2003            2002
                                                        -------------   -------------
                                                        AMOUNT     %    AMOUNT     %
                                                        -------   ---   -------   ---
                                                           (DOLLARS IN THOUSANDS)
District of Columbia..................................  $23,216    33%  $21,796    42%
Virginia..............................................   22,640    32    14,863    29
Maryland..............................................    8,819    12     5,663    11
West Virginia.........................................    7,935    11     7,688    15
Delaware..............................................    8,755    12     1,789     3
                                                        -------   ---   -------   ---
  Total...............................................  $71,365   100%  $51,799   100%
                                                        =======   ===   =======   ===

     Premium collection litigation. During 2000, it was determined that one of NCRIC's hospital-sponsored retrospective programs would not be renewed. In accordance with the terms of the contract, NCRIC billed the hospital sponsor, Columbia Hospital for Women Medical Center, Inc., for premium due based on the actual accumulated loss experience of the terminated program. Because the original 2000 bill was not paid when due, we initiated legal proceedings to collect. As of December 31, 2003 the amount due to NCRIC for this program was $3.0 million. NCRIC has accrued no amount of net receivable due to the pending litigation and questionable collectibility.

     On February 13, 2004, a District of Columbia Superior Court jury rejected NCRIC's claim for premiums due and returned a verdict in favor of Columbia Hospital for Women Medical Center, Inc. (CHW) in counterclaims to the premium collection litigation initiated by NCRIC. The jury awarded $18.2 million in damages to CHW.

     NCRIC filed post-trial motions on March 5, 2004, to set aside the verdict or reduce the amount of the award. No liability has been accrued in the financial statements for any possible loss arising from this litigation.

NET INVESTMENT INCOME

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Net investment income increased by $1.3 million, or 22%, for the year ended December 31, 2004 compared to the prior year reflecting a higher base of average invested assets partially offset by a decrease in yields. Net investment income for the year ended December 31, 2004 was $7.3 million compared to $6.0 million for the year ended December 31, 2003. Average invested assets, which include cash equivalents, increased by $40.4 million, or 26%, to $194.1 million for the year ended December 31, 2004, due to the proceeds from the mid-2003 issuance of stock and cash from operations. The investment portfolio continues to overweight mortgage-backed securities, and maintains an allocation to common stocks as part of the strategy to protect the portfolio in a rising interest rate environment. The average effective yield was approximately 3.7% for the year ended December 31, 2004 and 3.9% for the year ended December 31, 2003. The tax equivalent yield was approximately 4.2% at December 31, 2004 and 4.4% at December 31, 2003. The change in investment yields is reflective of the market change in interest rates in 2004 compared to 2003 as well as the allocation to lower-yielding common stocks.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Net investment income increased by $93,000, or 2%, for the year ended December 31, 2003 compared to the prior year reflecting a higher base of average invested assets partially offset by a decrease in yields. Net investment income for the year ended December 31, 2003 was $6.0 million compared to $5.9 million for the year ended December 31, 2002. Average invested assets, which include cash equivalents, increased by $42.3 million, or 38%, to $153.7 million for the year ended December 31, 2003, due to the proceeds from the issuance of stock and cash from operations. New investments were primarily directed to mortgage-backed securities; in addition, the investment portfolio added an allocation to common stocks as part of the strategy to protect the portfolio in a rising interest rate environment. The average effective yield was approximately 3.9% for the year ended December 31, 2003 and 5.3% for the year ended December 31, 2002. The tax equivalent yield was approximately 4.4% at December 31, 2003 and 5.9% at December 31, 2002. The change in investment yields is reflective of the market change in interest rates in 2003 compared to 2002 as well as being reflective of the new allocation to lower-yielding common stocks and the portfolio restructuring executed in the first half of 2003. Securities sold as a part of the restructuring generally had above market coupon rates and were therefore sold at gains. New securities acquired brought current market rate yields into the portfolio, thereby reducing the overall portfolio yield.

NET REALIZED INVESTMENT GAINS (LOSSES)

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Net realized investment gains were $475,000 for the year ended December 31, 2004 compared to net realized investment gains of $1.9 million for the year ended December 31, 2003. The 2004 gains resulted from routine portfolio management activity, partially offset by the recognition of an other-than-temporary impairment of $15,000 on an investment in common stock. The circumstance giving rise to the other-than-temporary impairment charge was a decline in the value of the stock in 2004, which we do not expect to be temporary based on available financial information of the issuer.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Net realized investment gains were $1.9 million for the year ended December 31, 2003 compared to net realized investment losses of $131,000 for the year ended December 31, 2002. The 2003 gains resulted from portfolio restructuring implemented by our new fixed-income investment portfolio manager to replace weak credits with stronger rated bonds as well as from routine portfolio management activity, partially offset by the recognition of an other-than-temporary impairment loss of $135,000 on an investment in common stock. The circumstance giving rise to the other-than-temporary impairment charge was a sharp decline in the value of the stock in 2003, which we do not expect to be temporary based on available financial information of the issuer. 2002 realized losses included an other-than-temporary impairment charge of $557,000 for a fixed maturity security issued by WorldCom.

PRACTICE MANAGEMENT AND RELATED INCOME

     Revenue for practice management and related services is comprised of fees for the following categories of services provided: practice management; accounting; tax and personal financial planning; retirement plan accounting and administration; and other services.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Practice management and related revenues decreased by $0.5 million, or 10.2%, to $4.4 million for the year ended December 31, 2004, from $4.9 million for the year ended December 31, 2003. This revenue consists of fees generated by ConsiCare through its HealthCare Consulting and Employee Benefits Services divisions. The decreased revenue was primarily a result of a reduced level of non-recurring assignments in the HealthCare Consulting division compared to 2003.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Practice management and related revenues decreased by $0.9 million, or 15.5%, to $4.9 million for the year ended December 31, 2003, from $5.8 million for the year ended December 31, 2002. This revenue consists of fees generated by ConsiCare through its HealthCare Consulting and Employee Benefits Services divisions. The decreased revenue was primarily a result of a reduced level of non-recurring and recurring assignments in the HealthCare Consulting division compared to 2002. Additionally, in the later part of 2003, there was some loss of clients and revenue resulting from the departure from NCRIC of two consultants.

OTHER INCOME

     Other income includes revenues from insurance brokerage, insurance agency and physician services, as well as service charge income from installment payments for our insurance premium billings.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Other income decreased $335,000, or 29%, to $820,000 for the year ended December 31, 2004 from $1.2 million for the year ended December 31, 2003. The decreased revenue resulted from a decrease of $500,000 in service charge income due to the initiation of an installment billing program through a third party premium finance company, partially offset by an increase of $126,000 in brokerage commission income resulting from the increase in ceded premium and a small increase in insurance agency commissions.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Other income increased $142,000, or 14%, to $1,155,000 for the year ended December 31, 2003 from $1.0 million for the year ended December 31, 2002. The increased revenue resulted primarily from service charge income from installment payments for our insurance premium billings.

LOSSES AND LOSS ADJUSTMENT EXPENSES INCURRED AND COMBINED RATIO RESULTS

     The expense for incurred losses and LAE for each year is summarized as follows. All loss expense amounts incurred are reported net of reinsurance amounts recoverable.

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2004      2003      2002
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Incurred losses and LAE related to:
  Current year losses...................................  $53,158   $44,588   $24,063
  Prior years loss development..........................   17,152     5,885     2,766
                                                          -------   -------   -------
     Total incurred for the year........................  $70,310   $50,473   $26,829
                                                          =======   =======   =======

     Traditionally, property and casualty insurer results are judged using ratios of losses and underwriting expenses compared to net premiums earned. Following is a summary of these ratios for each period.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2004     2003     2002
                                                              ------   ------   ------
Losses and LAE ratio:
  Current year losses.......................................   80.0%    94.3%    79.9%
  Prior years loss development..............................   25.8     12.5      9.2
                                                              -----    -----    -----
Total losses and LAE ratio..................................  105.8    106.8     89.1
Underwriting expense ratio..................................   19.0     21.2     27.2
                                                              -----    -----    -----
Combined ratio..............................................  124.8%   128.0%   116.3%
                                                              =====    =====    =====

     The combined ratio and its component loss and underwriting expense ratios are profitability measures used throughout the insurance industry as a relative measure of underwriting performance. Insurance premium rates are designed to cover the costs of providing insurance coverage. These costs include loss expenses arising from indemnity claims, costs required to adjudicate claims, and costs to issue and service insurance policies. The calculations show the cost of each expense component as a percentage of earned premium income. A general guide for interpreting the combined ratio is a lower ratio indicates greater profitability than does a higher ratio.

     The resolution of some of the claims reported to us is determined through a trial. Following is a summary of the trial results for each period.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2004   2003   2002
                                                              ----   ----   ----
Plaintiff verdicts..........................................    7     11      5
Defense verdicts............................................   38     22     13
Mistrials or hung juries....................................    2      0      4
                                                               --     --     --
Total trials................................................   47     33     22
                                                               ==     ==     ==

     Of the seven plaintiff verdicts in 2004, all were awarded in excess of our applicable retention limits. Under the clash protection provided by our reinsurance program, our exposure to the retention limit was limited in three of the seven verdicts. Of the 11 plaintiff verdicts in 2003, five verdicts were awarded in excess of our applicable retention limits. Under the clash protection provided by our reinsurance program, our exposure to the retention limit was limited in three of the five verdicts. Of the five plaintiff verdicts in 2002, three verdicts were awarded in excess of our $500,000 retention.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Total incurred losses and LAE expense of $70.3 million for year ended December 31, 2004 represents an increase of $19.8 million compared to $50.5 million incurred for the year ended December 31, 2003.

     The total incurred losses are broken into two components -- incurred losses related to the current coverage year and development on prior coverage year losses. Current year incurred losses increased by $8.6 million to $53.2 million for the year ended December 31, 2004 from $44.6 million for the year ended December 31, 2003, reflecting an increase in severity of reported claims and an increase in exposures for extended reporting endorsements.

     Prior year development results from the re-estimation and resolution of individual losses not covered by reinsurance, which are generally losses under $500,000 for losses reported prior to 2003 and under $1 million for losses reported in 2003. In 2004 we experienced unfavorable development of $17.1 million on estimated losses for prior years' claims. The re-estimation of loss cost takes into consideration a variety of factors including recent claims settlement experience, new information on open claims, and changes in the judicial environment. The primary factors driving development in 2004, which is comprised of adverse development in the 2001, 2002 and 2003 report years, include additional information on claims originally reported in prior years and interpretation of emerging settlement trends in all our market areas.

     As described in the opening section of this MD&A, the process for determining our estimates of loss cost begins with the establishment of case reserves within our claims department. Evaluations of individual claims are updated when additional information on each case is determined, often as a part of the preparation for trial. Case reserves on individual claims are raised when new information indicates a greater loss exposure. Case reserves are decreased either when a case is resolved at a lower level than previously estimated or when reinsurance recoverable becomes applicable. Actuarial reserves are established based on case reserves combined with historical loss development trends utilizing a complex mathematical analysis to determine the actuarially based estimate of losses.

     In 2004 the estimate of losses on claims reported in prior years on a case reserve basis was a net reduction in estimate. In contrast, the actuarially calculated losses on prior years' claims produced a net increase in estimate.

     We rely on the guidance of our consulting actuary to establish reserves and each year-end we book the point estimate provided by the actuarial reserve calculation. However, over the past two years we have subsequently experienced various factors that have required an increase in the initial actuarial reserve estimates. The factors leading to the reserve adjustment include: the emergence over the past two years of our own experience in our new market territories; increasing severity trends that have been experienced by insurance carriers on a nationwide basis; claims development within the net retained layer resulting in less recovery from reinsurance; and environmental factors, such as the rise in Virginia's total loss cap on awards.

     Since we have experienced a significant level of adverse development of losses two years in a row, we engaged a second consulting actuarial firm to independently calculate the reserve estimate as of December 31, 2004. The results of this study confirmed the estimate of losses at the level being reported as of December 31, 2004.

     The lower loss ratio on current year losses at 80.0% in 2004 compared to 94.3% in 2003 reflects both the increase in premium rates and lower frequency of reported losses in 2004. The total loss ratio was increased by 26 points for the year ended December 31, 2004 and was increased by 13 points for the year ended December 31, 2003 as a result of the re-estimation of losses reported in prior years.

     The underwriting expense ratio decreased to 19.0% for the year ended December 31, 2004 from 21.2% for the year ended December 31, 2003. Premiums increased proportionately more than underwriting expenses, resulting in a decrease in the underwriting expense ratio. Underwriting expenses increased $2.6 million to $12.6 million for the year ended December 31, 2004 from $10.0 million for the year ended December 31, 2003. The 26% increase in underwriting expenses was primarily attributable to the growth in expenses, consisting primarily of commissions, directly related to the expansion in business, consistent with the growth in premium.

     The statutory combined ratio was 126.5% for the year ended December 31, 2004, and 129.4% for the year ended December 31, 2003. This decrease stems from the same factors noted previously.

     Current year losses in the fourth quarter of 2004 totaled $14.1 million, increasing over the level of the fourth quarter of 2003 and over the level of the prior quarters of 2004. The higher level of current year losses primarily reflects reserves for losses incurred but not reported on extended reporting endorsements issued and was established with consideration to the prior year loss development trends that emerged during the year-end actuarial valuation. The loss ratio on current year losses at 79.1%, lower than in previous quarters in 2004, reflects the reduced claims frequency in the quarter.

     Development on losses reported in prior years totaled $15.6 million in the fourth quarter of 2004. This adverse loss development emerged during the fourth quarter from two primary sources:

     - upward development on claims in the 2001, 2002 and 2003 report years; and

     - a lower estimate of reinsurance to be recovered on losses in the 2001 and 2002 report years.

     Approximately 66% of the net adverse development emerged from the 2003 report year. In the past during the first year of development following the initial report year, we have observed a general loss development pattern; in the fourth quarter of 2004, the case basis reserves across all jurisdictions appeared to be developing differently from that pattern, thus indicating an overall higher loss level. This higher level of indicated losses was recognized as adverse development in the fourth quarter.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Total incurred losses and LAE expense of $50.5 million for year ended December 31, 2003 represents an increase of $23.7 million compared to $26.8 million incurred for the year ended December 31, 2002.

     The total incurred losses are broken into two components -- incurred losses related to the current coverage year and development on prior coverage year losses. Current year incurred losses increased by $20.5 million to $44.6 million for the year ended December 31, 2003 from $24.1 million for the year ended December 31, 2002, reflecting an increase in severity of reported claims, the rise in the level of liability exposure as a result of expanding business, and the increase in retention under our reinsurance program to $1 million for each and every loss from $500,000 for each and every loss in 2002.

     Prior year development results from the re-estimation and resolution of individual losses not covered by reinsurance, which are generally losses under $500,000. In 2003 we experienced unfavorable development of $5.9 million on estimated losses for prior years' claims. The re-estimation of loss cost takes into consideration a variety of factors including recent claims settlement experience, new information on open claims, and changes in the judicial environment. The primary factors driving our 2003 development, which is comprised of favorable development in the 1999 report year offset by adverse development in the 2000, 2001 and 2002 report years, include additional information on claims originally reported in prior years and interpretation of emerging settlement trends in our expansion market areas. The primary market territory driving the adverse loss development experience is Virginia claims reported in 2001 and 2002. Additionally, one 2001 claim in West Virginia and 2002 Maryland claims contributed to the adverse development. In addition, the estimate of reinsurance recoverable, primarily on 2000, 2001 and 2002 losses across all our market territories, declined.

     An increase in severity was first noted in 1996 and continued through 2003 for claims reported in the District of Columbia. The increase in severity reflects the growing size of plaintiff verdicts and settlements. Our escalation in this adverse claims trend is similar to the conditions faced by many medical professional liability insurance carriers across the nation. While an increase in severity would tend to cause loss ratios to deteriorate, our reinsurance program provides a layer of protection against the increase in severity of losses.

     In the market territories outside of the District of Columbia, or our expansion market areas, our experience covers a time-period insufficient to make a complete determination on severity trends. In these new market areas, we carefully evaluate developing data to identify and recognize emerging trends as soon as possible.

     The total losses and LAE ratio was increased by 13 points for the year ended December 31, 2003 and was increased by 9 points for the year ended December 31, 2002 as a result of prior years loss development. The 2003 change is primarily reflective of favorable loss development for the 1999 report years, more than offset by adverse development in the 2000, 2001 and 2002 loss years; whereas, the 2002 change is primarily reflective of favorable loss development for the 1996 and 1999 loss years, more than offset by adverse development in the 1998, 2000 and 2001 loss years.

     The underwriting expense ratio decreased to 21.2% for the year ended December 31, 2003 from 27.2% for the year ended December 31, 2002. In 2002 underwriting expenses included $1.2 million for a reserve against the hospital-sponsored program receivable, as previously discussed. A similar charge was unnecessary in 2003, contributing 4.1 points of improvement to the underwriting expense ratio. Underwriting expenses increased $1.8 million to $10.0 million for the year ended December 31, 2003 from $8.2 million for the year ended December 31, 2002. The 22% increase in underwriting expenses was primarily attributable to the growth in expenses, consisting primarily of commissions, directly related to the expansion in business, consistent with the growth in premium.

     The combined ratio increased to 128.0% for the year ended December 31, 2003 from 116.3% for the year ended December 31, 2002. The primary factor driving the increased combined ratio was the adverse development of losses reported in prior years. While adverse development directly contributed 3.3 points of the increase, the experience on 2001 and 2002 adverse development was factored into the estimate of 2003 incurred losses, resulting in an increase in the current year component of the combined ratio.

     The statutory combined ratio was 129.4% for the year ended December 31, 2003, and 111.8% for the year ended December 31, 2002. This increase stems from the same factors noted previously.

     Current year losses in the fourth quarter of 2003 totaled $13.4 million, increasing over the level of the prior quarters of 2003. While the number of new claims reported in the fourth quarter was the lowest experienced in 2003, the higher level of current year losses was established to take into consideration the prior year loss development trends that emerged during the year-end actuarial valuation. The loss ratio on current year losses at 108.2%, higher than previous quarters in 2003, reflects this recognition of higher severity.

     Development on losses reported in prior years totaled $6.0 million in the fourth quarter of 2003. This adverse loss development emerged during the fourth quarter from two primary sources:

     - upward development on claims, primarily in Virginia and Maryland in 2001 and 2002; and

     - a lower estimate of reinsurance to be recovered on losses in the 2000, 2001 and 2002 report years across all territories.

     Evaluations of individual claims are updated when additional information on each case is determined, often as a part of the preparation for trial. Case reserves on individual claims are raised when new information indicates a greater loss exposure. Actuarial reserves are established based on case reserves combined with historical loss development trends. The upward development in the fourth quarter on case reserves of individual claims was not consistent with trends experienced previously. Therefore, in addition to the recognition of the upward development on individual claims, the actuarial estimates of losses were increased.

     NCRIC's retention of losses in the 2000, 2001 and 2002 report years is $500,000 for each and every loss. The estimate of reinsurance amounts to be recovered from reinsurers is based primarily on historical trends, combined with information on individual claims. In the first three quarters of 2003 NCRIC recognized in its losses a lesser estimate of reinsurance recoveries. The revised estimate prepared as of year-end 2003 further reduced the amount of estimated reinsurance recoveries on losses initially reported in prior years.

LOSSES AND LOSS ADJUSTMENT EXPENSES LIABILITY

     The losses and LAE reserve liabilities for unpaid claims as of each period are as follows:

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
                                                                (IN THOUSANDS)
Liability for:
  Loss......................................................  $107,746   $ 87,778
  Loss adjustment expense...................................    45,496     38,213
                                                              --------   --------
Total liability.............................................  $153,242   $125,991
                                                              ========   ========
Reinsurance recoverable on losses...........................  $ 44,846   $ 48,100
                                                              ========   ========
Number of cases pending.....................................       653        616

     Each case represents claims against one or more policyholders relating to a single incident. Losses in the medical professional liability industry can take up to eight to ten years, or occasionally more, to fully resolve. Amounts are not due from the reinsurers until we pay a claim. We believe that all of our reinsurance recoverables are collectible. See "Business -- Reinsurance" for a discussion on the reinsurance program.

UNDERWRITING EXPENSES

     For 2004, salaries and benefits accounted for approximately 24% of other underwriting expenses, commissions and brokerage expenses 28%, with professional fees, including legal, auditing and director's fees, accounting for approximately 16% of the underwriting expenditures. Premium taxes and guaranty fund assessments comprise the majority of the remaining balance. Guaranty fund assessments are based on industry loss experience in the jurisdictions where we do business, and are not predictable.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Underwriting expenses increased $2.6 million, or 26%, to $12.6 million for the year ended December 31, 2004 from $10.0 million for the year ended December 31, 2003. The increase in expenses primarily stems from the increase in new business, particularly agent-produced business, through increases in commissions, travel, and other underwriting costs. In addition, legal fees incurred included $525,000 for the collection litigation initiated by us as more fully discussed in the section "Net Premiums Earned," and $613,000 of expense resulting from a fraudulent act of a former sales agent.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Underwriting expenses increased $1.8 million, or 22%, to $10.0 million for the year ended December 31, 2003 from $8.2 million for the year ended December 31, 2002. The increase in expenses primarily stems from the increase in new business, particularly agent-produced business, through increases in commissions, travel, and other underwriting costs. In addition, expenses increased for ceding allowances as a result of the change in the primary reinsurance treaty effective for 2003, legal fees incurred for the collection litigation initiated by us as more fully discussed in the section "Net Premiums Earned," and $364,000 of expense resulting from a fraudulent act of a former sales agent. Although we believe it is reasonably possible that we could incur additional expense as a result of the fraudulent act, the amount or timing of any expense is not reasonably estimable at this time.

PRACTICE MANAGEMENT AND RELATED EXPENSES

     Practice management and related expenses consist primarily of expenses, such as salaries, general office expenses and interest on debt, related to ConsiCare operations of the businesses acquired January 4, 1999. The management services organization was established in 1997 to provide physicians with a variety of administrative support and other services but did not have substantive operations until 1998.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Practice management and related expenses decreased $0.2 million, or 4%, to $5.0 million for the year ended December 31, 2004 compared to $5.2 million for the year ended December 31, 2003. Expense decreased primarily due to reductions in staffing commensurate with the reductions in revenue. The expense decrease was net of increased expenses for branding, resulting in the name change to ConsiCare, and for strategic business development.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Practice management and related expenses decreased $589,000, or 10%, to $5.2 million for the year ended December 31, 2003 compared to $5.8 million for the year ended December 31, 2002. Expense decreased primarily due to reductions in staffing commensurate with the reductions in revenue. A portion of this decrease stemmed from the elimination of costs associated with the transition of client service for two of the former owners as their employment contracts expired.

INTEREST EXPENSE

     Interest expense incurred is for the debt service on the Trust Preferred Securities issued in December, 2002. The stated annual interest rate is 400 basis points over LIBOR, adjusted quarterly.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Interest expense increased $31,000, or 3.75%, to $857,000 for the year ended December 31, 2004 compared to $826,000 for the year ended December 31, 2003. The interest rate in 2004 averaged 5.54% while the interest rate in 2003 averaged 5.31%.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Interest expense for the year ended December 31, 2003 totaled $826,000, a full year of interest, compared to $62,000, a partial month of interest in the prior year. The interest rate in 2003 averaged 5.31% and the interest rate in 2002 was 5.42%.

OTHER EXPENSES

     Other expenses include expenditures for holding company and subsidiary operations which are not directly related to the issuance of medical professional liability insurance or practice management and related operations, including insurance brokerage, insurance agency, and captive development.

     In 2001 we formed ACC, a wholly owned captive insurance company subsidiary, to provide an alternative risk-financing vehicle for affinity groups. The captive program is marketed to organizations and groups wishing to finance and manage their own risk. During 2004, ACC incurred $163,000 in expenses. As of December 31, 2004, ACC does not have any active protected cells.

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     Other expenses of $2.5 million for the year ended December 31, 2004 compares to other expense of $1.7 million for the year ended December 31, 2003. The primary component of the expense increase is $619,000 for post-trial expenses for the premium collection litigation. The remainder of the increase is for holding company operations.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     Other expenses of $1.7 million for the year ended December 31, 2003 compares to other expense of $1.4 million for the year ended December 31, 2002. Expense increases are for holding company operations.

INCOME TAXES

     Our effective tax rate is lower than the federal statutory rate principally due to nontaxable investment income.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2004   2003   2002
                                                              ----   ----   ----
Federal income tax at statutory rates.......................   34%    34%    34%
Tax exempt income...........................................    4      6    (89)
Dividends received..........................................    1      0    (21)
Other, net..................................................    1     (1)    (1)
                                                               --     --    ---
Income tax benefit at effective rates.......................   40%    39%   (77)%
                                                               ==     ==    ===

     Our net deferred tax assets are created by temporary differences that will result in tax benefits in future years due to the differing treatment of items for tax and financial statement purposes. The primary difference is the requirement to discount or reduce loss reserves for tax purposes because of their long-term nature. Additionally, the deferred income tax asset includes $1.9 million for net operating loss carryforwards, NOLs, which are available to reduce tax return taxable income in future years.

                                                                  AT DECEMBER 31,
                                                              -----------------------
                                                                 2004         2003
                                                              ----------   ----------
Deferred income tax asset...................................  $8,404,000   $5,307,000

  YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31, 2003

     The tax benefit for the year ended December 31, 2004 was $4.8 million compared to $2.7 million for the year ended December 31, 2003. A federal tax benefit was incurred in 2004 due primarily to the pre-tax loss. In addition, the effective tax benefit rate was improved by 4% due to tax exempt income.

     The increase in the deferred income tax asset to a balance of $8.4 million as of December 31, 2004 resulted from the growth of the insurance business, particularly in unearned premiums and loss reserves where the timing of recognition for financial statement and tax return reporting differ and from the tax benefits, NOLs and minimum tax credits, associated with the net loss for the year 2004.

  YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

     The tax benefit for the year ended December 31, 2003 was $2.7 million compared to $0.3 million for the year ended December 31, 2002. A federal tax benefit was incurred in 2003 due primarily to the pre-tax loss. In addition, the effective tax benefit rate was improved by 6% due to tax exempt income.

     The increase in the deferred income tax asset to a balance of $5.3 million as of December 31, 2003 resulted primarily from the growth of the insurance business, particularly in unearned premiums and loss reserves where the timing of recognition for financial statement and tax return reporting differ.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

NCRIC GROUP, PARENT COMPANY

     Financial condition and capital resources. We are a stock holding company whose operations and assets primarily consist of our ownership of NCRIC, Inc. and ConsiCare, Inc. We assist our subsidiaries in their efforts to compete effectively and create long-term growth.

     Second Step Conversion and Public Offering. On June 24, 2003, a plan of conversion and reorganization was approved by the members of NCRIC, A Mutual Holding Company and by the shareholders of NCRIC Group, Inc. In the conversion and related stock offering, the Mutual Holding Company offered for sale its 60% ownership interest in NCRIC Group. As a result of the conversion and stock offering, the Mutual Holding Company ceased to exist, and NCRIC Group became a fully public company.

     In the conversion and stock offering, 4,143,701 shares of the common stock of NCRIC Group were sold to Eligible Members, Employee Benefit Plans, Directors, Officers and Employees and to members of the general public in a Subscription and Community Offering at $10.00 per share. As part of the conversion, 2,778,144 shares were issued to the former public stockholders of NCRIC Group. The exchange ratio was 1.8665 new shares for each share of NCRIC Group held by public stockholders as of the close of business on June 25, 2003. Accordingly, after the conversion, NCRIC Group had 6,921,845 shares outstanding.

     Trust Preferred Securities. In December 2002, we completed the private placement sale of $15 million of 30-year floating rate trust preferred securities. The securities are callable at par five years from the date of issuance. The interest rate on the securities is floating at the 3-month London Interbank Offered Rate (LIBOR) plus 400 basis points. We contributed $13.5 million of the funds raised to the statutory surplus of our insurance subsidiary NCRIC, Inc.

     Liquidity. Liquidity is a measure of an entity's ability to secure enough cash to meet its contractual obligations and operating needs. Our cash flow from operations consists of dividends from our subsidiaries, if declared and paid, and other permissible payments from our subsidiaries, offset by holding company expenses, which consist of costs for corporate management and interest on the trust preferred securities. The amount of the future cash flow available to us may be influenced by a variety of factors, including NCRIC, Inc.'s financial results and regulation by the District of Columbia Department of Insurance, Securities and Banking.

     The payment of dividends to us by NCRIC, Inc. is subject to limitations imposed by the District of Columbia Holding Company System Act of 1993. Under the DC Holding Company Act, NCRIC, Inc. must seek prior approval from the Commissioner to pay any dividend which, combined with other dividends made within the preceding 12 months, exceeds the lesser of (A) 10% of the surplus at the end of the prior year or (B) the prior year's net income excluding realized capital gains. Net income, excluding realized capital gains, for the two years preceding the current year is carried forward for purposes of the calculation to the extent not paid in dividends. The law also requires that an insurer's statutory surplus following a dividend or other distribution be reasonable in relation to the insurer's outstanding liabilities and adequate to meet its financial needs. The District of Columbia permits the payment of dividends only out of unassigned statutory surplus. As of December 31, 2004, NCRIC, Inc. had approximately $63 million of unassigned statutory surplus. Any dividend payment by NCRIC, Inc. would require the approval of the Commissioner.

NCRIC GROUP AND SUBSIDIARIES, CONSOLIDATED

     Liquidity. The primary sources of our liquidity are insurance premiums, net investment income, practice management and financial services fees, recoveries from reinsurers and proceeds from the maturity or sale of invested assets. Funds are used to pay losses and LAE, operating expenses, reinsurance premiums, taxes, and to purchase investments.

     We had cash flows provided by operations for the years ended December 31, as follows:


2004........................................................  $   33.2 million
2003........................................................  $   20.6 million
2002........................................................  $    3.4 million

     Comprehensive income was a loss of $6.5 million for the year ended December 31, 2004 compared to a loss of $5.6 million for the year ended December 31, 2003. The decrease in comprehensive income results from the $7.1 million net loss, partially offset by the $648,000 increase in net unrealized investment gains for the year ended December 31, 2004.

     Financial condition and capital resources. We invest our positive cash flow from operations primarily in investment grade, fixed maturity securities. As of December 31, 2004, the carrying value of the securities portfolio was $202.3 million, compared to a carrying value of $174.4 million at December 31, 2003. The portfolios were invested as follows:

                                                                   AT
                                                              DECEMBER 31,
                                                              -------------
                                                              2004    2003
                                                              -----   -----
U.S. Government and agencies................................    18%     17%
Asset and mortgage-backed securities........................    24      31
Tax exempt securities.......................................    21      21
Corporate bonds.............................................    25      24
Equity securities...........................................    12       7
                                                               ---     ---
                                                               100%    100%
                                                               ===     ===

     Approximately 72% of the bond portfolio at December 31, 2004 was invested in U.S. Government and agency securities or had a rating of AAA or AA. The entire bond portfolio as of December 31, 2004 was held in investment grade (BBB or better) securities as rated by Standard & Poor's. For regulatory purposes, as of December 31, 2004, 88% of the portfolio is rated Class 1 which is the highest quality rated group as classified by the NAIC. The accumulated other comprehensive income totaled $2.1 million at December 31, 2004 compared to $1.5 million at December 31, 2003. This increase in asset values resulted primarily from the improvement in fair values of investments in the equity component of the portfolio.

     At December 31, 2004, our portfolio included total gross unrealized gains of $4.7 million, or 2.3% of the $202.3 million carrying value of the portfolio, and total unrealized losses of $1.5 million, or less than 1% of the carrying value of the portfolio. The total unrealized losses are comprised of six equity securities and 191 fixed maturity securities, including 12 Treasury Note issues, 179 corporate debt and municipal bonds (all of which are investment grade), with lengths of time to maturity ranging from one to 44 years. All of the fixed maturity securities are meeting and are expected to continue to meet all contractual obligations for interest payments.

     At December 31, 2004, the aggregate fair value of the securities with unrealized losses was $112.8 million, or 99% of the amortized cost of those securities of $114.3 million. The largest single security with an unrealized loss at December 31, 2004 relates to a FNMA pool which matures in 2018 and carries a coupon rate of 5.0%. The unrealized pre-tax loss relating to this security is approximately $115,000 based on the fair value of $4.5 million at December 31, 2004. Unrealized losses related to other securities are not individually significant, nor is there any concentration of unrealized losses with respect to the type of security or industry.

     The following table displays characteristics of the securities with an unrealized loss in value as of December 31, 2004. No concentrations of industries exist in these securities.

                                    TOTAL SECURITIES                  EQUITY SECURITIES
                            ---------------------------------   ------------------------------
LENGTH OF TIME IN           AMORTIZED     FAIR     UNREALIZED   AMORTIZED   FAIR    UNREALIZED
UNREALIZED LOSS POSITION      COST       VALUE        LOSS        COST      VALUE      LOSS
------------------------    ---------   --------   ----------   ---------   -----   ----------
                                                      (IN THOUSANDS)
Less than 1 year..........  $ 54,279    $ 53,708     $  571       $244      $235       $ 9
Over 1 year...............    59,998      59,078        920        402       380        22
                            --------    --------     ------       ----      ----       ---
Total.....................  $114,277    $112,786     $1,491       $646      $615       $31
                            ========    ========     ======       ====      ====       ===

     The following table displays the maturity distribution of those fixed maturity securities with an unrealized loss in value as of December 31, 2004:

                                                           FIXED MATURITY SECURITIES
                                                       ---------------------------------
                                                       AMORTIZED     FAIR     UNREALIZED
                                                         COST       VALUE        LOSS
                                                       ---------   --------   ----------
                                                                (IN THOUSANDS)
During one year or less..............................  $  7,990    $  7,982     $    8
Due after one year through five years................    40,023      39,592        431
Due after five years through ten years...............    21,382      20,998        384
Due after ten through twenty years...................    12,338      12,043        295
Due after twenty years...............................    31,898      31,556        342
                                                       --------    --------     ------
                                                       $113,631    $112,171     $1,460
                                                       ========    ========     ======

     We believe that all of our fixed maturity securities are readily marketable. Investment duration is closely monitored to provide adequate cash flow to meet operational and maturing liability needs. Asset and liability modeling, including sensitivity analyses and cash flow testing, are performed on a regular basis.

     We are required to pay aggregate annual salaries in the amount of $966,400 to four persons under employment agreements.

     Under terms of the purchase agreement between the previous owners of HealthCare Consulting, Inc., HCI Ventures, LLC, Employee Benefits Services, Inc. and us, contingency payments totaling $3.1 million could be paid in cash if the acquired companies achieved earnings targets in 2000, 2001, and 2002. During June 2001, NCRIC MSO, Inc. borrowed $1,971,000 from SunTrust Bank to finance these payments. The term of the loan was three years at a floating rate of LIBOR plus one and one-half percent. The balance of the loan was paid in May of 2004. The interest rate at the time of the payoff was 2.68%, and 2.67% as of December 31, 2003. Principal and interest payments were paid on a monthly basis until payoff.

     The following table summarizes our contractual obligations as of December 31, 2004, in thousands:

                                                         OVER            OVER          MORE
                                           ONE YEAR   ONE YEAR TO   THREE YEARS TO   THAN FIVE
                                 TOTAL     OR LESS    THREE YEARS     FIVE YEARS       YEARS
                                --------   --------   -----------   --------------   ---------
Long-term debt................  $ 15,000   $    --      $    --        $    --        $15,000
Losses & LAE..................   153,242    47,731       71,202         24,510          9,799
Operating leases..............     2,965       917        1,779            269             --
                                --------   -------      -------        -------        -------
                                $171,207   $48,648      $72,981        $24,779        $24,799
                                --------   -------      -------        -------        -------

     Operating leases consist of office rental commitments. The table excludes purchase obligations which consist of routine acquisitions of office supplies which represent minimal commitments generally spanning one month or less. As an insurance company, we have liabilities for losses and related loss adjustment expenses in the normal course of business. Since these liabilities arise due to contractual obligations under the insurance policies we issue, estimates of the amounts to be paid at undetermined future dates are included in this table. Interest on long-term debt is variable rate and therefore is not included in this table.

     Our stockholders' equity totaled $72.0 million at December 31, 2004 and $78.0 million at December 31, 2003. The $6.0 million decrease for the year ended December 31, 2004 was due primarily to the net loss of $7.1 million, offset by the increase of $648,000 in net unrealized investment gains.

STOCK OPTIONS

     On July 7, 2004, the Board of Directors accelerated the vesting of the 384,322 outstanding stock options granted in 2003. The options were originally scheduled to vest during the period from August, 2004 to August, 2008. On the accelerated vesting date, the per share market value of NCRIC stock of $10.00 was less than the strike price of the options, which ranges from $10.86 to $11.00 per share.

     The acceleration eliminates future compensation expense we would otherwise recognize in our future income statements with respect to these options after FASB Statement No. 123R, Share-Based Payment, becomes effective in 2005. The pro forma note disclosure to the 2004 financial statements includes the maximum amount of expense which would have been reported in future years.

EFFECTS OF INFLATION AND INTEREST RATE CHANGES

     The primary effect of inflation on us is in estimating reserves for unpaid losses and LAE for medical professional liability claims in which there is a long period between reporting and settlement. The rate of inflation for malpractice claim settlements can substantially exceed the general rate of inflation. The actual effect of inflation on our results cannot be conclusively known until claims are ultimately settled. Based on actual results to date, we believe that loss and LAE reserve levels and our ratemaking process adequately incorporate the effects of inflation.

     Interest rate changes expose us to market risk on our investment portfolio. This market risk is the potential for financial losses due to the decrease in the value or price of an asset resulting from broad movements in prices, such as interest rates. In general, the market value of our fixed maturity portfolio increases or decreases in an inverse relationship with fluctuation in interest rates. In addition, our net investment income increases or decreases in a direct relationship with interest rate changes on monies re-invested from maturing securities and investments of positive cash flow from operating activities.

FEDERAL INCOME TAX MATTERS

     NCRIC Group and its subsidiaries file a consolidated income tax return with the Internal Revenue Service. Tax years 2001, 2002 and 2003 are open but not currently under audit.

REGULATORY MATTERS

     NAIC Risk-Based Capital. The NAIC has established a methodology for assessing the adequacy of each insurer's capital position based on the level of statutory surplus and an evaluation of the risks in the insurer's product mix and investment portfolio profile. This risk-based capital (RBC) formula is designed to allow state and District of Columbia insurance regulators to identify potentially under-capitalized companies. For property-casualty insurers, the formula takes into account risks related to the insurer's assets including risks related to its investment portfolio, and the insurer's liabilities, including risks related to the adverse development of coverages underwritten. The RBC rules provide for different levels of regulatory attention depending on the ratio of the insurer's total adjusted capital to the authorized control level of RBC. The first level of regulatory action, a review by the domiciliary insurance commissioner of a company-prepared RBC plan, is instituted at the point a company's total adjusted capital is at a level equal to or less than two times greater than the authorized control level risk-based capital. For all periods presented, the total adjusted capital levels for NCRIC, Inc. and CML were significantly in excess of the authorized control level of RBC. As a result, the RBC requirements are not expected to have an impact on our operations. Following is a presentation of the total adjusted capital for NCRIC, Inc. and CML compared to the authorized control level of RBC. Since CML was merged into NCRIC, Inc. effective December 31, 2003, results for 2003 and 2004 of NCRIC, Inc. include the impact of the merged business of CML.

                                                         AUTHORIZED
                                                       CONTROL LEVEL
                                                         RISK-BASED     TOTAL ADJUSTED
                                                          CAPITAL           CAPITAL
                                                       --------------   ---------------
                                                       NCRIC,           NCRIC,
                                                        INC.     CML     INC.      CML
                                                       ------   -----   -------   -----
                                                                 (IN MILLIONS)
December 31, 2004....................................  $13.8       --    $63.0      --
December 31, 2003....................................  $10.5       --    $70.4      --
December 31, 2002....................................  $ 6.7    $0.49    $44.3    $4.7

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET PRICE

     Our investment portfolio is exposed to various market risks, including interest rate and equity price risk. Market risk is the potential for financial losses due to the decrease in the value or price of an asset resulting from broad movements in prices. At December 31, 2004, fixed maturity securities comprised 88% of total investments at fair value. U.S. government and agencies and tax-exempt bonds represent 45% of the fixed maturity securities. Equity securities, consisting of common stocks, account for the remainder of the investment portfolio. We have classified our investments as available for sale.

     Because of the high percentage of fixed maturity securities, interest rate risk represents the greatest exposure we have on our investment portfolio. In general, the market value of our fixed maturity portfolio increases or decreases in an inverse relationship with fluctuation in interest rates. During periods of rising interest rates, the fair value of our investment portfolio will generally decline resulting in decreases in our stockholders' equity. Conversely, during periods of falling interest rates, the fair value of our investment portfolio will generally increase resulting in increases in our stockholders' equity. In addition, our net investment income increases or decreases in a direct relationship with interest rate changes on monies reinvested from maturing securities and investments of positive cash flow from operating activities.

     Generally, the longer the duration of the security, the more sensitive the asset is to market interest rate fluctuations. To control the adverse effects of the changes in interest rates, our investment portfolio of fixed maturity securities consists primarily of intermediate-term, investment-grade securities. Our fixed income portfolio at December 31, 2004 reflected an average effective maturity of 6.17 years and an average modified duration of 4.25 years. Our investment policy also provides that all security purchases be limited to rated securities or unrated securities approved by management on the recommendation of our investment advisor. The entire bond portfolio as of December 31, 2004 was held in investment grade securities.

     One common measure of the interest sensitivity of fixed maturity securities is effective duration. Effective duration utilizes maturities, yields, and call terms to calculate an average age of expected cash flows. The following table shows the estimated fair value of our fixed maturity portfolio based on fluctuations in the market interest rates.

                                                                              PROJECTED
                                                                 MARKET        MARKET
YIELD CHANGE (BP)                                                 YIELD         VALUE
-----------------                                             -------------   ---------
                                                                    (IN MILLIONS)
-300........................................................      0.69%        $201.8
-200........................................................      1.69          194.2
-100........................................................      2.69          186.6
Current Yield**.............................................      3.69          179.0
100.........................................................      4.69          171.4
200.........................................................      5.69          163.8
300.........................................................      6.69          156.2

---------------

** Current yield is as of December 31, 2004.

     The actual impact of the market interest rate changes on the securities may differ from those shown in the sensitivity analysis above.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTING DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NCRIC GROUP, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm.....  C-57
Consolidated Balance Sheets as of December 31, 2004 and
  2003......................................................  C-58
Consolidated Statements of Operations for the Years Ended
  December 31, 2004, 2003, and 2002.........................  C-59
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2004, 2003, and 2002.............  C-60
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2004, 2003, and 2002.........................  C-62
Notes to Consolidated Financial Statements for the Years
  Ended December 31, 2004, 2003, and 2002...................  C-63
Schedule I -- Summary of Investments -- Other Than
  Investments in Related Parties............................  C-82
Schedule II -- Condensed Financial Information of
  Registrant................................................  C-83
Schedule III -- Supplementary Insurance Information.........  C-87
Schedule IV -- Reinsurance..................................  C-88
Schedule V -- Valuation and Qualifying Accounts.............  C-89
Schedule VI -- Supplemental Information Concerning
  Property-Casualty Insurance Companies.....................  C-90

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NCRIC Group, Inc. and Subsidiaries
Washington, DC

     We have audited the accompanying consolidated balance sheets of NCRIC Group, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules listed in the table of contents. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NCRIC Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     As discussed in Note 15 to the consolidated financial statements, the Company announced that its Board of Directors had approved an agreement to merge NCRIC Group, Inc. into ProAssurance Corporation in a stock-for-stock transaction. The transaction is subject to required regulatory approvals and a vote of NCRIC Group, Inc. stockholders.

                                               /s/ Deloitte & Touche LLP

McLean, VA
March 17, 2005

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2004 AND 2003

                                                                 2004          2003
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                     SHARE DATA)
                                        ASSETS
INVESTMENTS:
  Securities available for sale, at fair value:
     Bonds and U.S.Treasury Notes (Amortized cost $178,432
      and $161,876).........................................   $178,999      $162,744
     Equity securities (Cost $20,679 and $10,269)...........     23,308        11,613
                                                               --------      --------
       Total securities available for sale..................    202,307       174,357
OTHER ASSETS:
  Cash and cash equivalents.................................     13,658         9,978
  Reinsurance recoverable...................................     44,846        48,100
  Goodwill, net.............................................      7,296         7,296
  Premiums and accounts receivable, net.....................      7,526         9,333
  Deferred income taxes.....................................      8,404         5,307
  Other assets..............................................      8,862         8,175
                                                               --------      --------
TOTAL ASSETS................................................   $292,899      $262,546
                                                               ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Losses and loss adjustment expenses:
     Losses.................................................   $107,746      $ 87,778
     Loss adjustment expenses...............................     45,496        38,213
                                                               --------      --------
       Total losses and loss adjustment expenses............    153,242       125,991
  Other liabilities:
     Retrospective premiums accrued under reinsurance
      treaties..............................................        351         1,809
     Unearned premiums......................................     40,790        34,553
     Advance premium........................................      5,520         3,110
     Reinsurance premium payable............................        766         1,538
     Bank debt..............................................         --           289
     Trust preferred securities.............................     15,000        15,000
     Other liabilities......................................      5,215         2,277
                                                               --------      --------
TOTAL LIABILITIES...........................................    220,884       184,567
                                                               --------      --------
COMMITMENTS AND CONTINGENCIES (Notes 4, 6, and 9)
STOCKHOLDERS' EQUITY:
  Common stock $0.01 par value -- 12,000,000 shares
     authorized; 6,892,517 shares issued and outstanding
     (net of 56,134 treasury shares) at December 31, 2004;
     6,898,865 shares issued and outstanding (net of 33,339
     treasury shares) at December 31, 2003..................         70            70
  Preferred stock $0.01 par value -- 1,000,000 shares
     authorized, 0 shares issued............................         --            --
  Additional paid in capital................................     49,161        48,962
  Unallocated common stock held by the ESOP.................     (2,478)       (2,616)
  Common stock held by the stock award plan.................     (1,218)       (1,594)
  Accumulated other comprehensive income....................      2,109         1,461
  Retained earnings.........................................     24,926        32,046
  Treasury stock, at cost...................................       (555)         (350)
                                                               --------      --------
TOTAL STOCKHOLDERS' EQUITY..................................     72,015        77,979
                                                               --------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $292,899      $262,546
                                                               ========      ========

                See notes to consolidated financial statements.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                                                 2004          2003         2002
                                                              -----------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Net premiums earned.......................................   $ 66,462      $47,264      $30,098
  Net investment income.....................................      7,256        6,008        5,915
  Net realized investment gains (losses)....................        475        1,930         (131)
  Practice management and related income....................      4,395        4,906        5,800
  Other income..............................................        820        1,155        1,013
                                                               --------      -------      -------
     Total revenues.........................................     79,408       61,263       42,695
                                                               --------      -------      -------
EXPENSES:
  Losses and loss adjustment expenses.......................     70,310       50,473       26,829
  Underwriting expenses.....................................     12,635       10,003        8,168
  Practice management and related expenses..................      5,016        5,222        5,811
  Interest expense on Trust Preferred Securities............        857          826           62
  Other expenses............................................      2,514        1,651        1,405
                                                               --------      -------      -------
     Total expenses.........................................     91,332       68,175       42,275
                                                               --------      -------      -------
(LOSS) INCOME BEFORE INCOME TAXES...........................    (11,924)      (6,912)         420
                                                               --------      -------      -------
INCOME TAX BENEFIT..........................................     (4,804)      (2,694)        (322)
                                                               --------      -------      -------
NET (LOSS) INCOME...........................................   $ (7,120)     $(4,218)     $   742
                                                               ========      =======      =======
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Unrealized holding gains (losses) on securities...........   $  1,233      $  (724)     $ 2,478
  Reclassification adjustment for gains included in net
     income.................................................       (585)        (621)        (146)
                                                               --------      -------      -------
OTHER COMPREHENSIVE INCOME (LOSS)...........................        648       (1,345)       2,332
                                                               --------      -------      -------
COMPREHENSIVE (LOSS) INCOME.................................   $ (6,472)     $(5,563)     $ 3,074
                                                               ========      =======      =======
Net (loss) income per common share:
Basic:
  Average shares outstanding................................      6,357        6,486        6,639
                                                               --------      -------      -------
  (Loss) Earnings Per Share.................................   $  (1.12)     $ (0.65)     $  0.11
                                                               ========      =======      =======
Diluted:
  Average shares outstanding................................      6,357        6,486        6,639
  Dilutive effect of stock options..........................         --           --          140
                                                               --------      -------      -------
  Average shares outstanding - diluted......................      6,357        6,486        6,779
                                                               --------      -------      -------
  (Loss) Earnings Per Share.................................   $  (1.12)     $ (0.65)     $  0.11
                                                               ========      =======      =======

                See notes to consolidated financial statements.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                                                ADDITIONAL   UNALLOCATED    STOCK
                                                       COMMON    PAID IN        ESOP        AWARD
                                                       STOCK     CAPITAL       SHARES      SHARES
                                                       ------   ----------   -----------   -------
                                                                     (IN THOUSANDS)
BALANCE, JANUARY 1, 2002.............................   $37      $ 9,552       $  (786)    $  (339)
Net income...........................................    --           --            --          --
Other comprehensive income...........................    --           --            --          --
Acquisition of treasury stock........................    --           --            --          --
Shares released......................................    --           78           104         137
                                                        ---      -------       -------     -------
BALANCE, DECEMBER 31, 2002...........................    37        9,630          (682)       (202)
Net loss.............................................    --           --            --          --
Other comprehensive loss.............................    --           --            --          --
Public stock offering................................    32       39,190        (2,072)     (1,657)
Conversion of mutual holding company.................    --           --            --          --
Acquisition of treasury stock........................    --           --            --          --
Shares released......................................     1          142           138         265
                                                        ---      -------       -------     -------
BALANCE, DECEMBER 31, 2003...........................    70       48,962        (2,616)     (1,594)
Net loss.............................................    --           --            --          --
Other comprehensive income...........................    --           --            --          --
Acquisition of treasury stock........................    --           --            --          --
Shares released......................................    --          199           138         376
                                                        ---      -------       -------     -------
BALANCE, DECEMBER 31, 2004...........................   $70      $49,161       $(2,478)    $(1,218)
                                                        ===      =======       =======     =======

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                                                               ACCUMULATED
                                                                  OTHER                      TOTAL
                                                   TREASURY   COMPREHENSIVE   RETAINED   STOCKHOLDERS'
                                                    STOCK        INCOME       EARNINGS      EQUITY
                                                   --------   -------------   --------   -------------
BALANCE, JANUARY 1, 2002.........................   $(260)       $   474      $35,776       $44,454
Net income.......................................      --             --          742           742
Other comprehensive income.......................      --          2,332           --         2,332
Acquisition of treasury stock....................     (30)            --           --           (30)
Shares released..................................      --             --           --           319
                                                    -----        -------      -------       -------
BALANCE, DECEMBER 31, 2002.......................    (290)         2,806       36,518        47,817
Net loss.........................................      --             --       (4,218)       (4,218)
Other comprehensive loss.........................      --         (1,345)          --        (1,345)
Public stock offering............................     290             --           --        35,783
Conversion of mutual holding company.............      --             --         (254)         (254)
Acquisition of treasury stock....................    (350)            --           --          (350)
Shares released..................................      --             --           --           546
                                                    -----        -------      -------       -------
BALANCE, DECEMBER 31, 2003.......................    (350)         1,461       32,046        77,979
Net loss.........................................      --             --       (7,120)       (7,120)
Other comprehensive income.......................      --            648           --           648
Acquisition of treasury stock....................    (205)            --           --          (205)
Shares released..................................      --             --           --           713
                                                    -----        -------      -------       -------
BALANCE, DECEMBER 31, 2004.......................   $(555)       $ 2,109      $24,926       $72,015
                                                    =====        =======      =======       =======

                See notes to consolidated financial statements.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                                                2004       2003        2002
                                                              --------   ---------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (7,120)  $  (4,218)  $    742
  Adjustments to reconcile net (loss) income to net cash
     flows from operating activities:
     Net realized investment (gains) losses.................      (475)     (1,930)       131
     Amortization and depreciation..........................     2,069       1,503        661
     Provision for uncollectable receivables................       108         486      1,362
     Deferred income taxes..................................    (3,431)       (825)    (2,508)
     Stock released for coverage of benefit plans...........       683         546        319
     Changes in assets and liabilities:
       Reinsurance recoverable..............................     3,254      (4,869)   (13,154)
       Premiums and accounts receivable.....................     1,699        (342)    (6,037)
       Other assets.........................................      (200)       (151)    (2,132)
       Losses and loss adjustment expenses..................    27,251      21,969     19,462
       Retrospective premiums accrued under reinsurance
          treaties..........................................    (1,458)      1,202     (1,801)
       Unearned premiums....................................     6,237      10,342      6,974
       Advance premium......................................     2,410         139     (1,167)
       Reinsurance premium payable..........................      (772)     (3,507)     2,593
       Other liabilities....................................     2,938         257     (2,071)
                                                              --------   ---------   --------
       Net cash flows provided by operating activities......    33,193      20,602      3,374
                                                              --------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments..................................   (95,842)   (193,911)   (52,824)
  Sales, maturities and redemptions of investments..........    67,927     138,607     39,027
  Purchases of property and equipment.......................    (1,134)       (597)      (895)
                                                              --------   ---------   --------
       Net cash flows used in investing activities..........   (29,049)    (55,901)   (14,692)
                                                              --------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from public stock offering...................        --      35,783         --
  Proceeds from the issuance of trust preferred
     securities.............................................        --          --     15,000
  Proceeds from exercise of stock options...................        30          --         --
  Purchase of Treasury Stock................................      (205)       (350)       (30)
  Repayment of bank debt....................................      (289)       (706)      (667)
                                                              --------   ---------   --------
       Net cash flows (used in) provided by financing
          activities........................................      (464)     34,727     14,303
                                                              --------   ---------   --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................     3,680        (572)     2,985
                                                              --------   ---------   --------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     9,978      10,550      7,565
                                                              --------   ---------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 13,658   $   9,978   $ 10,550
                                                              ========   =========   ========
SUPPLEMENTARY INFORMATION:
  Cash paid for income taxes................................  $    720   $   1,200   $  2,200
                                                              ========   =========   ========
  Interest paid.............................................  $    844   $     858   $     61
                                                              ========   =========   ========

                See notes to consolidated financial statements.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

1.  SIGNIFICANT ACCOUNTING POLICIES

     Organization and Basis of Reporting -- NCRIC, Group, Inc. (the Company) is a healthcare financial services organization that provides individual physicians and groups of physicians and other healthcare providers with professional liability insurance and practice management services through its subsidiary companies.

     On April 20, 1998, the Board of Governors of National Capital Reciprocal Insurance Company adopted a plan of reorganization that authorized the formation of NCRIC, A Mutual Holding Company (Mutual Holding Company) and the conversion into NCRIC, Inc. (NCRIC), a stock medical professional liability insurance company domiciled in the District of Columbia. The reorganization became effective on December 31, 1998. In 1999, the Company completed an initial public offering of 1,480,000 shares, which represented approximately 40% of its outstanding shares. Prior to the plan of conversion discussed above, the Mutual Holding Company owned approximately 60% of the outstanding shares of the Company.

     On December 4, 2002, the Company formed NCRIC Statutory Trust I for the purpose of issuing $15,000,000 in trust preferred securities in a pooled transaction to unrelated investors. (See Note 5.)

     On June 24, 2003, a plan of conversion and reorganization was approved by the members of NCRIC, A Mutual Holding Company and by the shareholders of NCRIC Group, Inc. In the conversion and related stock offering, NCRIC, A Mutual Holding Company offered for sale its 60% ownership interest in NCRIC Group, Inc. As a result of the conversion and stock offering, NCRIC, A Mutual Holding Company ceased to exist, and NCRIC Group, Inc. became a fully public company. (See Note 2.)

     Through its property-casualty insurance company subsidiary, NCRIC, Inc., the Company provides comprehensive professional liability and office premises liability insurance under nonassessable policies to physicians having their principal practice in the District of Columbia, Maryland, Virginia, West Virginia, or Delaware. Effective December 31, 2003, the Insurance Commissioner of the District of Columbia approved the statutory merger of NCRIC, Inc. and Commonwealth Medical Liability Insurance Company, CML. As a result, the assets, liabilities and policyholder obligations of CML were transferred, at book value, to NCRIC, Inc. and CML ceased to exist as a separate entity.

     The Company also provides (i) practice management services, accounting and tax services, and personal financial planning services to medical and dental practices and (ii) retirement planning services and administration to medical and dental practices and certain other businesses throughout the mid-Atlantic region.

     The Company has issued policies on both an occurrence and a claims-made basis. However, subsequent to June 1, 1986, substantially all policies have been issued on the claims-made basis. Occurrence-basis policies provide coverage to the policyholder for losses incurred during the policy year regardless of when the related claims are reported. Claims-made basis policies provide coverage to the policyholder for covered claims reported during the current policy year, provided the related losses were incurred while claims-made basis policies were in effect.

     Tail coverage is offered for doctors terminating their insurance policies. This coverage extends ad infinitum the period in which to report future claims resulting from incidents occurring while a claims-made policy was in effect. Beginning in 1988, prior acts insurance coverage was first issued, subject to underwriting criteria for new insureds. Such coverage extends the effective date of claims-made policies to designated periods prior to initial coverage.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     Principles of Consolidation -- The accompanying financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in the consolidation.

     The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP), which differ from statutory accounting practices prescribed or permitted for insurance companies by regulatory authorities.

     Cash Equivalents -- For purposes of reporting cash flows, the Company considers short-term investments purchased with an initial maturity of three months or less to be cash equivalents.

     Investments -- The Company has classified its investments as available for sale and has reported them at fair value, with unrealized gains and losses excluded from earnings and reported, net of deferred taxes, as a component of equity and other comprehensive income. Realized gains and losses are determined using the specific identification method.

     Investment securities are exposed to various risks such as interest rate, market and credit risk. Fair values of securities fluctuate based on the magnitude of changing market conditions; significant changed market conditions could materially affect the portfolio value in the near term. When a security has a decline in fair value that is other-than-temporary, the Company reduces the carrying value of the security to its current fair value.

     The Company evaluates investments for other-than-temporary impairment whenever events or changes in circumstances, such as business environment, legal issues and other relevant data, indicate that the carrying amount of an investment may not be recoverable. Any resulting impairment loss is reported as a realized investment loss. During each of the years ended December 31, 2004 and December 31, 2003, the Company determined that an equity security experienced an other-than-temporary impairment. Accordingly, the Company recorded a pre-tax impairment loss of $15,000 and $135,000 during 2004 and 2003, respectively. In the third quarter of 2004, the Company recorded a pre-tax impairment of $24,000 on a fixed-income security. The security was subsequently sold in the fourth quarter.

     In the second quarter of 2002, the Company recorded a pre-tax impairment loss of $557,000 on fixed-income securities. These securities were subsequently sold during 2002.

     Goodwill -- In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill ceased upon adoption of SFAS 142 on January 1, 2002.

     NCRIC's goodwill asset resulted from the 1999 acquisition of three businesses, which now operate as divisions of the Practice Management Services Segment. NCRIC Group, Inc. completed its initial goodwill impairment testing under SFAS 142 as of March 31, 2002 and tests goodwill for impairment on a quarterly basis. The goodwill asset was not impaired as of the date of implementation of SFAS 142, nor was it impaired as of December 31, 2004. Goodwill is reported net of accumulated amortization of $909,000 as of December 31, 2004 and 2003.

     Deferred Policy Acquisition Costs -- Commissions and premium taxes associated with acquiring insurance that vary with and are directly related to the production of new and renewal business are deferred and amortized over the terms of the policies to which they relate. Deferred policy acquisition costs totaled approximately $2.7 million and $2.4 million as of December 31, 2004 and 2003, respectively, and are reported as a component of other assets. Since NCRIC's insurance policies are generally written for a term of one year, the entire year-end balance is amortized in the following year. Amortization of acquisition costs is reported as a component of underwriting expense.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     Property and Equipment -- Fixed assets are recorded at cost and reported as a component of other assets. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to five years for computer software and equipment and furniture and fixtures and ten years for leasehold improvements. The balances of fixed assets of $2.6 million and $2.1 million as of December 31, 2004 and 2003, respectively, are net of accumulated depreciation of $3.0 million and $2.5 million. Depreciation expense for the years ended December 31, 2004, 2003, and 2002 was $646,500, $559,800, and $457,700.

     Liabilities for Losses and Loss Adjustment Expenses -- Liabilities for losses and loss adjustment expenses are established on the basis of reported losses and loss adjustment expenses and a provision for losses incurred but not reported. These amounts are based on management's estimates and are subject to risks and uncertainties. As facts become known, adjustments to these estimates are reflected in earnings.

     The Company protects itself from excessive losses by reinsuring certain levels of risk in various areas of exposure. Amounts recoverable from reinsurance are estimated in a manner consistent with the liability for loss and loss adjustment expenses associated with the reinsured loss.

     Income Taxes -- The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company files a consolidated Federal income tax return.

     Impairment of Long-Lived Assets -- The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the years ended December 31, 2004 and 2003, the Company did not find it necessary to record a provision for impairment of assets.

     Use of Estimates -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounts subject to management estimates are reinsurance recoverable, liabilities for losses and loss adjustment expenses, retrospective premiums accrued under reinsurance treaties, retrospective premiums accrued under risk-sharing programs and impairment of goodwill.

     Concentrations of Credit Risk -- Financial instruments that potentially expose the Company to concentrations of risk consist principally of cash equivalent investments, investments in securities and reinsurance recoverables. Concentrations of credit risk for investments are limited due to the large number of such investments and their distributions across many different industries and geographical areas. Concentrations of credit risk for reinsurance recoverables are limited due to the large number of reinsurers participating in the program.

     Litigation -- The Company is subject to claims arising in the normal course of its business. Management does not believe that any such claims or assessments will have a material effect on the Company's financial position, results of operations or cash flows, except for the premium collection litigation discussed in Note 14.

     Revenue Recognition -- Premium revenue is earned pro rata over the terms of the policies. The portion of premiums that will be earned in the future are deferred and reported as unearned premiums. Premiums received prior to the term of policy coverage are excluded from premium revenue and reported as advance premium.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     The Company writes policies under certain retrospectively rated programs. Premium revenue related to these contracts is earned based on the contractual terms and estimated losses under those contracts. Earned premiums are premiums written reduced by premium refunds accrued. Premium refunds are accrued to reflect the risk-sharing program results on a basis consistent with the underlying loss experience.

     Practice management revenue is recognized as services are performed under terms of management and other contracts. Revenue is generally billed in the month following the performance of related services.

     Stock-based Compensation -- As of December 31, 2004 and 2003 the Company has a stock option plan, which is described more fully in Note 10. NCRIC Group, Inc. accounts for compensation cost using the intrinsic value based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense was recognized since the stock options granted were at an exercise price equal to the fair market value of the common stock on the date the options were granted.

     The Company's pro forma net income per share information using the fair value method and the Black-Scholes valuation model follows (in thousands):

                                                             2004      2003     2002
                                                            -------   -------   -----
Net (loss) income as reported.............................  $(7,120)  $(4,218)  $ 742
  Add: Compensation expense from stock award plans, net of
     related tax effect...................................      280       198     102
  Less: Total stock-based employee compensation, net of
     related tax effect...................................   (1,535)      (67)    (37)
                                                            -------   -------   -----
Pro forma net (loss) income...............................  $(8,375)  $(4,087)  $ 807
                                                            =======   =======   =====
(Loss) earnings per share -- Basic as reported............  $ (1.12)  $ (0.65)  $0.11
     Basic pro forma......................................  $ (1.32)  $ (0.63)  $0.12
     Diluted as reported..................................  $ (1.12)  $ (0.65)  $0.11
     Diluted pro forma....................................  $ (1.32)  $ (0.63)  $0.12

     New Accounting Pronouncements -- In July 2004, the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB) reached a consensus with respect to guidance to be used in determining whether an investment within the scope of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, is other than temporarily impaired. The guidance was to be applied in other-than-temporary impairment evaluations made in reporting periods beginning after June 15, 2004. In September 2004, the FASB issued, and the Company adopted, FSP EITF Issue 03-1-1, which deferred the effective date of the impairment measurement and recognition provisions contained in EITF 03-1 until final guidance is adopted. The disclosure requirements of EITF 03-1 were previously adopted by the Company as of December 31, 2003 for investments accounted for under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. For all other investments within the scope of EITF 03-1, the disclosures are effective and have been adopted by the Company as of December 31, 2004. As this accounting guidance develops, we will continue to review it to assess any potential impact to our fixed income portfolio and our asset management policy.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R.) This statement replaces Statement No. 123, Accounting for Stock-Based Compensation and supercedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The statement requires the adoption of a fair-value-based method of accounting for share-based transactions with employees. Adoption is required by the first interim or annual period after June 15, 2005. The

                       NCRIC GROUP, INC. AND SUBSIDIARIES

Company is in the process of evaluating the requirements of SFAS 123R to comply with the new pronouncement by the third quarter of 2005.

2.  SECOND STEP CONVERSION AND PUBLIC OFFERING

     On June 24, 2003, a plan of conversion and reorganization was approved by the members of NCRIC, A Mutual Holding Company and by the shareholders of NCRIC Group, Inc. In the conversion and related stock offering, the Mutual Holding Company offered for sale its 60% ownership interest in NCRIC Group. As a result of the conversion and stock offering, the Mutual Holding Company ceased to exist, and NCRIC Group, Inc. became a fully public company.

     In the conversion and stock offering, 4,143,701 shares of the common stock of NCRIC Group, Inc. were sold to Eligible Members, Employee Benefit Plans, Directors, Officers and Employees and to members of the general public in a Subscription and Community Offering priced at $10.00 per share. The Subscription stock offering period expired on June 16, 2003. All stock purchase orders received in the offering were satisfied.

     As part of the conversion, 2,778,144 shares were issued to the former public stockholders of NCRIC Group, Inc. The exchange ratio was 1.8665 new shares for each share of NCRIC Group, Inc. held by public stockholders as of the close of business on June 25, 2003. Accordingly, after the conversion, the Company had 6,921,845 shares outstanding immediately following the offering. For the earnings per share calculations, the share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion. The issuance of the shares of common stock in the subscription and community offering and in the exchange offering to existing stockholders was registered on Form S-1 filed with the SEC (No. 333-104023), which registration statement was declared effective on May 14, 2003.

     The net proceeds of the offering have been deployed as follows:

     - 75% has been added to the capital of NCRIC, Inc.;

     - 9% has been used to provide loans to the employee stock ownership plan and stock award plan to fund the purchase of shares of common stock in the offering; and

     - the remaining amount has been retained for general corporate purposes.

     The reconciliation of gross to net proceeds is as follows (in thousands):

Gross offering proceeds.....................................  $41,437
Less: Offering expenses.....................................   (1,924)
                                                              -------
  Net proceeds..............................................   39,513
  ESOP loan.................................................   (2,072)
  Stock Award Plan loan.....................................   (1,657)
                                                              -------
Net proceeds as adjusted....................................  $35,784
                                                              =======

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     The composition of shares after the second step conversion and public offering is as follows (in thousands):

Issued in the conversion and stock offering.................  4,144
Issued to existing public shareholders of NCRIC Group.......  2,778
                                                              -----
  Total shares issued June 25, 2003.........................  6,922
ESOP loan shares............................................   (270)
Stock Award Plan loan shares................................   (179)
                                                              -----
  Net shares outstanding as of June 25, 2003................  6,473
                                                              =====

3.  INVESTMENTS

     The following tables show the cost or amortized cost and fair value of investments (in thousands):

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
As of December 31, 2004
U.S. Government and agencies...............  $ 37,355      $  211      $  (253)     $ 37,313
Corporate..................................    48,184         603         (407)       48,380
Tax-exempt obligations.....................    42,571       1,124         (166)       43,529
Asset and mortgage-backed securities.......    50,322          89         (634)       49,777
                                             --------      ------      -------      --------
                                              178,432       2,027       (1,460)      178,999
Equity securities..........................    20,679       2,660          (31)       23,308
                                             --------      ------      -------      --------
Total......................................  $199,111      $4,687      $(1,491)     $202,307
                                             ========      ======      =======      ========

                                              COST OR      GROSS        GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED
                                               COST        GAINS        LOSSES     FAIR VALUE
                                             ---------   ----------   ----------   ----------
As of December 31, 2003
U.S. Government and agencies...............  $ 29,328      $   75      $  (118)     $ 29,285
Corporate..................................    41,773         247         (720)       41,300
Tax-exempt obligations.....................    35,329       1,907          (78)       37,158
Asset and mortgage-backed securities.......    55,446         186         (631)       55,001
                                             --------      ------      -------      --------
                                              161,876       2,415       (1,547)      162,744
Equity securities..........................    10,269       1,373          (29)       11,613
                                             --------      ------      -------      --------
Total......................................  $172,145      $3,788      $(1,576)     $174,357
                                             ========      ======      =======      ========

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     The amortized cost and fair value of debt securities at December 31, 2004 and 2003 are shown by maturity (in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                               DECEMBER 31, 2004        DECEMBER 31, 2003
                                             ----------------------   ----------------------
                                              COST OR                  COST OR
                                             AMORTIZED                AMORTIZED
                                               COST      FAIR VALUE     COST      FAIR VALUE
                                             ---------   ----------   ---------   ----------
Due in one year or less....................  $  8,091     $  8,084    $  1,912     $  1,923
Due after one year through five years......    49,124       49,074      39,363       39,886
Due after five years through ten years.....    44,107       44,516      45,918       46,483
Due after ten years........................    26,788       27,549      19,237       19,451
                                             --------     --------    --------     --------
                                              128,110      129,223     106,430      107,743
Equity securities..........................    20,679       23,308      10,269       11,613
Asset and mortgage-backed securities.......    50,322       49,776      55,446       55,001
                                             --------     --------    --------     --------
Total......................................  $199,111     $202,307    $172,145     $174,357
                                             ========     ========    ========     ========

     Proceeds from bond maturities and redemptions of available-for-sale investments during the years ended December 31, 2004, 2003, and 2002, were $67.9 million, $138.6 million, and $39.0 million, respectively. Gross gains of $917,000, $3,441,000, and $1,437,000, and gross losses of $442,000, $1,511,000, and $1,568,000, were realized on security sales, redemptions and impairments during years ended December 31, 2004, 2003, and 2002, respectively.

     Net investment income consists of the following (in thousands):

                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                              2004     2003     2002
                                                             ------   ------   ------
U. S Government and agencies...............................  $1,072   $  654   $  255
Corporate..................................................   2,329    1,794    3,038
Tax-exempt obligations.....................................   1,628    1,462    1,290
Asset and mortgage-backed securities.......................   2,229    2,313    1,178
Equity securities..........................................     479      124      431
Short-term investments.....................................      30       91      103
                                                             ------   ------   ------
Total investment income earned.............................   7,767    6,438    6,295
Investment expenses........................................    (511)    (430)    (380)
                                                             ------   ------   ------
Net investment income......................................  $7,256   $6,008   $5,915
                                                             ======   ======   ======

     At December 31, 2004, our portfolio included total gross unrealized gains of $4.7 million, or 2.3% of the $202.3 million carrying value of the portfolio, and total unrealized losses of $1.5 million, or less than 1% of the carrying value of the portfolio. The total unrealized losses are comprised of six equity securities and 191 fixed maturity securities, including 12 Treasury Note issues, 179 corporate debt and municipal bonds (all of which are investment grade), with lengths of time to maturity ranging from one to 44 years. All of the fixed maturity securities are meeting and are expected to continue to meet all contractual obligations for interest payments.

     At December 31, 2004, the aggregate fair value of the securities with unrealized losses was $112.8 million, or 99% of the amortized cost of those securities of $114.3 million. The largest single security with an unrealized loss at December 31, 2004 relates to a FNMA pool which matures in 2018 and

                       NCRIC GROUP, INC. AND SUBSIDIARIES
carries a coupon rate of 5.0%. The unrealized pre-tax loss relating to this security is approximately $115,000 based on the fair value of $4.5 million at December 31, 2004. Unrealized losses related to other securities are not individually significant, nor is there any concentration of unrealized losses with respect to the type of security or industry.

     The following table displays characteristics of the securities with an unrealized loss in value as of December 31, 2004. No concentrations of industries exist in these securities.

                                         TOTAL SECURITIES                      EQUITY SECURITIES
                                -----------------------------------   -----------------------------------
LENGTH OF TIME IN               AMORTIZED                UNREALIZED   AMORTIZED                UNREALIZED
UNREALIZED LOSS POSITION          COST      FAIR VALUE      LOSS        COST      FAIR VALUE      LOSS
------------------------        ---------   ----------   ----------   ---------   ----------   ----------
                                                             (IN THOUSANDS)
Less than 1 year..............  $ 54,279     $ 53,708      $  571       $244         $235         $ 9
Over 1 year...................    59,998       59,078         920        402          380          22
                                --------     --------      ------       ----         ----         ---
Total.........................  $114,277     $112,786      $1,491       $646         $615         $31
                                ========     ========      ======       ====         ====         ===

     The following table displays the maturity distribution of those fixed maturity securities with an unrealized loss in value as of December 31, 2004:

                                                            FIXED MATURITY SECURITIES
                                                       -----------------------------------
                                                       AMORTIZED                UNREALIZED
                                                         COST      FAIR VALUE      LOSS
                                                       ---------   ----------   ----------
                                                                 (IN THOUSANDS)
During one year or less..............................  $  7,990     $  7,982      $    8
Due after one year through five years................    40,023       39,592         431
Due after five years through ten years...............    21,382       20,998         384
Due after ten through twenty years...................    12,338       12,043         295
Due after twenty years...............................    31,898       31,556         342
                                                       --------     --------      ------
                                                       $113,631     $112,171      $1,460
                                                       ========     ========      ======

4.  LIABILITIES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     Liabilities for unpaid losses and loss adjustment expenses (LAE) represent an estimate of the ultimate net cost of all losses that are unpaid at the balance sheet date and are based on the loss and loss adjustment expense factors inherent in the Company's experience and expectations. Estimation factors used by the Company reflect current case-basis estimates, supplemented by industry statistical data, and give effect to estimates of trends in claim severity and frequency. These estimates are continually reviewed, and adjustments, reflected in current operations are made as deemed necessary.

     Although the Company believes the liabilities for losses and loss adjustment expenses are reasonable and adequate for the circumstances, it is possible that the Company's actual incurred losses and loss adjustment expenses will not conform to the assumptions inherent in the determination of the liabilities. Accordingly, the ultimate settlement of losses and the related loss adjustment expenses may vary from the amounts included in the financial statements.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     Activity in the liabilities for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2004       2003       2002
                                                       --------   --------   --------
BALANCE, Beginning of the year.......................  $125,991   $104,022   $ 84,560
  Less reinsurance recoverable on unpaid claims......   (44,673)   (42,412)   (29,624)
                                                       --------   --------   --------
NET BALANCE..........................................    81,318     61,610     54,936
  Incurred related to:
     Current year....................................    53,158     44,588     24,063
     Prior years.....................................    17,152      5,885      2,766
                                                       --------   --------   --------
       Total incurred................................    70,310     50,473     26,829
                                                       --------   --------   --------
  Paid related to:
     Current year....................................     3,457      4,383      1,491
     Prior years.....................................    34,520     26,382     18,664
                                                       --------   --------   --------
       Total paid....................................    37,977     30,765     20,155
                                                       --------   --------   --------
  NET BALANCE........................................   113,651     81,318     61,610
  Plus reinsurance recoverable on unpaid claims......    39,591     44,673     42,412
                                                       --------   --------   --------
  BALANCE, End of the year...........................  $153,242   $125,991   $104,022
                                                       ========   ========   ========

     Incurred losses related to prior years represents development of net losses incurred in prior years. This development results from the re-estimation and settlement of individual losses not covered by reinsurance, which generally are losses under $500,000 for losses reported prior to 2003 and under $1 million for losses reported in 2003 and 2004. The 2004 change in incurred losses related to prior years stems primarily from the reestimation of losses incurred initially in 2003 but also from the losses reported initially in 2002 and 2001. The 2003 change stems from adverse development on losses, primarily those reported initially in 2002 and 2001 in Virginia, as well as from a change in estimate of the amount of reinsurance recoverable. The 2002 change is primarily reflective of adverse loss development for the 2001 and 2000 loss years, partially offset by favorable development in the 1999 and 1996 loss years. The change in development over the three-year period ended December 31, 2004, reflects a continuing increase in severity caused by the growing size of plaintiff verdicts and settlements.

5.  TRUST PREFERRED SECURITIES

     On December 4, 2002, the Company issued trust preferred securities (TPS) in the amount of $15,000,000 in a pooled transaction to unrelated investors. The Company estimates that the fair value of the TPS issued approximates the proceeds of cash received at the time of issuance. The Company contributed $13,500,000 of the funds raised to the statutory surplus of its insurance subsidiaries.

     The TPS have a maturity of thirty years, and bear interest at an annual rate equal to three-month LIBOR plus 4.0%, payable quarterly beginning March 4, 2003. Interest is adjusted on a quarterly basis provided that prior to December 4, 2007, this interest rate shall not exceed 12.5%. The Company may defer payment of interest on the TPS for up to 20 consecutive quarters. The TPS are callable by the Company at par beginning December 4, 2007.

     The average interest rate was 5.54%, 5.31% and 5.42% and interest of $857,000, $826,000 and $62,000 was incurred for the years ended December 31, 2004, 2003 and 2002, respectively. Issuance costs of

                       NCRIC GROUP, INC. AND SUBSIDIARIES

$451,000 were incurred related to the TPS and included in other assets. Issuance costs are being amortized over 30 years as a component of other expense.

     The Company formed NCRIC Statutory Trust I for the purpose of issuing the TPS. The gross proceeds from issuance were used to purchase Junior Subordinated Deferrable Interest Debentures (the Debentures), from the Company. The Debentures are the sole assets of the NCRIC Statutory Trust I. The Debentures have a maturity of 30 years, and bear interest at an annual rate equal to three-month LIBOR plus 4.0%, payable quarterly beginning March 4, 2003. Interest is adjusted on a quarterly basis provided that prior to December 4, 2007, the interest rate shall not exceed 12.5%. The Debentures are callable by the Company at par beginning December 4, 2007. The Debentures are unsecured obligations of the Company and are junior in the right of payment to all future senior indebtedness of the Company. The Debentures and related investment in NCRIC Statutory Trust I have been eliminated in consolidation.

6.  REINSURANCE AGREEMENTS

     The Company has reinsurance agreements that allow the Company to write policies with higher coverage limits than it is individually capable or desirous of retaining by reinsuring the amount in excess of its retention. The Company has both excess of loss treaties and quota share treaties.

     The Company is liable in the event the reinsurers are unable to meet their obligations under these contracts. NCRIC, Inc. holds letters of credit executed by reinsurers in the amount of $6.2 million and $1.3 million at December 31, 2004 and 2003, respectively. Such letters of credit are issued as security against ceded losses recoverable in the future.

     The effect of reinsurance on premiums written and earned for the years ended are as follows (in thousands):

                                                          DECEMBER 31
                                ---------------------------------------------------------------
                                       2004                  2003                  2002
                                -------------------   -------------------   -------------------
                                WRITTEN     EARNED    WRITTEN     EARNED    WRITTEN     EARNED
                                --------   --------   --------   --------   --------   --------
Direct........................  $ 87,229   $ 80,992   $ 71,365   $ 61,023   $ 51,799   $ 44,113
Ceded
  Current year................   (14,694)   (14,531)   (11,162)   (12,833)   (18,409)   (14,429)
  Prior year..................         1          1       (926)      (926)       406        406
                                --------   --------   --------   --------   --------   --------
Total ceded...................   (14,693)   (14,530)   (12,088)   (13,759)   (18,003)   (14,023)
                                --------   --------   --------   --------   --------   --------
Net premiums before renewal
  credits.....................  $ 72,536   $ 66,462   $ 59,277   $ 47,264   $ 33,796   $ 30,090
                                ========   ========   ========   ========   ========   ========

7.  INCOME TAXES

     Deferred income tax is created by temporary differences that will result in net taxable amounts in future years due to the differing treatment of certain items for tax and financial statement purposes.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                2004       2003
                                                              --------   --------
Deferred tax assets:
  Unearned premiums.........................................  $ 2,921    $ 2,367
  Discounted loss reserves..................................    4,721      3,805
  Net operating loss carryforwards..........................    2,054        127
  Alternative minimum tax credits...........................      639         --
  Allowance for doubtful accounts...........................       70        640
  Other.....................................................      433        210
                                                              -------    -------
                                                               10,838      7,149
Valuation allowance.........................................     (127)      (127)
                                                              -------    -------
                                                               10,711      7,022
Deferred tax liabilities
  Unrealized gain on investments............................   (1,087)      (753)
  Deferred policy acquisition costs.........................     (924)      (802)
  Depreciation and amortization.............................     (296)       (64)
  Other.....................................................       --        (96)
                                                              -------    -------
                                                               (2,307)    (1,715)
                                                              -------    -------
Net deferred tax assets.....................................  $ 8,404    $ 5,307
                                                              =======    =======

     The income tax benefit consists of the following (in thousands):

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                          ---------------------------------
                                                            2004        2003        2002
                                                          ---------   ---------   ---------
Federal:
  Current...............................................   $(1,375)    $(1,919)    $ 2,214
  Deferred..............................................    (3,407)       (831)     (2,501)
                                                           -------     -------     -------
                                                            (4,782)     (2,750)       (287)
State:
  Current...............................................         2          50         (28)
  Deferred..............................................       (24)          6          (7)
                                                           -------     -------     -------
                                                               (22)         56         (35)
                                                           -------     -------     -------
     Total benefit......................................   $(4,804)    $(2,694)    $  (322)
                                                           =======     =======     =======

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     Federal income tax benefit differs from that calculated using the established corporate rate primarily due to nontaxable investment income, as follows (in thousands):

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------
                                                   2004               2003              2002
                                             ----------------   ----------------   ---------------
                                                        % OF               % OF              % OF
                                                       PRETAX             PRETAX            PRETAX
                                             AMOUNT    INCOME   AMOUNT    INCOME   AMOUNT   INCOME
                                             -------   ------   -------   ------   ------   ------
Federal income tax at statutory rates......  $(4,054)    34%    $(2,350)    34%    $ 142      34%
Tax-exempt income..........................     (454)     4        (425)     6      (374)    (89)
Dividends received.........................      (97)     1         (25)    --       (87)    (21)
Other......................................     (199)     1         106     (1)       (3)     (1)
                                             -------     --     -------     --     -----     ---
Income tax benefit at effective rates......  $(4,804)    40%    $(2,694)    39%    $(322)    (77)%
                                             =======     ==     =======     ==     =====     ===

     At December 31, 2004, the Company had regular federal net operating loss carryforwards of approximately $6.0 million which will begin to expire in 2018. Since a portion of these losses are subject to certain limitations under the Internal Revenue Code, a valuation allowance of $127,000 was established to offset the deferred tax asset associated with these net operating loss carryforwards.

8.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             2004        2003        2002
                                                           ---------   ---------   --------
Net (loss) income........................................   $(7,120)    $(4,218)    $  742
                                                            =======     =======     ======
Weighted average common shares outstanding -- basic......     6,357       6,486      6,639
Dilutive effect of stock options.........................        --          --        140
                                                            -------     -------     ------
Weighted average common shares outstanding -- diluted....     6,357       6,486      6,779
                                                            -------     -------     ------
Net (loss) income per common share:
Basic....................................................   $ (1.12)    $ (0.65)    $ 0.11
                                                            =======     =======     ======
Diluted..................................................   $ (1.12)    $ (0.65)    $ 0.11
                                                            =======     =======     ======

     Earnings per share is calculated by dividing the net income by the weighted average shares outstanding for the period. Incremental shares are not included in 2004 and 2003 because they would be anti-dilutive. The share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion.

9.  COMMITMENTS

     NCRIC entered into an operating lease for office space located in Washington, D.C., effective on April 15, 1998. The lease terms are for ten years with a monthly base rent of $35,000 and a 2.0% annual escalator. During 2003, the Company entered in to an operating lease for additional office space in Washington, D.C. The lease term is for 54 months with a monthly base rent of $14,000 and a 2.5% annual escalator. The Company also maintains office space in Wilmington, Delaware, Lynchburg and Richmond, Virginia as well as in Greensboro, North Carolina.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     As of December 31, 2004, the future minimum annual commitments under noncancellable leases are as follows:

2005........................................................  $  917,000
2006........................................................     896,000
2007........................................................     883,000
2008........................................................     269,000
                                                              ----------
                                                              $2,965,000
                                                              ==========

     Rent expense during the years ended December 31, 2004, 2003, and 2002 was $950,000, $721,000, and $634,000, respectively.

     NCRIC has established seven letters of credit to secure specified amounts of appellate bonds for cases, which are in the Commonwealth of Virginia or District of Columbia appellate process. As of December 31, 2004, and 2003 these letters of credit totaled $11.2 million and $4.8 million, respectively.

     The Company and its subsidiaries have entered into four employment agreements with certain key employees. These agreements include covenants not to compete and provide for aggregate annual compensation of $966,400 through December 31, 2005.

     NCRIC MSO, Inc. (NCRIC MSO), the practice management services segment of NCRIC Group, Inc. provides medical practice management services primarily to private practicing physicians. In June 2001, NCRIC MSO borrowed $1,971,000 from SunTrust Bank to finance payments made in accordance with the purchase of HealthCare Consulting, Inc., HCI Ventures, LLC, and Employee Benefits Services, Inc. In September, 2002, the Company pledged securities to collateralize this loan lowering the interest rate from a floating rate of LIBOR plus two and three-quarter percent to plus one and one-half percent. The term of the loan is 3 years. The balance of the loan was paid in May of 2004. The interest rate at the time of the payoff was 2.68%, and 2.67% as of December 31, 2003. Principal and interest payments were paid on a monthly basis until payoff.

10.  BENEFIT PLANS

     Defined Contribution Plans -- NCRIC sponsors a defined contribution 401(k) profit-sharing plan. Employees who are 21 years or older and have completed 30 days of service are eligible for participation in the plan. Employees may elect to contribute up to 15% of total compensation, and all employee contributions are 100% vested. Effective January 1, 2002, the NCRIC and MSO plans were merged into NCRIC Group, Inc.'s plan. The Company is not required to make matching contributions to the plan, but may make discretionary contributions. Total contributions to the plan by the Company for the years ended December 31, 2004, 2003, and 2002, were $411,500, $374,000, and $328,000, respectively.

     Stock Option Plan -- NCRIC Group, Inc. has a stock option plan for directors and officers of the Company and its subsidiaries. The options have terms of ten years and an exercise price equal to the fair market value of the common stock at the date of grant. For the stock options granted in 2003, on July 7, 2004, the Board of Directors accelerated the vesting of the stock options to that date. The options were originally scheduled to vest during the period from August, 2004 to August, 2008. On the accelerated vesting date, the $10.00 per share market value of NCRIC stock was less than the strike price of the options, which ranges from $10.86 to $11.00 per share.

     NCRIC Group accounts for compensation cost using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation expense was recognized since the stock options granted were at an exercise price equal to the fair market value of the common stock on the date the options were granted. Statement of Financial Accounting

                       NCRIC GROUP, INC. AND SUBSIDIARIES

Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, requires disclosure of the pro forma net income and earnings per share as if the Company had accounted for its stock options under the fair value method defined in that Statement.

     The acceleration of vesting eliminates future compensation expense the Company would otherwise recognize in its future income statements with respect to these options after FASB Statement No. 123R, Share-Based Payment, becomes effective in 2005. The pro forma note disclosure in Note 1 includes the maximum amount of expense which would have been reported in future years.

     A summary of the status of the stock option plans as of December 31, 2004 and changes during each of the three years then ended are presented below. As a part of the stock offering completed during 2003, the number and exercise price of existing stock options granted to officers and directors of the Company and its subsidiaries were converted at the exchange ratio of 1.8665.

                                                         WEIGHTED                 WEIGHTED
                                                         AVERAGE                  AVERAGE
                                                         EXERCISE                 EXERCISE
                                               SHARES     PRICE     EXERCISABLE    PRICE
                                               -------   --------   -----------   --------
December 31, 2001............................   74,000    $ 7.00       49,333      $ 7.00
  Vested.....................................       --    $   --       24,667      $ 7.00
                                               -------    ------      -------      ------
December 31, 2002............................   74,000    $ 7.00       74,000      $ 7.00
  Stock Conversion...........................   64,123    $ 3.75       64,123      $ 3.75
  Granted....................................  392,615    $10.90           --          --
  Exercised..................................  (10,359)   $ 3.75      (10,359)     $ 3.75
  Forfeited..................................   (3,453)   $ 3.75       (3,453)     $ 3.75
                                               -------    ------      -------      ------
December 31, 2003............................  516,926    $ 9.18      124,311      $ 3.75
  Vested.....................................       --        --      365,681      $10.90
  Exercised..................................  (16,574)   $ 3.75      (16,574)     $ 3.75
  Forfeited..................................  (72,514)   $10.90      (45,580)     $11.00
                                               -------    ------      -------      ------
December 31, 2004............................  427,838    $ 9.10      427,838      $ 9.10
                                               =======    ======      =======      ======

     The following table summarizes information for options outstanding and exercisable at December 31, 2004:

                                                       OPTIONS OUTSTANDING AND EXERCISABLE
                                                       ------------------------------------
                                                                      WEIGHTED
                                                         NUMBER        AVERAGE     WEIGHTED
                                                       OUTSTANDING    REMAINING    AVERAGE
                                                           AND       CONTRACTUAL   EXERCISE
RANGE OF PRICES PER SHARE                              EXERCISABLE      LIFE        PRICE
-------------------------                              -----------   -----------   --------
$3.75 - $ 8.49.......................................    107,737        4.60        $ 3.75
$8.50 - $11.00.......................................    320,101        8.83        $10.90

     For pro forma disclosure purposes, the fair value of stock options was estimated at the date of grant using a Black-Scholes option pricing model using the following assumptions for grants made during 2003 and 1999, respectively: risk free rate of return of 4.41% and 3.50%; no dividends granted during the life of the option; volatility factors of the expected market price of the Company's common stock ranging from .386 to .829 and .489 to .843; and an expected life of the option of 9.15 and 10 years. The weighted average fair value of the options granted during 2003 as of the grant date was $6.20. There were no options granted in 2004.

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     Employee Stock Ownership Plan -- NCRIC Group, Inc. has an Employee Stock Ownership Plan (ESOP) for employees who have attained age 21 and completed one year of service. As part of the 1999 stock offering, the ESOP borrowed $1.0 million from NCRIC Group, Inc. to purchase 148,000 shares (276,247 shares on a converted basis), which are held in a trust account for allocation among participants as the loan is repaid. For shares allocated to the accounts of the ESOP participants as the result of payments made to reduce the ESOP loan, the compensation charge is based upon the average fair value of the shares over the service period. Scheduled loan repayments on December 31, 2004, 2003, and 2002 have been made. During the years ended December 31, 2004, 2003, and 2002 contributions were made to the plan of $188,700, $207,200 and $162,800 respectively.

     Stock Award Plans -- The Company has established two Stock Award Plans under which certain employees and directors may be awarded restricted common stock vesting over a three to five year period. The trusts established under each of the plans have borrowed funds from the Company to support the purchase of NCRIC Group, Inc. common stock. All of the scheduled loan repayments have been made. In September 2000, the Board of Directors granted 74,000 shares to certain directors and officers under the original Plan. During August 2003, the Board granted 159,120 shares under the 2003 Stock Award Plan. The Company amortizes compensation expense equal to the fair value of the stock on the date of award evenly over the vesting period. During the years ended December 31, 2004, 2003 and 2002, compensation expense related to the Stock Award Plans was $424,900, $299,400 and $153,800, respectively.

     Executive Deferred Compensation Plan -- In 2003, NCRIC established a deferred compensation plan which is a non-qualified, unfunded plan under which the directors and officers of NCRIC Group may defer a portion of their compensation. The Company will provide a match for deferrals of 5% of compensation for officers. Deferred amounts are credited with interest at the rate of 6% per year. The matching expense under this plan totaled $57,000 and $49,000 for the years ended December 31, 2004 and 2003, respectively.

11.  STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

     The effects on these GAAP financial statements of the differences between the statutory basis of accounting prescribed or permitted by the District of Columbia Department of Insurance and Securities Regulation (DISR) and GAAP are summarized below (in thousands):

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                          2004      2003       2002
                                                         -------   -------   --------
POLICYHOLDERS' SURPLUS -- STATUTORY BASIS..............  $62,994   $70,372   $ 44,269
  Fair valuation of investments........................      536       904      2,806
  Deferred taxes.......................................   (1,932)   (1,771)     3,012
  Group stock issuance.................................    8,346     7,838      7,642
  Capital contribution.................................       --        --    (13,500)
  Non-admitted assets and other........................    2,071       636      3,588
                                                         -------   -------   --------
STOCKHOLDERS' EQUITY -- GAAP BASIS.....................  $72,015   $77,979   $ 47,817
                                                         =======   =======   ========
NET LOSS -- STATUTORY BASIS............................  $(8,984)  $(4,900)  $ (1,510)
  Deferred taxes.......................................    2,850       810      2,508
  GAAP consolidation and other.........................     (986)     (128)      (256)
                                                         -------   -------   --------
NET (LOSS) INCOME -- GAAP BASIS........................  $(7,120)  $(4,218)  $    742
                                                         =======   =======   ========

                       NCRIC GROUP, INC. AND SUBSIDIARIES

     As of December 31, 2004, 2003, and 2002, statutory capital and surplus for NCRIC was sufficient to satisfy regulatory requirements. Each insurance company is restricted under the applicable Insurance Code as to the amount of dividends it may pay without regulatory consent.

12.  REPORTABLE SEGMENT INFORMATION

     NCRIC Group has one reportable segment: Insurance. The insurance segment provides medical professional liability and other insurance. The reportable segment is a strategic business unit that offers products and services and is therefore managed separately. NCRIC Group evaluates performance based on profit or loss before income taxes. In previous years, NCRIC Group reported a second segment, Practice Management Services. As noted in the Form 10-K for the year ended December 31, 2003, effective beginning in 2004, NCRIC Group no longer reports this business as a separate segment. The Insurance segment revenue has grown significantly over the past several years while the practice management revenue has not experienced the same growth. As a result, the practice management revenue constitutes less than 10% of consolidated revenues and, therefore, no longer meets the GAAP criteria for segment reporting. The data below has been reclassified to reflect this change in reportable segments. Selected financial data is presented below for each business segment for the year ended December 31 (in thousands):

                                                         2004       2003       2002
                                                       --------   --------   --------
Insurance
Revenues from external customers.....................  $ 67,229   $ 48,343   $ 31,023
Net investment income................................     6,844      5,749      5,877
Net realized investment gains (losses)...............       477      1,901       (131)
Loss and loss adjustment expenses....................    70,310     50,473     26,829
Depreciation and amortization........................     1,890      1,378        524
Segment (loss) profit before taxes...................    (9,738)    (4,844)     1,323
Segment assets.......................................   274,353    245,137    190,522
Segment liabilities..................................   202,712    168,465    138,297
Expenditures for segment assets......................     1,056        410        637

     The following are reconciliations of reportable segment revenues, net investment income, assets, liabilities, and profit to the Company's consolidated totals (in thousands):

                                                         2004       2003       2002
                                                       --------   --------   --------
Revenues:
Total revenues from external customers for reportable
  segment............................................  $ 67,229   $ 48,343   $ 31,023
  Other revenues.....................................     4,448      4,982      5,888
                                                       --------   --------   --------
  Consolidated total.................................  $ 71,677   $ 53,325   $ 36,911
                                                       ========   ========   ========

Net investment income:
     Total investment income for reportable
       segment.......................................  $  6,844   $  5,749   $  5,877
     Other investment income.........................       412        259         38
                                                       --------   --------   --------
  Consolidated total.................................  $  7,256   $  6,008   $  5,915
                                                       ========   ========   ========

                       NCRIC GROUP, INC. AND SUBSIDIARIES

Net realized investment gains (losses):
     Total realized investment gains (losses) for
       reportable segment............................  $    477   $  1,901   $   (131)
     Other realized investment gains (losses)........        (2)        29         --
                                                       --------   --------   --------
     Consolidated total..............................  $    475   $  1,930   $   (131)
                                                       ========   ========   ========
     Loss and loss adjustment expenses:
     Total loss and loss adjustment expenses for
       reportable segment............................  $ 70,310   $ 50,473   $ 26,829
     Other loss and loss adjustment expenses.........        --         --         --
                                                       --------   --------   --------
Consolidated total...................................  $ 70,310   $ 50,473   $ 26,829
                                                       ========   ========   ========
(Loss) profit before taxes:
     Total (loss) profit for reportable segment......  $ (9,738)  $ (4,844)  $  1,323
     Other losses, net...............................    (2,186)    (2,068)      (903)
                                                       --------   --------   --------
     Consolidated total..............................  $(11,924)  $ (6,912)  $    420
                                                       ========   ========   ========
Assets:
     Total assets for reportable segment.............  $274,353   $245,137   $190,522
     Other unallocated amounts.......................    18,546     17,409     12,165
                                                       --------   --------   --------
     Consolidated total..............................  $292,899   $262,546   $202,687
                                                       ========   ========   ========
Liabilities:
     Total liabilities for reportable segment........  $202,712   $168,465   $138,297
     Other liabilities...............................    18,172     16,102     16,573
                                                       --------   --------   --------
     Consolidated total..............................  $220,884   $184,567   $154,870
                                                       ========   ========   ========

Consolidated total.                                    $292,899   $262,546   $202,687
                                                       ========   ========   ========
Liabilities:
     Total liabilities for reportable segment........  $202,712   $168,465   $138,297
     Other liabilities...............................    18,172     16,102     16,573
                                                       --------   --------   --------
     Consolidated total..............................  $220,884   $184,567   $154,870
                                                       ========   ========   ========

13.  TRANSACTIONS WITH AFFILIATES

     NCRIC MSO rented an office building for one of its divisions from a partnership whose partners are HealthCare Consulting senior executives. The lease terminated October 31, 2002. For this property, NCRIC MSO paid approximately $57,000 in rent for the year ended December 31, 2002.

     During 2004, 2003, and 2002, members of the Company's Board of Directors paid NCRIC MSO approximately $199,000, $176,000 and $163,000, respectively, for practice management related services.

14.  LITIGATION

     On February 13, 2004, a District of Columbia Superior Court jury returned a verdict in favor of Columbia Hospital for Women Medical Center, Inc. (CHW) in the premium collection litigation between NCRIC, Inc. and CHW. The verdict came in a civil action stemming from NCRIC, Inc.'s efforts to

                       NCRIC GROUP, INC. AND SUBSIDIARIES
collect payment for nearly $3 million in premiums that the Company alleges it is owed by CHW under a contract with the hospital that expired in 2000. The jury rejected the claim by NCRIC, Inc. and returned a verdict in favor of CHW counterclaims. The jury awarded $18.2 million in damages to CHW.

     The verdict was entered as a judgment on February 20, 2004. On March 5, 2004, NCRIC filed post-trial motions for judgment as a matter of law and, in the alternative, for a new trial. As a result of these post-trial motions, the judgment is not final, and jurisdiction with respect to the verdict remains with the trial judge. In connection with the filing of post-trial motions, NCRIC secured a $19.5 million appellate bond and associated letter of credit. No amounts have been drawn upon the letter of credit as of March 17, 2005. After the post-trial motions have been ruled upon by the judge, any judgment will be entered as final, but subject to appeal. No liability has been accrued in these financial statements for any possible loss arising from this litigation because the judgment is not yet final and remains with the trial judge and, NCRIC believes that it has meritorious defenses and that it is not probable that the preliminary judgment will prevail, nor is any potential final outcome reasonably estimable at this time. Legal expenses incurred for this litigation for the years ended December 31, 2004, 2003, and 2002 were $734,000, $399,000, and
$365,000. Expenses associated with securing the $19.5 million appellate bond and associated letter of credit were $261,000 in 2004.

15.  SUBSEQUENT EVENT

     On February 28, 2005, the Company announced its Board had approved an agreement to merge NCRIC Group, Inc. into ProAssurance Corporation in a stock-for-stock transaction that values the Company at $10.10 per share, based on the closing price of ProAssurance common stock on Friday, February 25, 2005. Under the terms of the agreement each holder of common stock of the Company will have the right to receive 0.25 of a share of ProAssurance common stock for each share of NCRIC Group. This exchange ratio is subject to adjustment in the event that the market price of the ProAssurance stock prior to the closing of the transaction either exceeds $44.00 or is less than $36.00 such that the exchange ratio would then be adjusted such that the value per NCRIC Group share would neither exceed $11.00 nor be less than $9.00, respectively. The transaction is subject to required regulatory approvals and a vote of NCRIC Group stockholders and is expected to close early in the third quarter of 2005.

16.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of unaudited quarterly results of operations for 2004, 2003 and 2002. For the earnings per share calculations, the share amounts for periods prior to the conversion and stock offering have been revised to reflect the share exchange ratio applied in the conversion:

                                                             YEAR ENDED DECEMBER 31, 2004
                                                         -------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         -------   -------   -------   -------
Premiums earned and other revenues.....................  $17,611   $16,860   $18,131   $19,075
Net investment income..................................    1,670     1,908     1,800     1,878
Realized investment gains (loss).......................      333        83       (72)      131
Net income (loss)......................................      522      (437)    1,097    (8,302)
Basic earnings (losses) per share of common stock......  $  0.08   $ (0.07)  $  0.17   $ (1.30)
Diluted earnings (losses) per share of common stock....  $  0.08   $ (0.07)  $  0.17   $ (1.30)

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                                                             YEAR ENDED DECEMBER 31, 2003
                                                         -------------------------------------
                                                          FIRST    SECOND     THIRD    FOURTH
                                                         -------   -------   -------   -------
Premiums earned and other revenues.....................  $13,177   $12,599   $13,954   $13,595
Net investment income..................................    1,322     1,389     1,657     1,640
Realized investment gains..............................      199     1,155       498        78
Net income (loss)......................................      514       542       370    (5,644)
Basic earnings (losses) per share of common stock......  $  0.08   $  0.08   $  0.06   $ (0.89)
Diluted earnings (losses) per share of common stock....  $  0.08   $  0.08   $  0.06   $ (0.89)

                                                               YEAR ENDED DECEMBER 31, 2002
                                                            ----------------------------------
                                                            FIRST    SECOND   THIRD    FOURTH
                                                            ------   ------   ------   -------
Premiums earned and other revenues........................  $8,339   $8,702   $9,478   $10,392
Net investment income.....................................   1,550    1,524    1,444     1,397
Realized investment (losses) gains........................     (36)    (574)       6       473
Net income (loss).........................................     534      198     (791)      801
Basic earnings (losses) per share of common stock.........  $ 0.08   $ 0.03   $(0.12)  $  0.12
Diluted earnings (losses) per share of common stock.......  $ 0.08   $ 0.03   $(0.12)  $  0.12

                                                                      SCHEDULE I

                       NCRIC GROUP, INC. AND SUBSIDIARIES

      SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 2004

                                                                                   AMOUNT AT
                                                                                 WHICH SHOWN IN
TYPE OF INVESTMENT                                        COST(1)     VALUE      BALANCE SHEET
------------------                                        --------   --------   ----------------
                                                                      (IN THOUSANDS)
Fixed Maturities:
United States Government and government agencies and
  authorities...........................................  $ 37,355   $ 37,313       $ 37,313
States, municipalities, and political subdivisions......    42,571     43,529         43,529
All other corporate bonds...............................    48,184     48,380         48,380
Asset and mortgage-backed securities....................    50,322     49,777         49,777
Redeemable preferred stocks.............................        --         --             --
                                                          --------   --------       --------
  Total fixed maturities................................   178,432    178,999        178,999
Equity securities:
Industrial, miscellaneous, and all other................    20,679     23,308         23,308
                                                          --------   --------       --------
  Total equity securities...............................    20,679     23,308         23,308
  Total investments.....................................  $199,111   $202,307       $202,307
                                                          ========   ========       ========

---------------

(1) Original cost of equity securities, and, as to fixed maturities, original costs reduced by repayments and adjusted for amortization of premiums or accrual of discounts.

                                                                     SCHEDULE II

                NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEET
                        AS OF DECEMBER 31, 2004 AND 2003

                                                               2004      2003
                                                              -------   -------
                                                               (IN THOUSANDS)
                                    ASSETS
INVESTMENTS:
     Investments in subsidiaries*...........................  $77,524   $82,920
     Bonds..................................................    6,636     7,403
                                                              -------   -------
       Total investments....................................   84,160    90,323
OTHER ASSETS:
  Cash and cash equivalents.................................      701       296
  Receivables...............................................       76        76
  Property and equipment, net...............................       --       895
  Due from subsidiaries*....................................    1,799     1,397
  Other assets..............................................    1,348       741
                                                              -------   -------
TOTAL ASSETS................................................  $88,084   $93,728
                                                              =======   =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

  Junior Subordinated Deferrable Interest Debentures........  $15,464   $15,464
  Other liabilities.........................................      605       285
                                                              -------   -------
TOTAL LIABILITIES...........................................   16,069    15,749
                                                              -------   -------

                             STOCKHOLDERS' EQUITY:
  Common stock..............................................       70        70
  Other stockholders' equity, including unrealized gains or
     losses on securities of subsidiaries...................   71,945    77,909
                                                              -------   -------
TOTAL STOCKHOLDERS' EQUITY..................................   72,015    77,979
                                                              -------   -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $88,084   $93,728
                                                              =======   =======

---------------

* Eliminated in consolidation.

                  See notes to condensed financial statements.

                NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                               2004      2003      2002
                                                              -------   -------   ------
                                                                    (IN THOUSANDS)
REVENUES:
  Net investment income.....................................  $   437   $   272   $   16
  Dividends from subsidiaries*..............................       --     1,000    1,750
  Other income..............................................       (2)       15        7
                                                              -------   -------   ------
     Total revenues.........................................      435     1,287    1,773
                                                              -------   -------   ------
EXPENSES:
  Interest expense..........................................       --       826       62
  Other operating expenses..................................    1,549       663      608
                                                              -------   -------   ------
     Total expenses.........................................    1,549     1,489      670
                                                              -------   -------   ------
(LOSS) INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES..............................................   (1,114)     (202)   1,103
Equity in undistributed earnings of subsidiaries............   (6,006)   (4,016)    (361)
                                                              -------   -------   ------
NET (LOSS) INCOME...........................................  $(7,120)  $(4,218)  $  742
                                                              =======   =======   ======

---------------

* Eliminated in consolidation.

                  See notes to condensed financial statements.

                NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)

          SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                               2004       2003       2002
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $(7,120)  $ (4,218)  $    742
  Adjustments to reconcile net (loss) income to net cash
     flows from operating activities:
  Equity in undistributed earnings of subsidiaries..........    6,006      4,016        361
  Net realized investment losses (gains)....................        2         (8)        --
  Amortization and depreciation.............................       44        199        106
  Stock released for coverage of benefit plans..............      683        546        319
  Other changes in assets and liabilities:..................      186     (1,276)       639
                                                              -------   --------   --------
     Net cash flows (used in) provided by operating
       activities...........................................     (199)      (741)     2,167
                                                              -------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments..................................     (246)    (9,059)    (3,392)
  Sales, maturities and redemptions of securities...........    1,025      4,982         --
  Conversion of holding company.............................       --       (254)        --
  Investment in subsidiaries................................       --    (30,075)   (13,960)
  Purchases of property and equipment.......................       --        (89)      (175)
                                                              -------   --------   --------
     Net cash flows provided by (used in) investing
       activities...........................................      779    (34,495)   (17,527)
                                                              -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of stock options...................       30         --         --
  Net proceeds from Junior Subordinated Deferrable Interest
     Debentures.............................................       --         --     15,464
  Net proceeds from public stock offering...................       --     35,783         --
  Payments to acquire treasury stock........................     (205)      (350)       (30)
                                                              -------   --------   --------
       Net cash flows (used in) provided by financing
          activities........................................     (175)    35,433     15,434
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      405        197         74
                                                              -------   --------   --------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      296         99         25
                                                              -------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   701   $    296   $     99
                                                              =======   ========   ========
SUPPLEMENTARY INFORMATION:
  Interest paid.............................................  $    --   $    830   $     --
                                                              =======   ========   ========

                  See notes to condensed financial statements.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                NCRIC GROUP, INC. AND SUBSIDIARIES (PARENT ONLY)
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

     The accompanying condensed financial statements should be read in conjunction with the consolidated financial statements and notes of NCRIC Group, Inc. and Subsidiaries.

I.  REORGANIZATION

     On June 24, 2003, a plan of conversion and reorganization was approved by the members of NCRIC, A Mutual Holding Company and by the shareholders of NCRIC Group, Inc. In the conversion and related stock offering, the NCRIC, A Mutual Holding Company offered for sale its 60% ownership interest in NCRIC Group, Inc. As a result of the conversion and stock offering, NCRIC, A Mutual Holding Company ceased to exist, and NCRIC Group, Inc. became a fully publicly-owned company. See Note 2 of the Notes to the Financial Statements.

     On December 31, 1998, National Capital Reciprocal Insurance Company consummated its plan of reorganization from a reciprocal insurer to a stock insurance company and became a wholly owned subsidiary of NCRIC Group, Inc. (Group) and converted into NCRIC, Inc. Group was organized in December 1998, as part of the plan to reorganize the corporate structure.

II.  BASIS OF PRESENTATION

     In Group's financial statements, investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since date of reorganization plus unrealized gains and losses of subsidiaries' investments.

III.  INVESTMENTS

     See Investments in the Consolidated Financial Statements and in Note 3 of the Notes to the Consolidated Financial Statements.

IV.  JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES

     See Note 5 of the Notes to the Consolidated Financial Statements.

V.  COMPREHENSIVE INCOME

     See Comprehensive Income in the Consolidated Financial Statements.

VI.  INCOME TAXES

     Group and its eligible subsidiaries file a consolidated U.S. Federal Income tax return. Income tax liabilities or benefits are recorded by each subsidiary based upon separate return calculations.

     For further information on income taxes, see Income Taxes in Note 7 of the Notes to the Consolidated Financial Statements.

VII.  ACCOUNTING CHANGES

     For information concerning new accounting standards adopted in 2004, 2003 and 2002, see Note 1 of the Notes to the Consolidated Financial Statements.

VIII.  SUBSEQUENT EVENT

     For information on the subsequent event, see Note 15 of the Notes to the Consolidated Financial Statements.

                                                                    SCHEDULE III

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                      SUPPLEMENTARY INSURANCE INFORMATION
                       DECEMBER 31, 2004, 2003, AND 2002

                                                        FUTURE POLICY                   OTHER
                                         DEFERRED         BENEFITS,                     POLICY
                                          POLICY       LOSSES, CLAIMS,                CLAIMS AND
                                        ACQUISITION       AND LOSS        UNEARNED     BENEFITS     PREMIUM
SEGMENT                                    COSTS          EXPENSES        PREMIUMS     PAYABLE      REVENUE
-------                                 -----------   -----------------   --------   ------------   -------
                                                                  (IN THOUSANDS)
Insurance:
2004..................................    $2,717          $153,242        $40,790                   $66,462
2003..................................    $2,358          $125,991        $34,553       $  --       $47,264
2002..................................    $1,480          $104,022        $24,211       $  --       $30,098

                                                                    AMORTIZATION
                                                       BENEFITS,    OF DEFERRED
                                             NET       LOSSES AND      POLICY        OTHER
                                          INVESTMENT      LOSS      ACQUISITION    OPERATING   PREMIUMS
SEGMENT                                     INCOME      EXPENSES       COSTS       EXPENSES    WRITTEN
-------                                   ----------   ----------   ------------   ---------   --------
Insurance:
2004....................................    $7,256      $70,310        $5,840       $6,662     $87,229
2003....................................    $6,008      $50,473        $4,360       $6,003     $71,365
2002....................................    $5,915      $26,829        $2,890       $5,728     $51,799

                                                                     SCHEDULE IV

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                                  REINSURANCE
             FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                                    CEDED TO     ASSUMED                PERCENTAGE
                                           GROSS      OTHER     FROM OTHER     NET      OF ASSUMED
PROPERTY AND LIABILITY INSURANCE          AMOUNT    COMPANIES   COMPANIES     AMOUNT      TO NET
--------------------------------          -------   ---------   ----------   --------   ----------
                                                               (IN THOUSANDS)
2004....................................  $80,992   $(14,530)                $ 66,462       0%
2003....................................  $61,023   $(13,759)     $  --      $ 47,264       0%
2002....................................  $44,113   $(14,023)     $  --      $ 30,090       0%

                                                                      SCHEDULE V

                       NCRIC GROUP, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                           DECEMBER 31, 2004 AND 2003

                                              BALANCE AT    CHARGED TO                BALANCE
                                             BEGINNING OF   COSTS AND                 AT END
DESCRIPTION                                      YEAR        EXPENSES    DEDUCTIONS   OF YEAR
-----------                                  ------------   ----------   ----------   -------
                                                              (IN THOUSANDS)
2004
Allowance for Doubtful Accounts............     $1,882         $108        $(136)     $1,854
2003
Allowance for Doubtful Accounts............     $1,924         $486        $(528)     $1,882

                                                                     SCHEDULE VI

                       NCRIC GROUP, INC. AND SUBSIDIARIES

             SUPPLEMENTAL INFORMATION CONCERNING PROPERTY-CASUALTY
                              INSURANCE COMPANIES
             FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

                                     DEFERRED
                                      POLICY      RESERVE FOR UNPAID                 NET         NET
                                    ACQUISITION    CLAIMS AND CLAIM     UNEARNED   PREMIUMS   INVESTMENT
                                       COSTS      ADJUSTMENT EXPENSES   PREMIUMS    EARNED      INCOME
                                    -----------   -------------------   --------   --------   ----------
                                                               (IN THOUSANDS)
2004..............................    $2,717           $153,242         $40,790    $66,462      $7,256
2003..............................    $2,358           $125,991         $34,553    $47,264      $6,008
2002..............................    $1,480           $104,022         $24,211    $30,098      $5,915

                                                                    AMORTIZATION
                                      LOSS AND LOSS ADJUSTMENT      OF DEFERRED     PAID LOSS
                                      EXPENSES RELATED TO:(1)          POLICY       AND LOSS
                                   ------------------------------   ACQUISITION    ADJUSTMENT    PREMIUMS
                                   CURRENT YEAR     PRIOR YEAR         COSTS       EXPENSES(1)   WRITTEN
                                   ------------   ---------------   ------------   -----------   --------
2004.............................    $53,158          $17,152          $5,840        $37,977     $87,229
2003.............................    $44,588          $ 5,885          $4,360        $30,765     $71,365
2002.............................    $24,063          $ 2,766          $2,890        $20,155     $51,799

---------------

(1) Loss and loss adjustment expenses shown net of reinsurance

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

ITEM 9A.  CONTROLS AND PROCEDURES

     Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-14(e) under the Exchange Act) as of December 31, 2004, the Evaluation Date. Based upon that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that, as of the Evaluation Date, our disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that NCRIC Group, Inc. files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms.

     No change in the Company's internal control over financial reporting occurred during the fourth quarter of 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.  OTHER INFORMATION

     None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information included in NCRIC Group, Inc.'s Proxy Statement for its 2005 Annual Meeting of Shareholders is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION

     Information included in NCRIC Group, Inc.'s Proxy Statement for its 2005 Annual Meeting of Shareholders is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     Information included in NCRIC Group, Inc.'s Proxy Statement for its 2005 Annual Meeting of Shareholders is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Information included in NCRIC Group, Inc.'s Proxy Statement for its 2005 Annual Meeting of Shareholders is incorporated herein by reference.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K:

     (a)(1) Financial Statements. The following consolidated financial statements of NCRIC Group, Inc. and subsidiaries are included herein in accordance with Item 8 of Part II of this report.

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2004 and 2003
Consolidated Statements of Operations for the Years Ended December 31,
  2004, 2003 and 2002
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the Years Ended December 31,
  2004, 2003 and 2002
Notes to Consolidated Financial Statements for the Years Ended December 31,
  2004, 2003 and 2002

     (a)(2) Financial Statement Schedules. The following consolidated financial statement schedules of NCRIC Group, Inc. and subsidiaries are included herein in accordance with Item 8 of Part II of this report.


         Summary of Investments -- Other Than Investments in Related
         Parties
 I.
         Condensed Financial Information of Registrant
II.
         Supplementary Insurance Information
III.
         Reinsurance
IV.
         Valuation and Qualifying Accounts
 V.
         Supplemental Information Concerning Property-Casualty
         Insurance Companies
VI.

     (b) Reports on Form 8-K.

     On November 12, 2004 the Registrant filed a Current Report on Form 8-K, pursuant to Item 12, to report the issuance of a press release announcing earnings for the quarter ended September 30, 2004. The press release was included as an exhibit to the Current Report.

     On December 17, 2004 the Registrant filed a Current Report on Form 8-K, pursuant to Item 7.01, to provide clarification on the Registrant's targeted ratio of net premiums to statutory surplus.

     (c) Exhibits.

     The following exhibits are filed as part of this report or are incorporated by reference to other filings.

    3.1        Certificate of Incorporation of NCRIC Group, Inc.(1)

    3.2        Bylaws of NCRIC Group, Inc.(2)

   10.1        Stock Option Plan (3)

   10.2        Stock Award Plan (3)

   10.3        NCRIC Group, Inc. 2003 Stock Option Plan (4)

   10.4        NCRIC Group, Inc. 2003 Stock Award Plan (4)

   10.5 Employment Agreement between NCRIC Group, Inc., NCRIC Inc., and R. Ray Pate, Jr. (5)

   10.6        Employment Agreement between NCRIC Group, Inc, NCRIC, Inc.
               and Rebecca B. Crunk (5)

   10.7        Consulting Agreement between NCRIC Group, Inc. and Stephen
               S. Fargis (6)

   10.8        Employment Agreement with William E. Burgess (2)

   10.9        Lease (3)

   10.10       Amendment to Lease (3)


   10.11       Administrative Services Agreement (7)

   10.12       Tax Sharing Agreement (7)

   10.13       Agreement and Plan of Merger between NCRIC Group, Inc. and
               ProAssurance Corporation (8)

   21          Subsidiaries

   23.2        Consent of Independent Registered Public Accounting Firm

   31.1        Certification of Chief Executive Officer pursuant to Section
               302 of the Sarbanes-Oxley Act of 2002

   31.2        Certification of Chief Financial Officer pursuant to Section
               302 of the Sarbanes-Oxley Act of 2002

   32          Certification of Chief Executive Officer and Chief Financial
               Officer pursuant to Section 906 of the Sarbanes-Oxley Act of
               2002

---------------

(1) Incorporated by reference to the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the Commission on May 12, 2003.

(2) Incorporated by reference to the Registration Statement on Form S-1 filed with the Commission on March 25, 2003.

(3) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (File No. 333-69537) filed with the Commission on December 23, 1998 and subsequently amended on April 15, 1999, March 12, 1999 and May 7, 1999.

(4) Incorporated by reference to the Registrant's Proxy Statement for the 2003 Annual Meeting of Shareholders filed with the Commission on May 19, 2003.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-K (File No. 0-25505), originally filed with the Commission on March 27, 2002.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K (File No. 0-25505), originally filed with the Commission on January 6, 2005.

(7) Incorporated by reference to the Registrant's Annual Report on Form 10-K (File No. 0-25505), originally filed with the Commission on March 26, 2004.

(8) Incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K (File No. 0-25505), originally filed with the Commission on March 4, 2005, which incorporates the Agreement and Plan of Merger dated as of February 28, 2005 by reference to Exhibit 2.1 of the Current Report on Form 8-K of ProAssurance Corporation (File No. 001-16533), originally filed with the Commission on March 3, 2005.

     (d) Not applicable.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          NCRIC Group, Inc.

                                          By: /s/ R. Ray Pate, Jr.
                                            ------------------------------------
                                              R. Ray Pate, Jr.
                                              Vice Chairman, President and Chief
                                              Executive Officer
                                              (Duly Authorized Representative)

Date: March 21, 2005

     Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURES                               TITLE                       DATE
              ----------                               -----                       ----

/s/ Nelson P. Trujillo                   Chairman of the Board of Directors   March 21, 2005
--------------------------------------
Nelson P. Trujillo, M.D.


/s/ R. Ray Pate, Jr.                       Vice Chairman of the Board of      March 21, 2005
--------------------------------------     Directors, President and Chief
R. Ray Pate, Jr.                            Executive Officer (Principal
                                                 Executive Officer)


/s/ Rebecca B. Crunk                      Senior Vice President and Chief     March 21, 2005
--------------------------------------      Financial Officer (Principal
Rebecca B. Crunk                         Financial and Accounting Officer)


/s/ Vincent C. Burke                                  Director                March 21, 2005
--------------------------------------
Vincent C. Burke, III


/s/ Pamela W. Coleman                                 Director                March 21, 2005
--------------------------------------
Pamela W. Coleman, M.D.


/s/ Leonard M. Glassman                               Director                March 21, 2005
--------------------------------------
Leonard M. Glassman, M.D.


/s/ Luther W. Gray, Jr.                               Director                March 21, 2005
--------------------------------------
Luther W. Gray, Jr., M.D.


/s/ Prudence P. Kline                                 Director                March 21, 2005
--------------------------------------
Prudence P. Kline, M.D.


/s/ Stuart A. McFarland                               Director                March 21, 2005
--------------------------------------
Stuart A. McFarland

              SIGNATURES                               TITLE                       DATE
              ----------                               -----                       ----


/s/ J. Paul McNamara                                  Director                March 21, 2005
--------------------------------------
J. Paul McNamara


/s/ Leonard M. Parver                                 Director                March 21, 2005
--------------------------------------
Leonard M. Parver, M.D.


/s/ Frank K. Ross                                     Director                March 21, 2005
--------------------------------------
Frank K. Ross


/s/ David M. Seitzman                                 Director                March 21, 2005
--------------------------------------
David M. Seitzman, M.D.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Delaware law, the Registrant's certificate of incorporation provides that the directors of the Registrant will not be held personally liable for a breach of fiduciary duty as a director, except that a director may be liable for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts made in bad faith or which involve intentional misconduct or a knowing violation of the law, (3) illegal payment of dividends under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derives an improper personal benefit. The Registrant's certificate of incorporation further provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

     The by-laws of the Registrant provide that the Registrant will indemnify any person involved in litigation brought by a third party or by or in the right of the Registrant by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. The Registrant will only indemnify such a person if that person acted in good faith and in a manner he or she reasonably believed to be lawful and in the best interests of the Registrant, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation unless the Delaware Court of Chancery deems indemnification under these circumstances proper.

     The Registrant maintains in effect directors' and officers' liability insurance which provides coverage against certain liabilities. The Registrant has entered into indemnification agreements with each of its directors and executive officers which requires the Registrant to use reasonable efforts to maintain such insurance during the term of the agreement so long as the board of directors in the exercise of its business judgment determines that the cost is not excessive and is reasonably related to the amount of coverage and that the coverage provides a reasonable benefit for such cost. The indemnity agreements have terms that will automatically renew for successive one year terms each year unless sooner terminated by Registrant on 60 days notice or upon the indemnitee's termination as an officer, director or employee of Registrant or its subsidiaries.

     The indemnity agreement requires the Registrant to indemnify the executive officers and directors to the fullest extent permitted under Delaware law to the extent not covered by liability insurance, including advances of expenses in the defense of claims against the executive officer or director while acting in such capacity. It is a condition to such indemnification that the indemnitee acted in good faith and in a manner that he or she believed to be in or not opposed to the interest of the Registrant or its stockholders, and with respect to a criminal action had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not available from the Registrant:

          (a) in respect to remuneration that is determined to be in violation of law;

          (b) on account of any liability arising from a suit for an accounting of profits for the purchase and sale of Registrant's common stock pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended;

          (c) on account of conduct that is determined to have been knowingly fraudulent, deliberately dishonest or willful misconduct;

          (d) if indemnification is prohibited by the applicable laws of the State of Delaware;

          (e) if the indemnitee is found to be liable to the Registrant or its subsidiaries unless the Delaware Court of Chancery determines that the indemnitee is fairly and reasonably entitled to indemnification for expenses that the court deems proper; or

          (f) if a court should determine that such indemnification is not lawful.

     The indemnity agreement requires the indemnitee to reimburse the Registrant for all reasonable expenses incurred or advanced in defending any criminal or civil suit or proceedings against the indemnitee if the Registrant determines that indemnity is not available.

     The form of the indemnity agreement is included as an exhibit to this Registration Statement. This summary of the indemnity agreement is qualified in its entirety by reference to the terms and provisions of the form of the indemnity agreement included herein as an exhibit.

     In addition, pursuant to the Merger Agreement, the registrant will indemnify, defend and hold harmless all past and present officers, directors and employees of NCRIC and its subsidiaries to the same extent they are indemnified or have the right to advancement of expenses under NCRIC's certificate of incorporation, bylaws and indemnification agreements, and to the fullest extent permitted by law. The registrant will also use best efforts to provide directors' and officers' liability insurance for a period of three years after completion of the merger to the present and former directors and officers of NCRIC and its subsidiaries with respect to acts and omissions occurring prior to the completion of the merger, but the registrant has no obligation to expend more than 300% of the current amount expended by NCRIC or its subsidiaries. This summary of indemnification under the Merger Agreement is qualified in its entirety by reference to the Merger Agreement which is included as an exhibit to the registration statement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                 EXHIBIT INDEX

  EXHIBIT                              DESCRIPTION
  -------                              -----------
    (2)(a)     Agreement and Plan of Merger, dated as of February 28, 2005, among ProAssurance, NCRIC and NCP Merger Corporation
               (included as Appendix A to the proxy statement-prospectus
               contained in this Registration Statement)
    (3)(a)     Certificate of Incorporation of ProAssurance(1)



    (3)(b)     Certificate of Amendment to Certificate of Incorporation of
               ProAssurance(3)



    (3)(c)     First Restatement of the Bylaws of ProAssurance(4)



    (4)(a) Purchase Agreement, dated July 1, 2003, between Registrant and the representatives of the initial purchasers of the Debentures (without exhibits) (5)



    (4)(b) Indenture dated July 7, 2003, between and among Registrant and the initial purchasers of the Debentures (6)



    (4)(c) Registration Rights Agreement, dated July 7, 2003, between and among Registrant and the initial purchasers of the Debentures (6)



    (4)(d)     ProAssurance Corporation Floating Rate Junior Subordinated
               Debenture due 2034 issued as on April 29, 2004 in original principal amount of $13,403,000 (7)



    (4)(e)     Indenture between ProAssurance Corporation and Wilmington
               Trust Company as Trustee dated as of April 29, 2004 (7)



    (4)(f)     Certificate for 13,000 Preferred Securities of ProAssurance
               Capital Trust I (Liquidation Amount $1,000 per Preferred
               Security) issued on April 29, 2004 (7)



    (4)(g)     Amended and Restated Declaration of Trust of ProAssurance
               Capital Trust I dated as of April 29, 2004 (7)



    (4)(h)     Preferred Securities Guarantee Agreement ProAssurance
               Capital Trust I dated as of April 29, 2004 (7)



    (4)(i)     ProAssurance Corporation Floating Rate Junior Subordinated
               Debenture due 2034 issued on May 26, 2004 in original principal amount of $22,682,000 (8)



    (4)(j)     ProAssurance Corporation Floating Rate Junior Subordinated
               Debenture due 2034 issued on May 12, 2004 in original principal amount of $10,310,000 (8)



    (4)(k)     Amended and Restated Declaration of Trust of ProAssurance
               Capital Trust II dated as of May 12, 2004 (8)

  EXHIBIT                              DESCRIPTION
  -------                              -----------



    (4)(l)     Preferred Securities Guarantee Agreement ProAssurance
               Capital Trust II dated as of May 12, 2004 (8)



    (4)(m)     Indenture between ProAssurance Corporation and Wilmington
               Trust Company as Trustee dated as of May 12, 2004 (8)



       (5) Opinion and consent of Burr & Forman LLP as to the validity of the securities being registered (to be filed as an amendment)



    (8)(a) Opinion and consent of Burr & Forman LLP regarding the federal income tax consequences of the merger (to be filed as an amendment)



    (8)(b)     Opinion and consent of Luse Gorman Pomerenk & Schick, P.C.
               regarding the federal income tax consequences of the merger
               (to be filed as an amendment)



 (10)(a-1)     Medical Assurance, Inc. Incentive Compensation Stock Plan
               (formerly known as the Mutual Assurance, Inc. 1995 Stock
               Award Plan) (9)



 (10)(a-2) Amendment and Assumption Agreement by and between ProAssurance and Medical Assurance, Inc. (3)



 (10)(a-3)     Amendment and Assumption Agreement by and between Mutual
               Assurance, Inc. and MAIC Holdings, Inc. dated April 8, 1996
               (10)



   (10)(b)     Professionals Insurance Company Management Group 1996 Long
               Term Incentive Plan (11)



   (10)(c)     ProAssurance Corporation 2004 Equity Incentive Plan (12)



 (10)(d-1)     Release and Severance Agreement between Victor T. Adamo and
               ProAssurance (13)



 (10)(d-2)     Amendment to Release and Severance Compensation Agreement of
               Victor T. Adamo (14)



 (10)(d-3) Release and Severance Agreement between Lynn M. Kalinowski and ProAssurance (15)



 (10)(d-4) Release and Severance Agreement between Howard H. Friedman and ProAssurance (14)



 (10)(d-5)     Release and Severance Agreement between James J. Morello and
               ProAssurance (14)



 (10)(d-6)     Release and Severance Agreement between Frank B. O'Neil and
               ProAssurance (2)



 (10)(d-7)     Release and Severance Agreement between Edward L. Rand, Jr.
               and ProAssurance (16)



   (10)(e)     Employment Agreement of A. Derrill Crowe, as amended (14)
   (10)(f) Form of Indemnification Agreement between ProAssurance and each of the following named executive officers and directors of ProAssurance:(2)



               Victor T. Adamo



               Lucian F. Bloodworth



               Paul R. Butrus



               A. Derrill Crowe



               Robert E. Flowers



               Howard H. Friedman



               Lynn M. Kalinowski



               John J. McMahon



               James J. Morello



               John P. North



               Frank B. O'Neil



               Ann F. Putallaz



               Edward L. Rand, Jr.



               William H. Woodhams



               Wilfred W. Yeargan, Jr.






   (10)(g)     ProAssurance Group Employee Benefit Plan which includes the
               Executive Supplemental Life Insurance Program (Article
               VIII)(4)



   (10)(h)     ProAssurance Group 2004 Deferred Compensation Plan dated
               October 11, 2004, of which A. Derrill Crowe is the sole participant(4)

  EXHIBIT                              DESCRIPTION
  -------                              -----------



   (10)(i)     Executive Non-Qualified Excess Plan and Trust dated December
               1, 2004



   (10)(j)     Development Agreement Between KERO Development LLC and
               MEEMIC Insurance Company dated November 18, 2004 (without
               Rider and Exhibits)(4)



      (21)     Subsidiaries of ProAssurance Corporation



   (23)(a)     Consent of Ernst & Young LLP



   (23)(b)     Consent of Deloitte & Touche, LLP



   (23)(c)     Consent of Burr & Forman LLP (included in Exhibits 5 and
               8(a))



   (23)(d)     Consent of Luse Gorman Pomerenk & Schick, P.C. (included in
               Exhibit 8(b))



      (24)     Power of Attorney (included in signature page)



   (99)(a)     Consent of Sandler O'Neill & Partners L.P. (form included;
               to be filed as an amendment)



   (99)(b)     Consent of Cochran Caronia & Co.
   (99)(c)     Form of Proxy to be used by NCRIC

---------------

 (1) Filed as an Exhibit to ProAssurance's Registration Statement on Form S-4 (File No. 333-49378) and incorporated herein by reference pursuant to Rule 12b-32 of the Securities and Exchange Commission ("SEC").

 (2) Filed as an Exhibit to ProAssurance's Annual Report on Form 10-K for the year ended December 31, 2002 (Commission File No. 001-16533) and incorporated herein by reference pursuant to SEC Rule 12b-32.

 (3) Filed as an Exhibit to ProAssurance's Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 001-16533) and incorporated herein by reference pursuant to SEC Rule 12b-32.

 (4) Filed as an Exhibit to ProAssurance's Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 001-16533) and incorporated herein by reference pursuant to SEC Rule 12b-32

 (5) Filed as an Exhibit to ProAssurance's Registration Statement on Form S-3 (File No. 333-109972) and incorporated by reference pursuant to SEC Rule 12b-32.

 (6) Filed as an Exhibit to ProAssurance's Quarterly Report on Form 10-Q for the period ended June 30, 2003 (File No. 001-16533) and incorporated by reference pursuant to SEC Rule 12b-32.

 (7) Filed as an Exhibit to ProAssurance's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 001-16533) and incorporated herein by this reference pursuant to SEC Rule 12b-32.

 (8) Filed as an Exhibit to ProAssurance's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 001-16533) and incorporated herein by this reference pursuant to SEC Rule 12b-32.

 (9) Filed as an Exhibit to MAIC Holding's Registration Statement on Form S-4 (File No. 33-91508) and incorporated herein by reference pursuant to SEC Rule 12b-32.

(10) Filed as an Exhibit to MAIC Holding's Proxy Statement for the 1996 Annual Meeting (File No. 0-19439) is incorporated herein by reference pursuant to SEC Rule 12b-32.

(11) Filed as an Exhibit to Professionals Group's Registration Statement on Form S-4 (File No. 333-3138) and incorporated herein by reference pursuant to SEC Rule 12b-32.

(12) Filed as an Exhibit to ProAssurance's Definitive Proxy Statement (File No. 001-165333) on April 16, 2004 and incorporated herein by reference pursuant to SEC Rule 12b-32.

(13) Filed as an Exhibit to ProAssurance's Form 10-Q (File No. 001-16533) for the quarter ended June 30, 2001 and incorporated herein by reference pursuant to SEC Rule 12b-32.

(14) Filed as an Exhibit to ProAssurance's Registration Statement on Form S-3 (File No. 333-100526) and incorporated herein by reference pursuant to SEC Rule 12b-32.

(15) Filed as an Exhibit to ProAssurance's Quarterly Report on Form 10-Q (File No. 001-16533) for the quarter ended September 30, 2001 and incorporated herein by reference pursuant to SEC Rule 12b-32.

(16) Filed as a Exhibit to ProAssurance's Current Report on Form 8-K for event occurring March 31, 2005 and incorporated by reference pursuant to SEC Rule 12b-32.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (f) That every prospectus (i) that it is filed pursuant to paragraph
     (1) immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Birmingham, State of Alabama, on this the 14th day of April, 2005.

                                          PROASSURANCE CORPORATION

                                          By:     /s/ A. DERRILL CROWE
                                            ------------------------------------
                                              A. Derrill Crowe
                                              Chairman of the Board and
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Victor T. Adamo, Edward L. Rand, Jr. and Howard H. Friedman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming that such attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----

               /s/ A. DERRILL CROWE                   Chairman of the Board and Chief      April 14,
 ------------------------------------------------      Executive Officer (Principal           2005
                 A. Derrill Crowe                     Executive Officer) and Director


             /s/ EDWARD L. RAND, JR.                Chief Financial Officer and Senior     April 14,
 ------------------------------------------------        Vice President of Finance            2005
               Edward L. Rand, Jr.


               /s/ VICTOR T. ADAMO                               Director                  April 14,
 ------------------------------------------------                                             2005
                 Victor T. Adamo


             /s/ LUCIAN F. BLOODWORTH                            Director                  April 12,
 ------------------------------------------------                                             2005
               Lucian F. Bloodworth


                /s/ PAUL R. BUTRUS                               Director                  April 14,
 ------------------------------------------------                                             2005
                  Paul R. Butrus


              /s/ ROBERT E. FLOWERS                              Director                  April 14,
 ------------------------------------------------                                             2005
                Robert E. Flowers

                    SIGNATURE                                      TITLE                      DATE
                    ---------                                      -----                      ----


             /s/ JOHN J. MCMAHON, JR.                            Director                  April 14,
 ------------------------------------------------                                             2005
               John J. McMahon, Jr.


              /s/ JOHN P. NORTH, JR.                             Director                  April 14,
 ------------------------------------------------                                             2005
                John P. North, Jr.


               /s/ ANN F. PUTALLAZ                               Director                  April 14,
 ------------------------------------------------                                             2005
                 Ann F. Putallaz


             /s/ WILLIAM H. WOODHAMS                             Director                  April 14,
 ------------------------------------------------                                             2005
               William H. Woodhams


           /s/ WILFRED W. YEARGAN, JR.                           Director                  April 14,
 ------------------------------------------------                                             2005
             Wilfred W. Yeargan, Jr.